                                                     Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-34099

                               13,500,000 SHARES

                               AMF BOWLING, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

[AMF LOGO]
                            ------------------------

     Of the 13,500,000 shares of Common Stock offered, 10,800,000 shares are being offered hereby in the United States and 2,700,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting". All of the shares of Common Stock offered are being sold by the Company. After consummation of the Offerings, certain affiliates of Goldman, Sachs & Co. (collectively, "GSCP") will beneficially own approximately 52.7% of the shares of Common Stock. As a result of such ownership and the terms of a stockholders agreement, GSCP will have the ability to control the election of a majority of the Board of Directors.

     Prior to this offering, there has been no public market for the Common Stock of the Company. For factors considered in determining the initial public offering price, see "Underwriting".

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "PIN".
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                     INITIAL PUBLIC         UNDERWRITING          PROCEEDS TO
                                     OFFERING PRICE         DISCOUNT(1)            COMPANY(2)
                                    ----------------      ----------------      ----------------
Per Share.....................           $19.50                $1.22                 $18.28
Total(3)......................        $263,250,000          $16,470,000           $246,780,000

---------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $2,448,800 payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,620,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 405,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be $302,737,500, $18,940,500 and $283,797,000, respectively. See "Underwriting".

                            ------------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about November 7, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                   MORGAN STANLEY DEAN WITTER
                                      COWEN & COMPANY
                                                    SCHRODER & CO. INC.
                            ------------------------
                The date of this Prospectus is November 3, 1997.

     AMF Bowling intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                             AVAILABLE INFORMATION

     AMF Bowling, Inc. ("AMF Bowling") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock, par value $.01 per share, of AMF Bowling (the "Common Stock") offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to AMF Bowling and the Common Stock, reference is hereby made to the Registration Statement. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibits.

     AMF Bowling will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). AMF Bowling will fulfill its obligations with respect to such requirements by filing reports, proxy statements and other information with the Commission. Such materials may be inspected and copied at the offices of the Commission and in the manner described above, as well as on the World Wide Web site maintained by the Commission at http://www.sec.gov. Such materials will also be available at the offices of The New York Stock Exchange, Inc. (the "NYSE").

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements, which are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". The forward-looking statements contained in this Prospectus are generally located in the material set forth under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", but may be found in other locations as well. These forward-looking statements relate to the plans and objectives of the Company for future operations. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Prospectus should not be regarded as a representation by AMF Bowling or any other person that the objectives or plans of the Company will be achieved. Many factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, among other things: (i) the Company's ability to execute successfully acquisition opportunities and to integrate acquired operations into its business, (ii) the continued development and growth of new bowling markets and the Company's ability to continue to identify those markets and to generate sales of products in those markets before market saturation, (iii) the risk of adverse political acts or developments in the Company's existing or proposed markets for its products or in which it operates its bowling centers, (iv) the Company's ability to retain experienced senior management, (v) the ability of AMF Bowling and its subsidiaries to generate sufficient cash flow in a timely manner to satisfy principal and interest payments on their indebtedness and (vi) the popularity of bowling as an activity in the United States and abroad. In addition, actual results may also differ materially from forward-looking statements in this Prospectus as a result of factors generally applicable to companies in similar businesses, including, among other things: (i) a decline in general economic conditions, (ii) an adverse judgment in pending or future litigation and (iii) increased competitive pressure from current competitors and future market entrants. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Registration Statement. AMF Bowling undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, "AMF Bowling" refers to AMF Bowling, Inc., and the "Company" or "AMF" refers to AMF Bowling and its subsidiaries. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment options granted to the Underwriters are not exercised. Except as otherwise indicated herein, all pro forma information has been prepared to give effect to the Acquisition (as hereinafter defined) of AMF as if it had occurred on January 1, 1996. EBITDA (which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses) is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles ("GAAP"). The fragmented nature of the bowling centers business makes it difficult to compile reliable industry-wide statistics. Accordingly, industry statistics provided in this Prospectus should be regarded as approximations with a potentially significant margin of error.

                                  THE COMPANY

     AMF is the largest bowling company in the world. The Company operates 447 bowling centers worldwide which generate over 60 million customer visits per year. AMF is the U.S. market leader with 361 bowling centers, and is also the largest operator internationally, with 86 bowling centers in nine countries. In addition, AMF has been a leader in the bowling equipment industry for over 50 years, having revolutionized ten pin bowling with the introduction of the first automatic pinspotter in 1946. AMF is one of only two bowling equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment.

     The worldwide bowling center and bowling equipment industry generates approximately $9 billion in annual revenue and includes approximately 13,000 bowling centers in over 80 countries. The U.S. bowling center and bowling equipment industry generates in excess of $4 billion of revenue annually and includes approximately 5,900 centers. Over 100 million people participate annually in bowling worldwide, according to the Federation Internationale des Quilleurs (the "FIQ"), the official organization of the worldwide bowling industry. The bowling center industry in both the U.S. and abroad is highly fragmented. In the U.S., the next closest competitor to AMF's 361 centers has approximately 111 centers. The next three largest operators collectively account for approximately 55 of the total 5,900 centers.

     An investor group led by GS Capital Partners II, L.P. (together with affiliated investment funds, "GSCP"), an affiliate of Goldman, Sachs & Co., acquired AMF in May 1996 for a total purchase price of approximately $1.37 billion. The investor group appointed a new management team that has aggressively pursued a three-part strategy:

          - consolidate the U.S. bowling center industry,

          - build a nationally recognized brand of superior bowling and entertainment centers, and

          - capitalize on the demand for bowling products and centers in certain international markets.

     Management is utilizing the well-recognized AMF name to build the only national branded network of bowling and entertainment centers in the U.S. through a series of initiatives. These include introducing innovative new products, such as bumper bowling and Xtreme(TM) Bowling, upgrading the physical appearance of centers, and improving the food and beverage offerings. Since May 1996, AMF's management team has grown the number of AMF's U.S. centers from 207 to 361, an increase of approximately 74%, principally through acquisitions.

     AMF is also capitalizing on the strong international growth in the demand for bowling products through direct sales of equipment and the building of new bowling centers abroad. Strong demand for AMF's New Center Packages ("NCPs"), which include all of the equipment necessary to outfit one new bowling lane, drove AMF's backlog from 1,426 NCP units at December 31, 1996 to 2,085 NCP units at October 26, 1997, an increase of approximately 46%. Over 90% of the Company's NCP backlog is to international markets such as China, Japan and Germany. Further, AMF is acting to accelerate the development of bowling in key potential markets. During 1997, AMF entered into joint ventures to build and operate bowling centers equipped with AMF bowling products in China and selected Southeast Asian countries, and in Brazil and Argentina.

BUSINESS STRATEGY

     AMF believes that its future growth will depend on the continued success of its three-part strategy to consolidate the U.S. bowling center industry, build a nationally recognized AMF brand of superior bowling and entertainment centers, and capitalize on the demand for bowling products and centers in certain international markets. The key elements of the strategy are:

     CONSOLIDATE THE FRAGMENTED U.S. BOWLING CENTER INDUSTRY. In addition to the 160 centers that AMF has acquired since May 1996, the Company's dedicated acquisition team has identified approximately 2,000 potential center acquisition candidates in the United States. The Company employs a regional clustering strategy for its U.S. centers and focuses on acquiring centers that either fit into existing geographic clusters or could be the base for forming new clusters. Management believes that none of the Company's competitors in the U.S. bowling industry is pursuing such an active acquisition strategy.

     IMPROVE ACQUIRED CENTERS' PROFITABILITY. The Company believes that its EBITDA margins are among the highest of operators of U.S. bowling center chains. This belief is based on publicly available information and on the Company's knowledge of the industry, due to the Company's experience in operating the largest U.S. bowling center chain, in participating in various industry trade associations and in evaluating many U.S. bowling centers and chains for possible acquisition. Following an acquisition, management acts to increase profitability by cutting costs and introducing programs to increase revenue. Specifically, the Company improves marketing programs, reduces overhead, optimizes staffing, implements improved financial controls, centralizes management and maintenance of equipment, and centralizes purchasing. The Company often makes immediate capital and other improvements to upgrade the centers it acquires which are designed to generate increased revenue and to further AMF's goal of creating a nationally recognized brand of superior bowling and entertainment centers.

     BUILD A NATIONALLY RECOGNIZED BRAND OF SUPERIOR BOWLING AND ENTERTAINMENT CENTERS. AMF believes it offers a superior bowling and entertainment experience utilizing innovative products such as Xtreme(TM) Bowling, which uses glow-in-the-dark pins and equipment, black lighting and music; bumper bowling for children, in which bumpers prevent balls from rolling into the gutter; computerized, automatic and color scoring; and time period discounts for certain groups, such as seniors and children. The Company is also increasing concourse space in certain of its centers for amusement games, billiards and other activities. AMF is selectively introducing the "Family Fun Fest" bowling center, which offers expanded state-of-the-art arcade and video games. The Company also seeks to increase its profile through the sponsorship of Special Olympics International and by hosting professional bowling tournaments.

     BUILD NEW CENTERS. The Company has built new bowling centers in attractive markets to enhance its Bowling Centers business and also to serve as a showcase for the products manufactured by its Bowling Products business. These centers utilize state-of-the-art equipment and present bowling as part of a family entertainment experience and are an integral part of AMF's efforts to build a nationally branded network of superior bowling and entertainment centers. For instance, in August 1997, the Company opened a new 40-lane bowling center at Chelsea Piers in New York, the first new bowling center in Manhattan in 30 years.

     IMPROVE FOOD AND BEVERAGE REVENUES. The Company estimates that it has over 60 million customer visits per year in its bowling centers. The Company is expanding and improving the food and beverage product offerings at many of its centers to take better advantage of its significant customer traffic. AMF also capitalizes on purchasing economies of scale. The Company is one of the nation's leading on-premise accounts for both Anheuser Busch Companies, Inc. and The Coca-Cola Company.

     CAPITALIZE ON GROWING GLOBAL DEMAND FOR BOWLING PRODUCTS. Management believes that AMF's well-established global brand name, the quality of its products, and its comprehensive service and strong direct sales force and distribution network will enable it to take advantage of growing NCP demand worldwide. The Company is focused on sales of NCPs (which comprised 48% of AMF's Bowling Products sales in 1996) into selected countries with demonstrated strong demand for bowling products. AMF's backlog of NCPs increased by approximately 46% from 1,426 units at December 31, 1996 to 2,085 units at October 26, 1997. Customers outside the U.S. comprise over 90% of the current NCP backlog total, with the largest portion going to markets such as China, Japan and Germany. In addition, AMF will continue to acquire and to build international bowling centers on a selective basis, either to enhance the growth of bowling in countries which present attractive opportunities for the sale of bowling products or to enhance AMF's competitive position in a particular country's bowling center industry.

     ACCELERATE THE DEVELOPMENT OF BOWLING IN SELECTED INTERNATIONAL
MARKETS. In addition to the international markets that currently have a high demand for bowling products, management believes that selected international markets which are in the early development stage have the potential for high growth. Examples of such early stage markets are India which has over 25 million people per lane of installed bowling equipment, Poland which has over 2 million people per lane, Indonesia which has over 650,000 people per lane, and Brazil which has 450,000 people per lane. By contrast, mature markets, such as the U.S. and Korea, have populations per lane of 2,000 and 3,600, respectively. There can be no assurance that these early stage markets will develop to the same extent as the United States or Korea, as only a small number of markets have achieved this level of development. AMF seeks to accelerate the industry's growth in early stage markets by building showcase centers and conducting promotional programs. As bowling becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs. To capitalize on this development cycle, AMF has entered into joint ventures to build, own and operate up to 20 bowling centers in China and Southeast Asia and 39 bowling centers in Brazil and Argentina. The Company is also developing a center in India and pursuing opportunities in Russia and Poland.

     PROVIDE INNOVATIVE AND QUALITY PRODUCTS. AMF expects to continue to maintain its leadership position in manufacturing by setting industry standards for quality and innovation. Management believes that AMF has the fastest pinspotters, the highest scoring lanes and the most durable pins. Since the development of the first automatic pinspotter over 50 years ago, AMF has been an innovator in the advancement of such products as automatic scoring, bumpers, and Xtreme(TM) Bowling. AMF positions its products as high quality and technologically advanced, allowing it generally to command premium prices. Management believes that AMF uses its position as an integrated bowling center operator and bowling products manufacturer to AMF's advantage in testing and developing product innovations.

     INCREASE MODERNIZATION AND CONSUMER PRODUCT SALES. Management expects AMF to benefit as the worldwide base of bowling centers grows due to the increased popularity of bowling. AMF's brand name, the large installed base of AMF bowling equipment, AMF's established direct sales force and distribution network and its quality products will position AMF to increase sales of Modernization and Consumer Products. These products, which include modernization equipment, supplies, spare parts and consumable products, comprised 52% of AMF's Bowling Products sales in 1996. Furthermore, when AMF acquires or constructs a center and installs state-of-the-art equipment in that center, management believes that competing centers may purchase Modernization and Consumer Products, often from AMF, to remain viable competitors to the AMF center.

RECENT FINANCIAL PERFORMANCE

     AMF's management has significantly improved financial results since the May 1996 acquisition. Revenue and EBITDA increased by 33.9% to $318.1 million and by 30.4% to $85.8 million, respectively, for the first six months of 1997 as compared to the pro forma results for the first six months of 1996. Net loss for the first six months of 1997 was $12.2 million as compared to a pro forma net loss of $13.5 million for the first six months of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Consolidated Items -- Net Income (Loss)". Management believes that AMF's Bowling Centers and Bowling Products businesses have been characterized by high EBITDA margins and attractive returns on investment. Management believes that the Company is well-positioned, due to its long established industry leadership position, the AMF brand, the Company's large installed base and its strategy, to develop and capitalize on the growth potential of bowling worldwide.

                                   BACKGROUND

     AMF Bowling is a Delaware corporation which was incorporated in 1996 by GSCP to effect the acquisition of AMF (the "Acquisition"). AMF Bowling was initially incorporated under the name "AMF Holdings Inc." and was subsequently renamed "AMF Bowling, Inc."

     After the incorporation of AMF Bowling, GSCP sold certain equity interests in AMF Bowling to investment funds affiliated with The Blackstone Group, Kelso & Company, Bain Capital Inc. and Citicorp North America, Inc. and to certain officers and directors of AMF Bowling.

     AMF Group Holdings Inc. ("AMF Group Holdings"), a direct, wholly owned subsidiary of AMF Bowling, acquired substantially all of the assets of AMF's predecessor (the "Predecessor Company") on May 1, 1996 pursuant to the Stock Purchase Agreement, dated February 16, 1996, between AMF Group Holdings and the then-current stockholders of the Predecessor Company, as amended (the "Stock Purchase Agreement"). The purchase price for the Acquisition was approximately $1.37 billion.

     AMF Bowling's principal executive offices are located at 8100 AMF Drive, Richmond, Virginia, and the telephone number of AMF Bowling is (804) 730-4000.

                                 THE OFFERINGS

     The offering hereby of 10,800,000 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the offering of 2,700,000 shares of Common Stock initially being offered in a concurrent international offering outside the United States (the "International Offering") are collectively referred to as the "Offerings". The underwriters for the U.S. Offering (the "U.S. Underwriters") and the underwriters for the International Offering (the "International Underwriters") are collectively referred to as the "Underwriters". The closing of each Offering is conditioned upon the closing of the other Offering.

Common Stock offered by the Company: (1)
  United States Offering.................................  10,800,000 shares
  International Offering.................................  2,700,000 shares
          Total..........................................  13,500,000 shares
Common Stock to be outstanding after the Offerings.......  57,605,000 shares(1)(2)
NYSE symbol..............................................  "PIN"
Use of proceeds by the Company...........................  To repay indebtedness. See
                                                           "Use of Proceeds".

---------------
(1) Assumes that the Underwriters' over-allotment options are not exercised. See "Underwriting".

(2) Does not include outstanding Stock Options (as hereinafter defined) to acquire 1,798,000 shares of Common Stock or outstanding Warrants (as hereinafter defined) to acquire 870,000 shares of Common Stock.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the factors set forth under "Risk Factors" starting on page 13 as well as the other information set forth in this Prospectus. The risks of investing in the Common Stock include the following factors: the Company's ability to implement growth strategies, characteristics of the bowling industry, seasonality and market development cycles, the Company's indebtedness, recent net losses, the holding company structure, dependence on key personnel, control by GSCP, the Company's international operations, anti-takeover effects of certain certificate of incorporation and by-law provisions, absence of prior public market and possible volatility of stock price, shares eligible for future sale, absence of dividends and dilution.

                              RECENT DEVELOPMENTS

     On October 24, 1997, the Company reported its results of operations for the quarter and nine months ended September 30, 1997 compared to the results of operations for the quarter ended September 30, 1996 and the pro forma results of operations for the nine months ended September 30, 1996. Revenue increased 42.3% to $187.5 million for the third quarter of 1997 as compared to $131.8 million for the third quarter of 1996. EBITDA increased 27.0% to $40.9 million for the third quarter of 1997 as compared to $32.2 million for the third quarter of 1996. Net loss was $10.3 million for the third quarter of 1997 as compared to a net loss of $5.2 million for the third quarter of 1996.

     Revenue increased 36.9% to $505.6 million for the first nine months of 1997 as compared to $369.3 million for the first nine months of 1996. EBITDA increased 29.3% to $126.7 million for the first nine months of 1997 as compared to $98.0 million for the first nine months of 1996. Net loss for the first nine months of 1997 was $22.4 million as compared to a net loss of $18.7 million for the first nine months of 1996.

     Both revenue and EBITDA for the third quarter of 1997 reflect the inclusion of results of 160 bowling centers acquired and one new bowling center built since May 1996 through September 30,

1997, and increased levels of NCP shipments to several international regions. Net loss for the third quarter of 1997 reflects incremental depreciation and interest expense related to increased levels of assets and indebtedness under the Credit Agreement as a result of bowling center acquisitions.

                                                         THREE MONTHS
                                                             ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                       -----------------     -----------------
                                                        1997       1996       1997      1996(1)
                                                       ------     ------     ------     ------
                                                                (DOLLARS IN MILLIONS)
Operating revenues...................................  $187.5     $131.8     $505.6     $369.3
Net loss.............................................   (10.3)      (5.2)     (22.4)     (18.7)
Selected Data:
     EBITDA..........................................  $ 40.9     $ 32.2     $126.7     $ 98.0

---------------
(1) The information presented with respect to the nine months ended September 30, 1996 is presented on a pro forma basis.

     On October 20, 1997, the Company acquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in select U.S. locations. In addition, Michael Jordan agreed to become a spokesperson for and endorser of AMF bowling centers and bowling products under a personal services contract which grants the Company rights to use Mr. Jordan's image and name in advertising and marketing campaigns.

                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below for the fiscal years indicated were derived from the consolidated pro forma results of AMF Bowling for the year ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the years ended December 31, 1995, 1994, 1993, and unaudited combined financial statements for the year ended December 31, 1992. The summary financial data include results for the six months ended June 30, 1997, compared to pro forma results for the six months ended June 30, 1996. The pro forma results set forth below are presented as if the Acquisition had occurred on January 1, 1996, and are based on the Predecessor Company's statement of income for the period ending April 30, 1996, AMF Bowling's statement of income from its inception through the relevant reporting date and adjustments giving effect to the Acquisition under the purchase method of accounting. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements and the Notes to Condensed Consolidated Financial Statements of AMF Bowling. The data should be read in conjunction with AMF Bowling's Consolidated Financial Statements and Condensed Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which appear elsewhere herein.

     The summary financial data include operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because the Company understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with GAAP.

                                                                                                    SIX MONTHS ENDED JUNE 30,
                                                 YEAR ENDED DECEMBER 31,                         --------------------------------
                              -------------------------------------------------------------
                                                                                PRO FORMA          PRO FORMA
                                                                                   AMF                AMF                AMF
                                          PREDECESSOR COMPANY                 BOWLING, INC.      BOWLING, INC.      BOWLING, INC.
                              -------------------------------------------     -------------      -------------      -------------
                               1992        1993       1994(a)       1995         1996(b)            1996(c)             1997
                              ------      ------      -------      ------     -------------      -------------      -------------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue..........   $391.2      $427.6      $517.8       $564.9        $ 548.9            $ 237.5            $ 318.1
                              ------      ------      ------       ------         ------             ------             ------
Cost of goods sold.........    132.1       153.2       196.0        184.1          173.6               66.5               86.1
Bowling center operating
 expenses..................    103.1       108.5       115.2        166.5          178.8               82.5              116.0
Selling, general and
 administrative expenses...     43.2        41.9        57.1         50.8           51.0               22.7               30.2
Depreciation and
 amortization..............     25.5        21.4        24.8         39.1           73.5               34.9               43.4
                              ------      ------      ------       ------         ------             ------             ------
Operating income...........     87.3       102.6       124.7        124.4           72.0               30.9               42.4
Interest expense, gross....      7.9         5.0         7.4         15.7          106.2               52.2               57.5
Other income (expense),
 net.......................      0.1        (0.1)       (1.5)         0.2            3.8                3.4               (1.3)
                              ------      ------      ------       ------         ------             ------             ------
Income (loss) before income
 taxes.....................     79.5        97.5       115.8        108.9          (30.4)             (17.9)             (16.4)
Provision (benefit) for
 income taxes..............     15.4        15.1        16.5         12.1           (8.9)              (4.4)              (4.2)
                              ------      ------      ------       ------         ------             ------             ------
Net income (loss)..........   $ 64.1      $ 82.4      $ 99.3       $ 96.8        $ (21.5)           $ (13.5)           $ (12.2)
                              ======      ======      ======       ======         ======             ======             ======
Net loss per share.........                                                      $ (0.55)           $ (0.35)           $ (0.29)
Supplementary pro forma net
 loss per share(d).........                                                      $ (0.12)           $ (0.11)           $ (0.07)
SELECTED DATA:
EBITDA.....................   $112.8      $124.0      $149.5       $163.5        $ 145.5            $  65.8            $  85.8
EBITDA margin..............     28.8%       29.0%       28.9 %       28.9%          26.5%              27.7%              27.0%
Revenue:(e)
 Bowling Centers...........   $204.5      $192.6      $225.4       $292.3        $ 307.3            $ 147.2            $ 201.1
 Bowling Products..........    195.4       243.6       301.7        286.5          252.1               96.8              124.7

                                                                                               SIX MONTHS ENDED JUNE 30,
                                                 YEAR ENDED DECEMBER 31,                    -------------------------------
                                   ----------------------------------------------------
                                                                            PRO FORMA         PRO FORMA
                                                                               AMF               AMF               AMF
                                           PREDECESSOR COMPANY            BOWLING, INC.     BOWLING, INC.     BOWLING, INC.
                                   -----------------------------------    -------------     -------------     -------------
                                   1992      1993      1994(a)   1995        1996(b)           1996(c)            1997
                                   -----     -----     -----     -----    -------------     -------------     -------------
                                                                    (DOLLARS IN MILLIONS)
EBITDA:(f)
  Bowling Centers................  $65.2     $54.5     $65.8     $86.8       $  95.6            $48.3            $  63.0
  Bowling Products...............   48.7      71.1      84.6      79.3          62.6             22.9               31.3
New Center Packages sold.........  2,210     3,577     4,941     4,437         3,029            1,152              1,933
New Center Packages backlog, end
  of period(g)...................    N/A       N/A     2,078       940         1,426            1,144              2,182
Number of centers, end of
  period.........................    197       190       293       286           341              284                408
Number of lanes, end of period...  5,988     5,896     9,586     9,430        11,782            9,386             14,206
Capital Expenditures:
  Routine modernization and
    maintenance(h)...............  $ 8.3     $ 9.0     $11.4     $13.1       $  14.5            $ 6.9            $  12.2
  Expansion and acquisition
    capital(i)...................    3.8       5.7       6.4      16.9         117.4              3.3              135.6
                                   ------    ------    ------    ------       ------           ------             ------
  Total..........................  $12.1     $14.7     $17.8     $30.0       $ 131.9            $10.2            $ 147.8
                                   ======    ======    ======    ======       ======           ======             ======

                                                                                  AS OF               AS OF JUNE
                                                                            DECEMBER 31, 1996          30, 1997
                                                                         -----------------------     -------------
                                                                                   AMF                    AMF
                                                                              BOWLING, INC.          BOWLING, INC.
                                                                         -----------------------     -------------
                                                                                   (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital........................................................         $     7.8              $   (23.3)
Goodwill, net..........................................................             771.1                  766.7
Total assets...........................................................           1,594.0                1,715.6
Total debt.............................................................           1,091.3                1,221.3
Stockholders' equity...................................................             408.8                  391.1
Total capitalization...................................................         $ 1,500.1              $ 1,612.4

---------------
(a) Includes results of Fair Lanes, Inc., a bowling center operator ("Fair Lanes"), which operated 106 centers and was acquired on September 29, 1994.

(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996.

(c) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997.

(d) Supplementary pro forma net loss per share reflects (i) 13,500,000 shares of Common Stock issued at $19.50 per share pursuant to the Offerings and (ii) pro forma interest expense reductions due to an assumed $100 million reduction in the amount of senior indebtedness and $128.6 million reduction in the amount of subordinated indebtedness which would have been outstanding if the Offerings had occurred on January 1, 1996.

(e) Before intersegment eliminations.

(f) Before intersegment eliminations and corporate general and administrative expenses.

(g) Orders of New Center Packages included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales". Data is not provided for 1992 and 1993 because the Company does not maintain this data for such periods.

(h) Defined as capital expenditures for existing product lines and manufacturing operations and capital expenditures for modernizing and refurbishing bowling centers.

(i) Includes (i) the construction of centers and (ii) the acquisition of centers since May 1, 1996. Excludes the acquisition of Fair Lanes and all other acquisitions prior to May 1, 1996.

                                  RISK FACTORS

ABILITY TO IMPLEMENT GROWTH STRATEGIES

     The Company's Bowling Centers business has grown, and the Company anticipates that it will continue to grow, through acquisitions of centers and improvements at existing centers. There can be no assurance that the Company will continue to be successful in acquiring centers and improving operations of acquired and existing centers.

     Historically, the Company has financed acquisitions through issuances of Common Stock, cash on hand and borrowings. The Company anticipates that it will finance future acquisitions in the same manner. The Credit Agreement (as hereinafter defined) and Note Indentures (as hereinafter defined) restrict the Company's ability to incur indebtedness and make certain investments and as a result may limit the number of centers acquired by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources", "Business -- Business Strategy" and "Description of Certain Indebtedness". There can be no assurance that the Company will generate cash or obtain debt or equity financing on acceptable terms in amounts sufficient to fund its growth strategies.

     The Company also seeks to grow through increased sales of NCPs and Modernization and Consumer Products. Integral to such increased sales is the Company's strategy of exploiting increased demand for bowling products in developed as well as in emerging bowling markets. There can be no assurance that such increased demand will materialize or that the Company will be able to successfully exploit such demand. See "-- Seasonality and Market Development Cycles" and "Business -- Business Strategy".

BOWLING INDUSTRY CHARACTERISTICS

     BOWLING CENTERS

     In the United States, the operation of bowling centers generally has been characterized by slightly declining lineage (number of games bowled per lane per day), offset by increasing average price per game. Total lineage, according to an industry source, has declined despite an average annual increase in the total number of people bowling since 1987. This trend is largely a result of a decline in league participation, partially offset by an increase in recreational (i.e., non-league) play, resulting in more people bowling, but bowling less frequently. Bowling center operators have offset the decrease in overall lineage by increasing prices and creating additional sources of income. Contrary to the overall lineage trend in the industry, AMF's U.S. lineage has remained relatively stable over recent years due to its ability to retain existing league bowlers and attract new recreational bowlers due to, management believes, the generally higher quality of AMF's centers. Internationally, although trends vary by country, certain of the markets in which AMF operates have experienced increasing competition as they have matured, resulting in declining lineage. AMF has offset these lineage declines through higher prices and additional focus on food and beverage and other amusement revenue. There can be no assurance that AMF will be able to continue to maintain lineage or increase prices in the U.S. or internationally in the future. See "Business -- AMF Bowling Centers".

     In addition, bowling, as both a competitive sport and a recreational activity, faces competition from numerous alternative activities. The continued success of AMF's bowling operations is subject to consumers' continued interest in bowling, the availability and cost of other sport, recreational and entertainment alternatives and the amount of leisure time, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to exhibit its current level of popularity or that AMF will continue to compete effectively in the industry. See
"Business -- Industry Overview".

     BOWLING PRODUCTS

     The Bowling Products industry has been characterized by relatively stable sales of Modernization and Consumer Products to the installed base of equipment operators, and more varied results in sales of New Center Packages to newly constructed bowling centers. While established bowling markets continue to produce some NCP sales, the primary driver of NCP sales in recent years has been the rapid growth experienced in new markets as bowling has become popular in particular countries and the economics of constructing and operating a bowling center have become attractive to local developers and entrepreneurs. Continued growth in AMF's sale of NCPs depends, in part, on similar bowling growth patterns developing in other emerging bowling markets, such as Eastern Europe, India, Indonesia and South America, and on AMF's ability to successfully exploit new demand. Sales of NCPs for 1996 declined substantially from 1995, reflecting the maturing bowling markets in Taiwan and Korea. There can be no assurance that future international expansion will occur or, if it does occur, that AMF will be able to successfully compete in such emerging markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales" and "Business -- AMF Bowling Products".

SEASONALITY AND MARKET DEVELOPMENT CYCLES

     Financial performance of Bowling Centers is seasonal in nature, with cash flows typically peaking in the winter months and reaching their lows in the summer months. The geographic diversity of AMF's Bowling Centers operations helps to reduce this seasonality as bowling centers in certain countries in which AMF operates exhibit different seasonal sales patterns. However, as a result of the growing number of U.S. centers attributable to the Company's acquisition program, the seasonality of financial performance of AMF's Bowling Centers business may be accentuated. See "Business -- Business Strategy".

     NCP sales experience significant fluctuations due to changes in demand for NCPs as certain markets experience high growth followed by market maturity, at which times sales to that market decline, sometimes rapidly. Management believes market cycles for individual countries have, in the past, spanned several years, with periods of high demand for several markets (e.g., Japan, Korea, Taiwan) which, in AMF's experience, last five years or more. These growth patterns do not seem to be closely tied to general economic cycles. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Seasonality and Market Development Cycles".

SUBSTANTIAL LEVERAGE; INDEBTEDNESS

     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness that it incurred in connection with the Acquisition and intends to incur to finance acquisitions and expand its operations. As of June 30, 1997, the Company had total indebtedness of $1,221.3 million and stockholders' equity of $391.1 million, resulting in a ratio of debt to total capitalization of approximately 75.7%. Although the Company believes it will be able to meet its debt obligations, there is no assurance that there will be adequate cash available to make interest payments under the Company's indebtedness when they become due. The Company intends to incur additional indebtedness in the future, subject to limitations imposed by the Note Indentures and the Credit Agreement. Although AMF Bowling intends to repay certain indebtedness with the proceeds of the Offerings, it also intends to incur additional indebtedness to finance acquisitions and expand its operations, and will therefore remain highly leveraged after giving effect to the Offerings. See "Capitalization". The Credit Agreement requires the maintenance of certain financial ratios and imposes certain operating and financial restrictions on the Company which restrict, among other things, the Company's ability to declare dividends, redeem stock, incur indebtedness, incur obligations under leases, create liens, consummate mergers, sell assets, and make capital expenditures, investments and acquisitions. See "Description of Certain Indebtedness".

     A principal component of the Company's strategy for future growth is the acquisition of additional bowling centers, which the Company expects to finance with the Acquisition Facility (as hereinafter defined) under the Credit Agreement or, following adoption of the Proposed Amendments (as hereinafter defined), with the Working Capital Facility (as hereinafter defined) thereunder. As of October 31, 1997, $59.0 million remained available under the Acquisition Facility. Actual borrowings must meet certain financial tests under the Credit Agreement and the Note Indentures. The Company's leverage may adversely affect its ability to meet these tests, and, as a result, to obtain such financing. See "-- Ability to Implement Growth Strategies" and "Description of Certain Indebtedness".

NET LOSSES

     The Company recorded a net loss of $21.5 million, on a pro forma basis, in 1996 and a net loss of $12.2 million for the first six months of 1997. There can be no assurance that the Company will not continue to generate net losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Recent Developments", "Selected Financial Data" and the Consolidated Financial Statements and Condensed Consolidated Financial Statements of AMF Bowling.

EXTRAORDINARY CHARGES

     In accordance with GAAP, the Company will incur after-tax extraordinary charges totalling $22.7 million in the fourth quarter of 1997 arising from the Third Amended and Restated Credit Agreement (as hereinafter defined) and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the 12 1/4% Senior Subordinated Discount Notes Due 2006 of Bowling Worldwide (as hereinafter defined) expected to be redeemed with the proceeds of the Offerings and the write-off of the portion of deferred financing costs attributable to the Senior Subordinated Discount Notes expected to be so redeemed.

HOLDING COMPANY STRUCTURE

     AMF Bowling conducts all of its business through subsidiaries and has no operations of its own. AMF Bowling is dependent on the cash flow of its subsidiaries and distributions thereof from its subsidiaries to AMF Bowling. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to AMF Bowling, whether in the form of loans, dividends or otherwise. In addition, the Credit Agreement effectively prohibits AMF Bowling Worldwide, Inc., the subsidiary through which all of the Company's operations are held (which was formerly named AMF Group Inc.) ("Bowling Worldwide"), from paying, and the Note Indentures restrict the ability of Bowling Worldwide to pay, dividends. The Credit Agreement is secured by all of the stock of Bowling Worldwide and certain of its present and future domestic and international subsidiaries and by substantially all of Bowling Worldwide's and certain of its present and future domestic subsidiaries' present and future property and assets. In addition, AMF Bowling's subsidiaries may, subject to limitations contained in the Credit Agreement and the Note Indentures, become parties to financing arrangements which contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to AMF Bowling. In the event of any insolvency, bankruptcy or similar proceedings of a subsidiary, creditors of such subsidiary would generally be entitled to priority over AMF Bowling with respect to assets of the affected subsidiary. See "Description of Certain Indebtedness".

DEPENDENCE ON KEY PERSONNEL

     The Company's business is managed by certain key executive officers. The loss of the services of certain of these executives could have a material adverse impact on AMF. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key-person insurance with respect to its executive officers.

CONTROL BY GSCP

     Upon completion of the Offerings, GSCP and The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"), which has a 99% interest in Goldman, Sachs & Co. ("Goldman Sachs"), together will beneficially own 52.7% of the Common Stock. Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of AMF Bowling, and Mr. Friedman is Chairman of AMF Bowling. See "Principal Stockholders".

     As a result of its ownership of a majority of the outstanding Common Stock and the terms of the Stockholders Agreement (as hereinafter defined), GSCP has the ability to control the election of a majority of the Board of Directors of AMF Bowling (the "Board of Directors"), appoint new management and approve or block any action requiring the approval of AMF Bowling's stockholders, including adoption of amendments to AMF Bowling's Restated Certificate of Incorporation (the "Certificate of Incorporation") and approval of mergers or sales of substantially all of AMF Bowling's assets, in each case, subject to the restrictions contained in the Stockholders Agreement. The Stockholders Agreement also provides for three of the investment funds which are stockholders of AMF Bowling each to nominate a director, subject to GSCP's consent, and for the formation of the Executive Committee (as hereinafter defined), which consists of two directors nominated by GSCP. See "Description of Capital Stock" and "Principal Stockholders -- Stockholders Agreement".

INTERNATIONAL OPERATIONS

     The Company's international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs and tariffs, value added taxes ("VATs") and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its results of operations. For the six months ended June 30, 1997, 26.1% of Bowling Centers operations revenue was generated by the Company's international centers. For the year ended December 31, 1996, 33.8% of AMF's Bowling Centers revenue was generated by the Company's international centers. For the six months ended June 30, 1997, 59.2% of Bowling Products sales were international sales. For the year ended December 31, 1996, approximately 62.7% of Bowling Products sales were international sales. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- International Operations" and "-- Backlog; Recent NCP Sales".

ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAWS PROVISIONS

     Certain provisions of the Certificate of Incorporation and the By-Laws of AMF Bowling (the "By-Laws") may have the effect of delaying, deterring or preventing a sale or change in control of the Company. Such provisions may also render the removal of directors and management more difficult. Specifically, the By-Laws provide for restrictions on who may call a special meeting of stockholders. In addition, the Certificate of Incorporation authorizes the issuance of preferred stock, par value $.01 per share ("Preferred Stock"), and of rights or options entitling holders thereof to purchase from AMF Bowling securities of AMF Bowling or any other corporation ("Purchase Rights"), in any case without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of Preferred Stock or Purchase Rights may have the effect of delaying, deterring or preventing a sale or change in control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. See "-- Control by GSCP" and "Description of Capital Stock".

ABSENCE OF PRIOR PUBLIC MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Offerings or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price was determined by negotiation between AMF Bowling and the representatives of the Underwriters based upon several factors and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, some of which are beyond the Company's control. Such factors include, but are not limited to, the Company's historical and anticipated operating results, general market and economic conditions, quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, the markets in which it competes or the bowling industry generally. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may have an adverse effect on the market price of the Common Stock. See "Underwriting".

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock by existing stockholders under Rule 144 ("Rule 144") of the Securities Act or otherwise could have an adverse effect on the price of the Common Stock. The shares of Common Stock sold in the Offerings will be eligible for immediate resale, except to the extent acquired by "affiliates" of the Company, as such term is defined in Rule 144. Additionally, 44,105,000 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144, or otherwise, generally 180 days after the effective date of the Registration Statement of which this Prospectus is a part, upon expiration of lock-up agreements with the Underwriters. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. Any additional shares outstanding upon completion of the Offerings will be eligible for sale pursuant to Rule 144 upon the expiration of the applicable holding period. See "Principal Stockholders -- Registration Rights Agreement" and "Shares Eligible for Future Sale".

ABSENCE OF DIVIDENDS

     AMF Bowling has never paid cash dividends on the Common Stock and does not anticipate paying such dividends in the foreseeable future. See "Dividend Policy".

DILUTION

     Investors purchasing shares of Common Stock in the Offerings will incur substantial and immediate dilution in the amount of approximately $22.01 in net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution".

                                USE OF PROCEEDS

     The net proceeds of the Offerings, estimated to be $244.4 million after deducting the underwriting discount and expenses payable by the Company, will be used to repay $100 million of senior bank indebtedness and, assuming receipt of consent to the Proposed Amendments from the lenders under the Credit Agreement, the remainder is expected to be used to redeem a portion of Bowling Worldwide's 12 1/4% Senior Subordinated Discount Notes Due 2006 at a price of 112.25% of the accreted value. However, the Company may elect to apply some or all of the remainder to redemption of a portion of Bowling Worldwide's 10 7/8% Senior Subordinated Notes Due 2006 at a price of 110.875% of the principal amount and/or additional repayment of senior bank indebtedness. The Senior Subordinated Discount Notes do not accrue cash interest prior to March 15, 2001, while interest on the Senior Subordinated Notes is currently payable in cash. As a result of the Proposed Amendments, the senior bank indebtedness to be repaid would remain available for reborrowing and would mature in 2002, and at September 30, 1997 would have borne interest at a weighted average rate of 8.68%.

                                DIVIDEND POLICY

     AMF Bowling has never paid cash dividends on the Common Stock and does not anticipate paying such dividends in the foreseeable future. As a holding company, the ability of AMF Bowling to pay dividends is dependent upon the ability of its subsidiaries to pay cash dividends or to make other distributions. See "Risk Factors -- Holding Company Structure". The Credit Agreement effectively prohibits Bowling Worldwide from paying, and the Note Indentures restrict the ability of Bowling Worldwide to pay, dividends, and, accordingly, will limit the ability of AMF Bowling to pay cash dividends to its stockholders. See "Description of Certain Indebtedness". Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Board of Directors. See "Risk Factors -- Absence of Dividends" and "Risk Factors -- Holding Company Structure".

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of AMF Bowling at June 30, 1997 and as adjusted as of such date to give effect to (i) after-tax extraordinary charges totalling $22.7 million arising from the Third Amended and Restated Credit Agreement and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the Senior Subordinated Discount Notes expected to be redeemed with the proceeds of the Offerings and the write-off of the portion of deferred financing costs attributable to the Senior Subordinated Discount Notes expected to be so redeemed, (ii) the issuance and sale of Common Stock in September 1997 pursuant to the "overcall" provisions of the Stockholders Agreement and the Offerings (after deducting the underwriting discount and estimated expenses of the Offerings) and the application of the net proceeds therefrom and the issuance and sale of 100,000 shares of Common Stock in October 1997 to Michael Jordan for $10 per share (the "Jordan Sale Transaction") in connection with his agreeing to become a spokesperson for and endorser of AMF bowling centers and bowling products and (iii) the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds". This table should be read in conjunction with the Consolidated Financial Statements of AMF Bowling as of December 31, 1996, and Notes thereto, the unaudited Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997, and Notes thereto and the other financial information included elsewhere in this Prospectus.

                                                                             JUNE 30, 1997
                                                                        -----------------------
                                                                                      PRO FORMA
                                                                                        AFTER
                                                                         ACTUAL       OFFERINGS
                                                                        ---------     ---------
                                                                         (DOLLARS IN MILLIONS)
Short-term borrowings:
  Current maturities, long-term debt..................................  $    44.9     $   44.9
  Working capital facility............................................       30.0         30.0
                                                                         --------     --------
          Total short-term borrowings.................................       74.9         74.9
Long-term debt:
  Senior bank debt....................................................      603.0        503.0
  Senior subordinated notes...........................................      250.0        250.0
  Senior subordinated discount notes..................................      291.4        162.8
  Mortgage and equipment notes........................................        2.0          2.0
                                                                         --------     --------
          Total debt..................................................    1,221.3        992.7
Stockholders' equity:
  Preferred stock, par value $.01, no shares authorized, no shares issued or outstanding prior to the Offerings, and 50,000,000 shares authorized, no shares issued and outstanding after the
     Offerings........................................................        N/A           --
  Common stock, par value $.01, 60,000,000 shares authorized,
     42,225,000 shares issued and outstanding prior to the Offerings, and 200,000,000 shares authorized, 57,605,000 shares issued and
     outstanding after the Offerings..................................        0.4          0.6
  Paid-in capital.....................................................      428.5        709.3
  Retained deficit....................................................      (31.6)       (54.4)
  Equity adjustment from foreign currency translation.................       (6.2)        (6.2)
                                                                         --------     --------
          Total stockholders' equity..................................      391.1        649.3
                                                                         --------     --------
          Total capitalization........................................  $ 1,612.4     $1,642.0
                                                                         ========     ========

                                    DILUTION

     The negative net tangible book value of the Company at June 30, 1997, as adjusted for the issuance and sale of Common Stock in September 1997 pursuant to the "overcall" provisions of the Stockholders Agreement (see "Principal Stockholders -- Stockholders Agreement") and pursuant to the Jordan Sale Transaction in October 1997, was approximately $(387.7) million, or $(8.79) per share. Negative net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding. Without taking into account any changes in net tangible book value attributable to operations after June 30, 1997, after giving effect to the sale of the Common Stock offered in the Offerings, the application of the net proceeds therefrom as described under "Use of Proceeds" and the after-tax extraordinary charges totalling $22.7 million described under "Capitalization", the pro forma negative net tangible book value at June 30, 1997 would have been $(144.5) million, or $(2.51) per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $6.28 per share of Common Stock to existing stockholders and an immediate dilution of $22.01 per share of Common Stock to purchasers of Common Stock in the Offerings. The following table illustrates such per share dilution:

Initial public offering price per share.................................              $19.50
  Negative net tangible book value per share before the Offerings.......  $ (8.79)
  Increase per share attributable to the Offerings......................     6.28
                                                                           ------
Pro forma negative net tangible book value per share after the
  Offerings.............................................................               (2.51)
                                                                                      ------
Net tangible book value dilution per share to new investors(1)..........              $22.01
                                                                                      ======

---------------
(1) Dilution is determined by subtracting pro forma net tangible book value per share after the Offerings from the initial public offering price per share of Common Stock of $19.50.

     The following table compares, on a pro forma basis as of June 30, 1997, giving effect to the issuance and sale of Common Stock pursuant to the "overcall" provisions of the Stockholders Agreement in September 1997 and pursuant to the Jordan Sale Transaction in October 1997, and the number of shares of Common Stock purchased and the total consideration paid by the existing stockholders with the number of shares of Common Stock purchased and the total consideration paid by the new investors in the Offerings:

                                                                    TOTAL CONSIDERATION
                                         SHARES PURCHASED        -------------------------      AVERAGE
                                      ----------------------        AMOUNT                     PRICE PER
                                        NUMBER       PERCENT     (IN MILLIONS)     PERCENT       SHARE
                                      ----------     -------     -------------     -------     ---------
Existing stockholders...............  44,105,000       76.6%        $ 458.8          63.5%      $ 10.40
New investors.......................  13,500,000       23.4           263.3          36.5         19.50
                                      ----------      -----         -------         -----
Total...............................  57,605,000      100.0%        $ 722.1         100.0%
                                      ==========      =====         =======         =====

     The foregoing tables do not assume the exercise of any of the Warrants or Stock Options. After giving effect to the exercise of the Warrants and Stock Options, there will be further dilution in the aggregate to new investors. See "Certain Transactions" and "Note 1. Organization" and "Note 18. Related Parties" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma statement of income of AMF Bowling is presented for the twelve months ended December 31, 1996, as if the Acquisition had occurred on January 1, 1996. AMF Bowling's pro forma statement of income for the twelve months ended December 31, 1996, is based on the Predecessor Company's statement of income for the four-month period ending April 30, 1996, which appears elsewhere herein, AMF Bowling's statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting.

     The Pro Forma Statement of Income and the accompanying notes should be read in conjunction with the Consolidated Financial Statements of AMF Bowling as of December 31, 1996, and accompanying notes, which appear elsewhere in this Prospectus.

     The Pro Forma Statement of Income does not purport to be indicative of AMF Bowling's results that actually would have been obtained had the Acquisition been consummated as of January 1, 1996 and for the period presented, nor are they indicative of AMF Bowling's results of operations or financial condition for any future period or date.

                         PRO FORMA STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                        PREDECESSOR                          PRO FORMA
                                       HISTORICAL         COMPANY                        AMF BOWLING, INC.
                                    AMF BOWLING, INC.   FOUR MONTHS                        TWELVE MONTHS
                                      PERIOD ENDED         ENDED       PRO FORMA               ENDED
                                       12/31/96(a)        4/30/96     ADJUSTMENTS            12/31/96
                                    -----------------   -----------   -----------       -------------------
Operating revenue.................       $ 384.8          $ 164.9       $  (0.8)(b)           $ 548.9
                                          ------           ------        ------                ------
Operating expenses:
  Cost of goods sold..............         130.5             43.1            --                 173.6
  Bowling center operating
    expenses......................         123.7             80.2         (25.1)(b)(c)          178.8
  Selling, general and
    administrative expenses.......          35.1             35.5         (19.6)(b)(c)           51.0
  Depreciation and amortization...          49.4             15.1           9.0(d)               73.5
                                          ------           ------        ------                ------
    Total operating expenses......         338.7            173.9         (35.7)                476.9
                                          ------           ------        ------                ------
    Operating income (loss).......          46.1             (9.0)         34.9                  72.0
Nonoperating expenses:
  Interest expense................          78.0              4.5          23.7(e)              106.2
  Other expenses, net.............           1.9              0.7            --                   2.6
  Interest income.................          (5.8)            (0.6)           --                  (6.4)
                                          ------           ------        ------                ------
Income (loss) before income
  taxes...........................         (28.0)           (13.6)         11.2                 (30.4)
Provision (benefit) for income
  taxes...........................          (8.5)            (1.7)          1.3(f)               (8.9)
                                          ------           ------        ------                ------
    Net income (loss).............       $ (19.5)         $ (11.9)      $   9.9               $ (21.5)
                                          ======           ======        ======                ======

---------------
(a) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(b) To reflect the impact of AMF Bowling not acquiring in the Acquisition the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the owners of the Predecessor Company in April 1996.

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of AMF Bowling from S corporations to taxable corporations under the U.S. federal tax laws upon consummation of the Acquisition.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the fiscal years indicated were derived from AMF Bowling's audited consolidated financial statements for the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the four months ended April 30, 1996, and the years ended December 31, 1995, 1994, 1993, and its unaudited combined financial statements for the year ended December 31, 1992. The selected financial data include results for the six months ended June 30, 1997, compared to pro forma results for the six months ended June 30, 1996. The consolidated pro forma results set forth below are presented as if the Acquisition had occurred on January 1, 1996, and are based on the Predecessor Company's statement of income for the period ending April 30, 1996, AMF Bowling's statement of income from its inception through the relevant reporting date and adjustments giving effect to the Acquisition under the purchase method of accounting. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements and the Notes to Condensed Consolidated Financial Statements of AMF Bowling. The data should be read in conjunction with AMF Bowling's Consolidated Financial Statements and Condensed Consolidated Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere herein.

     The selected financial data include operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because the Company understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with GAAP.

                                                                                                                      FOUR MONTHS
                                                                                                SIX MONTHS ENDED         ENDED
                                                YEAR ENDED DECEMBER 31,                             JUNE 30,           APRIL 30,
                             --------------------------------------------------------------   ---------------------   -----------
                                                                        PRO FORMA             PRO FORMA
                                                                           AMF        AMF        AMF          AMF
                                                                        BOWLING,    BOWLING,   BOWLING,     BOWLING,  PREDECESSOR
                                       PREDECESSOR COMPANY                INC.       INC.        INC.        INC.       COMPANY
                             ----------------------------------------   ---------   -------   ----------    -------   -----------
                              1992       1993      1994(a)     1995      1996(b)    1996(c)    1996(e)       1997       1996(d)
                             -------    -------    -------    -------   ---------   -------   ----------    -------   -----------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue..........  $ 391.2    $ 427.6    $517.8     $ 564.9    $ 548.9    $384.8     $  237.5     $318.1      $ 164.9
                               -----      -----     -----       -----     ------     -----        -----      -----        -----
Cost of goods sold.........    132.1      153.2     196.0       184.1      173.6     130.5         66.5       86.1         43.1
Bowling center operating
 expenses..................    103.1      108.5     115.2       166.5      178.8     123.7         82.5      116.0         80.2
Selling, general and
 administrative expenses...     43.2       41.9      57.1        50.8       51.0      35.1         22.7       30.2         35.5
Depreciation and
 amortization..............     25.5       21.4      24.8        39.1       73.5      49.4         34.9       43.4         15.1
                               -----      -----     -----       -----     ------     -----        -----      -----        -----
Operating income (loss)....     87.3      102.6     124.7       124.4       72.0      46.1         30.9       42.4         (9.0)
Interest expense, gross....      7.9        5.0       7.4        15.7      106.2      78.0         52.2       57.5          4.5
Other income (expense),
 net.......................      0.1       (0.1)     (1.5)        0.2        3.8       3.9          3.4       (1.3)        (0.1)
                               -----      -----     -----       -----     ------     -----        -----      -----        -----
Income (loss) before income
 taxes.....................     79.5       97.5     115.8       108.9      (30.4)    (28.0)       (17.9)     (16.4)       (13.6)
Provision (benefit) for
 income taxes..............     15.4       15.1      16.5        12.1       (8.9)     (8.5)        (4.4)      (4.2)        (1.7)
                               -----      -----     -----       -----     ------     -----        -----      -----        -----
Net income (loss)..........  $  64.1    $  82.4    $ 99.3     $  96.8    $ (21.5)   $(19.5)    $  (13.5)    $(12.2)     $ (11.9)
                               =====      =====     =====       =====     ======     =====        =====      =====        =====
Net loss per share.........                                              $ (0.55)   $(0.49)    $  (0.35)    $(0.29)
Supplementary pro forma net
 loss per share(f).........                                              $ (0.12)   $(0.08)    $  (0.11)    $(0.07)




                                                                                                                      FOUR MONTHS
                                                                                                 SIX MONTHS ENDED     ENDED APRIL
                                                   YEAR ENDED DECEMBER 31,                           JUNE 30,             30,
                                 ------------------------------------------------------------   -------------------   -----------
                                                                          PRO FORMA             PRO FORMA
                                                                             AMF        AMF        AMF        AMF
                                                                          BOWLING,    BOWLING,  BOWLING,    BOWLING,  PREDECESSOR
                                          PREDECESSOR COMPANY               INC.       INC.       INC.       INC.       COMPANY
                                 -------------------------------------    ---------   -------   ---------   -------   -----------
                                  1992      1993     1994(a)     1995      1996(b)    1996(c)    1996(e)     1997       1996(d)
                                 ------    ------    -------    ------    ---------   -------   ---------   -------   -----------
                                                                      (DOLLARS IN MILLIONS)
SELECTED DATA:
EBITDA.........................  $112.8    $124.0    $149.5     $163.5     $ 145.5     $95.5     $  65.8    $ 85.8       $ 6.1
EBITDA margin..................    28.8%     29.0%     28.9 %     28.9%       26.5%     24.8%       27.7%     27.0 %       3.7%
Revenue: (g)
 Bowling Centers...............  $204.5    $192.6    $225.4     $292.3     $ 307.3               $ 147.2    $201.1
 Bowling Products..............   195.4     243.6     301.7      286.5       252.1                  96.8     124.7
EBITDA: (h)
 Bowling Centers...............  $ 65.2    $ 54.5    $ 65.8     $ 86.8     $  95.6               $  48.3    $ 63.0
 Bowling Products..............    48.7      71.1      84.6       79.3        62.6                  22.9      31.3
New Center Packages sold.......   2,210     3,577     4,941      4,437       3,029                 1,152     1,933
New Center Packages backlog,
 end of period(i)..............     N/A       N/A     2,078        940       1,426                 1,144     2,182
Number of centers, end of
 period........................     197       190       293        286         341                   284       408
Number of lanes, end of
 period........................   5,988     5,896     9,586      9,430      11,782                 9,386    14,206
Capital Expenditures:
 Routine modernization and
   maintenance(j)..............  $  8.3    $  9.0    $ 11.4     $ 13.1     $  14.5               $   6.9    $ 12.2
 Expansion and acquisition
   capital(k)..................     3.8       5.7       6.4       16.9       117.4                   3.3     135.6
                                  -----     -----     -----      -----      ------                 -----     -----
 Total.........................  $ 12.1    $ 14.7    $ 17.8     $ 30.0     $ 131.9               $  10.2    $147.8
                                  =====     =====     =====      =====      ======                 =====     =====


                                                                               AS OF                               AS OF
                                                                            DECEMBER 31,                          JUNE 30,
                                                        ----------------------------------------------------    ------------
                                                                                                    AMF             AMF
                                                                                                  BOWLING,        BOWLING,
                                                                PREDECESSOR COMPANY                 INC.            INC.
                                                        ------------------------------------    ------------    ------------
                                                         1992      1993     1994(a)    1995         1996            1997
                                                        ------    ------    ------    ------    ------------    ------------
                                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital(l)...................................   $ 15.6    $ 18.9    $ 16.9    $ 29.2      $    7.8        $  (23.3)
Goodwill, net........................................       --        --        --        --         771.1           766.7
Total assets.........................................    231.1     228.2     410.2     400.4       1,594.0         1,715.6
Total debt...........................................     98.0      75.7     186.1     167.4       1,091.3         1,221.3
Stockholders' equity.................................     75.8      88.6     132.4     161.5         408.8           391.1
Total capitalization.................................    173.8     164.3     318.5     328.9       1,500.1         1,612.4

---------------
(a) Includes results of Fair Lanes, which operated 106 centers and was acquired on September 29, 1994.
(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996.
(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.
(d) Represents results of operations from January 1, 1996 through April 30,
    1996.
(e) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997.
(f) Supplementary pro forma net loss per share reflects (i) 13,500,000 shares of Common Stock issued at $19.50 per share pursuant to the Offerings and (ii) pro forma interest expense reductions due to an assumed $100 million reduction in the amount of senior indebtedness and $128.6 million reduction in the amount of subordinated indebtedness which would have been outstanding if the Offerings had occurred on January 1, 1996.
(g) Before intersegment eliminations.
(h) Before intersegment eliminations and corporate, general and administrative expenses.
(i) Orders of New Center Packages included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales". Data is not provided for 1992 and 1993 because the Company does not maintain this data for such periods.
(j) Defined as capital expenditures for existing product lines and manufacturing operations and capital expenditures for modernizing and refurbishing bowling centers.
(k) Includes (i) the construction of centers and (ii) the acquisition of centers since May 1, 1996. Excludes the acquisition of Fair Lanes and all other acquisitions prior to May 1, 1996.
(l) Predecessor Company amounts reflect elimination of affiliates receivables and payables.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

BACKGROUND

     This discussion should be read in conjunction with the information contained under "Selected Financial Data" and in AMF Bowling's Consolidated Financial Statements and Condensed Consolidated Financial Statements included elsewhere herein.

     Management believes that a comparison of the results of operations for the six months ended June 30, 1997 and 1996, and the years ended December 31, 1996 and 1995, on a pro forma basis, is more meaningful than a comparison on an historical basis. This is due primarily to significant changes in depreciation and amortization that result from the application of the purchase method of accounting for the Acquisition and from the increased interest expense due to the debt incurred related to the Acquisition. Discussion of the results of Predecessor Company operations for the years ended December 31, 1995 and 1994, are on an historical basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996 and the Notes to Condensed Consolidated Financial Statements as of June 30, 1997.

     To facilitate a meaningful comparison, in addition to discussing the consolidated results of the Company, certain portions of this Management's Discussion and Analysis of Financial Condition and Results of Operations discuss results of Bowling Centers and Bowling Products separately.

     The results of Bowling Centers, Bowling Products and the consolidated group of companies are set forth below. The two European centers that were not acquired by the Company as part of the Acquisition, as discussed in "Note 1. Organization" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996, are included in the 1996 actual Predecessor Company results and excluded from 1996 pro forma results. The two centers have no material impact on the Company's financial statements or on the information presented in this section.

     For 1995, Bowling Centers adopted a calendar year end; accordingly, the Bowling Centers results of operations for the year ended December 31, 1995 include the results of U.S. operations for the period from December 26, 1994 through December 31, 1995. Total revenue for the period from December 26, 1994 through December 31, 1994 was approximately $2.0 million.

     The business segment results presented below are before intersegment eliminations since the Company's management believes that this will provide a more accurate comparison of performance by segment from year to year. The intersegment eliminations are not material. Interest expense is presented on a gross basis.

RECENT DEVELOPMENTS

     On October 24, 1997, the Company reported its results of operations for the quarter and nine months ended September 30, 1997 compared to the results of operations for the quarter ended September 30, 1996 and the pro forma results of operations for the nine months ended September 30, 1996. Revenue increased 42.3% to $187.5 million for the third quarter of 1997 as compared to $131.8 million for the third quarter of 1996. EBITDA increased 27.0% to $40.9 million for the third quarter of 1997 as compared to $32.2 million for the third quarter of 1996. Net loss was $10.3 million for the third quarter of 1997 as compared to a net loss of $5.2 million for the third quarter of 1996.

     Revenue increased 36.9% to $505.6 million for the first nine months of 1997 as compared to $369.3 million for the first nine months of 1996. EBITDA increased 29.3% to $126.7 million for the first nine months of 1997 as compared to $98.0 million for the first nine months of 1996. Net loss for the first nine months of 1997 was $22.4 million as compared to a net loss of $18.7 million for the first nine months of 1996.

     Both revenue and EBITDA for the third quarter of 1997 reflect the inclusion of results of 160 bowling centers acquired and one new bowling center built since May 1996 through September 30, 1997, and increased levels of NCP shipments to several international regions. Net loss for the third quarter of 1997 reflects incremental depreciation and interest expense related to increased levels of assets and indebtedness under the Credit Agreement as a result of bowling center acquisitions.

                                                         THREE MONTHS
                                                             ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                       -----------------     -----------------
                                                        1997       1996       1997      1996(1)
                                                       ------     ------     ------     ------
                                                                (DOLLARS IN MILLIONS)
Operating revenues...................................  $187.5     $131.8     $505.6     $369.3
Net loss.............................................   (10.3)      (5.2)     (22.4)     (18.7)
Selected Data:
     EBITDA..........................................  $ 40.9     $ 32.2     $126.7     $ 98.0

---------------

(1) The information presented with respect to the nine months ended September 30, 1996 is presented on a pro forma basis.

     On October 20, 1997, the Company acquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in select U.S. locations. In addition, Michael Jordan agreed to become a spokesperson for and endorser of AMF bowling centers and bowling products under a personal services contract which grants the Company rights to use Mr. Jordan's image and name in advertising and marketing campaigns.

PERFORMANCE BY BUSINESS SEGMENT

  BOWLING CENTERS

     Bowling Centers derives its revenue and profits from three principal sources: (i) bowling, (ii) food and beverage and (iii) other sources, such as shoe rental, amusement games, billiards and pro shops. In 1996, bowling, food and beverage and other revenue represented 62%, 24% and 14% of total Bowling Centers revenue, respectively.

     The results shown below reflect both U.S. and international Bowling Centers operations.

                                                                       SIX MONTHS ENDED JUNE 30,
                                       YEAR ENDED DECEMBER 31,        ---------------------------
                                  ---------------------------------
                                                        PRO FORMA      PRO FORMA
                                     PREDECESSOR           AMF            AMF            AMF
                                       COMPANY         BOWLING, INC   BOWLING, INC   BOWLING, INC
                                  ------------------   ------------   ------------   ------------
                                   1994        1995      1996(A)        1996(B)          1997
                                  ------      ------   ------------   ------------   ------------
                                                       (DOLLARS IN MILLIONS)
BOWLING CENTERS (before
  intersegment eliminations):
Operating revenue...............  $225.4      $292.3     $  307.3       $  147.2       $  201.1
Cost of goods sold..............    22.3        26.3         27.5           12.6           18.3
Bowling center operating
  expenses......................   120.3       168.7        177.2           83.3          116.6
Selling, general and
  administrative expenses.......    17.0        10.5          7.0            3.0            3.2
Depreciation and amortization...    21.8        36.6         56.2           26.1           34.3
                                  ------      ------       ------         ------         ------
Operating income................  $ 44.0      $ 50.2     $   39.4       $   22.2       $   28.7
                                  ======      ======       ======         ======         ======
SELECTED DATA:
EBITDA..........................  $ 65.8      $ 86.8     $   95.6       $   48.3       $   63.0
EBITDA margin...................    29.2%       29.7%        31.1%          32.8%          31.3%
Number of centers, end of
  period........................     293         286          341            284            408
Number of lanes, end of
  period........................   9,586       9,430       11,782          9,386         14,206

---------------
(a) Represents pro forma results of operations from January 1, 1996 through December 31, 1996. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996. The pro forma 1996 amount of selling, general and administrative expenses has been adjusted to reflect a reallocation to corporate of certain general and administrative expenses previously allocated to the Bowling Centers segment. The 1995 and 1994 amounts have not been restated to reflect this change.

(b) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997.

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30,
1996. Of the $53.9 million, or 36.6%, increase in operating revenue, $52.5 million was attributable to new centers, of which $48.8 million was from U.S. centers, and $3.7 million was from international centers. An increase of $2.8 million, or 1.9%, in constant centers (centers in operation for at least one full fiscal year) revenue was primarily a result of an increase in revenue in the Northeast region of the U.S., a region in which the Company has a large number of centers and which experienced severe weather conditions during the first quarter of 1996. The increase in constant centers revenue in the first six months of 1997 compared to the same period in 1996 was net of $1.0 million additional revenue in 1996 due to leap year, and a $1.6 million decrease in revenue from the Japanese centers in 1997 which was primarily caused by recent poor economic conditions in Japan. The overall increase was also offset in part by a $1.4 million decrease attributable to seven U.S. centers which were closed since May 1996.

     Cost of goods sold increased $5.7 million, or 45.2%, primarily as a result of new centers, partially offset by savings associated with closed centers.

     Of the increase of $33.3 million, or 40.0%, in operating expenses, approximately $31.4 million was attributable to new centers, of which $29.4 million was attributable to U.S. centers and $2.0 million was attributable to international centers. As a percentage of its revenue, Bowling Centers operating expenses were 56.6% for the six months ended June 30, 1996, on a pro forma basis, versus 58.0% for the six months ended June 30, 1997.

     The increase of $0.2 million, or 6.7%, in selling, general and administrative expenses was attributable to new centers, partially offset by savings associated with closed centers.

     The increase of $14.7 million, or 30.4%, in EBITDA was attributable to new centers. EBITDA margin decreased from 32.8% for the six months ended June 30, 1996, on a pro forma basis, to 31.3% for the six months ended June 30, 1997. EBITDA margin for the six-month period ended June 30, 1997 was affected, as expected, by the increasing proportion of U.S. centers purchased. U.S. centers typically have lower margins in the second quarter compared with international centers and compared with U.S. margins in the first and fourth quarters of the year, primarily because revenue declines in the second quarter as fall leagues finish the season. See" -- Seasonality and Market Development Cycles".

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995. Operating revenue increased $15.0 million, or 5.1%. Increases of $19.0 million attributable to the addition of 57 new centers purchased during the last two quarters of 1996 and $0.5 million attributable to increases at constant centers were offset by decreases of $2.2 million attributable to the two bowling centers which were not acquired as part of the Acquisition and $2.3 million attributable to the closure of seven of the 106 bowling centers originally purchased by the Predecessor Company from Fair Lanes. The constant center revenue increase was attributable to an increase in international revenue of $2.4 million, offset by a decrease in U.S. constant centers revenue of $1.9 million. The decrease in U.S. constant centers revenue was largely a result of a decrease in revenue due to the severe weather conditions in the Northeast, a region in which the Company has a large number of centers, during the first quarter of 1996. An increase in bowling prices in the U.S. during 1996 was partially offset by a decrease in U.S. lineage. The increase in international revenue was primarily a result of an increase in average price per game and increased food and beverage revenue.

     Cost of goods sold increased $1.2 million, or 4.6%, primarily as a result of new centers.

     Bowling Centers operating expenses increased by $8.5 million, or 5.0%. An increase of $10.0 million attributable to new centers and a net increase of $2.2 million attributable to constant centers were offset by a decrease of $3.7 million primarily attributable to the two centers not acquired in the Acquisition and the closure of seven Fair Lanes centers. The net increase in constant centers operating expenses was a result of an increase of $4.1 million in international centers due to increased rents and payroll expenses, and a decrease of $1.9 million in U.S. centers resulting from the implementation of cost reduction plans developed by management after assessing the impact of the severe weather conditions during the first quarter of 1996. As a percentage of total revenue, Bowling Centers operating expenses remained constant at 57.7% during 1996 and 1995.

     Of the $3.5 million decrease in selling, general and administrative expenses, $3.6 million is due to a reallocation to corporate of certain selling, general and administrative expenses previously allocated to the Bowling Centers segment.

     An increase of $8.8 million, or 10.1%, in EBITDA was attributable to new centers. EBITDA margin in 1996 was 31.1% compared to 29.7% in 1995.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31,
1994. Operating revenue increased by $66.9 million, or 29.7%. U.S. centers revenue (excluding centers purchased from Fair Lanes) increased $3.6 million, or 3.7%, over 1994 revenue of $96.2 million, primarily as a result of an increase in average price per game and lineage, and an increase of $67.2 million was attributable to the Fair Lanes centers. These increases were offset by a decrease of $3.9 million in international revenue which resulted primarily from a weakening of the Mexican peso.

     The increase of $4.0 million, or 17.9%, in cost of goods sold was primarily attributable to the acquisition of the Fair Lanes centers in September, 1994.

     Bowling Centers total operating expenses increased by $48.4 million, or 40.2%, of which an increase of $44.0 million was attributable to Fair Lanes centers operations, an increase of $2.3 million was attributable to non-recurring costs which resulted from integrating Fair Lanes centers into the Company's risk management program and the closure of seven centers, and an increase of $2.1 million was primarily attributable to non-recurring costs related to changes in management personnel implemented in 1995. As a percent of Bowling Centers operating revenue, operating expenses increased from 53.4% in 1994, to 57.7% in 1995, primarily as a result of the non-recurring costs described above.


     The decrease of $6.5 million, or 38.2%, in Bowling Centers selling, general and administrative expenses was primarily attributable to the Fair Lanes centers integration into Bowling Centers operations.

     EBITDA increased $21.0 million, or 31.9%. An increase of $22.6 million attributable to the Fair Lanes centers was offset by a decrease of $1.6 million which was primarily attributable to centers in Mexico impacted by the weakening of the peso. EBITDA margin increased from 29.2% in 1994 to 29.7% in 1995 primarily because the Fair Lanes centers EBITDA margin improved from 12.6% for the fourth quarter in 1994 to 27.8% for the full year in 1995.

  BOWLING PRODUCTS

     The results shown below reflect Bowling Products operations.

                                                                             SIX MONTHS ENDED JUNE 30,
                                        YEAR ENDED DECEMBER 31,           -------------------------------
                                  -----------------------------------
                                                          PRO FORMA         PRO FORMA
                                     PREDECESSOR             AMF               AMF               AMF
                                       COMPANY          BOWLING, INC.     BOWLING, INC.     BOWLING, INC.
                                  -----------------     -------------     -------------     -------------
                                   1994       1995         1996(A)           1996(B)            1997
                                  ------     ------     -------------     -------------     -------------
                                                           (DOLLARS IN MILLIONS)
BOWLING PRODUCTS (before
  intersegment eliminations):
Operating revenue...............  $301.7     $286.5        $ 252.1            $96.8            $ 124.7
Cost of goods sold..............   178.9      166.9          153.3             58.2               74.7
                                  ------     ------         ------           ------             ------
Gross profit....................   122.8      119.6           98.8             38.6               50.0
Selling, general and
  administrative expenses.......    38.2       40.3           36.2             15.7               18.7
Depreciation and amortization...     3.7        3.6           18.5              9.4                9.9
                                  ------     ------         ------           ------             ------
Operating income................  $ 80.9     $ 75.7        $  44.1            $13.5            $  21.4
                                  ======     ======         ======           ======             ======
SELECTED DATA:
Gross profit margin.............    40.7%      41.7%          39.2%            39.9%              40.1%
EBITDA..........................  $ 84.6     $ 79.3        $  62.6            $22.9            $  31.3
EBITDA margin...................    28.0%      27.7%          24.8%            23.7%              25.1%
New Center Packages sold........   4,941      4,437          3,029            1,152              1,933
New Center Packages backlog
  end of period(c)..............   2,078        940          1,426            1,144              2,182

---------------
(a) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996. The pro forma 1996 amount of selling, general and administrative expenses has been adjusted to reflect a reallocation to corporate of certain overhead expenses previously allocated to the Bowling Products segment. The 1995 and 1994 amounts have not been restated to reflect this change.

(b) Represents results of operations from January 1, 1996 through June 30, 1996, on a pro forma basis. See "Note 3. Pro Forma Results of Operations" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997.

(c) Orders of NCPs included in the backlog are subject to cancellation by customers in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders. See "-- Backlog; Recent NCP Sales". Data is not provided for 1992 and 1993 because the Company does not maintain this data for such periods.

     Bowling Products' long-standing customer relationships, Bowling Centers' and third-party centers' predictable demand for Modernization and Consumer Products, a steadily increasing installed base of NCPs and Bowling Products' ability to supply a full product line have historically made the Modernization and Consumer Products category a stable and recurring base of revenue and EBITDA. Revenue growth from 1991 to 1994 for the NCP category resulted primarily from increased unit sales to Taiwan and Korea, and since 1995 to China and to emerging bowling markets, where the popularity of bowling and consequent demand for new bowling centers increased dramatically. During 1995 and 1996, NCP revenue declined primarily because the markets in Taiwan and Korea had matured. The decline was partially offset by continued demand in China and in certain emerging bowling markets. During the first six months of 1997, NCP revenue increased due to continued demand in China and other international markets, such as Japan and Malaysia.

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30,
1996. Bowling Products total operating revenue increased $27.9 million, or 28.8%, primarily due to an increase of $25.3 million, or 67.5%, in NCP revenue, and an increase of $2.0 million, or 3.4%, in Modernization and Consumer Products revenue. The increase in NCP revenue was due to an overall increase in NCP sales of 781 units which occurred primarily in China, Malaysia, the Americas and Japan. See "Risk Factors -- Seasonality and Market Development Cycles" and
"-- Seasonality and Market Development Cycles".

     Total gross profit from Bowling Products increased by $11.4 million, or 29.5%, primarily as a result of increased NCP sales. Gross profit margin was 39.9% and 40.1% for the six months ended June 30, 1996 and 1997, respectively.

     Bowling Products selling, general and administrative expenses increased by $3.0 million, or 19.1%, primarily as a result of a $2.4 million increase attributable to payroll and facilities expenses related to staffing the Company's international sales and service offices, and an increase of $1.5 million attributable to advertising and promotion expenses in the U.S. locations. These increases were offset by a decrease of $0.9 million in payroll, facilities and related expenses at the U.S. locations.

     EBITDA increased from $22.9 million to $31.3 million, resulting in an increase in EBITDA margin from 23.7% to 25.1%, primarily due to the increased NCP revenue, offset in part by the increased expenses discussed above.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995. Operating revenue decreased by $34.4 million, or 12.0%, primarily due to a decrease of $35.3 million, or 22.7%, in NCP revenue offset by an increase of $0.9 million, or 0.7%, in Modernization and Consumer Products revenue. The drop in NCP revenue was due to an overall decrease in NCP sales by 1,408 units in 1996 compared to 1995, particularly for maturing markets including Korea and Taiwan, offset by an increase in NCP revenue from sales to China. From 1995 to 1996, total NCP sales to Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units. Additionally, there was a moderate increase in NCP units sold in the Americas and southern Europe during 1996. The increase in sales to China occurred during the last six months of 1996. See "Risk Factors -- Seasonality and Market Development Cycles" and "-- Seasonality and Market Development Cycles". The increase in Modernization and Consumer Products revenue was due in part to increased sales of synthetic lanes and automatic scoring in the United States.

     Gross profit decreased by $20.8 million, or 17.4%. Gross profit margin was 41.7% in 1995 and 39.2% in 1996. Of this 2.5% decrease, 0.8% was attributable to an increase in certain inventory and warranty reserves in the Modernization and Consumer Products categories of $2.1 million, and 1.7% was attributable to the lower margins on decreased revenues, particularly in Japan, due to price cuts implemented by the Company's management in response to stiffer competition in the Modernization and Consumer Products category.

     Of the $4.1 million decrease in selling, general and administrative expenses, $4.2 million was due to a reallocation to corporate of certain overhead expenses previously allocated to the Bowling Products segment.

     EBITDA decreased $16.7 million, or 21.1%, and EBITDA margin decreased from 27.7% in 1995, to 24.8% in 1996, primarily due to the decreased NCP revenue and gross profit discussed above.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994. Operating revenue decreased $15.2 million, or 5.0%, as a result of a decrease of $15.1 million, or 8.8%, in NCP revenue, and a less than 1.0% decrease of $0.1 million in Modernization and Consumer Products revenue.

     A significant portion of the decrease in NCP revenue was attributable to a decrease in sales to Taiwan and Korea during November and December 1995, which had significantly lower sales than the comparable period in 1994. Management believes that the sales to Taiwan and Korea peaked during 1994. Additionally, NCP sales in Japan were significantly affected by uncertain economic conditions following the Kobe earthquake and the subway gas attacks, which resulted in delayed investments in recreational activities.

     Gross profit decreased by $3.2 million, or 2.6%, and the gross profit margin of 40.7% in 1994 increased to 41.7% in 1995. Decreases of $3.8 million caused by the decrease in NCPs sold and $1.7 million primarily attributable to start up expenses incurred in pool cue, bumper, and automatic scoring systems manufacturing were offset by a $2.3 million increase which resulted from decreased warranty costs.

     The increase of $2.1 million, or 5.5%, in selling, general and administrative expenses was primarily attributable to non-recurring costs of $2.9 million in 1995, offset by $0.8 million which was primarily due to net reversals of reserves.

     EBITDA decreased $5.3 million, or 6.3%, and EBITDA margin decreased from 28.0% in 1994 to 27.7% in 1995, primarily due to the decreased revenue and increased selling, general and administrative expenses discussed above. The 1995 EBITDA was depressed by the non-recurring selling, general and administrative costs of $2.9 million described above.

CONSOLIDATED ITEMS

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased by $8.5 million, or 24.4%, in the six months ended June 30, 1997 compared with the same period in 1996, primarily due to depreciation of property and equipment of centers acquired since May 1996 and incremental depreciation expense incurred as a result of capital expenditures.

     For the year ended December 31, 1996, depreciation and amortization increased by $34.4 million, or 88.0%, over the same period in 1995, primarily as a result of recording fixed assets at fair market value and goodwill in accordance with the purchase accounting method applied to the Acquisition.

     For the year ended December 31, 1995, depreciation and amortization increased by $14.3 million, or 57.7%, over the same period in 1994, primarily due to the inclusion of Fair Lanes centers for the entire 12 months of 1995, as compared with three months during 1994.

  INTEREST EXPENSE

     Gross interest expense increased by $5.3 million, or 10.2%, in the six months ended June 30, 1997 compared with the same period in 1996, primarily due to interest paid on increased levels of bank debt as a result of the center acquisitions described under "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures". See "-- Liquidity" and "-- Capital Re-sources". Cash interest paid by the Company for the six months ended June 30, 1997 totaled $39.8 million, while non-cash bond interest amortization totaled $16.8 million.

     For the year ended December 31, 1996, gross interest expense increased by $90.5 million, or 576.4%, compared with the same period in 1995 due to interest paid on debt incurred to finance the Acquisition and interest on the Acquisition Facility. Cash interest paid by the Company for the year ended December 31, 1996 totaled $44.5 million, while non-cash bond interest amortization totaled $24.7 million.

     Gross interest expense increased by $8.3 million, or 112.2%, for the year ended December 31, 1995, compared with the same period in 1994 as a result of additional debt incurred in connection with the acquisition of the Fair Lanes centers on September 29, 1994. This debt was paid in full by the prior owners of the Predecessor Company before the Acquisition.

     NET INCOME (LOSS). Net loss decreased $1.3 million, or 9.6%, for the six months ended June 30, 1997 compared with the same period in 1996, as a result of the increases in EBITDA discussed above on a segment basis, offset by increases in depreciation and amortization expense, interest expense and the current tax provision for the Company.

     The decline of $118.3 million, or 122.2%, in net income from $96.8 million in 1995 to a net loss of $(21.5) million in 1996, on a pro forma basis, was primarily attributable to a decrease in Bowling Products EBITDA resulting from the decline in NCP revenue and higher depreciation and amortization and interest expense resulting from the Acquisition after allowing for an $8.9 million tax benefit.

     Net income decreased $2.5 million, or 2.5%, for the year ended December 31, 1995, compared with the same period in 1994 as a result of higher depreciation and amortization and interest expense incurred in 1995 as a result of the full-year impact of the acquisition of the Fair Lanes centers which occurred in the fourth quarter of 1994.

     The Company will incur after-tax extraordinary charges totalling $22.7 million in the fourth quarter of 1997 arising from the Third Amended and Restated Credit Agreement and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the Senior Subordinated Discount Notes expected to be redeemed with the proceeds of the Offering and the write-off of the portion of deferred financing costs attributable to the Senior Subordinated Discount Notes expected to be so redeemed. See "Description of Certain Indebtedness -- Credit Agreement".

     INCOME TAXES. Prior to the Acquisition, certain of the companies within the Predecessor Company elected S corporation status under the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of the Acquisition, those companies became taxable corporations under the Code.

     Pursuant to the Stock Purchase Agreement, the two principal companies within the affiliated group elected under Section 338(h)(10) of the Code, to treat the stock purchase as a deemed asset acquisition for the purposes of U.S. income taxes. These elections permitted both of the affiliated companies to revalue their assets to fair market value and to treat any amortizable goodwill as tax deductible over fifteen years.

     As of June 30, 1997, the Company had net operating losses of approximately $38.0 million and foreign tax credits of $9.6 million which will carry over to future years to offset U.S. taxes. The foreign tax credits will begin to expire in the year 2001 and the net operating losses will begin to expire in the year 2010. The Company has not booked a valuation reserve as of June 30, 1997 because the Company expects to utilize these net operating losses prior to expiration.

LIQUIDITY

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     The following discussion compares AMF Bowling's results for the period ended June 30, 1997 with the period ended June 30, 1996, on an historical basis.

     The Company's primary source of liquidity is cash provided by operations and credit facilities as described below. Working capital on December 31, 1996 was $7.8 million compared with a negative $23.3 million as of June 30, 1997, a decrease of $31.1 million. Cash decreased $27.0 million primarily as a result of payments on debt under the Credit Agreement and internal funding of certain bowling center acquisitions, and the note payable under the Credit Agreement increased $30.0 million as a result of borrowings under the Working Capital Facility under the Credit Agreement which was used to fund increases in working capital. Accounts receivable increased $14.5 million primarily as a result of increased NCP revenue, and inventory increased $15.5 million in advance of future shipments. These increases in working capital were partially offset by a decrease of $4.1 million caused by changes in other current assets and liabilities.

     Net cash flows used in operating activities were $28.0 million for the six months ended June 30, 1996 compared with net cash provided of $8.2 million for the six months ended June 30, 1997, a difference of $36.2 million. Net cash provided resulted from a decrease of $0.1 million in net loss, an increase of $31.7 million in depreciation and amortization primarily as a result of application of the purchase method of accounting for the Acquisition, an increase of $8.0 million in amortization of the discount related to the bonds used to partially fund the Acquisition, a net loss of $0.1 million on the sale of property and equipment, a net change of $3.3 million in deferred taxes and income taxes payable, and a change of $19.8 million in other assets and liabilities. Net cash used resulted from an increase of $14.3 million in accounts receivable primarily resulting from the increased levels of NCP sales compared with the same period in 1996, and an increase of $12.5 million in inventory primarily reflecting the increased backlog of NCP orders to be shipped after June 30, 1997.

     Net cash flows used in investing activities were $1,336.3 million for the six months ended June 30, 1996 compared with net cash flows used of $147.5 million for the six months ended June 30, 1997. During the six months ended June 30, 1996, cash flows used for the Acquisition totaled $1,333.1 million, capital spending was $3.3 million and other investing cash flows provided were $0.1 million. During the six months ended June 30, 1997, acquisitions of bowling centers totaled $122.2 million, capital spending was $25.6 million, and other cash flows provided by investing activities were $0.3 million. See "Note 9. Acquisitions" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997 and "-- Capital Expenditures".

     Net cash provided by financing activities was $1,409.8 million for the six months ended June 30, 1996 compared with net cash provided of $112.4 million for the six months ended June 30, 1997. During the six months ended June 30, 1996, cash flows were primarily provided by $1,029.9 million of proceeds of long-term debt and $380.3 million from a capital contribution, both of which were used to fund the Acquisition. During the six months ended June 30, 1997, cash flows were primarily provided by drawing down $103.5 million and $30.0 million from available borrowings under the Acquisition Facility and the Working Capital Facility, respectively, to fund the acquisitions of centers and increases in working capital. During 1997, funds were used primarily for the payment of long-term debt totaling $20.3 million, and $0.5 million was used for the repurchase of an officer's shares in connection with the termination of his employment with the Company. See "Note 13. Employee Benefit Plans" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996.

     As a result of the aforementioned, cash increased by $45.1 million for the six months ended June 30, 1996 compared to a decrease of $26.9 million for the six months ended June 30, 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

     The following discussion compares AMF Bowling's results for the period ended December 31, 1996, with the Predecessor Company's results for the year ended December 31, 1995, on an historical basis.

     Net cash flows from operating activities decreased $51.0 million from $124.8 million for the year ended December 31, 1995 to $73.8 million for the period ended December 31, 1996. This decrease was primarily due to the decrease in net income from $96.8 million for the year ended December 31, 1995 to a net loss of $(19.5) million for the period ended December 31, 1996 and higher depreciation, amortization and interest expenses as a result of the Acquisition.

     Net cash flows used in investing activities were $28.3 million for the year ended December 31, 1995 compared with net cash flows used of $1,467.1 million for the period ended December 31, 1996. The change was due primarily to the Acquisition. During the year ended December 31, 1995, capital spending was $30.0 million and other investing cash flows provided were $1.7 million. During the period ended December 31, 1996, acquisitions of operating units, net of cash acquired, including the Acquisition, totaled $1,450.9 million, capital spending was $16.9 million, and other cash flows provided by investing activities were $0.7 million.

     Net cash used for financing activities was $94.7 million for the year ended December 31, 1995 compared with net cash provided of $1,438.3 million for the period ended December 31, 1996. This change primarily resulted from the issuance of debt and capital contributions related to the Acquisition. During 1995, the Predecessor Company made distributions to its owners of $71.9 million, net payments on notes payable to its owners of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by stockholders.

     During the period ended December 31, 1996, the Company had borrowings, net of deferred financing costs, of $1,059.3 million from debt incurred to finance the Acquisition and from the Acquisition Facility, and made payments of $38.9 million on this debt. Additionally, a total of $420.8 million was received as capital contributions by the institutional stockholders of AMF Bowling and certain of its officers and directors. Of the total capital contributed, $380.8 million was for the initial capitalization of the Company and the Acquisition, and $40.0 million was received as additional capital contributions in connection with the acquisition of centers from Charan Industries, Inc. ("Charan"). See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures".

     As a result of the aforementioned, cash increased by $1.6 million for the year ended December 31, 1995 compared with an increase of $43.6 million for the period ended December 31, 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994

     Net cash flow from operating activities increased from $119.7 million for the year ended December 31, 1994 to $124.8 million for the year ended December 31, 1995. This increase was primarily a result of the fact that although net income decreased from $99.3 million to $96.8 million and assets and liabilities changes occurred which reflected a net use of cash of $5.3 million and $10.9 million for the year ended December 31, 1994 and for the year ended December 31, 1995, respectively, depreciation and amortization increased by $14.3 million, from $24.8 million for the year ended December 31, 1994 to $39.1 million for the fiscal year ended December 31, 1995.

     Net cash used for investing activities decreased from $32.6 million for the year ended December 31, 1994 to $28.3 million for the year ended December 31, 1995. During 1994, cash of $17.3 million was used for the acquisition of centers, primarily Fair Lanes centers. Capital spending was $17.8 million for the year ended December 31, 1994 compared with $30.0 million for the year ended December 31, 1995.

     Net cash used for financing activities increased from $89.6 million for the year ended December 31, 1994 to $94.7 million for the year ended December 31, 1995. During 1994, the Predecessor Company made distributions to its owners of $78.2 million, net payments on notes payable to its owners of $8.6 million and net payments on credit note agreements and long-term debt of $4.8 million. Additionally, cash of $2.1 million was received as capital contributions by its owners. During 1995, the Predecessor Company made distributions to its owners of $71.9 million, net payments on notes payable to its owners of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by its owners.

     As a result of the aforementioned, cash increased by $0.2 million for the year ended December 31, 1994 compared to an increase of $1.6 million for the year ended December 31, 1995.

CAPITAL RESOURCES

     As a result of the Acquisition, the Company's total indebtedness has increased substantially. At June 30, 1997, the Company's debt structure consisted of senior debt of $679.9 million, senior subordinated notes of $250.0 million and senior subordinated discount notes of $291.4 million. At June 30, 1997, the Company was also capitalized with equity of $391.1 million. The Company also has the ability to borrow for general corporate purposes pursuant to the $50.0 million Working Capital Facility and for acquisitions pursuant to the $230.0 million Acquisition Facility, subject to certain conditions. At June 30, 1997, $112.0 million and $30.0 million was outstanding under the Acquisition Facility and the Working Capital Facility, respectively. Between June 30, 1997 and October 31, 1997, additional borrowings under the Acquisition Facility totaled $59.0 million and were used to fund the acquisitions of centers. See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures". In addition, the Company borrowed an additional $17.5 million under the Working Capital Facility to fund increases in working capital. At October 31, 1997, $171.0 million and $47.5 million was outstanding under the Acquisition Facility and the Working Capital Facility, respectively.

     In September 1997, certain current stockholders of AMF Bowling purchased an aggregate of 1,780,000 shares of Common Stock for $20.00 per share pursuant to the "overcall" provisions of the Stockholders Agreement. The aggregate $35.6 million capital contribution was used to fund acquisitions, including 15 centers from Conbow Corporation ("Conbow"), and for other permitted purposes. See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures" and "Principal Stockholders -- Stockholders Agreement".

     The Company funds its cash needs through cash flow from operations, existing cash balances and the Working Capital Facility and Acquisition Facility. A substantial portion of the Company's available cash will be applied to service outstanding indebtedness. For the period beginning January 12, 1996 and ending December 31, 1996, the Company incurred cash interest expense of $53.0 million, representing 55.5% of EBITDA of $95.5 million for the period. For the six months ended June 30, 1997, the Company incurred cash interest expense of $39.8 million, representing 46.4% of EBITDA of $85.8 million for the six month period.

     The Note Indentures and the Credit Agreement contain financial and operating covenants and significant restrictions on the ability of the Company to pay dividends, incur indebtedness, make investments and take certain other corporate actions. See "Risk Factors -- Substantial Leverage; Indebtedness", "Risk Factors -- Holding Company Structure", "Risk Factors -- Net Losses", "Description of Certain Indebtedness" and "Note 9. Long-Term Debt" in the Notes to Consolidated Financial Statements of AMF Bowling as of December 31, 1996.

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that available cash flow, together with available borrowings under the Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of, and interest on, its senior debt, and interest on the Notes. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness or that any refinancing would be available on commercially reasonable terms or at all. See "Risk Factors -- Substantial Leverage; Indebtedness" and "Risk Factors -- Net Losses".

     The Company and the lenders under the Credit Agreement have agreed in principle to the Proposed Amendments, pursuant to which the Credit Agreement will be amended and restated as the Third Amended and Restated Credit Agreement, the Acquisition Facility and a portion of the Term Facilities under the Credit Agreement will be converted into a non-amortizing revolving Working Capital Facility the aggregate size of which will be increased to $355.0 million, and a portion of such revolving credit indebtedness will be repaid with proceeds of the Offerings. Borrowings under the amended Working Capital Facility will provide the Company the ability to finance acquisitions or new center construction. At October 31, 1997, $161.5 million would have been available under such Working Capital Facility, assuming the Proposed Amendments were effective at such time and $100.0 million of the proceeds of the Offerings was used to repay indebtedness under the Credit Agreement. See "Use of Proceeds" and "Description of Certain Indebtedness".

CAPITAL EXPENDITURES

     For the six months ended June 30, 1997, the Company's actual capital expenditures were $25.6 million compared with $10.2 million for the six months ended June 30, 1996, on a pro forma basis (capital expenditures of the acquired business from January 1, 1996 through June 30, 1996). The increase was primarily due to an ongoing modernization program in Bowling Centers, a new point-of-sale information system in U.S. Bowling Centers, new Company-wide information systems, and construction of a new 40 lane, state-of-the-art bowling and family entertainment center at Chelsea Piers in New York City.

     For the period ended December 31, 1996, the Company's capital expenditures were $16.9 million. For the year ended December 31, 1997, the Company's capital expenditures are expected to be approximately $50.0 million. For the year ended December 31, 1995, the Company's capital expenditures were $30.0 million, including $9.7 million for the construction of three new centers. In 1994, the Company's capital expenditures were $17.8 million. The 1996 expenditures level was lower than the 1995 level in part because in 1995 three new bowling centers were constructed at a cost of approximately $9.7 million.

     The Company conducts an ongoing modernization and maintenance program that results in its centers having upgraded physical plants and generally attractive appearances. Management believes that its historical spending level of 3.7% of Bowling Centers revenue is fully adequate to cover all modernization and maintenance capital expenditures. Management estimates that approximately 2.0% of Bowling Centers revenue is required for maintenance capital expenditures alone.

     Bowling Products has relatively modest capital investment requirements, and the Company has followed a relatively conservative approach to capital investment. Maintenance and replacement investments have been made when clearly needed, but as close to the end of the useful lives of assets as possible. Investment in production machinery and equipment has received the highest investment priority and has focused on projects with projected payback periods of one to three years. Management is not planning significant changes in the policy for non-strategic projects.

     The Company has the opportunity to acquire and build additional bowling centers, both in the U.S. and internationally. The Company is prepared to acquire or build additional bowling centers as appropriate opportunities arise and is engaged in ongoing evaluations of and discussions with third parties regarding possible acquisitions. See "Business -- Business Strategy". Management plans to acquire centers with funding provided under the Credit Agreement to the extent available. Under the Acquisition Facility, as of October 31, 1997, the Company had the ability to borrow up to an additional $59.0 million (or $161.5 million, assuming the Proposed Amendments were effective at such time and $100.0 million of the proceeds of the Offerings was used to repay indebtedness under the Credit Agreement) for acquisitions or to refinance new center construction, subject to certain conditions. Management's plans to expand the Bowling Centers operations are subject to the continuation of favorable economic and financial conditions, which are generally not within the Company's control. Currently, the Company has entered into purchase agreements to acquire eighteen centers, including the Pin Boys Centers (as hereinafter defined), from several unrelated sellers. The aggregate purchase price for such centers is expected to be approximately $38.5 million and is expected to be funded with borrowings under the Acquisition Facility (or, under the Proposed Amendments, the Working Capital Facility) and cash generated from operations.

     The Company has funded its capital expenditures from cash generated by operations and, with respect to the construction and acquisition of new centers, internally generated cash, the Acquisition Facility, and issuances of common equity. See "Note 9. Acquisitions" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997, "-- Liquidity" and
"-- Capital Resources".

SEASONALITY AND MARKET DEVELOPMENT CYCLES

     The following table sets forth AMF's U.S. constant centers revenue for the last four quarters:

                                                    QUARTER ENDING
                               ---------------------------------------------------------
                               SEPTEMBER 30,     DECEMBER 31,     MARCH 31,     JUNE 30,
                                   1996              1996           1997          1997
                               -------------     ------------     ---------     --------
                                                 (DOLLARS IN MILLIONS)

    Total Revenue............      $38.7            $ 50.5          $58.1        $ 41.1
    % of Total...............       20.6%             26.8%          30.8%         21.8%

     On a consolidated basis, revenue and EBITDA of the Company's businesses are neither highly seasonal nor highly cyclical. The geographic diversity of the Company's bowling centers, which operate across different regions of the U.S. and across nine other countries, along with the bowling industry's historic relative insulation from recessions, has provided stability to the Company's annual cash flows. Although financial performance of Bowling Centers operations is seasonal in nature in many countries, with cash flows typically peaking in the winter months and reaching their lows in the summer months, the geographic diversity of the Company's bowling centers has helped reduce this seasonality as bowling centers in certain countries in which AMF operates exhibit different seasonal sales patterns. As a result of the growing number of U.S. centers attributable to the Company's acquisition program, the seasonality described above may be accentuated. In Australia, where AMF has its largest number of international centers, the reversal of seasons relative to the U.S. helps mitigate the seasonality in worldwide operations. AMF's cash flows are further stabilized by the location of many centers in regions where the climates have high average temperatures and high humidity. In the U.S., during the summer months when league bowling is generally less active, bowling centers in the southern U.S. continue to show strong performance. Similarly, in regions with warm summer climates such as Hong Kong and Mexico, where bowling in air-conditioned centers may be more attractive than outdoor activities, bowling centers show strong performance. See "Business -- Business Strategy" and "Note
10. Business Segments" in the Notes to Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997.

     Modernization and Consumer Products sales display significant seasonality. The U.S. market, which is the largest market for Modernization and Consumer Products, is driven by the beginning of leagues in the fall of each year. Operators typically sign purchase orders, particularly for replacement equipment, during the first four months of the year, after they receive winter league revenue indications. Equipment is shipped and installed during the summer months, when leagues are generally less active. Sales of modernization equipment, such as automatic scoring and synthetic lane overlays, are less predictable and fluctuate more than the replacement equipment because of the four to ten year life cycles of these major products.

     The NCP category of bowling products experiences significant fluctuations due to changes in demand for NCPs as certain markets experience high growth followed by market maturity, at which time sales to that market decline, sometimes rapidly. Market cycles for individual countries have, in the past, spanned several years, with periods of high demand for several markets (e.g., Korea and Taiwan) which, in the Company's experience, last five years or more. These growth patterns do not seem to be closely tied to general economic cycles.

INTERNATIONAL OPERATIONS

     For the six months ended June 30, 1997, 26.1% of Bowling Centers revenue was generated by its international centers. For the year ended December 31, 1996, 33.8% of the Bowling Centers revenue was generated by international centers. Historically, the Company has not engaged in any significant currency hedging activities.

     The Company's international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs, tariffs and VATs and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax laws.

     For the six months ended June 30, 1997, 59.2% of Bowling Products sales were international sales. For the year ended December 31, 1996, approximately 62.7% of Bowling Products sales were made in international markets. To minimize credit and international exchange risk, equipment is sold primarily using letters of credit denominated in U.S. dollars. Letters of credit are usually received before shipments leave U.S. ports. International sales offices sell some products in local currency, but adjust pricing, to the extent that market conditions permit, with changes in exchange rates. This policy enables the Bowling Products operations generally to avoid any material adverse effect from exchange rate fluctuations. Management believes that this policy should continue to protect the Company from material adverse consequences of exchange rate fluctuations, except in the event of severe international exchange rate volatility. See "Risk Factors -- International Operations".

BACKLOG; RECENT NCP SALES

     The total backlog of NCPs (which include all of the equipment necessary to outfit one new bowling lane) as of October 26, 1997 was 2,085 units, which is an approximately 46% increase over the December 31, 1996 backlog of 1,426 units. The increased backlog was directly attributable to strong NCP orders generated throughout the world as a result of an aggressive program to increase sales in early stage and developed markets. The backlog as of October 26, 1997 reflects a significant number of orders from customers in China, Malaysia, North and South America, Japan and Europe. Orders of NCPs included in the backlog are subject to cancellation by customers from time to time in the normal course of business. Accordingly, the Company has experienced, and expects to continue to experience, the cancellation of a portion of such orders.

     NCP sales for the first six months of 1997 totaled $62.8 million, a 67.5% increase over the same period in 1996. The significant increase was attributable to the market development and sales programs implemented in mid-1996 which were designed to maximize NCP sales activity in a variety of marketplaces of the world. While China currently represents the largest market for the Company's NCP sales and backlog, other markets such as South America, India, Poland, Russia and the Middle East are being developed.

     The total NCP backlog of approximately 1,426 units as of December 31, 1996 represented an increase of 486 units from the backlog of 940 units at December 31, 1995. This increase was primarily composed of increases in the backlogs in China, the United States and Malaysia, partially offset by decreases in the backlogs in Korea and Taiwan.

     Reflecting the decline in orders in the fourth quarter of 1995, manufacturing revenue from NCP sales declined very substantially during the first six months of 1996 representing a decrease of over 59.0% compared with NCP sales during the first six months of 1995. Overall NCP sales in the second half of 1996 exceeded NCP sales for the first half of 1996, reflecting continued progress in establishing a direct sales presence in China. The drop in NCP revenue for the year ended December 31, 1996 was due to a decrease in NCP unit sales, particularly in Korea and Taiwan. For the full year 1996, total NCP sales to Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units compared with the full year 1995. The decrease in sales to Korea and Taiwan during 1996 was offset in part by an increase in NCP sales to China of 825 units. Management believes that the initial expansion period in both Korea and Taiwan peaked during 1994. Management believes that the decreased sales to Korea were also partially attributable to the effect of the Company's decreased presence in Korea while it was in the process of establishing a direct sales office to replace its former distributor. As a result of the maturing state of the markets in Korea and Taiwan, management does not expect NCP sales to these markets to return to the levels realized in 1994.

IMPACT OF INFLATION

     The Company has historically offset the impact of inflation through price increases and expense reductions. Periods of high inflation could have an adverse effect on the Company to the extent that increased borrowing costs for floating rate debt may not be offset by increases in revenue.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes.

     The Company currently and from time to time is subject to environmental claims. It is the opinion of management that the various asserted claims in which the Company currently is involved are not likely to have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims.

     The Company cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the Company's products, or providing its services, or otherwise adversely affect the demand for its products or services. See "Business -- Environmental Matters".

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for the fiscal year ended December 31, 1997, the Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information About Capital Structure". Effective for the fiscal year ended December 31, 1998, the Company is required to adopt SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information".

     The Company does not expect that adoption of these standards will have a material impact on the Company's financial position or results of operations. The adoption of SFAS No. 130 will require reporting comprehensive income, which includes the foreign currency translation adjustment, in an alternative format prescribed by the standard.

                                    BUSINESS

GENERAL

     AMF is the largest bowling company in the world. The Company operates 447 bowling centers worldwide which generate over 60 million customer visits per year. AMF is the U.S. market leader with 361 bowling centers, and is also the largest operator internationally, with 86 bowling centers in nine countries. In addition, AMF has been a leader in the bowling equipment industry for over 50 years, having revolutionized ten pin bowling with the introduction of the first automatic pinspotter in 1946. AMF is one of only two bowling equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment.

     The worldwide bowling center and bowling equipment industry generates approximately $9 billion in annual revenue and includes approximately 13,000 bowling centers in over 80 countries. The U.S. bowling center and bowling equipment industry generates in excess of $4 billion of revenue annually and includes approximately 5,900 centers. Over 100 million people participate annually in bowling worldwide, according to the FIQ, the official organization of the worldwide bowling industry. The bowling center industry in both the U.S. and abroad is highly fragmented. In the U.S., the next closest competitor to AMF's 361 centers has approximately 111 centers. The next three largest operators collectively account for only approximately 55 of the total 5,900 centers.

     An investor group led by GSCP, an affiliate of Goldman Sachs, acquired AMF in May 1996 for a total purchase price of approximately $1.37 billion. The investor group appointed a new management team that has aggressively pursued a three-part strategy:

          - consolidate the U.S. bowling center industry,

          - build a nationally recognized brand of superior bowling and entertainment centers, and

          - capitalize on the demand for bowling products and centers in certain international markets.

     Management is utilizing the well-recognized AMF name to build the only national branded network of bowling and entertainment centers in the U.S. through a series of initiatives. These include introducing innovative new products, such as bumper bowling and Xtreme(TM) Bowling, upgrading the physical appearance of centers, and improving the food and beverage offerings. Since May 1996, AMF's management team has grown the number of AMF's U.S. centers from 207 to 361, an increase of approximately 74%, principally through acquisitions.

     AMF is also capitalizing on the strong international growth in the demand for Bowling Products through direct sales of equipment and the building of new bowling centers abroad. Strong demand for AMF's New Center Packages of bowling equipment drove AMF's backlog from 1,426 NCP units at December 31, 1996 to 2,085 NCP units at October 26, 1997, an increase of approximately 46%. Over 90% of the Company's NCP backlog is to international markets such as China, Japan and Germany. Further, AMF is acting to accelerate the development of bowling in key potential markets. During 1997, AMF entered into joint ventures to build and operate bowling centers equipped with AMF bowling products in China and selected Southeast Asian countries, and in Brazil and Argentina.

INDUSTRY OVERVIEW

  BOWLING CENTERS

     Bowlers represent a broad cross-section of the population. Several key reasons for bowling's popularity in the U.S. and abroad are that it is (i) an indoor, all-weather sport with year-round appeal, (ii) a lifetime sport suitable for all age groups, and (iii) low in cost relative to other forms of entertainment, requiring minimal expenditure on equipment to participate. Approximately 50% of U.S. bowling revenue is derived from league bowlers, who register in leagues and commit to participate on a scheduled basis generally once a week for a period of up to 40 weeks. Management believes that outside the U.S., league revenue generally comprises a smaller percentage of bowling revenue.

     The bowling center industry is highly fragmented, and consists of two relatively large bowling center operators, AMF (which has 361 U.S. centers as of October 31, 1997) and Brunswick Corporation ("Brunswick") (which has approximately 111 U.S. centers), three medium-sized chains, which together account for 55 bowling centers, and over 5,300 bowling centers owned by single-center and small-chain operators, which typically own four or fewer centers. The top five operators (including AMF) account for less than 9% of the total number of U.S. bowling centers.

     The international bowling center industry is also highly fragmented. There are typically few chain operators in any one country and a large number of single-center operators. AMF generally enjoys a relative size advantage (i.e., a larger number of lanes per center), and is competitively well positioned in markets such as the United Kingdom and Australia.

     In the United States, the operation of bowling centers is a mature industry characterized by slightly decreasing lineage (games per lane per day) offset by increasing average price per game and creating additional sources of income. Management believes that AMF's U.S. lineage has remained relatively stable in recent years due to AMF's ability to better maintain existing league bowlers and attract new recreational bowlers.

                        U.S. BOWLING CENTER INDUSTRY(a)

                                                                        NUMBER OF
OPERATOR                                                                LOCATIONS     % OF TOTAL
----------------------------------------------------------------------  ---------     ----------
AMF...................................................................      361            6.1%
Brunswick.............................................................      111            1.9
Bowl America..........................................................       23            0.4
Active West...........................................................       17            0.3
Bowl New England......................................................       15            0.2
                                                                          -----          -----
  Subtotal............................................................      527            8.9
                                                                          -----          -----
Single-center and small-chain operators...............................    5,373           91.1
                                                                          -----          -----
          Total.......................................................    5,900          100.0%
                                                                          =====          =====

---------------
(a) AMF estimate at October 31, 1997.

  BOWLING PRODUCTS

     The Bowling Products business consists of two categories: (i) New Center Packages (all of the equipment necessary to outfit a new bowling center or expand an existing bowling center); and (ii) Modernization and Consumer Products (which includes modernization equipment which upgrades an existing center, spare parts, supplies and consumable products). AMF and Brunswick are the only bowling center equipment manufacturers that compete on a global basis. Management believes that AMF's bowling equipment accounts for approximately 41% of the world's installed base of bowling equipment. Other competitors are typically smaller companies that tend to offer a narrower range of products and are often regionally focused. See "-- AMF Bowling Products -- Competition".

     New Center Package sales follow the trends in the growth of bowling. As bowling is introduced and becomes popular in new markets, the economics of constructing and operating bowling centers become attractive to local market developers and entrepreneurs. Consequently, they build new bowling centers, which need to be outfitted with equipment, driving demand for NCPs. For at least the last 15 years, the vast majority of NCP sales have been to international markets. This international trend has been fueled by the growth of bowling in several countries, particularly China, Taiwan and Korea.

     Sales of Modernization and Consumer Products to bowling center operators who manage the growing installed base of bowling equipment provide a stable base of recurring revenue. These products include both proprietary and standard spare parts for existing equipment and other products including pins, shoes, supplies and modernization equipment. Some of these products, such as bowling pins, should be replaced on approximately an annual basis to maintain a center, while certain less frequent investments in other equipment are necessary to modernize a center and are often required to maintain a customer base.

     In the U.S. and Korea, which are mature bowling markets, the population per lane in 1996 was approximately 2,000 and 3,600, respectively. (These figures are calculated by dividing total population by number of lanes: total population is obtained from the Population Reference Bureau; lane numbers are estimates received from AMF regional sales representatives.) In developing markets, the population per lane is significantly higher, suggesting the opportunity for additional growth, although there can be no assurance that these markets will develop to the same extent as the U.S. or Korea, as only a small number of markets have achieved this level of development. For example, India has over 25 million people per lane of installed bowling equipment, Poland has over 2 million people per lane, Indonesia has over 650,000 people per lane and Brazil has over 450,000 people per lane.

BUSINESS STRATEGY

     AMF believes that its future growth will depend on the continued success of its three-part strategy to consolidate the U.S. bowling center industry, build a nationally recognized AMF brand of superior bowling and entertainment centers, and capitalize on the demand for bowling products and centers in certain international markets. The key elements of the strategy are:

  CONSOLIDATE THE FRAGMENTED U.S. BOWLING CENTER INDUSTRY

     In addition to the 160 centers that AMF has acquired since May 1996, the Company's dedicated acquisition team has identified approximately 2,000 potential center acquisition candidates in the United States. The Company employs a regional clustering strategy for its U.S. centers and focuses on acquiring centers that either fit into existing geographic clusters or could be the base for forming new clusters. Management believes that none of the Company's competitors in the U.S. bowling industry is pursuing such an active acquisition strategy.

  IMPROVE ACQUIRED CENTERS' PROFITABILITY

     The Company believes that its EBITDA margins are among the highest of operators of U.S. bowling center chains. This belief is based on publicly available information and on the Company's knowledge of the industry, due to the Company's experience in operating the largest U.S. bowling center chain, in participating in various industry trade associations and in evaluating many U.S. bowling centers and chains for possible acquisition. Following an acquisition, management acts to increase profitability by cutting costs and introducing programs to increase revenue. Specifically, the Company improves marketing programs, reduces overhead, optimizes staffing, implements improved financial controls, centralizes management and maintenance of equipment, and centralizes purchasing. The Company often makes immediate capital and other improvements to upgrade the centers it acquires which are designed to generate increased revenue and to further AMF's goal of creating a nationally recognized brand of superior bowling and entertainment centers.

  BUILD A NATIONALLY RECOGNIZED BRAND OF SUPERIOR BOWLING AND ENTERTAINMENT CENTERS

     AMF believes it offers a superior bowling and entertainment experience utilizing innovative products such as Xtreme(TM) Bowling, which uses glow-in-the-dark pins and equipment, black lighting and music; bumper bowling for children, in which bumpers prevent balls from rolling into the gutter; computerized, automatic and color scoring; and time period discounts for certain groups, such as seniors and children. The Company is also increasing concourse space in certain of its centers for amusement games, billiards and other activities. AMF is selectively introducing the "Family Fun Fest" bowling center, which offers expanded state-of-the-art arcade and video games. The Company also seeks to increase its profile through the sponsorship of Special Olympics International and by hosting professional bowling tournaments.

  BUILD NEW CENTERS

     The Company has built new bowling centers in attractive markets to enhance its Bowling Centers business and also to serve as a showcase for the products manufactured by its Bowling Products business. These centers utilize state-of-the-art equipment and present bowling as part of a family entertainment experience and are an integral part of AMF's efforts to build a nationally branded network of superior bowling and entertainment centers. For instance, in August 1997, the Company opened a new 40-lane bowling center at Chelsea Piers in New York, the first new bowling center in Manhattan in 30 years.

  IMPROVE FOOD AND BEVERAGE REVENUES

     The Company estimates that it has over 60 million customer visits per year in its bowling centers. The Company is expanding and improving the food and beverage product offerings at many of its centers to take better advantage of its significant customer traffic. AMF also capitalizes on purchasing economies of scale. The Company is one of the nation's leading on-premise accounts for both Anheuser Busch Companies, Inc. and The Coca-Cola Company.

  CAPITALIZE ON GROWING GLOBAL DEMAND FOR BOWLING PRODUCTS

     Management believes that AMF's well-established global brand name, the quality of its products, and its comprehensive service and strong direct sales force and distribution network will enable it to take advantage of growing NCP demand worldwide. The Company is focused on sales of NCPs (which comprised 48% of AMF's Bowling Products sales in 1996) into selected countries with demonstrated strong demand for bowling products. AMF's backlog of NCPs increased by approximately 46% from 1,426 units at December 31, 1996 to 2,085 units at October 26, 1997. Customers outside the U.S. comprise over 90% of the current NCP backlog total, with the largest portion going to markets such as China, Japan and Germany. In addition, AMF will continue to acquire and to build international bowling centers on a selective basis, either to enhance the growth of bowling in countries which present attractive opportunities for the sale of bowling products or to enhance AMF's competitive position in a particular country's bowling center industry.

  ACCELERATE THE DEVELOPMENT OF BOWLING IN SELECTED INTERNATIONAL MARKETS

     In addition to the international markets that currently have a high demand for bowling products, management believes that selected international markets which are in the early development stage have the potential for high growth. Examples of such early stage markets are India which has over 25 million people per lane of installed bowling equipment, Poland which has over 2 million people per lane, Indonesia which has over 650,000 people per lane, and Brazil which has 450,000 people per lane. By contrast, mature markets, such as the U.S. and Korea, have populations per lane of 2,000 and 3,600, respectively. There can be no assurance that early stage markets will develop to the same extent as the United States or Korea, as only a small number of markets have achieved this level of development. AMF seeks to accelerate the industry's growth in early stage markets by building showcase centers and conducting promotional programs. As bowling becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs. To capitalize on this development cycle, AMF has entered into joint ventures to build, own and operate up to 20 bowling centers in China and Southeast Asia and 39 bowling centers in Brazil and Argentina. The Company is also developing a center in India and pursuing opportunities in Russia and Poland.

  PROVIDE INNOVATIVE AND QUALITY PRODUCTS

     AMF expects to continue to maintain its leadership position in manufacturing by setting industry standards for quality and innovation. Management believes that AMF has the fastest pinspotters, the highest scoring lanes and the most durable pins. Since the development of the first automatic pinspotter over fifty years ago, AMF has been an innovator in the advancement of such products as automatic scoring, bumpers, and Xtreme(TM) Bowling. AMF positions its products as high quality and technologically advanced, allowing it generally to command premium prices. Management believes that AMF uses its position as an integrated bowling centers operator and bowling products manufacturer to AMF's advantage in testing and developing product innovations.

  INCREASE MODERNIZATION AND CONSUMER PRODUCT SALES

     Management expects AMF to benefit as the worldwide base of bowling centers grows due to the increased popularity of bowling. AMF's brand name, the large installed base of AMF bowling equipment, AMF's established direct sales force and distribution network and its quality products will position AMF to increase sales of Modernization and Consumer Products. These products, which include modernization equipment, supplies, spare parts and consumable products, comprised 52% of AMF's Bowling Products sales in 1996. Furthermore, when AMF acquires or constructs a center and installs state-of-the-art equipment in that center, management believes that competing centers may purchase Modernization and Consumer Products, often from AMF, to remain viable competitors to the AMF center.

RECENT FINANCIAL PERFORMANCE

     AMF's management has significantly improved financial results since the May 1996 acquisition. Revenue and EBITDA increased by 33.9% to $318.1 million and by 30.4% to $85.8 million, respectively, for the first six months of 1997 as compared to the pro forma results for the first six months of 1996. Net loss for the first six months of 1997 was $12.2 million compared to a pro forma net loss of $13.5 million for the first six months of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Consolidated Items -- Net Income (Loss)". Management believes that AMF's Bowling Centers and Bowling Products businesses have been characterized by high EBITDA margins and attractive returns on investment. Management believes that the Company is well-positioned, due to its long established industry leadership position, the AMF brand, the Company's large installed base and its strategy, to develop and capitalize on the growth potential of bowling worldwide.

AMF BOWLING CENTERS

     In the United States, AMF is the largest operator of bowling centers, with (as of October 31, 1997) 361 bowling centers in 36 states and Puerto Rico. Outside the United States, AMF is also the largest operator of bowling centers, with (as of October 31, 1997) 86 bowling centers in nine countries: Australia
(38), the United Kingdom (22), Mexico (9), Japan (4), China (including Hong
Kong) (6), France (3), Spain (2), Switzerland (1), and Canada (1). Of the U.S. centers, 207 were acquired as part of the Acquisition (seven of which were subsequently closed), 160 were acquired thereafter and one was constructed. Of the international centers, 78 were acquired as part of the Acquisition, nine were acquired thereafter, including seven in the United Kingdom and two in Australia, and one in Japan was closed.

     The Company's number of U.S. centers, regional clustering for U.S. centers (54 clusters) and average size (an average of 38 lanes per U.S. center versus an industry average of 21 lanes per U.S. center) provide both additional revenue opportunities and economies of scale. These revenue opportunities include (i) scheduling flexibility, which improves lane utilization, (ii) the ability to support an expanded food and beverage operation and (iii) more concourse space for food and beverage offerings, amusement games, billiards and pro shops. Cost savings resulting from the economies of scale include (a) the ability to distribute operating and corporate overhead costs (including marketing and advertising costs) over a larger revenue base and (b) attractive terms from certain of the Company's suppliers.

     Internationally, AMF's centers also are, on average, larger than those of its competitors. As with its U.S. operations, the number of centers, geographic clustering and size result in additional revenue opportunities and economies of scale. The Company is particularly well positioned in the United Kingdom and Australia.

     The geographic diversity of AMF's Bowling Centers operations across different regions of the U.S. and across nine other countries, along with the bowling centers industry's historic relative insulation from recessions, has provided stability to AMF's annual cash flows. See "Risk Factors -- Seasonality and Market Development Cycles" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Market Development Cycles".

     The Company has an ongoing modernization program that results in its bowling centers having more upgraded physical plants and attractive appearances than those of other operators. Management believes that its historical spending level of approximately 3.7% of Bowling Centers revenue is adequate to cover routine capital expenditures. Management estimates that only 2% of Bowling Centers revenue is required for nondiscretionary capital expenditures alone. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures".

     The Bowling Centers business derives its revenue and profits from three principal sources: (i) bowling, (ii) food and beverage and (iii) other sources, such as shoe rental, amusement games, billiards and pro shops. In 1996, bowling, food and beverage and other revenue represented 62%, 24% and 14% of total Bowling Centers revenue, respectively.

     Bowling revenue, the largest portion of a bowling center's revenue and profitability, is derived from league play, tournament play and recreational play. Food and beverage sales occur primarily through snack bars that offer snack foods, soft drinks and, at many centers, alcoholic beverages. AMF has acquired several centers with large sports bars that provide a large portion of such centers' revenue. Other revenue is derived from shoe rental and the operation of amusement games, billiards and pro shops. The shoe rental business is driven primarily by recreational bowlers who usually do not own a pair of bowling shoes. Recreational bowlers and non-bowling customers are also the primary users of amusement games and billiards tables.

  RECENT ACQUISITIONS AND JOINT VENTURES

     On October 10, 1996, AMF completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan. The purchase price of the Charan acquisition was approximately $106.5 million, subject to certain adjustments. The Charan acquisition was funded with approximately $40 million from the sale of equity by AMF Bowling to its existing institutional stockholders and one of its directors, and with approximately $66.5 million borrowed under the Acquisition Facility.

     On April 24, 1997, AMF completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operated 43 bowling centers in six states. The aggregate price of the ARC acquisition was approximately $70.0 million, including repayment of certain debt and the purchase of related joint venture interests, and was funded with borrowings under the Acquisition Facility.

     Commencing October 31, 1997, AMF is leasing and operating a chain of eight bowling centers (the "Pin Boys Centers") for a period ending January 6, 1998, at which time AMF will purchase the personal property of the eight centers and real estate relating to six of such centers for approximately $18.8 million. AMF will continue to lease and operate the two centers with respect to which real property is not acquired.

     In addition, between May 1, 1996 and October 31, 1997, the Company acquired 44 centers in the United States, seven centers in the U.K. and two centers in Australia from various single-center and small chain operators, and one chain of 15 bowling centers from Conbow. The aggregate purchase price for such acquisitions was approximately $130.3 million, and was funded with borrowings under the Acquisition Facility.

     As a result of the foregoing acquisitions and after giving effect to the construction of one center and the closing of eight centers since the Acquisition, the Company operated 361 U.S. bowling centers and 86 international bowling centers as of October 31, 1997.

     As of October 31, 1997, after giving effect to such acquisitions, $59.0 million remained available under the Acquisition Facility, of which a portion is expected to partially fund acquisitions that are scheduled to close by the end of January 1998.

     The Company has entered into purchase agreements to acquire eighteen U.S. centers, including the Pin Boys Centers, from several unrelated sellers. The aggregate purchase price for such centers is expected to be approximately $38.5 million and is expected to be funded with borrowings under the Acquisition Facility (or, under the Proposed Amendments, the Working Capital Facility) and internally generated cash. See "Management's Discussion and Analysis of Financial Statements and Results of Operation -- Capital Resources".

     In April 1997, the Company entered into a joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate ("Hong Leong"). Pursuant to the arrangement, the joint venture, to be owned 50% by the Company and 50% by Hong Leong, is expected to build and operate up to 20 bowling centers during the next three years. These bowling centers, the first of which is expected to open during 1997 in Tianjin, China, will be located in China, Indonesia, Malaysia, the Philippines, Thailand and Vietnam.

     In August 1997, the Company entered into a joint venture arrangement with Playcenter S.A., a Sao Paulo based amusement and entertainment company ("Playcenter"). Pursuant to the arrangement, the joint venture, owned 50% by the Company and 50% by Playcenter, is expected to build or assume ownership of, and operate, up to 39 bowling centers in Brazil and Argentina during the next four years.

     The Company expects its total investments in the joint ventures with Hong Leong and Playcenter to be approximately $12 million and $14 million, respectively, and expects each joint venture to finance the construction and acquisition of bowling centers with financing that is non-recourse to the Company.

     On October 20, 1997, the Company acquired Michael Jordan Golf Company, Inc., a company formed to build and operate golf practice ranges in select U.S. locations. In connection with such acquisition, the Company agreed to build two golf practice ranges by the end of 1999.

  COMPETITION (BOWLING CENTERS)

     Bowling, both as a competitive sport and a recreational activity, faces competition from numerous alternative activities. The ongoing success of the Company's Bowling Centers operations is subject to the level of interest in bowling, the availability and relative cost of other sport, recreational and entertainment alternatives, the amount of leisure time enjoyed by potential players, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to be popular or that the Company will continue to compete effectively in the industry. See "Risk Factors -- Bowling Industry Characteristics", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Performance by Business Segment -- Bowling Centers" and "-- Business Strategy".

     The Company's centers also compete with other bowling centers. See
"-- Industry Overview". The Company competes primarily through the quality, appearance and location of its facilities and through the range of amenities and service level offered.

  FACILITIES (BOWLING CENTERS)

     As of October 31, 1997, AMF operated 361 centers in the United States and 86 centers in nine other countries. A regional list of these facilities is set forth below:

                                 U.S. CENTERS*

                                                        NUMBER OF     NUMBER OF     OWNED/
                                                        CLUSTERS       CENTERS      LEASED
                                                        ---------     ---------     -------
    REGION
    Pacific...........................................       8            54          24/30
    Great Lakes.......................................       7            51          39/12
    Baltimore/Washington..............................       3            24           15/9
    Northeast.........................................       7            52          28/24
    Southern..........................................      10            58          42/16
    Mid-Atlantic......................................       7            48          25/23
    Midwest...........................................       6            37          27/10
    Texas.............................................       6            35           28/7
                                                            --           ---        -------
      Total...........................................      54           359        228/131
                                                            ==           ===        =======


---------------
* AMF operates two centers for an unrelated party. The two managed centers are neither owned nor leased by AMF and, therefore, are not included in the foregoing table.

                             INTERNATIONAL CENTERS

                                                                      NUMBER OF     OWNED/
                                                                      LOCATIONS     LEASED
                                                                      ---------     ------
    COUNTRY
    Australia.......................................................      38        23/15
    United Kingdom..................................................      22         3/19
    Mexico..........................................................       9          5/4
    China (including Hong Kong).....................................       6          0/6
    Japan...........................................................       4          0/4
    France..........................................................       3          0/3
    Spain...........................................................       2          0/2
    Switzerland.....................................................       1          0/1
    Canada..........................................................       1          1/0
                                                                          --        -----
      Total.........................................................      86        32/54
                                                                          ==        =====

     AMF's leases are subject to periodic renewal. Thirty-five of the U.S. Bowling Centers have leases which expire during the next three years. Twenty-two of such leases have renewal options. Nineteen of the international Bowling Centers have leases which expire during the next three years. Twelve of such leases have renewal options. AMF generally does not have difficulty renewing leases.

  EMPLOYEES (BOWLING CENTERS)

     As of July 31, 1997, Bowling Centers operations had approximately 12,882 full- and part-time employees. The Company believes that its relations with its Bowling Centers employees are satisfactory.

                              NUMBER OF EMPLOYEES

                                                                           NUMBER OF
                                                                           EMPLOYEES
                                                                           ----------
        COUNTRY
          United States................................................      10,624
                                                                             ------
          International:
             Australia.................................................       1,144
             United Kingdom............................................         550
             Mexico....................................................         220
             China (including Hong Kong)...............................         122
             Japan.....................................................          48
             France....................................................          77
             Spain.....................................................          33
             Switzerland...............................................          13
             Canada....................................................          51
                                                                             ------
                  Total International..................................       2,258
                                                                             ------
                  Total Worldwide......................................      12,882
                                                                             ======

AMF BOWLING PRODUCTS

     AMF is one of only two bowling center equipment manufacturers that compete on a global basis. Management believes that AMF bowling equipment accounts for approximately 41% of the world's installed base of bowling center equipment and has supplied or is supplying equipment to an estimated 10,000 bowling centers in over 50 countries. The Company manufactures and sells bowling center equipment, including automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and modernization parts, and resale products, such as bowling balls, bags, shoes and other bowlers' aids, sold primarily through pro shops.

     The bowling products business consists of two categories: (i) New Center Packages (all of the equipment necessary to outfit a new bowling center or expand an existing bowling center); and (ii) Modernization and Consumer Products (which includes modernization equipment, spare parts, supplies and consumable products).

     AMF positions its products as high quality, technologically advanced products, allowing AMF generally to command premium prices. AMF's long history of bowling equipment innovation began over 50 years ago when AMF revolutionized ten pin bowling with the introduction of the automatic pinspotter. Today, AMF manufactures 8800 Gold (the fastest pinspotter for play conducted under conditions specified by the American Bowling Congress) and 8290 pinspotters, and, management believes, the highest-scoring lanes and the most durable pins. The superior speed of AMF's pinspotter directly influences the amount of bowling revenue a bowling center can generate, and the reliability and ease of repair is an important marketing tool against sellers of refurbished equipment. AMF's HPL synthetic lanes, introduced in 1988, are the performance leaders. In the annual American Bowling Congress tournament, where AMF and Brunswick supply the equipment in alternating years, every major scoring record has been set on AMF's synthetic lanes. Internal tests demonstrate that AMF pins are more durable under stress conditions and are less likely to break. In general, AMF's products are developed through internal research and development efforts. AMF holds over 40 U.S. patents for its various proprietary products and technologies.

  MODERNIZATION AND CONSUMER PRODUCTS

     The potential customers for Modernization and Consumer Products include all bowling centers in operation today, and the number of these potential customers will continue to grow as the number of centers increases. In order for a bowling center to remain competitive and to satisfy its customers, the center operator must make certain periodic investments in the center's equipment. Some of these investments, such as replacing pins, must be made on approximately an annual basis. These annual investments represent relatively modest expenditures necessary to maintain the center. Other equipment, such as automatic scoring systems, replacement lanes and upgraded automated lane maintenance equipment, require less frequent but more significant investments by center operators. Management believes that many of these modernizations are necessary for a center to maintain its existing customer base.

  NEW CENTER PACKAGES

     New Center Packages include the equipment necessary to outfit new or expand existing bowling centers, such as lanes, pinspotters, automatic scoring, bowler seating, ball returns, masking units and bumpers. AMF is focused on sales of NCPs into selected countries with demonstrated strong demand for bowling products, such as China, Japan and Germany. In addition, AMF believes that markets, such as Argentina, Brazil, Indonesia, India, Poland and other selected markets in Asia, Eastern Europe and South America, hold the potential for high growth over the next several years, but are currently in the early stages of the industry's development. As bowling is introduced in a market and becomes more popular, local developers and entrepreneurs build new bowling centers, which are outfitted with equipment, and drive demand for NCPs. To capitalize on this development cycle, AMF has entered into the joint ventures with Hong Leong and Playcenter described under "-- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures". See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales".

  BILLIARDS

     In addition to bowling equipment and supplies, AMF manufactures and sells PlayMaster billiards tables. PlayMaster sells an extensive line of home billiards tables and a limited line of commercial billiards tables. For the six months ended June 30, 1997, PlayMaster had revenue of $3.8 million.

  COMPETITION (BOWLING PRODUCTS)

     AMF is one of the largest manufacturers of bowling center equipment in the world. Management estimates that AMF accounts for approximately 41% of the worldwide installed base of bowling center equipment.

     AMF and Brunswick are the two largest manufacturers of bowling center equipment, and are the only full-line manufacturers of NCPs and Modernization and Consumer Products that compete on a global basis. The Company also competes with smaller, often regionally focused companies in certain product lines. For example, DACOS, a Korean-based manufacturer, competes with the Company in the Asia-Pacific region, primarily in China and Korea.

     Because of bowling equipment's relatively long useful life, used equipment can be refurbished and sold, often to builders of new centers. The Company actively purchases and resells used equipment in new, high growth markets in order to compete with refurbishers who often are U.S. based.

  PROPERTIES (BOWLING PRODUCTS)

     As of October 31, 1997, AMF owned or leased facilities at five locations in the U.S., four of which are used for its Bowling Products business and one of which is used for its billiards business. AMF also leased facilities at 28 international locations, which are used as offices or warehouses. These facilities are listed below.

                                U.S. FACILITIES

                                                                          APPROXIMATE       OWNED/
LOCATION                                   PRODUCTS                      SQUARE FOOTAGE     LEASED
-----------------------  --------------------------------------------    --------------     -------
Richmond, VA...........  World headquarters,
                         pinspotters, automatic scoring, synthetic
                         lanes, other capital equipment,                     360,000        Owned
                         consumer products, used pinspotters                  54,000        Leased
Lowville, NY...........  Pins and wood lanes                                 121,000        Owned
                                                                              50,000        Owned
Golden, CO.............  Lane maintenance equipment (Century)                 50,000        Leased
Bland, MO..............  Billiard tables (PlayMaster)                         37,210        Owned
                                                                              33,373        Leased
                                                                              32,000        Owned
                                                                              24,000        Owned
                                                                              16,000        Owned
                                                                              11,000        Leased
Miami, FL..............  Office                                                  200        Leased

                            INTERNATIONAL FACILITIES

                                                                     APPROXIMATE       OWNED/
LOCATION                                              FUNCTIONS     SQUARE FOOTAGE     LEASED
----------------------------------------------------  ----------    --------------     -------
Emu Plains, Australia...............................  Office                400        Leased
                                                      Warehouse          10,100        Leased
Brussels, Belgium...................................  Office              1,000        Leased
Ontario, Canada.....................................  Office                400        Leased
Beijing, China......................................  Office                390        Leased
Guangzhou, China....................................  Office                380        Leased
                                                      Warehouse           1,650        Leased
Hong Kong...........................................  Office              2,500        Leased
                                                      Office              1,125        Leased
Shanghai, China.....................................  Office                400        Leased
Levallois-Perret, France............................  Office                984        Leased
                                                      Warehouse           1,470        Leased
Mainz-Kastel, Germany...............................  Office                656        Leased
                                                      Warehouse           1,650        Leased
Bangalore, India....................................  Office              1,050        Leased
New Delhi, India....................................  Office              2,000        Leased
Yokohama, Japan.....................................  Office              4,626        Leased
                                                      Warehouse           8,880        Leased
                                                      Service
                                                      Center              1,634        Leased
Seoul, Korea........................................  Office              5,119        Leased
                                                      Warehouse           7,472        Leased
Mexico City, Mexico.................................  Office              1,300        Leased
                                                      Warehouse          11,431        Leased
Warsaw, Poland......................................  Office                209        Leased
Granna, Sweden......................................  Office              4,515        Leased
                                                      Warehouse          12,705        Leased
Hemel Hempstead, United Kingdom.....................  Office             11,500        Leased
                                                      Warehouse          11,770        Leased

  EMPLOYEES (BOWLING PRODUCTS)

     As of July 31, 1997, the Bowling Products business had approximately 995 full-time employees. The Company believes that its relations with its Bowling Products employees are satisfactory. Employees are divided along functional lines as shown in the table below.

                                   EMPLOYEES

        SEGMENT                                                    NUMBER OF EMPLOYEES
        ---------------------------------------------------------  -------------------
        Manufacturing............................................          653
                                                                           ---
        Sales
          Australia..............................................            8
          Americas...............................................           48
          Europe.................................................           53
          Asia-Pacific...........................................          192
          Japan..................................................           41
                                                                           ---
             Total Sales.........................................          342
                                                                           ---
                  Total Worldwide................................          995
                                                                           ===

EMPLOYEES (CORPORATE)

     As of July 31, 1997, the Company had approximately 142 full-time corporate employees. The Company believes that its relations with its corporate employees are satisfactory.

LEGAL PROCEEDINGS

     The Company currently and from time to time is subject to claims and suits arising in the ordinary course of its business, including employment discrimination claims, workers' compensation claims, and personal injury claims from customers of Bowling Centers. In certain such actions, plaintiffs request punitive or other damages that may not be covered by insurance. In the opinion of management, the various asserted claims and litigation in which the Company currently is involved will not have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     On March 5, 1996, the defendant in an action entitled Northland Bowl and Sports Center, Inc. and Recreation Association, II v. Golden Giant, Inc., d/b/a Golden Giant Building Systems, Court of Common Pleas, Centre County, Pennsylvania, asserted a third-party claim against AMF Bowling Products, Inc. (formerly named AMF Bowling, Inc.), a wholly owned, indirect subsidiary of AMF Bowling ("AMF Bowling Products"), and other parties. Defendant, Golden Giant, Inc. ("Golden Giant"), a construction company, was originally named as the sole defendant by a bowling center (not owned or operated by the Company) in connection with the collapse of such center's roof in early 1994. Golden Giant named AMF Bowling Products as an additional defendant, charging it with negligence and breach of implied warranty for installing scoring monitors (four years before the roof collapsed) on a portion of the building that allegedly could not adequately support the additional weight of the equipment. The bowling center plaintiff claims total damages in amounts exceeding $3.5 million, and Golden Giant asserts that, if the plaintiff is entitled to any recovery, it should be in whole or part against AMF Bowling Products. On March 25, 1997, an order was entered dismissing AMF Bowling Products from the lawsuit, which continues against the other defendants. The plaintiff has appealed the order dismissing AMF Bowling Products, and in October 1997, the appellate court denied the plaintiff permission to appeal.

REGULATORY MATTERS

     There are no unique federal or state regulations applicable to bowling center operations or equipment manufacturing. State and local governments require establishments to hold permits to sell alcoholic beverages, and, although regulations vary from state to state, once permits are issued, they generally remain in place indefinitely (except for routine renewals) without burdensome reporting or supervision other than revenue tax reports. See "Risk Factors -- International Operations".

ENVIRONMENTAL MATTERS

     AMF's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. AMF believes that its operations are in material compliance with the terms of all applicable environmental laws and regulations as currently interpreted.

     The Company currently and from time to time is subject to environmental claims. It is the opinion of management that the various asserted claims in which the Company currently is involved are not likely to have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims.

     AMF has received notices of potential liability under CERCLA or analogous state statutes at eight off-site disposal facilities. AMF believes that the entity involved was a de minimis contributor of waste at each of these sites. In addition, in connection with the Acquisition, AMF Reece Inc., which is owned by certain of the prior owners of AMF, will be required to indemnify AMF for the liability at three of these sites under an indemnity agreement which certain of the prior owners of AMF were required by such agreement to procure. AMF does not believe that CERCLA liabilities for these eight sites in the aggregate will have a material adverse effect on AMF's business or financial condition taken as a whole.

     AMF cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing AMF's products, or providing its services, or otherwise adversely affect the demand for its products or services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters".

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth information concerning the individuals who are the executive officers and directors of AMF Bowling and certain other officers of AMF:

NAME                                 AGE                         POSITION
-----------------------------------  ---     -------------------------------------------------
Richard A. Friedman................  39      Director and Chairman
Douglas J. Stanard.................  50      Director; President and Chief Executive Officer
Stephen E. Hare....................  44      Director; Executive Vice President; Chief
                                             Financial Officer and Treasurer
Michael P. Bardaro.................  46      Vice President; Secretary and Corporate
                                             Controller
Paul D. Barkley....................  41      Vice President, U.S. Operations of AMF Bowling
                                               Centers
Stephen C. Mackie..................  48      Vice President, International Operations of AMF
                                               Bowling Centers
Steven H. Buckley..................  48      Vice President, Food and Beverage of AMF Bowling
                                               Centers
Lawrence C. Kind...................  45      Vice President of AMF Bowling Products
J. Randolph V. Daniel, IV..........  37      Vice President, New Center/Modernization Products
                                               of AMF Bowling Products
J. Simon Shearer...................  41      Vice President, Worldwide Quality Management of
                                               AMF Bowling Products
Merrell C. Wreden..................  48      Vice President, Marketing
Charles G. Moss....................  36      Director of Corporate Development
Daniel M. McCormack................  52      Vice President and General Counsel
Terence M. O'Toole.................  39      Director
Peter M. Sacerdote.................  59      Director
Charles M. Diker...................  62      Director
Paul B. Edgerley...................  41      Director
Howard A. Lipson...................  33      Director
Thomas R. Wall IV..................  39      Director

DIRECTORS AND EXECUTIVE OFFICERS OF AMF BOWLING

     RICHARD A. FRIEDMAN is a Managing Director of Goldman Sachs where he is the head of the Principal Investment Area. He joined Goldman Sachs in 1981. Mr. Friedman is on the Advisory Committees or Boards of Directors of Diamond Cable Communications PLC, Marcus Cable Company, L.P., and Polo Ralph Lauren Corporation. He received an A.B. from Brown University and an M.B.A. from The University of Chicago.

     DOUGLAS J. STANARD is the President and Chief Executive Officer of AMF Bowling. He served as President of AMF Worldwide Bowling Centers from 1993 to 1995 and President of AMF U.S. Bowling Centers in 1992. He joined AMF in 1992 after having been President of Stewart Foods, Inc. from 1989 to 1992 and President of Beatrice International Food (Europe) S.A. from 1984 to 1988. Mr. Stanard received a B.S. from Northern Illinois University and a J.D. from The College of William and Mary.

     STEPHEN E. HARE is the Executive Vice President and Chief Financial Officer of AMF Bowling and has been Executive Vice President and Chief Financial Officer of Bowling Worldwide since he joined AMF in May 1996. Prior to joining AMF, Mr. Hare was Senior Vice President and Chief Financial Officer of James River Corporation of Virginia, beginning in 1992. Before joining James River Corporation, he was Senior Vice President of Investment Banking at Kidder, Peabody & Co. in New

York. Mr. Hare holds a Certified Public Accountant license. He received a B.B.A. from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business Administration.

     MICHAEL P. BARDARO is a Vice President, Secretary and Corporate Controller of AMF Bowling. He joined AMF in 1994 after having been Controller at General Medical Manufacturing Co. in Richmond, Virginia between 1989 and 1994 and Vice President/Controller at Virginia Linen Service, Inc. between 1986 and 1989. Mr. Bardaro holds a Certified Public Accountant License in Virginia. He received a B.S. in Accounting from the University of Cincinnati.

     TERENCE M. O'TOOLE is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1983. Mr. O'Toole serves on the Boards of Directors of Concentric Network Corporation, Insilco Corporation, 21(st) Century Newspapers, Inc. and Western Wireless Corporation. He holds a B.S. degree from Villanova University and an M.B.A. from the Stanford University Graduate School of Business.

     PETER M. SACERDOTE is a limited partner in The Goldman Sachs Group. He joined Goldman Sachs in 1964 and served as a general partner from 1973 to 1990. Mr. Sacerdote is Chairman of Goldman, Sachs & Co. Principal Investment Committee. Mr. Sacerdote serves on the Boards of Directors of Franklin Resources, Inc. and QUALCOMM Incorporated. Mr. Sacerdote has a B.E.E. from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

     CHARLES M. DIKER has been a non-managing principal of Weiss, Peck & Greer, an investment management firm, since 1975. He has been Chairman of the Board of Cantel Industries since 1986. Mr. Diker serves as a director of BeautiControl Cosmetics, International Specialty Products, Data Broadcasting and Chyron Corporation. He received an A.B. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     PAUL B. EDGERLEY has been Managing Director of Bain Capital, Inc., an investment firm, since 1993. From 1990 to 1993 he was a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a principal of Bain Capital Partners. He serves on the Boards of Directors of Steel Dynamics, Inc. and GS Industries, Inc. Mr. Edgerley received a B.S. from Kansas State University and an M.B.A. with distinction from the Harvard Graduate School of Business Administration.

     HOWARD A. LIPSON is Senior Managing Director of The Blackstone Group, and has been involved in the firm's principal activities since 1988. He serves on the Boards of Directors of Allied Waste Industries, Inc., Rose Hills Company, Prime Succession, Inc., Volume Services, Inc. and Ritvik Holdings, Inc. Mr. Lipson received a B.S. in Economics from the Wharton School of The University of Pennsylvania.

     THOMAS R. WALL IV joined Kelso in 1983 and has served as a Managing Director since 1990. Mr. Wall is a director of CCA Holdings Corp., CCT Holdings Corp., Charter Communications Long Beach, Inc., Consolidated Vision Group, Inc., Cygnus Publishing, Inc., IXL Holdings, Inc., Mitchell Supreme Fuel Company, Mosler Inc., Peebles, Inc., TransDigm Inc., 21(st) Century Newspapers, Inc., Hillside Broadcasting of North Carolina, Inc. and Tyler Refrigeration Corporation.

OTHER OFFICERS OF AMF

     PAUL D. BARKLEY has served as Vice President, U.S. Operations of AMF Bowling Centers since February 1997. Mr. Barkley served as Vice President of U.S. Operations, Western U.S. of AMF Bowling Centers in 1996 and as a region manager in 1995. In 1993 and 1994, Mr. Barkley served as a Region Manager for Fair Lanes. Mr. Barkley has a degree in accounting from Arizona State University.

     STEPHEN C. MACKIE has served as Vice President, International Operations of AMF Bowling Centers since May 1996. Mr. Mackie has served AMF Bowling Centers in various other capacities since 1980.

     STEVEN H. BUCKLEY has served as Vice President, Food and Beverage of AMF Bowling Centers since February 1997. Prior to joining AMF, Mr. Buckley was a Vice President at Chock Full O' Nuts Corp. Mr. Buckley received a B.B.A. in finance from Hofstra University.

     LAWRENCE C. KIND has served as Vice President, Bowling Products since February 1997. Mr. Kind had served as Region Manager of AMF Bowling Centers from 1993 to February 1997. Mr. Kind received a B.A. in Business from Long Island University.

     J. RANDOLPH V. DANIEL, IV was named Vice President, New Center/Modernization Products for AMF Bowling Products in February 1997. Mr. Daniel served as General Manager, Capital Equipment Division from 1995 to February 1997 and as Director of Operations, Capital Equipment Division from 1993 to 1994 for AMF Bowling Products. Mr. Daniel received a B.S. and an M.B.A. from the University of Virginia.

     J. SIMON SHEARER has served as Vice President Worldwide Quality at AMF Bowling Products since February 1997. Mr. Shearer has served AMF in various other capacities since 1981. Mr. Shearer attended the University of South Australia.

     MERRELL C. WREDEN has served as Vice President, Marketing since October 1996. Prior to joining AMF, Mr. Wreden was Group Manager Advertising, Promotion at The Remington Arms Company, Inc. since 1993. Mr. Wreden has a B.A. from the University of Virginia.

     CHARLES G. MOSS has served as Director of Center Development since May 1996. Mr. Moss has served AMF in various other capacities since 1991. Mr. Moss received a B.A. and an M.B.A. from the University of Virginia.

     DANIEL M. MCCORMACK has been a Vice President and General Counsel of AMF since May 1996. Prior to that time, Mr. McCormack was an attorney with CCA Industries, Inc., where he had been employed since 1990. Mr. McCormack has a B.A. and J.D. from University of Richmond.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee.

     The Audit Committee has general responsibility for supervising financial controls, as well as responsibility for accounting and auditing activities of the Company. The Audit Committee annually reviews the qualifications of the Company's independent certified public accountants, makes recommendations to the Board of Directors as to their selection and reviews the planning, fees and results of their audit. The Audit Committee will consist solely of independent directors.

     The Compensation Committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management and is authorized to make grants and various other decisions under the AMF Bowling, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan") and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. See "-- AMF Bowling, Inc. 1996 Stock Incentive Plan".

     The Executive Committee may exercise all the powers and authority of the Board of Directors (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote (as hereinafter defined) and, in the case of matters requiring a prior meeting of the Board of Directors, only after such meeting has occurred. See "Principal Stockholders -- Stockholders Agreement".

EXECUTIVE COMPENSATION

     The following table shows for each of the three years ended December 31, 1994, 1995 and 1996, all annual compensation paid or accrued by AMF and the Predecessor Company, as applicable, to AMF Bowling's Chief Executive Officer and its three executive officers (collectively, the "Named Executive Officers").

                          EXECUTIVE COMPENSATION TABLE

                                         ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                                                                 -------------------------
                                         -------------------        SECURITIES                  ALL OTHER
                                         SALARY       BONUS      UNDERLYING STOCK   LTIP       COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     ($)         ($)        OPTIONS(#)(a)      ($)          ($)(b)
--------------------------------  ----   -------     -------     ----------------  -------     ------------
Douglas J. Stanard..............  1994   180,000     112,500               --           --             --
  President/Chief Executive       1995   225,000     204,750               --           --             --
  Officer                         1996   308,333     229,167          130,000           --          7,500
Richard A. Friedman(c)..........  1996        --          --               --           --             --
  Chairman
Stephen E. Hare.................  1994       N/A         N/A              N/A          N/A            N/A
  Executive Vice President/       1995       N/A         N/A              N/A          N/A            N/A
  Chief Financial Officer/        1996   178,333(d)  266,667(e)       105,000          N/A             --
  Treasurer
Robert L. Morin(f)..............  1994   103,000      59,950               --           --             --
  Executive Vice President/       1995   180,286      60,125               --           --             --
  Director of Worldwide           1996   228,341      83,325          110,000      860,100(g)       7,500
  Market Development
Michael P. Bardaro..............  1994    44,371(h)    4,500               --           --             --
  Vice President/Secretary        1995    95,833      29,958               --           --          2,327
  and Corporate Controller        1996   120,958      40,076           25,000           --        168,338(i)

---------------

(a) Options to purchase shares of Common Stock.

(b) Unless otherwise indicated, all other compensation represents 401(k) plan and profit-sharing contributions made by Bowling Worldwide.

(c) Mr. Friedman ceased to hold the positions of Chief Executive Officer and President of AMF Bowling on July 31, 1997, at which time Mr. Stanard, who had been and continues to be Chief Executive Officer of AMF's principal subsidiaries, assumed the additional titles of President and Chief Executive Officer of AMF Bowling.

(d) Mr. Hare's employment with Bowling Worldwide began on May 28, 1996.

(e) Mr. Hare received two bonuses with respect to 1996, one for $166,667 and one for $100,000. Mr. Hare used the proceeds of the $166,667 bonus to pay a portion of the purchase price for 150,000 shares of Common Stock. Further, the Company loaned Mr. Hare $62,614 to be used to pay taxes associated with such bonus. In exchange, Mr. Hare gave the Company a full recourse promissory note secured by the 150,000 shares of Common Stock. See
    "-- Employment Agreements".

(f) Mr. Morin's employment terminated, and he resigned all positions with AMF and its affiliates as of February 28, 1997.

(g) Prior to the Acquisition, Mr. Morin held 10,000 shares of phantom stock in the Capital Equipment Division ("CED") of the Predecessor Company under a phantom stock plan (the "Phantom Stock Plan"). Under the Phantom Stock Plan, the phantom stock was valued at five times the average earnings of CED for the current and two preceding fiscal years. In connection with the Acquisition, the shares of phantom stock issued under the Phantom Stock Plan were exchanged for $86.01 per share and the Phantom Stock Plan was terminated.

(h) Mr. Bardaro's employment with AMF began on July 5, 1994. On July 31, 1997, Mr. Bardaro was elected Vice President, Secretary and Corporate Controller of AMF Bowling.

(i) Includes a "special one-time bonus" in the amount of $161,388 paid by the Predecessor Company in connection with the Acquisition.

OPTION GRANTS

     The following table provides information on grants of Stock Options in 1996 to the Named Executive Officers.

                                                PERCENTAGE
                              NUMBER OF          OF TOTAL
                             SECURITIES        STOCK OPTIONS
                             UNDERLYING         GRANTED TO      EXERCISE
                            STOCK OPTIONS        EMPLOYEES       PRICE                       GRANT DATE
                               GRANTED           IN FISCAL        PER                         PRESENT
NAME                      (SHARES)(1)(2)(3)        1996          SHARE     EXPIRATION DATE    VALUE(4)
-----------------------   -----------------    -------------    --------   ----------------  ----------
Douglas J. Stanard.....        130,000              10.6%        $ 10.00        May 1, 2006    $ 3.05
Stephen E. Hare........        105,000               8.6%        $ 10.00       May 28, 2006    $ 3.05
Robert L. Morin(5).....        110,000               9.0%        $ 10.00        May 1, 2006    $ 3.05
Michael P. Bardaro.....         25,000               2.0%        $ 10.00    August 28, 2006    $ 3.08

---------------
(1) Subsequent to January 1, 1997, Mr. Stanard, Mr. Hare and Mr. Bardaro were granted Stock Options to purchase 25,000, 15,000, 10,000 shares of Common Stock, respectively. These options are exercisable at $10 per share and for a 10-year period expiring on June 11, 2007. All such Stock Options were granted under the Stock Incentive Plan.

(2) All Stock Options listed in this table other than Mr. Stanard's Stock Options to purchase 130,000 shares of Common Stock were granted under the Stock Incentive Plan.

(3) Of the Stock Options granted to each Named Executive Officer listed in this table and that will remain outstanding, 20% vest on each anniversary of their grant until all have vested. The first anniversary of Mr. Stanard's grant was May 1, 1997; the first anniversary of Mr. Hare's grant was May 28, 1997; and the first anniversary of Mr. Bardaro's grant was August 28, 1997.

(4) The present value of the grant at the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for these grants: risk-free rate of return of 6.5%; expected dividend yield of zero; expected time of exercise of ten years; expected volatility of zero, due to the lack of a public trading market for the securities underlying the options at the time of grant, based on the minimum value method. No adjustments were made to reflect forfeiture risk or non-transferability.

(5) In connection with the termination of his employment with AMF, Mr. Morin's Stock Options were cancelled.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides information for the Named Executive Officers regarding the number and value of all their unexercised Stock Options at December 31, 1996. No such officers exercised any Stock Options in fiscal year 1996.

                                       NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                        UNEXERCISED STOCK OPTIONS AT       IN-THE-MONEY STOCK OPTIONS AT
                                         DECEMBER 31, 1996 (SHARES)           DECEMBER 31, 1996($)(1)
                                       -------------------------------     -----------------------------
NAME                                      EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
-------------------------------------  -------------------------------     -----------------------------
Douglas J. Stanard...................            0 / 130,000                          $ 0 / 0
Stephen E. Hare......................            0 / 105,000                          $ 0 / 0
Robert L. Morin......................            0 / 110,000                          $ 0 / 0
Michael P. Bardaro...................            0 /  25,000                          $ 0 / 0

---------------
(1) The fair market value of Stock Options as of December 31, 1996 was assumed to be $10.00 per share, equal to the grant price, due to the lack of a public trading market for the securities underlying the Stock Options.

EMPLOYMENT AGREEMENTS

     Mr. Stanard and Mr. Hare each have an employment agreement (collectively, the "Executive Employment Agreements") with AMF Bowling and Bowling Worldwide. Mr. Stanard's Executive

Employment Agreement is for an employment period ending on May 1, 1999, and Mr. Hare's is for an employment period ending on May 28, 1999. Each executive receives compensation consisting of salary and an incentive bonus if certain operational and financial targets are met. Mr. Stanard's annual base salary is $400,000 and Mr. Hare's annual base salary is $300,000. Both Executive Employment Agreements provide for the payment of an annual bonus if certain operational and financial targets determined by the Board of Directors of Bowling Worldwide (the "Targets") are attained, and that the executive will earn a smaller annual bonus if less than 100% but more than 90% of the Targets are attained. Notwithstanding this provision, Mr. Hare's Executive Employment Agreement additionally states that his annual bonus would not be less than $100,000 for the fiscal year ending December 31, 1996 and will not be less than $50,000 for the fiscal year ending December 31, 1997.

     Under their respective Executive Employment Agreements, Mr. Stanard holds the position of Chief Operating Officer of Bowling Worldwide and Mr. Hare holds the position of Chief Financial Officer of Bowling Worldwide. In addition, Mr. Stanard was elected President and Chief Executive Officer of AMF Bowling on July 31, 1997 and is currently serving as President of AMF Bowling Centers Inc., AMF Bowling Products and certain other related entities. Mr. Hare also serves as Executive Vice President, Chief Financial Officer and Treasurer of AMF Bowling.

     The Executive Employment Agreements provide for payment of accrued compensation, continuation of certain benefits and payment of a portion of the executive's bonus (if the applicable Targets are later met) following termination of employment by Bowling Worldwide under certain circumstances. The Executive Employment Agreements further provide for a severance payment equal to the executive's annual base salary if termination by Bowling Worldwide is not due to death or disability. The executive's employment will be deemed to have been terminated by Bowling Worldwide if all or substantially all of the stock or assets of Bowling Worldwide are sold or disposed of to an unaffiliated third party and the executive is not thereafter employed by AMF Bowling or one of its continuing affiliates; however, neither AMF Bowling nor Bowling Worldwide will have any obligations with respect to accrued salary, continuation of benefits, allocated portion of bonus and, if applicable, severance payments to either Mr. Stanard or Mr. Hare upon termination of his employment if he is hired by the purchaser of Bowling Worldwide's stock or assets, or if his employment is continued by Bowling Worldwide.

     Mr. Stanard purchased, pursuant to his Executive Employment Agreement, 150,000 shares of Common Stock (the "Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to AMF Bowling and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Stanard and AMF Bowling. Mr. Hare purchased 150,000 shares of Common Stock for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to AMF Bowling and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Hare and AMF Bowling. Mr. Hare received a bonus of $166,667 in connection with his employment with AMF. Mr. Hare used the proceeds of such bonus to pay a portion of the purchase price for his Purchased Stock. Further, the Company loaned Mr. Hare $62,614 to be used to pay taxes associated with such bonus. In exchange, Mr. Hare gave the Company a full recourse promissory note secured by his Purchased Stock. In addition, Mr. Stanard and Mr. Hare were granted Stock Options to purchase 130,000 and 105,000 shares of Common Stock, respectively. Unless sooner exercised or forfeited as provided, such Stock Options expire on May 1, 2006, and May 28, 2006, respectively. To the extent not inconsistent with the Executive Employment Agreements, such Stock Options are governed by the Stock Incentive Plan. Twenty percent of Mr. Stanard's Stock Options vested on May 1, 1997 and another twenty percent will vest on each May 1 thereafter through the year 2001; and twenty percent of Mr. Hare's Stock Options vested on May 28, 1997 and another twenty percent will vest on each May 28 thereafter through the year 2001.

     The Executive Employment Agreements further provide that, prior to the consummation of a public offering or offerings by AMF Bowling with gross proceeds in the aggregate of at least $100 million (an "IPO"), AMF Bowling may, upon termination of the executive's employment for any reason (including death), repurchase all of the shares of Purchased Stock and any shares of Common Stock issued upon exercise of the Stock Options (together, "Restricted Stock") held by him for fair market value as of a specified date. The executive or his legal representative may, prior to such an IPO, require AMF Bowling to repurchase all of his Restricted Stock at fair market value (in the case of death or disability) or otherwise at the original price paid for the shares, if Bowling Worldwide terminates his employment for any reason. The consummation of the Offerings will constitute an IPO for purposes of the Executive Employment Agreements and, accordingly, the foregoing rights will terminate upon consummation of the Offerings. Immediately prior to certain change in control transactions any unvested Stock Options will vest.

     If any successor to AMF Bowling or Bowling Worldwide acquires all or substantially all of the business and/or assets of AMF Bowling or Bowling Worldwide, AMF Bowling may purchase all of the Restricted Stock held by the executive for its fair market value, and any Stock Options then held by him for the fair market value of the underlying Common Stock less the exercise price of the Stock Options.

     Prior to February 28, 1997, Mr. Morin was employed by AMF Bowling and a subsidiary thereof pursuant to an employment agreement (the "Morin Employment Agreement") on terms substantially similar to those of Mr. Stanard's Executive Employment Agreement as described above. Mr. Morin's annual base salary was $250,000. Pursuant to the Morin Employment Agreement, Mr. Morin purchased 150,000 shares of Common Stock ("Morin Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000 (the "Morin Note"), payable to AMF Bowling and secured by the Morin Purchased Stock. In addition, Mr. Morin was awarded Stock Options to purchase 110,000 shares of Common Stock.

     As of February 28, 1997, Mr. Morin's employment terminated, and he resigned all positions with AMF and its related entities. Pursuant to the terms of the Morin Employment Agreement, Mr. Morin received a cash payment of $270,000, representing severance pay equal to his annual base salary and an allocable bonus in the amount of $20,000. Mr. Morin is also entitled to receive an amount equal to the full balance of his 401(k) plan as of the close of business on February 28, 1997. In addition, AMF Bowling repurchased the Morin Purchased Stock for $500,000 in cash plus the cancellation of the Morin Note, including interest thereon. The Stock Options granted to Mr. Morin were cancelled.

AMF BOWLING, INC. 1996 STOCK INCENTIVE PLAN

     In connection with the Acquisition, AMF Bowling adopted the Stock Incentive Plan under which AMF Bowling may grant incentive awards in the form of shares of Common Stock ("Restricted Stock Awards"), options to purchase shares of Common Stock ("Stock Options") and stock appreciation rights ("Stock Appreciation Rights") to certain officers, employees, consultants and non-employee directors ("Participants") of AMF Bowling and its affiliates. The total number of shares of Common Stock initially reserved and available for grant under the Stock Incentive Plan is 1,767,151. As of October 31, 1997, Stock Options to purchase 1,668,000 shares of Common Stock were outstanding, at an exercise price of $10.00 per share. The Compensation Committee is authorized to make grants and various other decisions under the Stock Incentive Plan and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. Unless otherwise determined by the Compensation Committee, any Participant granted an award under the Stock Incentive Plan must become a party to, and agree to be bound by, the Stockholders Agreement.

     Stock Option awards under the Stock Incentive Plan may include incentive Stock Options, non-qualified Stock Options, or both types of Stock Options, in each case with or without Stock Appreciation Rights. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Compensation Committee, have a term of ten years. Upon a Participant's death or when the Participant's employment with AMF Bowling or the applicable affiliate of AMF Bowling is terminated for any reason, such Participant's previously unvested Stock Options are forfeited and the Participant or his legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the Participant's death), exercise any previously vested Stock Options.

     Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option award, and are exercisable, subject to certain limitations, only in connection with the exercise of the related Stock Option. Upon the termination or exercise of the related Stock Option, Stock Appreciation Rights terminate and are no longer exercisable. Stock Appreciation Rights are transferable only with the related Stock Options.

     Unless otherwise provided in the related award agreement or, if applicable, the Stockholders Agreement, immediately prior to certain change of control transactions described in the Stock Incentive Plan, all outstanding Stock Options and Stock Appreciation Rights will, subject to certain limitations, become fully exercisable and vested and any restrictions and deferral limitations applicable to any Restricted Stock Awards will lapse.

     The Stock Incentive Plan will terminate ten years after its effective date of May 1, 1996; however, awards outstanding as of such date will not be affected or impaired by such termination. The Board of Directors and the Compensation Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     Through October 31, 1997, Stock Options to purchase 1,798,000 shares of Common Stock were granted (of which Stock Options to purchase 1,668,000 shares of Common Stock were granted under the Stock Incentive Plan) and remain outstanding. The exercise price for all such Stock Options is $10.00 per share.

     Pursuant to an Option Agreement (the "Diker Option Agreement"), dated May 1, 1996, Mr. Diker, a director of AMF Bowling, AMF Group Holdings and Bowling Worldwide was granted, pursuant to the Stock Incentive Plan, non-qualified Stock Options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share. One third of such Stock Options vested on May 1, 1996, one third vested on May 1, 1997 and the remaining Stock Options vest on May 1, 1998. The Diker Option Agreement provides that, prior to an IPO, AMF Bowling may, upon termination of Mr. Diker's service as a director of AMF Bowling for any reason (including death but excluding disability), repurchase all of the shares of Restricted Stock held by him for fair market value as of a specified date. Mr. Diker or his legal representative may, prior to an IPO, require AMF Bowling to repurchase all of his Restricted Stock at fair market value (in the case of death or disability) or otherwise at the original price paid for the shares if AMF Bowling terminates his service as a director of AMF Bowling for any reason. If any successor to AMF Bowling acquires all or substantially all of the business and/or assets of AMF Bowling, AMF Bowling may purchase all of the Stock Options then held by Mr. Diker for the fair market value of the underlying Common Stock less the exercise price of the Stock Options. Mr. Diker is a party to the Stockholders Agreement and any shares of Common Stock held by Mr. Diker will be subject to the terms of the Stockholders Agreement in addition to the terms of his Option Agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of October 31, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered by AMF Bowling in the Offerings, by (i) each stockholder who is known by AMF Bowling to own beneficially more than 5% of the outstanding Common Stock prior to the Offerings, (ii) each director of AMF Bowling, (iii) each Named Executive Officer of AMF Bowling and
(iv) all directors and executive officers of AMF Bowling as a group. Except as set forth in the footnotes to the table, each stockholder listed below has informed AMF that such stockholder has (a) sole voting and investment power with respect to such stockholder's shares of Common Stock and (b) record and beneficial ownership with respect to such stockholder's shares of Common Stock.

                                     SHARES BENEFICIALLY OWNED
                                           PRIOR TO THE              SHARES BENEFICIALLY OWNED
                                          OFFERINGS(1)(2)           AFTER THE OFFERINGS(1)(2)(3)
  NAME AND ADDRESS OF BENEFICIAL     -------------------------     ------------------------------
               OWNER                   NUMBER       PERCENTAGE        NUMBER           PERCENTAGE
-----------------------------------  ----------     ----------     -------------       ----------
The Goldman Sachs Group(4).........  30,836,593        68.6%          30,836,593          52.7%
Blackstone Group (as hereinafter
  defined)(5)......................   5,762,805        13.1%           5,762,805          10.0%
Kelso (as hereinafter
  defined)(6)......................   5,762,805        13.1%           5,762,805          10.0%
Richard A. Friedman(7).............          --          --                   --            --
Terence M. O'Toole(8)..............          --          --                   --            --
Peter M. Sacerdote(9)..............          --          --                   --            --
Charles M. Diker...................     204,850(10)       *              204,850(10)         *
Paul B. Edgerley(11)...............          --          --                   --            --
Howard A. Lipson(12)...............          --          --                   --            --
Thomas R. Wall, IV(13).............          --          --                   --            --
Douglas J. Stanard.................     176,000(14)       *              176,000(14)         *
Stephen E. Hare....................     171,000(15)       *              171,000(15)         *
Michael P. Bardaro.................       5,000(16)       *                5,000(16)         *
All directors and executive
  officers as a group (10
  persons).........................     556,850         1.3%             556,850           1.0%

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

 (2) Based on 44,105,000 shares of Common Stock outstanding prior to the Offerings, 57,605,000 shares of Common Stock outstanding after the Offerings, and Warrants to purchase 870,000 shares of Common Stock outstanding prior to and after the Offerings.

 (3) Assumes no exercise of the Underwriters' over-allotment option.

 (4) Of the total number of shares beneficially owned by The Goldman Sachs Group, 870,000 shares are owned by The Goldman Sachs Group, 19,317,476 are owned by GS Capital Partners II, L.P., 7,679,488 shares are owned by GS Capital Partners II Offshore, L.P., 712,530 shares are owned by Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II (Germany) Civil Limited Partnership, 451,922 shares are owned by Stone Street Fund 1995, L.P., 772,645 shares are owned by Stone Street Fund 1996, L.P., 508,546 shares are owned by Bridge Street Fund 1995, L.P. and 523,986 shares are owned by Bridge Street Fund 1996, L.P. The 870,000 shares beneficially owned by The Goldman Sachs Group represent Warrants to purchase 870,000 shares of Common Stock, which were issued upon the closing of the Acquisition. GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., GS Capital Partners II Germany, C.L.P., Stone Street Fund 1995, L.P., Stone Street Fund 1996, L.P., Bridge Street Fund 1995, L.P. and Bridge Street Fund 1996, L.P., are investment partnerships. Affiliates of The Goldman Sachs Group are the general, managing general or managing partners of all of such partner-
ships and have full voting and investment power with respect to the holdings of such partnerships. The address of The Goldman Sachs Group is 85 Broad Street, New York, New York 10004.

 (5) Of the total number of shares beneficially owned by Blackstone Group, 4,141,761 shares are owned by Blackstone Capital Partners II Merchant Banking Fund L.P., 1,210,342 shares are owned by Blackstone Offshore Capital Partners II L.P. and 410,702 shares are owned by Blackstone Family Investment Partnership II L.P. The address of Blackstone Group is 345 Park Avenue, New York, New York 10154.

 (6) Of the total number of shares beneficially owned by Kelso Investment Associates V, L.P. ("KIA V") and Kelso Equity Partners V, L.P. ("KEP V," and together with KIA V, "Kelso"), 5,409,974 shares are owned by KIA V and 352,831 are owned by KEP V. The address of each such stockholder is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022. Due to their common control, KIA V and KEP V could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig and Frank K. Bynum, Jr. may be deemed to share beneficial ownership of shares beneficially owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig and Bynum share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.

 (7) Mr. Friedman, who is a managing director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (8) Mr. O'Toole, who is a managing director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

 (9) Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.

(10) Includes 66,666 shares which may be acquired upon exercise of Stock Options within 60 days.

(11) Mr. Edgerley, who is (i) a managing director of the general partner of the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. and (ii) a general partner of BCIP Associates and BCIP Trust Associates, L.P., disclaims beneficial ownership of the shares owned by those entities (collectively, "Bain"). Bain Capital Fund V, L.P. owns 402,002 shares, Bain Capital Fund V-B, L.P. owns 1,055,469 shares, BCIP Associates owns 193,031 shares and BCIP Trust Associates, L.P. owns 78,340 shares.

(12) Mr. Lipson, who is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, "Blackstone Group"), disclaims beneficial ownership of the shares owned by Blackstone Group.

(13) Mr. Wall, who is (i) a general partner of Kelso Partners V, L.P., the general partner of KIA V and (ii) a general partner of KEP V, disclaims beneficial ownership of the shares owned by KIA V and KEP V.

(14) Includes 26,000 shares which may be acquired upon exercise of Stock Options within 60 days.

(15) Includes 21,000 shares which may be acquired upon exercise of Stock Options within 60 days.

(16) Includes 5,000 shares which may be acquired upon exercise of Stock Options within 60 days.

STOCKHOLDERS AGREEMENT

     On April 30, 1996, AMF Bowling, GSCP, Blackstone Group, Kelso, Bain (Bain, together with Blackstone Group and Kelso, the "Governance Investors"), Citicorp North America, Inc. ("Citicorp"), Mr. Diker (Mr. Diker, together with Blackstone Group, Kelso, Bain and Citicorp, the "Investors"), Mr. Morin and Mr. Stanard (together with Mr. Morin, the "Management Investors", and, with GSCP and the Investors, the "Stockholders") entered into a stockholders agreement (the "Stockholders Agreement"), which regulates the relationship among AMF Bowling and the Stockholders. Subsequently, Mr. Hare and other members of management who have received Stock Option awards under the Stock Incentive Plan have become parties to the Stockholders Agreement as additional Management Investors and Stockholders. The following discussion summarizes the terms of the Stockholders Agreement that AMF Bowling believes are material to holders of Common Stock. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Stockholders Agreement confers on GSCP the right to increase or decrease the Board of Directors from its initial size of nine members. GSCP has the right to nominate five directors and to nominate a majority (not limited to a simple majority) of the members of the Board of Directors, so long as GSCP and its Permitted Transferees (as hereinafter defined) hold a majority of the outstanding shares of Common Stock. Each Governance Investor has the right to nominate, subject to GSCP consent, one member of the Board of Directors, so long as the number of shares of Common Stock held by it and certain of its permitted transferees under the Stockholders Agreement is equal to at least one-half of the sum of (i) the number of shares initially purchased by it and its Permitted Transferees plus (ii) the number of additional shares that the Governance Investor was required to purchase pursuant to the "overcall" provisions of the Stockholders Agreement described below (in each case, subject to appropriate adjustments). If a Governance Investor is no longer entitled to nominate a director, the director is required to resign or be subject to removal by the Stockholders. Each of GSCP and each Governance Investor has the right to recommend removal, with or without cause, of any director nominated by it, in which case such director must resign immediately or be subject to removal by the Stockholders. In the event of death, removal or resignation of a director nominated by a Governance Investor, so long as the Governance Investor continues to have the right to nominate a director for such position, the Governance Investor has the right to nominate (subject to GSCP consent) a director to fill the vacancy created. A quorum may be constituted by a majority of the number of directors then in office, but not less than one-third of the whole Board of Directors, including at least one GSCP director.

     Pursuant to the "overcall" provisions of the Stockholders Agreement, each of GSCP and the Investors (other than Mr. Diker) agreed, for a period of two years from April 30, 1996, to purchase additional shares of Common Stock having an aggregate purchase price of up to 20% of the amount initially invested by such Investor (i.e., collectively up to a total of $75.6 million) upon the request of the Board of Directors. Any such additional investments were required to be made pro rata by the funding Investors. Funds raised through such additional investments could be used only to finance acquisitions of businesses or assets, capital expenditures, investments in partnerships or joint ventures or other investments in the business of AMF Bowling and its subsidiaries, or any similar transactions or expenditures. In October 1996, in connection with the acquisition of the Charan centers, GSCP and the funding Investors purchased an aggregate of 4,000,000 additional shares of Common Stock for $10.00 per share. In September 1997, GSCP and the funding Investors of AMF Bowling purchased an aggregate of 1,780,000 shares of Common Stock for $20.00 per share pursuant to the overcall provisions of the Stockholders Agreement, and the aggregate proceeds of $35.6 million were used in part to fund acquisitions, including that of 15 centers from Conbow, and for other corporate purposes. The stockholders party to the Stockholders Agreement have no further rights or obligations to make capital contributions under the overcall provisions of the Stockholders Agreement. See "Business -- AMF Bowling Centers -- Recent Acquisitions and Joint Ventures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity".

     The Stockholders Agreement provides for the continual existence of an Executive Committee, consisting of two directors designated by GSCP. The Executive Committee may exercise all the powers and authority of the Board of Directors (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote and, in the case of matters which under the Stockholders Agreement require a prior meeting of the Board of Directors, only after such meeting has occurred. A "Special Vote" is required for (i) the issuance of capital stock below fair market value, (ii) the grant or issuance of options or warrants exercisable or exchangeable for more than 2,877,151 shares, (iii) entering into certain transactions with affiliates of GSCP and

(iv) amendments to the Stockholders Agreement, the Certificate of Incorporation or By-Laws which amendments would adversely affect the rights and obligations of Blackstone or Kelso; provided, that any amendment affecting a Stockholder differently from any other Stockholder requires such Stockholder's approval. Matters requiring a Special Vote must be approved by a majority of the GSCP directors who are partners or employees of Goldman Sachs and who are not employees of AMF Bowling and its subsidiaries, and at least one investor director nominated by Blackstone or Kelso (if there is one serving at such time).

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed
(i) to appear in person or by proxy at any stockholder meeting for the purpose of obtaining a quorum, (ii) to vote its shares of Common Stock at any stockholder meeting called for the purpose of voting on the election or removal of directors in favor of the election or removal of directors, as applicable, in accordance with the provisions described in the third preceding paragraph, (iii) otherwise to vote its shares of Common Stock at stockholder meetings in a manner consistent with the Stockholders Agreement, (iv) not to grant any proxy or enter into any voting trust with respect to the Common Stock it holds or enter into any stockholder agreement or arrangement inconsistent with the provisions of the Stockholders Agreement and (v) not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of Common Stock in any manner inconsistent with the Stockholders Agreement.

     Under the Stockholders Agreement, Goldman Sachs have the exclusive right to perform all consulting, financing, investment banking and similar services for AMF Bowling and its subsidiaries, for customary compensation and on terms customary for similar engagements with unaffiliated third parties. Neither AMF Bowling nor its subsidiaries are allowed to engage any person to perform such services during the term of the Stockholders Agreement, except to the extent Goldman Sachs consent thereto or decline, at its sole election, to perform such services. Pursuant to the terms of the Stockholders Agreement, the provisions relating to services performed by Goldman Sachs will terminate and be of no further effect upon consummation of the Offerings.

     The Stockholders Agreement provides that in the event a Stockholder determines to sell its shares of Common Stock (subject to certain exceptions), such Stockholder must give the other Stockholders notice thereof and such other Stockholders must have the opportunity to sell a pro rata share of their Common Stock in such a sale. Moreover, in the event Stockholders owning 51% or more of the outstanding Common Stock propose to sell all of the Common Stock held by such Stockholders pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, such Stockholders will have the right, under certain circumstances, to require the other Stockholders to sell the equity securities of the Company held by such other Stockholders in such sale on the same terms and conditions and at the same price as the Stockholders proposing to sell.

     The foregoing rights and obligations (other than those described in the second preceding paragraph which will terminate upon consummation of the Offerings) will terminate after consummation of the Offerings upon the first to occur of: (i) GSCP, the Investors and their permitted transferees under the Stockholders Agreement (the "Permitted Transferees") holding in the aggregate less than 50% of the sum of (a) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately after giving effect to the transactions contemplated by the subscription agreement (the "Subscription Agreement") entered into on the same date and by the same parties as the Stockholders Agreement, except for the Management Investors, and (b) the number of additional shares of Common Stock, if any, issued pursuant to the "overcall" provisions of the Stockholders Agreement and (ii) GSCP, the Investors and their Permitted Transferees holding in the aggregate less than 40% of the fully diluted shares of Common Stock then outstanding. Notwithstanding these provisions, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of AMF Bowling as a result of which the Stockholders and their Permitted Transferees own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate.

REGISTRATION RIGHTS AGREEMENT

     AMF Bowling and the Stockholders entered into a Registration Rights Agreement on April 30, 1996 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, following consummation of the Offerings, (i) each of Blackstone (as a group), Kelso (as a group) and Bain (as a group) may make one demand (subject to certain exceptions) of AMF Bowling to register shares of Common Stock held by such group and (ii) GSCP may make up to five demands (subject to certain exceptions) of AMF Bowling to register shares of Common Stock held by it, in each case, so long as (a) the aggregate offering price for the shares to be sold is at least $50 million and (b) shares representing at least 5% of the sum of (1) the number of shares of Common Stock purchased by GSCP prior to execution of the Subscription Agreement, (2) the number of shares of Common Stock issued pursuant to the Subscription Agreement and (3) the number of shares (subject to adjustment) of Common Stock purchased by the Stockholders pursuant to the "overcall" provisions of the Stockholders Agreement are being registered. Upon a demand for registration by any of GSCP, Blackstone, Kelso or Bain, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights which allow each of them to include all or a portion of their shares of Common Stock under a registration statement filed by AMF Bowling, subject to certain exceptions and limitations. The foregoing summary is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Stockholders have agreed not to exercise their piggyback registration rights with respect to the Offerings.

                              CERTAIN TRANSACTIONS

     Messrs. Friedman and O'Toole, each of whom is a Managing Director of Goldman Sachs, and Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of AMF Bowling, AMF Group Holdings and Bowling Worldwide. Mr. Friedman is also Chairman of AMF Bowling. Goldman Sachs and its affiliates together currently beneficially own and will, following consummation of the Offerings, continue to own a majority of the outstanding Common Stock. See "Principal Stockholders". Goldman Sachs and its affiliates were the initial purchasers of the debt issued by Bowling Worldwide in connection with the Acquisition and received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of certain senior subordinated notes and senior subordinated discount notes, each issued in March 1996, which were subsequently exchanged by the holders thereof for the Senior Subordinated Notes (as hereinafter defined) and the Senior Subordinated Discount Notes (as hereinafter defined). Goldman Sachs also served as financial advisor to the owners of the Predecessor Company in connection with the Acquisition and received a fee in the form of 10-year warrants (the "Warrants") to purchase 870,000 shares of the Common Stock, on a fully diluted basis, at a purchase price of $.01 per share. The Warrants were valued for accounting purposes at approximately $8.7 million.

     In connection with the Credit Agreement and the amendments thereto, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as Administrative Agent. Total fees payable to Goldman Sachs Credit Partners, L.P. aggregate approximately $10.0 million, and such entity is reimbursed for expenses in connection with such services. Goldman Sachs Credit Partners, L.P. is also a lender under the Credit Agreement. See "Description of Certain Indebtedness -- Credit Agreement". Goldman Sachs also received a cash fee of $5.0 million from AMF in connection with the Acquisition and was reimbursed for related expenses. Blackstone Management Partners L.P., an affiliate of Blackstone Group, and Kelso & Company, L.P., an affiliate of Kelso, each received an investment banking fee of $1.0 million, and Bain Capital, Inc., an affiliate of Bain, received a fee of $300,000, each in connection with the Acquisition.

     Bowling Worldwide and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs are retained as Bowling Worldwide's financial advisor to provide investment banking and financial advisory services, including in connection with any acquisitions, dispositions or financings. Pursuant to the engagement, Bowling Worldwide has agreed to reimburse Goldman Sachs for their out-of-pocket expenses and indemnify Goldman Sachs in connection with their services arising under the engagement.

     AMF Bowling has also entered into two interest rate cap agreements with Goldman Sachs Capital Markets, L.P. ("GSCM"), an affiliate of Goldman Sachs, both of which were executed to hedge the Company's exposure to fluctuations in the interest rates applicable to borrowings under the Credit Agreement. The Company paid a fee of $3.6 million to GSCM in 1996 in connection with the execution of the first of these transactions, which "caps" the interest rate on $500 million principal amount of debt at 6.5% until April 1998 and at 7.5% from May 1998 through October 1998. The Company paid a fee of $15,000 to GSCM in respect of the second transaction executed on July 2, 1997, which caps the rate applicable to $100 million in debt at 7.0% until March 31, 1998. See "Note 9. Long-Term Debt" in the Consolidated Financial Statements of AMF Bowling as of December 31, 1996 and "Note 6. Long-Term Debt" in the Condensed Consolidated Financial Statements of AMF Bowling as of June 30, 1997.

     The Company retained Michael Stanard Design, Inc. ("MSD"), a market consultant, to provide marketing and related services in 1996 for an aggregate of $114,000 and in 1997 for an aggregate of $446,000 to date. A majority owner of MSD is H. Michael Stanard, who is Mr. Stanard's brother. A substantial portion of such amounts were reimbursement of costs for materials, travel, printing and other out-of-pocket expenses.

     The Company has agreed to pay a fee of $300,000 to Goldman Sachs for their representation of the Company in connection with the Company's lease of its new bowling center at Chelsea Piers in New York.

     AMF and the Stockholders have entered into the Stockholders Agreement and the Registration Rights Agreement. See "Principal Stockholders -- Stockholders Agreement" and "Principal Stockholders -- Registration Rights Agreement".

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Certificate of Incorporation and By-Laws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Upon completion of the Offerings, the authorized capital stock of the Company will consist of (i) 200,000,000 shares of Common Stock, par value $.01 per share, of which 57,605,000 shares will be outstanding, and (ii) 50,000,000 shares of Preferred Stock, of which no shares will be outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of AMF Bowling and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors of AMF Bowling may elect all of the directors of AMF Bowling standing for election. Following completion of the Offerings, GSCP will own 52.7% of the outstanding Common Stock. As a result of such ownership and the terms of the Stockholders Agreement, GSCP has the ability to control the election of a majority of the Board of Directors, appoint new management and approve or block any action requiring the approval of AMF Bowling's stockholders, including adopting amendments to the Certificate of Incorporation and approving mergers or sales of substantially all of AMF Bowling's assets, in each case, subject to the restrictions contained in the Stockholders Agreement. The Stockholders Agreement also provides for three of the investment funds which are stockholders of AMF Bowling each to nominate a director with each such nominee being subject to GSCP's consent, and for the formation of the Executive Committee.

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of AMF Bowling, holders of Common Stock are entitled to share ratably in all assets remaining after payment of AMF Bowling's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by AMF Bowling in the Offerings will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which AMF Bowling may designate and issue in the future.

     At present, there is no established trading market for the Common Stock. The Common Stock has been approved for listing on the NYSE under the symbol "PIN" subject to official notice of issuance.

PREFERRED STOCK

     The Board of Directors is authorized to issue from time to time 50,000,000 shares of Preferred Stock in one or more series, and to fix the rights, designations, powers, preferences, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, all without stockholder approval. The ability of the Board of Directors to issue Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, AMF Bowling or a majority of the outstanding stock of AMF Bowling. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. See "Risk
Factors -- Anti-Takeover Effects of Certain Certificate of Incorporation and By-Laws Provisions".

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Certificate of Incorporation authorizes the Board of Directors to create and issue rights or options entitling the holders thereof to purchase from AMF Bowling shares of stock or other securities of AMF Bowling or any other corporation. The times at which and terms upon which such rights or options are issued may be determined by the Board of Directors and set forth in the contracts or other instruments that evidence such rights. The authority of the Board of Directors with respect to such rights or options includes, but is not limited to, determination of (i) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights or options, (ii) provisions relating to the times at which and the circumstances under which such rights or options may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of AMF Bowling, (iii) provisions that adjust the number or exercise price of such rights or options or amount or nature of the stock or other securities or property receivable upon exercise of such rights or options in the event of a combination, split or recapitalization of any stock of AMF Bowling, a change in ownership of AMF Bowling's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to AMF Bowling or any stock of AMF Bowling, and provisions restricting the ability of AMF Bowling to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of AMF Bowling under such rights or options, (iv) provisions that deny the holder of a specified percentage of the outstanding stock or other securities of AMF Bowling the right to exercise such rights or options and/or cause such rights held by such holder to become void, (v) provisions that permit AMF Bowling to redeem or exchange such rights or options and (vi) the appointment of the rights agent with respect to such rights or options. This provision is intended to confirm the authority of the Board of Directors to issue share purchase rights or other rights or options to purchase stock or securities of AMF Bowling or any other corporation. The affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of capital stock of AMF Bowling entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal or adopt any provisions inconsistent with the provisions described in this section under the caption "Rights to Purchase Securities and Other Property." The ability of the Board of Directors to issue such securities could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, AMF Bowling or a majority of the outstanding stock of AMF Bowling.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Certificate of Incorporation and By-Laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law currently permits corporations to provide in their certificates of incorporation that directors of the corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except liability for (i) breach of the directors' and officers' duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which directors or officers derive an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

     These provisions will not limit liability under federal or state securities laws. AMF Bowling believes that these provisions will assist AMF Bowling in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     AMF Bowling has elected in the Certificate of Incorporation to not be subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between a Delaware corporation and an "interested stockholder" (generally, a holder of 15% or more of a corporation's voting stock).

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar of the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

     Bowling Worldwide is party to a Credit Agreement amended and restated as of June 30, 1997 (and as further amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, the "Credit Agreement") with Goldman Sachs, their affiliate Goldman Sachs Credit Partners, L.P., Citibank, N.A. ("Citibank") and its affiliates Citicorp and Citicorp USA, Inc. and certain other banks, financial institutions and institutional lenders (collectively, the "Lenders") providing for (i) senior secured term loan facilities aggregating $580.0 million (the "Term Facilities"), (ii) a senior secured multiple-draw term facility of $230.0 million (the "Acquisition Facility") and (iii) a senior secured revolving credit facility of up to $50.0 million (the "Working Capital Facility", and together with the Term Facilities and the Acquisition Facility, the "Senior Facilities"). In connection with such financing, Goldman Sachs Credit Partners, L.P. acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank is acting as Administrative Agent. The initial borrowings under the Credit Agreement were used to partially fund the Acquisition. In connection with the Offerings, Bowling Worldwide and the lenders under the Credit Agreement have approved in principle an amendment to the Credit Agreement that will constitute the Third Amended and Restated Credit Agreement (the "Proposed Amendments"). The Proposed Amendments will, among other things, (i) convert the Acquisition Facility and a portion of the Term Facilities under the Credit Agreement into a non-amortizing Working Capital Facility which matures in 2002 and the aggregate size of which will be increased to $355.0 million, (ii) extend the final maturity of the Working Capital Facility and certain of the Term Facilities, (iii) reduce the interest rates under the Credit Agreement, (iv) amend certain covenants contained in the Credit Agreement to provide Bowling Worldwide and its subsidiaries with additional operating flexibility and (v) permit a portion of the proceeds of the Offerings to be applied to repayment of the Notes.

     The following summary of the material provisions of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement. A copy of the Credit Agreement giving effect to the Proposed Amendments has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  THE FACILITIES

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $250.0 million, (ii) an Amortization Extended Loan ("AXELs(SM)") Series A Facility of $190.0 million and (iii) an AXELs(SM) Series B Facility of $140.0 million. The Term Loan Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt to EBITDA Ratio (as defined in the Credit Agreement) for the Rolling Period (as hereinafter defined) then most recently ended. As of June 30, 1997 pro forma for the Offerings, the applicable margin for base rate loans was 1.25% and for Eurodollar rate loans was 2.25%. The AXELs(SM) Series A Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 1.875% or at Citibank's Eurodollar rate plus 2.875%. The AXELs(SM) Series B Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 2.125% or at Citibank's Eurodollar rate plus 3.125%. The Term Facilities provide for quarterly amortization until final maturity. The Term Loan Facility has a term of five years, the AXELs(SM) Series A Facility has a term of seven years and the AXELs(SM) Series B Facility has a term of eight years. The Proposed Amendments will (i) reduce the Term Loan Facility to $130.0 million and substantially increase the Working Capital Facility, as discussed below, (ii) extend the final maturity of the Working Capital Facility and the Term Loan Facility to March 31, 2002 and (iii) reduce the applicable interest rates. Based on the Total Debt to EBITDA Ratio as of June 30, 1997 pro forma for the Offerings, the Proposed Amendments would result in base rate margins of .75%, 1.00% and 1.25%, and Eurodollar rate margins of 1.75%, 2.00% and 2.25%, for the Term Loan Facility, the AXELs(SM) Series A Facility and the AXELs(SM) Series B Facility, respectively.

     Average amounts outstanding and average borrowing rates for the period ended June 30, 1997, were as follows (dollars in millions):

                                                        OUTSTANDING       AVERAGE       AVERAGE
                                                          JUNE 30,        AMOUNTS      BORROWING
            DESCRIPTION               MATURITY DATES        1997        OUTSTANDING      RATES
-----------------------------------   ---------------   ------------    -----------    ---------
Term Loan Facility.................   March 31, 2001      $210,000       $ 232,620       8.15%
AXELs(SM) Series A Facility........   March 31, 2003      $187,750       $ 189,007       8.54%
AXELs(SM) Series B Facility........   March 31, 2004      $138,125       $ 104,759       8.77%

     Under the terms currently in effect, Bowling Worldwide will be required to make scheduled amortization payments on the Term Facilities as follows (dollars in millions):

                  TWELVE MONTHS                  TERM       AXELS(SM)    AXELS(SM)
                     ENDING                      LOAN       SERIES A     SERIES B
                  DECEMBER 31,                 FACILITY     FACILITY     FACILITY     TOTAL
    -----------------------------------------  --------     --------     --------     ------
       1997..................................   $ 38.1       $  2.0       $  2.3      $ 42.4
       1998..................................     43.1          2.0          2.2        47.3
       1999..................................     51.3          2.0          2.2        55.5
       2000..................................     67.5          2.0          2.3        71.8
       2001..................................     28.1         50.8          2.2        81.1
       2002..................................       --         92.5          2.3        94.8
       2003..................................       --         37.5         78.9       116.4
       2004..................................       --           --         46.8        46.8
                                                ------       ------       ------      ------
                                                $228.1       $188.8       $139.2      $556.1
                                                ======       ======       ======      ======

     The Proposed Amendments will not affect the scheduled amortization payments on the AXELs(SM) Series A Facility or the AXELs(SM) Series B Facility, but will reduce the scheduled amortization payments on the Term Loan Facility to $7.5 million on December 31, 1997 and thereafter as follows (dollars in millions):

                                   TWELVE MONTHS
                                       ENDING
                                    DECEMBER 31,
    ----------------------------------------------------------------------------
       1998.....................................................................  $ 23.1
       1999.....................................................................    28.1
       2000.....................................................................    30.0
       2001.....................................................................    30.0
       2002.....................................................................    11.3
                                                                                  ------
                                                                                  $122.5
                                                                                  ======

     In addition, under the terms currently in effect, Bowling Worldwide will be required to make prepayments which permanently reduce the availability under the Senior Facilities under certain circumstances, including upon certain asset sales, issuances of debt and public issuance of equity securities of AMF Bowling. Bowling Worldwide will also be required to make prepayments which permanently reduce the availability under the Senior Facilities in an amount equal to (i) 75% (to be reduced to 50% for years in which Bowling Worldwide's Total Debt to EBITDA Ratio for the prior 12 months is less than 4.0 to 1.0) of Bowling Worldwide's Excess Cash Flow (as defined in the Credit Agreement) or
(ii) during each of the first three years after the closing of the Senior Facilities, if less than the amount described in clause (i), the amount by which Bowling Worldwide's Excess Cash Flow for such year exceeds $10.0 million (during the first two years after closing) or $20.0 million

(during the third year after closing). The Proposed Amendments will require for such prepayment based on Excess Cash Flow to permanently reduce the availability under the Senior Facilities only if the Total Debt to EBITDA Ratio is greater than or equal to 5.50 to 1.0, and will reduce the percentage referred to in clause (i) of the preceding sentence from 75% to 50%. The Proposed Amendments will also provide that the first $100 million of the net cash proceeds of the Offerings will be used to repay borrowings that, under such Proposed Amendments, would constitute a portion of the expanded Working Capital Facility (and thus would be available for reborrowing), and the remaining net cash proceeds anticipated from the Offerings may be used, at Bowling Worldwide's option, to redeem a portion of the Senior Subordinated Notes and/or the Senior Subordinated Discount Notes and/or to repay borrowings under the Working Capital Facility. See "Use of Proceeds".

     The terms currently in effect also provide for a $50.0 million Working Capital Facility for general corporate purposes and a $230.0 million Acquisition Facility to finance acquisitions and to refinance new center construction. Borrowings under these facilities are subject to Bowling Worldwide meeting certain pro forma financial covenants and limitations imposed on the amount borrowed, including that the amount borrowed under the Acquisition Facility may not exceed 4.5 times the Deemed EBITDA (as defined in the Credit Agreement) of the business to be acquired or the newly constructed center.

     The existing Acquisition Facility has a term of five years and will begin to amortize in December 1999, with final maturity at March 31, 2001. The Acquisition Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case, plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt to EBITDA Ratio for the Rolling Period then most recently ended. As of June 30, 1997, the applicable margin for base rate loans was 1.50% and for Eurodollar rate loans was 2.50%. As of October 31, 1997, $171.0 million was outstanding under the Acquisition Facility.

     The Proposed Amendments (i) will convert the entire Acquisition Facility and a portion of the Term Loan Facility into an amended Working Capital Facility having an aggregate amount of $355.0 million, of which $193.5 million is expected to be outstanding after giving effect to the Offerings and the related repayment of $100.0 million under the Working Capital Facility and (ii) will eliminate the above described limitation on the amount that may be borrowed for an acquisition or new construction (although the pro forma compliance with covenants requirement will remain).

     The Working Capital Facility, as currently in effect, matures in 2001, is fully revolving until its final maturity and bears interest, at Bowling Worldwide's option, at Citibank's customary base rate or at Citibank's Eurodollar rate, in each case, plus a margin which varies in accordance with a performance pricing grid which is based on the Total Debt to EBITDA Ratio for the four fiscal quarter rolling period then most recently ended. As of June 30, 1997, the applicable margin for base rate loans was 1.50% and for Eurodollar rate loans was 2.50%. As of October 31, 1997, $47.5 million was outstanding under the Working Capital Facility. The Proposed Amendments will extend the maturity of the Working Capital Facility to March 31, 2002 and increase the amount of the Working Capital Facility to $355.0 million and will decrease the interest rates thereunder. Based on the Total Debt to EBITDA Ratio as of June 30, 1997, the Proposed Amendments, without giving pro forma effect to the Offerings, would result in a base rate margin of 0.875% and would result in a Eurodollar rate margin of 1.875%.

     The Senior Facilities are (and following the Proposed Amendments will continue to be) guaranteed by AMF Group Holdings and by each of Bowling Worldwide's present and future domestic Subsidiaries (as defined in the Credit Agreement) and are secured by all of the stock of Bowling Worldwide and Bowling Worldwide's present and future domestic Subsidiaries and Second-Tier Subsidiaries (as defined in the Credit Agreement), by 66% of the stock of Bowling Worldwide's present and future international subsidiaries and by substantially all of Bowling Worldwide's and its present and future domestic Subsidiaries' present and future property and assets.

     In accordance with GAAP, the Company will incur after-tax extraordinary charges totalling $22.7 million arising from the Third Amended and Restated Credit Agreement and the resulting write-off of costs previously incurred to obtain bank financing for the Acquisition, the premium associated with the portion of the Senior Subordinated Discount Notes expected to be redeemed with the proceeds of the Offerings and the write-off of the portion of deferred financing costs attributable to the Senior Subordinated Discount Notes expected to be so redeemed. Costs incurred with respect to the Third Amended and Restated Credit Agreement will be amortized over seven years.

  COVENANTS

     The Credit Agreement contains certain financial covenants, as well as additional affirmative and negative covenants, constraining Bowling Worldwide. Under the terms currently in effect, Bowling Worldwide must maintain a minimum EBITDA (as defined in the Credit Agreement) of not less than the sum of (i) an amount ranging from $150 million for the "Rolling Period" (defined as a calendar quarter together with the three consecutive immediately preceding calendar quarters) ending June 30, 1997, to $200 million for the Rolling Period ending March 31, 2004 and thereafter, and (ii) the EBITDA Adjustment Amount (as defined in the Credit Agreement) for such Rolling Period, which is equal to 80% of the aggregate amount of the EBITDA of each bowling center acquired or constructed by Bowling Worldwide or any of its Subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

     Bowling Worldwide must also maintain a Cash Interest Coverage Ratio (defined in the Credit Agreement as the ratio of (i) consolidated EBITDA of Bowling Worldwide and its Subsidiaries during a Rolling Period, as modified with respect to certain bowling centers acquired or constructed after May 1, 1996 ("Modified Consolidated EBITDA") to (ii) cash interest payable on all Debt (as defined in the Credit Agreement) of Bowling Worldwide and its Subsidiaries) at an amount ranging from not less than 2.00 for the Rolling Period ending June 30, 1997, to not less than 2.50 for the Rolling Period ending September 30, 2004 and thereafter. Bowling Worldwide is required to maintain a Fixed Charge Coverage Ratio (defined in the Credit Agreement as the ratio of (i) Modified Consolidated EBITDA less the sum of (a) cash taxes paid plus (b) Capital Expenditures (as defined in the Credit Agreement) made by Bowling Worldwide and its Subsidiaries during such Rolling Period to (ii) the sum of (a) cash interest payable on all Debt plus (b) principal amounts of all Debt payable by Bowling Worldwide and its Subsidiaries during such Rolling Period) at an amount ranging from not less than
1.05 for the Rolling Period ending June 30, 1997, to not less than 1.10 for the Rolling Period ending March 31, 2004 and thereafter. A Senior Debt to EBITDA Ratio (defined in the Credit Agreement as the ratio of Consolidated Debt, as defined in the Credit Agreement (other than Subordinated Debt and Hedge Agreements, as defined in the Credit Agreement), of Bowling Worldwide and its Subsidiaries to Modified Consolidated EBITDA for that Rolling Period) must be maintained at levels ranging from not more than 3.75 for the Rolling Period ending June 30, 1997 to not more than 1.50 for the Rolling Period ending March 31, 2004 and thereafter. A Total Debt to EBITDA Ratio (defined in the Credit Agreement as the ratio of consolidated total Debt (other than Hedge Agreements) of Bowling Worldwide and its Subsidiaries to Modified Consolidated EBITDA) must be maintained at levels ranging from not more than 6.50 for the Rolling Period ending June 30, 1997 to not more than 4.00 for the Rolling Period ending March 31, 2004 and thereafter. In each case, the above-mentioned ratios are calculated on a quarterly basis. The Proposed Amendments will change certain of the above financial ratios and covenants to reflect the capital structure which will result from the Offerings and the application of the proceeds therefrom.

     Negative covenants under the Senior Facilities prohibit Bowling Worldwide and its Subsidiaries from incurring any liens (except for those created under the loan documents or otherwise permitted under the Credit Agreement, including those securing Bowling Worldwide's obligations as borrower on other indebtedness not to exceed $5 million at any time outstanding). Bowling Worldwide and its Subsidiaries are also prohibited from incurring any debt, other than (in the case of Bowling

Worldwide) debt owed to its Subsidiaries or in respect of hedge agreements not entered into for speculative purposes or (in the case of any Subsidiary) debt owed to Bowling Worldwide or any of its wholly owned Subsidiaries, to the extent permitted under the Credit Agreement or (in the case of either Bowling Worldwide or its Subsidiaries) debt secured by permitted liens, capitalized leases not to exceed $10 million at any time outstanding and any debt existing at the time of the Acquisition, among other things. Bowling Worldwide and its Subsidiaries may not incur any obligations under leases having a term of one year or more that would cause their direct and contingent liabilities for any 12 months to exceed the sum of (i) $25 million, (ii) the product of (x) $200,000 and (y) the number of leased bowling centers acquired by Bowling Worldwide or any Subsidiaries after May 1, 1996 and (iii) in each calendar year after 1996, an amount equal to 4% of the amount permitted by this provision in the immediately preceding calendar year. Bowling Worldwide is also prohibited from entering into a merger of which it is not the survivor or to sell, lease, or otherwise transfer its assets other than in the ordinary course of business, except as otherwise permitted by the Credit Agreement. Investments by Bowling Worldwide or its Subsidiaries in any other person are also limited by formulas set forth in the Credit Agreement. The negative covenants also relate to the payment of dividends, prepayments of, and amendments of the terms of, other debt (including the Notes), amendment of Related Documents (as defined in the Credit Agreement), ownership changes, negative pledges, partnerships, speculative transactions, capital expenditures and payment restrictions affecting subsidiaries. Bowling Worldwide is also subject to certain financial and other reporting requirements. The Proposed Amendments will not materially affect the foregoing covenants.

     Under the Proposed Amendments, Bowling Worldwide is prohibited from making a material change in the nature of its existing business, except that it may have up to $50 million invested at any one time in golf driving ranges and other golf-related activities.

     So long as Bowling Worldwide is not in default of the covenants contained in the Credit Agreement, it may (i) declare and pay dividends in common stock,
(ii) declare and pay cash dividends to the extent necessary to make payments under certain noncompete agreements with stockholders of the Predecessor Company, (iii) declare and pay cash dividends for general administrative expenses not to exceed $0.25 million and (iv) declare and pay cash dividends not to exceed $2.0 million for the repurchase of Common Stock. As of June 30, 1997, Bowling Worldwide is in compliance with all of its covenants.

SENIOR SUBORDINATED NOTES

     Bowling Worldwide has outstanding $250.0 million in principal amount of 10 7/8% Series B Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") and $291.4 million principal amount of 12 1/4% Series B Senior Subordinated Discount Notes due 2006 (the "Senior Subordinated Discount Notes", and together with the Senior Subordinated Notes, the "Notes"). The following description of the Notes and the Note Indentures is a summary and is qualified in its entirety by the provisions of the Notes and the Note Indentures, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Senior Subordinated Notes will mature on March 15, 2006. Interest thereon accrues from the date of issuance at an annual rate of 10 7/8% and is payable in cash semiannually in arrears on March 15 and September 15 of each year which commenced on September 15, 1996.

     The Senior Subordinated Discount Notes will mature on March 15, 2006 at a fully-accreted value of $452 million. The Senior Subordinated Discount Notes will result in an effective yield of 12 1/4% per annum, computed on a semiannual bond equivalent basis. No interest will be payable prior to March 15, 2001. Commencing March 15, 2001, interest will accrue and be payable in cash semiannually in arrears on March 15 and September 15 of each year beginning with September 15, 2001.

     Bowling Worldwide's payment obligations under the Notes are jointly and severally guaranteed on a senior subordinated basis by Bowling Worldwide's direct and indirect domestic subsidiaries and by any other subsidiaries of Bowling Worldwide that act as guarantors under the Credit Agreement (collectively, the "Guarantors").

     The guarantees of the Notes are subordinated to the guarantees of the indebtedness under the Credit Agreement and certain other indebtedness (collectively, the "Senior Debt"). The Notes are general, unsecured obligations of Bowling Worldwide, are subordinated in right of payment to all Senior Debt of Bowling Worldwide, and rank pari passu with all existing and future subordinated debt of Bowling Worldwide. The claims of the holders of the Notes will be effectively subordinated to all other indebtedness and other liabilities (including trade payables and capital lease obligations) of Bowling Worldwide's subsidiaries that are not Guarantors and through which Bowling Worldwide will conduct a portion of its operations.

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of Senior Subordinated Notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 110.875% of the principal amount of the Senior Subordinated Notes, together with accrued and unpaid interest, if any, to the date of redemption; so long as at least $150 million in aggregate principal amount of Senior Subordinated Notes remains outstanding after such redemption. Similarly, prior to March 15, 1999, the Senior Subordinated Discount Notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 112.25% of the accreted value of the Senior Subordinated Discount Notes; so long as at least $150 million in accreted value of Senior Subordinated Discount Notes remains outstanding after such redemption. The Proposed Amendments will enable Bowling Worldwide to use a portion of the proceeds of the Offerings to redeem Senior Subordinated Notes and/or Senior Subordinated Discount Notes. See "Use of Proceeds".

     The indenture governing the Senior Subordinated Notes and the indenture governing the Senior Subordinated Discount Notes (collectively, the "Note Indentures") contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the applicable Note Indenture) to incur additional indebtedness and issue Disqualified Stock (as defined in the applicable Note Indenture), pay dividends or distributions or make investments or make certain other Restricted Payments (as defined in the applicable Note Indenture), enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of Bowling Worldwide and engage in mergers and consolidations. As of June 30, 1997, Bowling Worldwide is in compliance with all of its covenants under the Note Indentures.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, assuming no exercise of the Underwriters' over-allotment options, 57,605,000 shares of Common Stock will be outstanding (59,630,000 shares if the Underwriters' over-allotment options are exercised in full). Of these shares, the 13,500,000 shares of Common Stock sold in the Offerings (15,525,000 shares if the Underwriters' over-allotment options are exercised in full) will be available for resale in the public market without restriction or further registration under the Securities Act, unless purchased by an affiliate of AMF Bowling. The remaining 44,105,000 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144. Certain existing stockholders of AMF Bowling (who in the aggregate hold 44,005,000 shares of Common Stock) have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, AMF Bowling has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offerings or upon the exercise of outstanding stock options.

     In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of restricted securities which does not exceed the greater of 1% of the then-outstanding shares of Common Stock (576,050 shares immediately after the Offerings) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about AMF Bowling. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of AMF Bowling at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) promulgated under the Securities Act without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Prior to the Offerings, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities or the availability of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair AMF Bowling's future ability to raise capital through an offering of equity securities.

                               VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated balance sheet of AMF Bowling and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from inception (January 12, 1996) through December 31, 1996, included in this Prospectus, and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of AMF Bowling Group as of April 30, 1996 and December 31, 1995 and for the period from January 1, 1996 through April 30, 1996 and for each of the two years in the period ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Fair Lanes, Inc. as of September 29, 1994 and June 30, 1994 and for the three months ended September 29, 1994, and year ended June 30, 1994 included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     AMF Bowling has agreed to indemnify Price Waterhouse LLP for the payment of all legal costs and expenses incurred in Price Waterhouse LLP's successful defense of any legal action or proceeding that arises as a result of inclusion of Price Waterhouse LLP's audit reports on the combined financial statements of AMF Bowling Group and the consolidated financial statements of Fair Lanes, Inc. (Debtor-in-Possession) and Subsidiaries in this Registration Statement.

     The consolidated financial statements of Charan as of December 31, 1996 and for the year then ended, included elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Todres & Sheiffer, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      -----
AMF BOWLING, INC. AND SUBSIDIARIES -- AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..........................................    F-2
  Consolidated Balance Sheet as of December 31, 1996................................    F-3
  Consolidated Statement of Income for the Period Ended December 31, 1996...........    F-4
  Consolidated Statement of Cash Flows for the Period Ended December 31, 1996.......    F-5
  Consolidated Statement of Stockholders' Equity for the Period Ended December 31,
     1996...........................................................................    F-6
  Notes to Consolidated Financial Statements........................................    F-7

AMF BOWLING, INC. AND SUBSIDIARIES -- INTERIM FINANCIAL STATEMENTS (UNAUDITED)
  Condensed Consolidated Balance Sheet as of June 30, 1997..........................   F-33
  Condensed Consolidated Statements of Income for the Six Months
     Ended June 30, 1997 and 1996...................................................   F-34
  Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30,
     1997 and 1996..................................................................   F-35
  Notes to Condensed Consolidated Financial Statements..............................   F-36

AMF BOWLING GROUP (PREDECESSOR COMPANY)
  Report of Independent Accountants.................................................   F-47
  Combined Balance Sheets as of April 30, 1996, and December 31, 1995...............   F-48
  Combined Statements of Operations for the Four Months Ended April 30, 1996, and
     the Years Ended December 31, 1995 and 1994.....................................   F-49
  Combined Statements of Cash Flows for the Four Months Ended April 30, 1996, and
     the Years Ended December 31, 1995 and 1994.....................................   F-50
  Combined Statement of Changes in Stockholders' Equity for the Four Months Ended
     April 30, 1996, and the Years Ended December 31, 1995 and 1994.................   F-51
  Notes to Combined Financial Statements............................................   F-52

SELECTED QUARTERLY DATA (UNAUDITED).................................................   F-86

CONSOLIDATED FINANCIAL STATEMENTS OF FAIR LANES, INC. (DEBTOR-IN-POSSESSION) AND
  SUBSIDIARIES
  Report of Independent Accountants.................................................   F-87
  Consolidated Balance Sheets as of September 29, 1994 and June 30, 1994............   F-88
  Consolidated Statements of Loss for the Three Months Ended September 29, 1994 and
     the Year Ended June 30, 1994...................................................   F-89
  Consolidated Statements of Cash Flows for the Three Months Ended September 29,
     1994 and the Year Ended June 30, 1994..........................................   F-90
  Consolidated Statements of Stockholder's Equity for the Three Months Ended
     September 29, 1994 and the Year Ended June 30, 1994............................   F-91
  Notes to Consolidated Financial Statements........................................   F-92
BCA & AFFILIATES
  Report of Independent Auditors....................................................  F-103
  Balance Sheet as of August 31, 1996...............................................  F-104
  Statement of Income for the Year Ended August 31, 1996............................  F-105
  Statement of Cash Flows for the Year Ended August 31, 1996........................  F-106
  Notes to Financial Statements.....................................................  F-107

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
AMF Bowling, Inc.:

     We have audited the accompanying consolidated balance sheet of AMF Bowling, Inc. (a Delaware corporation, formerly named AMF Holdings Inc.) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from inception (January 12, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMF Bowling, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the period from inception (January 12, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Richmond, Virginia
February 28, 1997

                       AMF BOWLING, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS
Current assets:
  Cash and cash equivalents...................................................    $   43,568
  Accounts and notes receivable, net of allowance for doubtful accounts
     of $4,492................................................................        42,625
  Inventories.................................................................        41,001
  Deferred taxes and other....................................................        11,178
                                                                                  ----------
          Total current assets................................................       138,372
Property and equipment, net...................................................       630,796
Deferred financing costs, net.................................................        40,595
Goodwill, net.................................................................       771,146
Other assets..................................................................        13,101
                                                                                  ----------
          Total assets........................................................    $1,594,010
                                                                                  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................................    $   31,563
  Accrued expenses............................................................        54,357
  Income taxes payable........................................................         2,276
  Long-term debt, current portion.............................................        42,376
                                                                                  ----------
          Total current liabilities...........................................       130,572
Long-term debt................................................................     1,048,877
Other long-term liabilities...................................................         1,851
Deferred income taxes.........................................................         3,895
                                                                                  ----------
  Total liabilities...........................................................     1,185,195
                                                                                  ----------
Commitments and contingencies
Stockholders' equity:
  Common stock (par value $.01, 60,000,000 shares authorized, 42,375,000
     shares issued and outstanding)...........................................           424
  Paid-in capital.............................................................       429,026
  Retained deficit............................................................       (19,484)
  Equity adjustment from foreign currency translation.........................        (1,151)
                                                                                  ----------
          Total stockholders' equity..........................................       408,815
                                                                                  ----------
          Total liabilities and stockholders' equity..........................    $1,594,010
                                                                                  ==========

The accompanying notes are an integral part of this consolidated balance sheet.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Operating revenue................................................................  $384,809
                                                                                   --------
Operating expenses:
  Cost of goods sold.............................................................   130,542
  Bowling center operating expenses..............................................   123,673
  Selling, general, and administrative expenses..................................    35,070
  Depreciation and amortization..................................................    49,386
                                                                                   --------
          Total operating expenses...............................................   338,671
                                                                                   --------
          Operating income.......................................................    46,138
Nonoperating expenses:
  Interest expense...............................................................    77,990
  Other expenses, net............................................................     1,912
  Interest income................................................................    (5,748)
                                                                                   --------
          Total nonoperating expenses............................................    74,154
                                                                                   --------
          Loss before income taxes...............................................   (28,016)
          Benefit for income taxes...............................................    (8,532)
                                                                                   --------
          Net loss...............................................................  $(19,484)
                                                                                   ========
Net loss per share...............................................................  $   (.49)
                                                                                   ========
Weighted average shares outstanding..............................................    39,713
                                                                                   ========

   The accompanying notes are an integral part of this consolidated financial statement.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss....................................................................  $    (19,484)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization............................................        49,386
     Deferred taxes...........................................................       (14,040)
     Amortization of bond discount............................................        24,731
     Loss on the sale of property and equipment, net..........................           408
     Changes in assets and liabilities:
       Accounts and notes receivable..........................................        (6,504)
       Inventories............................................................         1,862
       Other assets...........................................................        (4,010)
       Accounts payable and accrued expenses..................................        21,930
       Income taxes payable...................................................           417
       Other long-term liabilities............................................        19,135
                                                                                 -----------
     Net cash provided by operating activities................................        73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of cash acquired.......................    (1,450,928)
  Purchases of property and equipment.........................................       (16,941)
  Proceeds from sales of property and equipment...............................           754
                                                                                 -----------
     Net cash used in investing activities....................................    (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred financing costs...............     1,059,277
  Payments on long-term debt..................................................       (38,875)
  Capital contributions.......................................................       420,750
  Payment of noncompete obligations...........................................        (2,892)
                                                                                 -----------
     Net cash provided by financing activities................................     1,438,260
                                                                                 -----------
     Effect of exchange rates on cash.........................................        (1,408)
                                                                                 -----------
     Net increase in cash.....................................................        43,568
     Cash and cash equivalents at beginning of period.........................            --
                                                                                 -----------
     Cash and cash equivalents at end of period...............................  $     43,568
                                                                                 ===========

   The accompanying notes are an integral part of this consolidated financial statement.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

                                                                          EQUITY
                                                                        ADJUSTMENT
                                                                       FROM FOREIGN       TOTAL
                                        COMMON   PAID-IN    RETAINED     CURRENCY     STOCKHOLDERS'
                                        STOCK    CAPITAL    DEFICIT    TRANSLATION       EQUITY
                                        ------   --------   --------   ------------   -------------
Balance January 12, 1996..............   $ --    $     --   $     --     $     --       $      --
  Initial capitalization..............    384     389,066         --           --         389,450
  Capital contribution by
     stockholders.....................     40      39,960         --           --          40,000
  Net loss............................     --          --    (19,484)          --         (19,484)
  Equity adjustment from foreign
     currency translation.............     --          --         --       (1,151)         (1,151)
                                         ----    --------   --------      -------        --------
Balance December 31, 1996.............   $424    $429,026   $(19,484)    $ (1,151)      $ 408,815
                                         ====    ========   ========      =======        ========

   The accompanying notes are an integral part of this consolidated financial statement.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1.  ORGANIZATION

     AMF Bowling, Inc. ("AMF Bowling") changed its name from AMF Holdings Inc. in 1997. AMF Bowling and its subsidiaries (collectively, the "Company" or "AMF") are principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 263 U.S. bowling centers and 78 international bowling centers ("Bowling Centers") as of December 31, 1996, and (ii) the manufacture and distribution of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international independent bowling center operators.

     AMF Bowling Worldwide, Inc., formerly named AMF Group Inc. ("Bowling Worldwide"), is a wholly owned subsidiary of AMF Group Holdings Inc. ("AMF Group Holdings"). AMF Group Holdings is a wholly owned subsidiary of AMF Bowling. AMF Group Holdings and Bowling Worldwide are Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the Acquisition (described below). AMF Bowling and AMF Group Holdings are holding companies only. The primary assets in each are comprised of investments in subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between AMF Group Holdings and the stockholders (the "Prior Owners") of AMF Bowling Group (the "Predecessor Company"), on May 1, 1996 (the "Closing Date"), AMF Group Holdings acquired the Predecessor Company through a stock purchase by AMF Group Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain and Switzerland (the "Acquisition"). AMF Group Holdings did not acquire the assets of two bowling centers located in Madrid, Spain, and Geneva, Switzerland (both of which were retained by the Prior Owners).

     The purchase price for the Acquisition was approximately $1.37 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of Acquisition. The purchase included the payment of $1.323 billion to the Prior Owners. The Acquisition was funded with $380.8 million of contributed capital, and $1.015 billion of debt, including bank debt and senior subordinated notes and discount notes. The purchase included $8.7 million which represents warrants to purchase 870,000 shares of AMF Bowling common stock, par value $.01 per share ("Common Stock"), which were issued on the Closing Date to Goldman Sachs. See "Note 9. Long-Term Debt". See also "Note 14. Supplemental Disclosures to the Consolidated Statement of Cash Flows" which presents the components of the purchase price allocation.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The results of operations for the period ended December 31, 1996, reflect the results of the Company since the inception date of January 12, 1996, and the subsidiaries acquired as of May 1, 1996, from the Predecessor Company. All significant intercompany balances and transactions have

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

been eliminated in the accompanying consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Revenue Recognition

     For sales to customers in the United States, revenue is generally recognized at the time the products are shipped. For larger contract orders, Bowling Products generally requires that customers submit a deposit as a condition of accepting the order. Internationally, revenue is generally recognized when products arrive at the customer's port of entry. For nonaffiliate international sales, Bowling Products generally requires the customer to obtain a letter of credit prior to shipment.

  Warranty Costs

     Bowling Products warrants all new products for certain periods up to one year. Major products are warranted for one year. Bowling Products charges to income an estimated amount for future warranty obligations, and offers customers the option to purchase extended warranties on certain products. Warranty expense aggregated $4,471 for the period ended December 31, 1996, and is included in cost of sales in the accompanying consolidated statement of income.

  Cash and Cash Equivalents

     The Company classifies all highly liquid fixed-income investments purchased with an original maturity of three months or less as cash equivalents.

  Inventories

     Bowling Products' inventory is valued at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method for U.S. and international inventories. Bowling Centers' inventory is valued at the lower of cost or market, with the cost being determined using the actual or average cost method.

  Long-Lived Assets

     The carrying value of long-lived assets and certain identifiable intangibles, including goodwill, is reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from property, and any gain or loss is recognized.

     As a result of the Acquisition, the carrying value of property and equipment was adjusted to fair market value in accordance with the purchase method of accounting. Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

    Buildings and improvements....   5 - 40 years
    Leasehold improvements........   lesser of the estimated useful life or term of the lease
    Bowling and related
      equipment...................   5 - 10 years
    Manufacturing equipment.......   2 - 7 years
    Furniture and fixtures........   3 - 8 years

  Goodwill

     As a result of the Acquisition and in accordance with the purchase method of accounting for the Acquisition, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the Closing Date. Goodwill is being amortized over 40 years. Amortization expense was $13,070 for the period ended December 31, 1996.

  Income Taxes

     Upon consummation of the Acquisition, the U.S. and international subsidiaries of AMF Bowling became taxable corporations under the Internal Revenue Code ("IRC"). Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences on future years of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

  Research and Development Costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amount charged against income was approximately $1,312 for the period ended December 31, 1996, and is included in cost of sales in the accompanying consolidated statement of income.

  Advertising Costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amount charged against income was approximately $9,299 for the period ended December 31, 1996, with $5,932 included in bowling center operating expenses for Bowling Centers, and $3,367 included in selling, general, and administrative expenses for Bowling Products and Corporate in the accompanying consolidated statement of income.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

  Earnings Per Share

     Net loss per share is calculated based on the actual weighted average shares outstanding. Outstanding stock options and warrants are not considered as their effect is antidilutive.

  Foreign Currency Translation

     All assets and liabilities of AMF Bowling's international operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Adjustments resulting from the translation of financial statements of international operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying consolidated balance sheet. Revenues and expenses of international operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in other than local currencies. The net loss from transactions in foreign currencies of $488 is included in other expenses in the accompanying consolidated statement of income.

  Fair Value of Financial Instruments

     The carrying value of financial instruments including cash and cash equivalents and short-term debt approximated fair value at December 31, 1996, because of the short maturity of these instruments. At December 31, 1996, the fair value of interest rate cap agreements (to reduce the interest rate risk of its floating rate debt) was approximately $577. The interest rate cap agreement is valued using the estimated amount that the Company would receive to terminate the cap agreement as of December 31, 1996, based on a quote from the counterparty, taking into account current interest rates and the credit worthiness of the counterparty. The Company has no intention of terminating the cap agreement. The fair value of the Senior Debt, as defined in "Note 9. Long-Term Debt," at December 31, 1996, was approximately $623,520 based on the market value of debt with similar maturities and covenants. The fair value of the Notes, as defined in "Note 9. Long-Term Debt", at December 31, 1996, was approximately $560,315 based on the trading value at December 31, 1996.

  Noncompete Agreements

     AMF Bowling, through its subsidiaries, has noncompete agreements with various individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8 percent to 10 percent. The assets are included in other assets on the accompanying consolidated balance sheet and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations at December 31, 1996, net of accumulated amortization, totaled approximately $2,498.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     Annual maturities on noncompete obligations as of December 31, 1996, are as follows:

                YEAR ENDING
                DECEMBER 31,
                ----------------------------------------------------
                1997................................................  $   724
                1998................................................      666
                1999................................................      362
                2000................................................      164
                2001................................................      146
                Thereafter..........................................      436
                                                                      -------
                                                                      $ 2,498
                                                                       ======

  Self-Insurance Programs

     The Company is self-insured up to certain levels for general and product liability, workers' compensation, certain health care coverage, and property damage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. The Company has recorded an estimated amount to cover known claims and claims incurred but not reported as of December 31, 1996, which is included in accrued expenses in the accompanying consolidated balance sheet.

NOTE 3.  PRO FORMA RESULTS OF OPERATIONS

     Pro forma statements of income are presented on the following pages for the years ended December 31, 1996 and 1995, as if the Acquisition had occurred on January 1, 1996 and 1995, respectively. AMF Bowling's pro forma statement of income for the twelve months ended December 31, 1996, is based on the Predecessor Company's statement of income for the four-month period ending April 30, 1996, reported elsewhere in this Prospectus, AMF Bowling's statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. AMF Bowling's pro forma statement of income for the twelve months ended December 31, 1995, is based on the Predecessor Company's results of operations reported elsewhere in this Prospectus and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only and do not purport to be indicative of the actual results which occurred, nor are they indicative of future results of operations.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS)
(UNAUDITED)

                                          HISTORICAL                                      PRO FORMA
                                             AMF        PREDECESSOR                          AMF
                                           BOWLING,       COMPANY                       BOWLING, INC.
                                             INC.       FOUR MONTHS                     TWELVE MONTHS
                                         PERIOD ENDED      ENDED       PRO FORMA            ENDED
                                         12/31/96(a)      4/30/96     ADJUSTMENTS         12/31/96
                                         ------------   -----------   -----------       -------------
Operating revenue:.....................     $384.8        $ 164.9       $  (0.8)(b)        $ 548.9
                                            ------         ------        ------             ------
Operating expenses:
  Cost of goods sold...................      130.5           43.1            --              173.6
  Bowling center operating expenses....      123.7           80.2         (25.1)(b)(c)       178.8
  Selling, general and administrative
     expenses..........................       35.1           35.5         (19.6)(b)(c)        51.0
  Depreciation and amortization........       49.4           15.1           9.0(d)            73.5
                                            ------         ------        ------             ------
          Total operating expenses.....      338.7          173.9         (35.7)             476.9
                                            ------         ------        ------             ------
          Operating income (loss)......       46.1           (9.0)         34.9               72.0
Nonoperating expenses:
  Interest expense.....................       78.0            4.5          23.7(e)           106.2
  Other expenses, net..................        1.9            0.7            --                2.6
  Interest income......................       (5.8)          (0.6)           --               (6.4)
                                            ------         ------        ------             ------
Income (loss) before income taxes......      (28.0)         (13.6)         11.2              (30.4)
Provision (benefit) for income taxes...       (8.5)          (1.7)          1.3(f)            (8.9)
                                            ------         ------        ------             ------
          Net income (loss)............     $(19.5)       $ (11.9)      $   9.9            $ (21.5)
                                            ======         ======        ======             ======
Net loss per share.....................                                                    $ (0.55)
                                                                                            ======

---------------
(a) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes results of operations of the acquired business from May 1, 1996 through December 31, 1996.

(b) To reflect the impact of AMF Group Holdings not acquiring in the Acquisition the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the then-current stockholders of the Predecessor Company (the "Prior Owners") in April 1996.

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of AMF Bowling from S corporations to taxable corporations under the U.S. federal tax laws upon consummation of the Acquisition.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

    PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS)
    (UNAUDITED)

                                                      HISTORICAL                       PRO FORMA
                                                      PREDECESSOR                         AMF
                                                        COMPANY                      BOWLING, INC.
                                                     TWELVE MONTHS                   TWELVE MONTHS
                                                         ENDED        PRO FORMA          ENDED
                                                       12/31/95      ADJUSTMENTS       12/31/95
                                                     -------------   -----------     -------------
Operating revenue:.................................     $ 564.9        $  (2.3)(h)      $ 562.6
                                                         ------        -------           ------
Operating expenses:
  Cost of goods sold...............................       184.1           (0.3)(h)        183.8
  Bowling center operating expenses................       166.5           (1.5)(h)        165.0
  Selling, general, and administrative expenses....        50.8           (0.3)(i)         50.5
  Depreciation and amortization....................        39.1           27.9(j)          67.0
                                                         ------        -------           ------
          Total operating expenses.................       440.5           25.8            466.3
                                                         ------        -------           ------
          Operating income (loss)..................       124.4          (28.1)            96.3
Nonoperating expenses:
  Interest expense.................................        15.7           88.6(k)         104.3
  Other expenses, net..............................         1.0             --              1.0
  Interest income..................................        (2.2)            --             (2.2)
  Foreign currency transaction loss................         1.0             --              1.0
                                                         ------        -------           ------
Income (loss) before income taxes..................       108.9         (116.7)            (7.8)
Provision (benefit) for income taxes...............        40.6(g)       (30.6)(l)         10.0
                                                         ------        -------           ------
          Net income (loss)........................     $  68.3        $ (86.1)         $ (17.8)
                                                         ======        =======           ======
Net loss per share.................................                                     $ (0.47)
                                                                                         ======

---------------
(g) Reflects the pro forma income tax provision that would have been provided had the Predecessor Company consisted of taxable C corporations, rather than S corporations.

(h) To reflect the net reduction in revenue and expenses related to the following:

    i. Certain assets of the Predecessor Company not purchased by AMF Group Holdings.

    ii. Impact of AMF Group Holdings not acquiring one bowling center in Switzerland and one bowling center in Spain.

    iii. Concurrent with the Acquisition, amounts due from and payable to the Prior Owners and other related parties were canceled.

(i) To reflect the termination of management fees charged by an affiliate of the Prior Owners.

(j) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(k) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(l) To reflect the pro forma income tax benefit associated with the pro forma adjustments.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

NOTE 4.  INVENTORIES

     Inventories at December 31, 1996, consist of the following:

                Bowling Products, at FIFO:
                  Raw materials...................................  $ 11,683
                  Work in progress................................     2,335
                  Finished goods and spare parts..................    23,195
                Bowling Centers, at average cost:
                  Merchandise inventory...........................     3,788
                                                                     -------
                                                                    $ 41,001
                                                                     =======

NOTE 5.  DEFERRED TAXES AND OTHER CURRENT ASSETS

     The components of deferred taxes and other current assets at December 31, 1996, are summarized below:

                Deferred income taxes.............................  $  4,847
                Advances or deposits..............................     2,018
                Other.............................................     4,313
                                                                     -------
                                                                    $ 11,178
                                                                     =======

NOTE 6.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996, consists of the following:

                Land.............................................  $  90,512
                Buildings and improvements.......................    265,461
                Equipment, furniture, and fixtures...............    304,067
                Other............................................      2,631
                                                                    --------
                                                                     662,671
                Less: accumulated depreciation and
                  amortization...................................    (31,875)
                                                                    --------
                                                                   $ 630,796
                                                                    ========

     Depreciation and amortization expense related to property and equipment was $31,875 for the period ended December 31, 1996.

NOTE 7.  OTHER LONG-TERM ASSETS

     Other long-term assets at December 31, 1996, total $13,101 and are primarily composed of long-term rent deposits, long-term portion of noncompete obligations, and notes receivable.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

NOTE 8.  ACCRUED EXPENSES

     Accrued expenses at December 31, 1996, consist of the following:

                Accrued compensation..............................  $  9,141
                Accrued interest..................................     8,640
                League bowling accounts...........................     7,676
                Accrued installation costs........................     4,451
                Other.............................................    24,449
                                                                     -------
                                                                    $ 54,357
                                                                     =======

NOTE 9.  LONG-TERM DEBT

     Long-term debt at December 31, 1996, consists of the following:

                Bank debt.......................................  $  564,625
                Senior subordinated notes.......................     250,000
                Senior subordinated discount notes..............     274,663
                Mortgage and equipment notes....................       1,965
                                                                  ----------
                          Total debt............................   1,091,253
                Current maturities..............................     (42,376)
                                                                  ----------
                          Total long-term debt..................  $1,048,877
                                                                  ==========

BANK DEBT

     The bank debt (the "Senior Debt") was incurred pursuant to a credit agreement (the "Bank Credit Agreement") dated as of May 1, 1996, and amended and restated as of December 20, 1996, between Bowling Worldwide and its lenders. The Bank Credit Agreement provides for (i) senior secured term loan facilities aggregating $580.0 million (the "Term Facilities"), (ii) a senior secured multiple-draw term facility of $150.0 million (the "Acquisition Facility"), and
(iii) a senior secured revolving credit facility of up to $50.0 million (the "Working Capital Facility").

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $250.0 million, (ii) an Amortization Extended Loans ("AXELs(SM)") Series A facility of $190.0 million, and (iii) an AXELs(SM) Series B Facility of $140.0 million. Maturity dates of the three tranches and scheduled amortization payments are included in tables below. The Term Loan Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 1.5% or at Citibank's Eurodollar rate plus 2.5%. At December 31, 1996, the interest rate was 8.125%. The AXELs(SM) Series A Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 1.875% or at Citibank's Eurodollar rate plus 2.875%. At December 31, 1996, the interest rate was 8.5%. The AXELs(SM) Series B Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 2.125% or at Citibank's Eurodollar rate plus 3.125%. At December 31, 1996, the interest rate was 10.375%. On January 10, 1997, the interest rate was adjusted to 8.69% when the amounts under the Bank Credit Agreement were refinanced.

     The Acquisition Facility has a term of five years. The Acquisition Facility will begin to amortize in December 1999, with final maturity at March 31, 2001. The Acquisition Facility bears interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 1.5% or at Citibank's Eurodollar rate plus 2.5%. At December 31, 1996, $65.0 million of the Acquisition Facility bore interest at 9.75%,

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

while $8.5 million bore interest at 8.125%. On January 10, 1997, $65.0 million was refinanced as part of the AXELs(SM) Series B Facility and the interest rate was adjusted to 8.69% as stated above.

     The Working Capital Facility has a term of five years and will be fully revolving until its final maturity. The Working Capital Facility will bear interest, at Bowling Worldwide's option, at Citibank's customary base rate plus 1.5% or at Citibank's Eurodollar rate plus 2.5%.

     Beginning May 1, 1997, the margins above Citibank's customary base rate and Citibank's Eurodollar rate, at which the Term Loan Facility, the Working Capital Facility, and the Acquisition Facility will bear interest, may be reduced pursuant to a floating performance pricing grid which is based on the Total Debt/EBITDA ratio for the four fiscal quarter rolling period then most recently ended.

     The Bank Credit Agreement contains certain covenants, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, payments on other debt, mergers and acquisitions, sales of assets, guarantees and investments. The Bank Credit Agreement also contains certain provisions which limit the amount of funds available for transfer from Bowling Worldwide to AMF Group Holdings, and from AMF Group Holdings to AMF Bowling. Limits exist on, among other things, the declaration or payment of dividends, distributions of assets, and issuance or sale of capital stock.

     So long as Bowling Worldwide is not in default of the covenants contained in the Bank Credit Agreement, it may i) declare and pay dividends in common stock; ii) declare and pay cash dividends to the extent necessary to make payments of approximately $0.15 million due in May 1997 under certain noncompete agreements with the Prior Owners; iii) declare and pay cash dividends for general administrative expenses not to exceed $0.25 million; and iv) declare and pay cash dividends not to exceed $2.0 million for the repurchase of Common Stock. As of December 31, 1996, Bowling Worldwide is in compliance with all of its covenants.

MORTGAGE AND EQUIPMENT NOTES

     At December 31, 1996, mortgage and equipment notes related to one U.S. bowling center bore interest at 9.175%.

NOTES

     The senior subordinated notes will mature on March 15, 2006. Interest accrues from the date of issuance at an annual rate of 10 7/8% and is payable in cash semiannually in arrears on March 15 and September 15 of each year which commenced on September 15, 1996.

     The senior subordinated discount notes will mature on March 15, 2006 at a fully-accreted value of $452,000. The senior subordinated discount notes will result in an effective yield of 12 1/4% per annum, computed on a semiannual bond equivalent basis. No interest will be payable prior to March 15, 2001. Commencing March 15, 2001, interest will accrue and be payable in cash semiannually in arrears on March 15 and September 15 of each year beginning with September 15, 2001.

     The Company's payment obligations under the senior subordinated notes and the senior subordinated discount notes (together, the "Notes") are jointly and severally guaranteed on a senior subordinated basis by AMF Group Holdings and each of Bowling Worldwide's subsidiaries identified below in "Note 20. Consolidating Financial Statements" (collectively, the "Guarantors").

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The guarantees of the Notes are subordinated to the guarantees of the Senior Debt and the mortgage and equipment notes outstanding at December 31, 1996, referred to in the table above which have been issued by the Guarantors. The Notes are general, unsecured obligations of Bowling Worldwide, are subordinated in right of payment to all Senior Debt of Bowling Worldwide, and rank pari passu with all existing and future subordinated debt of Bowling Worldwide. The claims of the holders of the Notes will be effectively subordinated to all other indebtedness and other liabilities (including trade payables and capital lease obligations) of Bowling Worldwide's subsidiaries that are not Guarantors and through which Bowling Worldwide will conduct a portion of its operations. See "Note 20. Consolidating Financial Statements".

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of senior subordinated notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 110.875% of the principal amount of the senior subordinated notes, together with accrued and unpaid interest, if any, to the date of redemption; so long as at least $150 million in aggregate principal amount of senior subordinated notes remains outstanding after such redemption. Similarly, prior to March 15, 1999, the senior subordinated discount notes will be redeemable at the option of Bowling Worldwide, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, Bowling Worldwide, at a price of 112.25% of the accreted value of the senior subordinated discount notes; so long as at least $150 million in accreted value of senior subordinated discount notes remains outstanding after such redemption.

     The indenture governing the senior subordinated notes and the indenture governing the senior subordinated discount notes (the "Note Indentures") contain certain covenants that, among other things, limit the ability of Bowling Worldwide and its Restricted Subsidiaries, as defined therein, to incur additional indebtedness and issue Disqualified Stock, as defined therein, pay dividends or distributions or make investments or make certain other Restricted Payments, as defined therein, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of Bowling Worldwide and engage in mergers and consolidations. As of December 31, 1996, Bowling Worldwide is in compliance with all of its covenants.

     Annual maturities of long-term debt, including accretion of the senior subordinated discount notes, as of December 31, 1996, are as follows:

                YEAR ENDING
                DECEMBER 31,
                ------------------------------------------------
                1997............................................  $    42,376
                1998............................................       47,375
                1999............................................       55,500
                2000............................................       71,750
                2001............................................       81,125
                Thereafter......................................      970,464
                                                                   ----------
                                                                  $ 1,268,590
                                                                   ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     Interest Rate Cap Agreements

     During 1996, Bowling Worldwide entered into an interest rate cap agreement with Goldman Sachs Capital Markets, L.P. to reduce the interest rate risk of its Senior Debt. The notional amount of this cap was $500 million at December 31, 1996. Under the terms of this agreement, Bowling Worldwide receives payment if the three-month LIBOR rises above 5.75 percent through April, 1997, above 6.50 percent from May, 1997 through April, 1998 and above 7.5 percent from May, 1998 through October, 1998. No amounts were received under this agreement during 1996.

     Bowling Worldwide is exposed to credit-related loss in the event of non-performance by the counterparty. Bowling Worldwide believes its exposure to potential loss due to counterparty non-performance is minimized primarily due to the relatively strong credit rating of the counterparty.

     Average amounts outstanding and average borrowing rates for the period ended December 31, 1996, were as follows:

                                                             OUTSTANDING
                                                                  AT          AVERAGE      AVERAGE
                                                             DECEMBER 31,     AMOUNTS     BORROWING
DESCRIPTION                                 MATURITY DATES       1996       OUTSTANDING     RATES
-----------------------------------------  ----------------  ------------   -----------   ---------
Term Loan................................    March 31, 2001    $228,125      $ 243,074       8.20%
AXEL A...................................    March 31, 2003     188,750      $ 188,164       8.58
AXEL B...................................    March 31, 2004      74,250      $  74,218       8.84
Acquisition Facility.....................    March 31, 2001      73,500      $  25,426       8.41
Working Capital Facility.................    March 31, 2001          --      $  11,434       9.09
Mortgage and Equipment Notes.............   October 1, 2013       1,965      $   1,967       9.18

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition, as discussed above, are amortized over the lives of the various types of debt. Bank financing costs are amortized over eight years and bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $3,252 for the period ended December 31, 1996. Interest expense for the interest rate cap agreement was $304 for the period ended December 31, 1996.

     Other

     The Company is highly leveraged as a result of this indebtedness incurred in connection with the Acquisition and subsequent acquisitions. Although the Company believes it will be able to meet its debt obligations, there is no assurance that the Company will generate sufficient cash flow in a timely manner to satisfy scheduled principal and interest payments.

NOTE 10.  INCOME TAXES

     Income (loss) before income taxes at December 31, 1996, consists of the following:

        U.S..............................................................  $ (28,427)
        International....................................................        411
                                                                            --------
                                                                           $ (28,016)
                                                                            ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The income tax provision (benefit) at December 31, 1996, consists of the following:

        CURRENT INCOME TAX EXPENSE
        U.S. Federal.....................................................  $      --
        State and local..................................................         --
        International....................................................      5,508
                                                                            --------
                  Total current provision................................      5,508
                                                                            --------
        DEFERRED TAX BENEFIT
        U.S. Federal.....................................................    (12,274)
        State and local..................................................     (1,766)
        International....................................................         --
                                                                            --------
                  Total deferred benefit.................................    (14,040)
                                                                            --------
                  Total benefit..........................................  $  (8,532)
                                                                            ========

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1996, are as follows:

        DEFERRED INCOME TAX ASSETS
        Current assets
          Reserve provisions not deductible for tax purposes..............  $  4,847
                                                                             -------
        Noncurrent assets
          Net operating losses............................................     8,225
          Foreign tax credits.............................................     5,452
          Interest expense on high yield debt.............................     8,533
                                                                             -------
                  Total noncurrent deferred tax assets....................    22,210
                                                                             -------
        Total deferred tax assets.........................................    27,057
                                                                             -------

        DEFERRED INCOME TAX LIABILITIES
        Noncurrent liabilities
        Goodwill amortization.............................................     5,840
        Depreciation on property and equipment............................    20,265
                                                                             -------
        Total deferred tax liabilities....................................    26,105
                                                                             -------
        Net deferred tax assets...........................................  $    952
                                                                             =======

     In connection with the Acquisition, the Company has made a joint tax election with the Prior Owners for certain entities under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended ("IRC"). The effect of this election is the revaluation of the assets of the electing entities with any residual purchase price allocated to goodwill. The nonelecting entities were acquired by both stock and asset purchases.

     The gross amount of net operating losses ("NOLs") the Company may utilize on future tax returns is $22,986. The NOLs may be carried forward for fifteen years until expiration. Foreign tax credits eligible for carry forward total $5,452, and expire in five years. The Company had no valuation allowance related to income tax assets as of December 31, 1996, and there was no change in the valuation allowance during the year.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The provision for income taxes differs from the amount computed by applying the statutory rate of 35 percent for the period ended December 31, 1996, to income before taxes. The principal reasons for this difference are as follows:

        Tax at Federal statutory rate.....................................  $ (9,806)
        Increase resulting from:
          Meals and entertainment.........................................       159
          Goodwill related to acquisition of international bowling
             centers......................................................     1,093
          Disallowance of certain high yield debt.........................       192
          Other, net......................................................      (170)
                                                                             -------
        Total.............................................................  $ (8,532)
                                                                             =======

NOTE 11.  COMMITMENTS AND CONTINGENCIES

     Bowling Centers and Bowling Products lease certain facilities and equipment under operating leases which expire at various dates through 2026. Bowling Centers has certain ground leases, associated with several centers, which expire at various dates through 2058. These leases generally contain renewal options and require payments of taxes, insurance, maintenance, and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $912 for the period ended December 31, 1996. Total rent expense under operating leases aggregated approximately $13,737 for the period ended December 31, 1996.

     Future minimum rental payments under the operating lease agreements as of December 31, 1996, are as follows:

                YEAR ENDING
                DECEMBER 31,
                -------------------------------------------------
                1997.............................................  $  19,712
                1998.............................................     16,192
                1999.............................................     14,055
                2000.............................................     12,274
                2001.............................................     17,039
                Thereafter.......................................     58,624
                                                                     -------
                                                                   $ 137,896
                                                                     =======

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at the bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the Company's results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

NOTE 12.  STOCKHOLDERS' EQUITY

  Stockholders Agreement

     On April 30, 1996, AMF Bowling and the stockholders of AMF Bowling (the "Stockholders") entered into a stockholders agreement (the "Stockholders Agreement") which regulates the relationship among AMF Bowling and the Stockholders. The Stockholders Agreement primarily provides for, subject to certain limitations and exceptions, (a) the establishment and nomination of the Board of Directors and an Executive Committee; (b) certain of the Stockholders to purchase additional shares of Common Stock, to finance acquisitions, capital expenditures, investments in partnerships or joint ventures, or any similar transactions or expenditures; (c) Goldman Sachs to have the exclusive right to perform all consulting, financing, investment banking and similar services for AMF Bowling and its subsidiaries, for customary compensation and on terms customary for similar engagements with unaffiliated third parties; and (d) guidance in the event a Stockholder determines to sell its shares of Common Stock. The foregoing rights and obligations will terminate under certain circumstances and notwithstanding those circumstances, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of AMF Bowling as a result of which the Stockholders own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate.

  Registration Rights Agreement

     On April 30, 1996, AMF Bowling and the Stockholders entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, subject to certain limitations and exceptions, certain Stockholders may make demands of AMF Bowling to register shares of Common Stock held by such Stockholders; provided, that AMF Bowling is not required to so register unless, in the case of an initial public offering, the aggregate offering price is at least $100 million, and, in the case of any other offering, the aggregate offering price is at least $50 million. Upon a demand for registration by certain Stockholders, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights, which allow each of them to include all or a portion of their shares of Common Stock under a registration statement filed by AMF Bowling, subject to certain exceptions and limitations.

NOTE 13.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) plan to which U.S. employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Company can, at its option, match a discretionary percentage of employee contributions and make an additional profit-sharing contribution as determined by the Board of Directors. Employer contributions vest 100 percent after a five-year period. The amount charged to expense under this plan was $1,060 for the period ended December 31, 1996.

     Certain of the Company's international operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee, and employer funding. Each international operation has provided for pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $506 for the period ended December 31, 1996.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     Bowling Worldwide has entered into employment agreements with three executives, each for a term ending in May 1999. Each agreement calls for compensation consisting of a salary and an incentive bonus of up to 50 percent of the executive's annual salary if the Company meets certain operational and financial targets. Each employment agreement also calls for a continuation of certain benefits, under specified circumstances, following termination of employment.

     These three executives were also granted options to purchase a total of 345,000 shares of Common Stock. Unless sooner exercised or forfeited, as provided, the options expire in May 2006. Twenty percent of the options vest on each of the first five anniversaries of the Closing Date. The exercise price of the options is $10.00 per share, which approximates the fair value of the Common Stock at the date of the grants.

     One executive, Robert L. Morin, resigned from all positions with the Company as of February 28, 1997. As part of Mr. Morin's severance arrangement, AMF Bowling repurchased all of the shares of Common Stock owned by Mr. Morin and all options held by Mr. Morin were canceled.

     In connection with the Acquisition, AMF Bowling adopted a stock incentive plan (the "Stock Incentive Plan") under which AMF Bowling may grant incentive awards in the form of shares of Common Stock, options to purchase shares of Common Stock ("Stock Options") and stock appreciation rights to certain officers, employees, consultants, and nonemployee directors ("Participants") of AMF Bowling and its affiliates. The total number of shares of Common Stock initially reserved and available for grant under the Stock Incentive Plan is 1,767,151. A committee of AMF Bowling's Board of Directors (the "Committee") is authorized to make grants and various other decisions under the Stock Incentive Plan and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. In August 1996, the Committee granted Stock Options to Participants to purchase a total of 713,000 shares of Common Stock at an exercise price of $10.00 per share. Twenty percent of the options vest on each of the first five anniversaries of the grant date. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years.

     The Committee granted an additional 91,000 in Stock Options to several individuals who began employment with the Company between August 1996 and December 31, 1996. The number of Stock Options outstanding to senior management, other employees, and directors at December 31, 1996, after including forfeited Stock Options, total 1,096,500. In addition to Stock Options outstanding under the Stock Incentive Plan, 130,000 Stock Options granted to Douglas J. Stanard on May 1, 1996 were outstanding at December 31, 1996. No Stock Options awarded were exercisable during the period ended December 31, 1996.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. AMF Bowling's Board of Directors and the Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", and elected to account for its stock options under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net loss for 1996 would have been increased to $23,227.

     The weighted-average fair value of options granted during 1996 is $3.05 per option. The 1,226,500 options outstanding at December 31, 1996, have a weighted-average exercise price of $10.00 and a weighted-average remaining contractual life of 9.6 years.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free rate of return of 6.5%; expected dividend yield of zero; expected time of exercise of ten years; expected volatility of zero due to the lack of a public trading market for the securities underlying the options based on the minimum value method.

NOTE 14.  SUPPLEMENTAL DISCLOSURES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Cash paid for the period ended December 31, 1996:
  Interest................................  $     44,465
  Income taxes............................  $      7,990

                                                             CHARAN        OTHER
                                            ACQUISITION    ACQUISITION  ACQUISITIONS      TOTAL
                                            ------------   ----------   ------------   ------------
Business acquisitions, net of cash
  acquired
  Working capital, other than cash
     acquired.............................  $    (17,385)  $   (5,028)    $     --     $    (22,413)
  Plant and equipment.....................      (537,827)     (97,857)      (5,182)        (640,866)
  Purchase price in excess of the net
     assets acquired......................      (784,217)          --           --         (784,217)
  Other assets............................       (18,330)          --           --          (18,330)
  Noncurrent liabilities..................         6,198           --           --            6,198
  Warrants to purchase shares of Common
     Stock................................         8,700           --           --            8,700
                                            ------------   ----------   ------------   ------------
  Net cash used for business
     acquisitions.........................  $ (1,342,861)  $ (102,885)    $ (5,182)    $ (1,450,928)
                                            ============   ==========   ==========     ============
Non-cash financing activities:
  Warrants to purchase shares of Common
     Stock................................  $      8,700
  Notes receivable from three executive
     officers for the purchase of Common
     Stock................................  $      3,000

NOTE 15.  ACQUISITIONS

     On October 10, 1996, AMF Bowling Centers, Inc. ("AMF Bowling Centers"), a Virginia corporation and an indirect, wholly owned subsidiary of Bowling Worldwide, completed the acquisition (the "Charan Acquisition") of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. ("Charan"), a Delaware corporation, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of September 10, 1996, by and between AMF Bowling Centers and Charan.

     The purchase price of the Charan Acquisition was approximately $106.5 million, subject to certain adjustments. The Charan Acquisition was funded with approximately $40.0 million from the sale of equity by AMF Bowling to its institutional stockholders and one of its directors, and with approximately $66.5 million from available borrowings under Bowling Worldwide's existing Acquisition Facility.

     The following unaudited pro forma information has been prepared assuming the Charan Acquisition had occurred as of January 1, 1996 and 1995, respectively and are based on pro forma AMF Bowling results of operations presented in "Note
3. Pro Forma Results of Operations". The

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had occurred as of those dates. In addition, the pro forma information is not intended to be a projection of future results of operations.

PRO FORMA CONSOLIDATED DATA (UNAUDITED):

                                                                      YEAR ENDED
                                                                      DECEMBER 31
                                                                   -----------------
                                                                    1996       1995
                                                                   ------     ------
                                                                   (IN MILLIONS)
        Operating revenue........................................  $595.5     $622.7
        Operating income.........................................    80.0      105.2
        Loss before income taxes.................................   (26.9)      (4.9)
        Net loss.................................................   (19.5)     (16.1)

     Since the Acquisition and prior to December 31, 1996, AMF Bowling Centers purchased an aggregate of 57 bowling centers and certain related assets and liabilities from five unrelated sellers including Charan. The combined purchase price was approximately $113.5 million, including certain adjustments and transaction costs, and was funded with approximately $40.0 million from the sale of equity by AMF Bowling to its institutional stockholders and one of its directors, and with $73.5 million from available borrowing under Bowling Worldwide's Acquisition Facility. The results of operations for purchases of bowling centers and certain related assets and liabilities additional to the Charan Acquisition were not material in relation to the Company's consolidated results of operations.

  Other Acquisitions

     On January 17, 1997, the Company, through AMF Bowling Centers, entered into an Agreement and Plan of Merger with American Recreation Centers, Inc. ("ARC") pursuant to which a wholly owned subsidiary of AMF Bowling Centers will merge with and into ARC (the "ARC Merger"). As a result of the ARC Merger, the outstanding shares of ARC's common stock, no par value per share (the "ARC Common Stock"), will be converted into the right to receive $8.50 per share, in cash. The purchase price, after reflecting the assumption of ARC's outstanding debt and the purchase of certain joint venture interests, represents a transaction with a total value of approximately $70.0 million, which will be funded from available borrowing under Bowling Worldwide's Acquisition Facility. The ARC Merger is conditioned upon, among other things, approval by holders of a majority of the outstanding shares of ARC Common Stock and upon receipt of certain regulatory and governmental approvals. ARC operates 43 bowling centers in six states.

     Subsequent to December 31, 1996, the Company acquired an additional eight bowling centers in the United States and six bowling centers in the United Kingdom, all of which were previously owned by several unrelated single-center and small-chain operators. The total purchase price was approximately $28.3 million, including certain adjustments and transaction costs, and was funded with $16.5 million from available borrowing under Bowling Worldwide's Acquisition Facility.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

NOTE 16.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the period ended December 31, 1996, is presented below:

        Revenue from unaffiliated customers
          Bowling Centers
             U.S........................................................  $  132,300
             International..............................................      67,400
                                                                           ---------
                                                                             199,700
          Bowling Products
             U.S........................................................      69,100
             International..............................................     116,000
                                                                           ---------
                                                                             185,100
                                                                           ---------
                                                                          $  384,800
                                                                           =========
        Intersegment sales
          Bowling Products..............................................  $    6,000
                                                                           =========
        Operating income (loss)
          Bowling Centers
             U.S........................................................  $    8,300
             International..............................................       6,800
                                                                           ---------
                                                                              15,100
          Bowling Products
             U.S........................................................      23,200
             International..............................................      10,900
                                                                           ---------
                                                                              34,100

          Corporate.....................................................      (3,200)
          Eliminations..................................................         100
                                                                           ---------
                                                                          $   46,100
                                                                           =========
        Identifiable assets
          Bowling Centers
             U.S........................................................  $  612,800
             International..............................................     302,700
                                                                           ---------
                                                                             915,500
          Bowling Products
             U.S........................................................     606,700
             International..............................................      44,500
                                                                           ---------
                                                                             651,200

          Corporate.....................................................      27,200
          Eliminations..................................................         100
                                                                           ---------
                                                                          $1,594,000
                                                                           =========
        Depreciation and amortization
          Bowling Centers
             U.S........................................................  $   25,600
             International..............................................      12,100
                                                                           ---------
                                                                              37,700

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

          Bowling Products
             U.S........................................................      12,100
             International..............................................         500
                                                                           ---------
                                                                              12,600

          Eliminations..................................................        (900)
                                                                           ---------
                                                                          $   49,400
                                                                           =========
        Capital expenditures
          Bowling Centers
             U.S........................................................  $    8,100
             International..............................................       5,000
                                                                           ---------
                                                                              13,100
          Bowling Products
             U.S........................................................       1,500
             International..............................................       1,700
                                                                           ---------
                                                                               3,200

          Corporate.....................................................       1,300
          Eliminations..................................................        (700)
                                                                           ---------
                                                                          $   16,900
                                                                           =========
        Research and development expense
          Bowling Products..............................................  $    1,300
                                                                           =========

NOTE 17.  GEOGRAPHIC SEGMENTS

     Information about the Company's operations in different geographic areas for the period ended December 31, 1996, and identifiable assets at December 31, 1996, are presented below:

        Operating revenue
          United States..................................................  $205,800
          Hong Kong......................................................    59,700
          Japan..........................................................    36,800
          Australia......................................................    33,500
          United Kingdom.................................................    15,900
          Sweden.........................................................     7,400
          Mexico.........................................................     5,400
          Korea..........................................................    14,300
          Spain..........................................................       900
          China..........................................................     1,000
          Canada.........................................................       200
          Other European countries.......................................     9,900
          Eliminations...................................................    (6,000)
                                                                           --------
                                                                           $384,800
                                                                           ========

     Operating revenue for the U.S. Bowling Products operation has been reduced by $63,400 for the period ended December 31, 1996, to reflect the elimination of intracompany sales between the U.S. Bowling Products operation and the Bowling Products international sales and service branches.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

        Operating income (loss)
          United States..................................................  $ 28,200
          Hong Kong......................................................     7,700
          Japan..........................................................     4,000
          Australia......................................................     4,900
          United Kingdom.................................................       600
          Sweden.........................................................     1,000
          Mexico.........................................................       500
          Korea..........................................................       100
          Spain..........................................................      (100)
          Canada.........................................................      (100)
          China..........................................................      (100)
          Other European countries.......................................      (700)
          Eliminations...................................................       100
                                                                           --------
                                                                           $ 46,100
                                                                           ========

     Operating income for the U.S. Bowling Products operation has been reduced by $1,000 for the period ended December 31, 1996, to reflect the elimination of intracompany gross profit between the U.S. Bowling Products operation and the Bowling Products international sales and service branches.

        Identifiable assets
          United States.................................................  $1,246,700
          Hong Kong.....................................................      26,700
          Japan.........................................................      40,200
          Australia.....................................................     138,000
          United Kingdom................................................      72,300
          Sweden........................................................       3,000
          Mexico........................................................      15,200
          Korea.........................................................       4,600
          Spain.........................................................       7,300
          Canada........................................................       3,700
          China.........................................................       6,000
          Other European countries......................................      30,200
          Eliminations..................................................         100
                                                                          ----------
                                                                          $1,594,000
                                                                          ==========

     Identifiable assets for the international sales and service branches have been reduced by $5,500 to reflect the elimination of intracompany gross profit in inventory between the U.S. Bowling Products operations and the Bowling Products international sales and service branches.

NOTE 18.  RELATED PARTIES

     Goldman Sachs and its affiliates have certain interests in the Company in addition to being the initial purchasers of the registered debt securities of the Company in connection with the Acquisition. Richard A. Friedman and Terence
M. O'Toole, each of whom is a managing Director of Goldman, Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

Group, L.P., are directors of AMF Bowling, AMF Group Holdings and Bowling Worldwide. Goldman Sachs and its affiliates together currently beneficially own a majority of the outstanding voting equity of AMF Bowling; thus Goldman Sachs will be deemed to be an "affiliate" of the Company. Goldman Sachs received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of the notes. Goldman Sachs also served as financial advisor to the owners of the Predecessor Company in connection with the Acquisition and received a fee in the form of 10-year warrants to purchase 870,000 shares of Common Stock. The warrants were valued for accounting purposes at approximately $8.7 million. In addition, Goldman Sachs is entitled to the reimbursement of its expenses and is indemnified in connection with its services.

     In connection with the Bank Credit Agreement, Goldman Sachs Credit Partners L.P. acted as Syndication Agent, Goldman Sachs Credit Partners L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as Administrative Agent. Goldman Sachs Credit Partners L.P. is also a lender under the Bank Credit Agreement. Goldman Sachs received a fee of approximately $9.5 million and was reimbursed for expenses in connection with such services. Goldman Sachs also received a cash fee of $5.0 million from the Company in connection with the Acquisition and was reimbursed for related expenses.

     Pursuant to the three employment agreements with executives of the Company discussed in "Note 13. Employee Benefit Plans," AMF Bowling issued to each executive 150,000 shares of Common Stock, at a purchase price of $10.00 per share. One executive was granted an initial employment bonus of $166,667 which he used to partially fund his purchase of shares of Common Stock. Each executive has borrowed $1.0 million from AMF Bowling in order to fund the portion of his purchase of Common Stock. These notes are due in May 2003 and accrue interest, compounded annually, on the unpaid principal amount at 7 percent per annum.

     Pursuant to the Stock Subscription Agreement dated April 30, 1996, Charles
M. Diker, a director of AMF Bowling, AMF Group Holdings, and Bowling Worldwide, purchased 125,000 shares of Common Stock, at a purchase price of $10.00 per share. Pursuant to an Option Agreement (the "Diker Option Agreement") dated May 1, 1996, Mr. Diker was granted, pursuant to the Stock Incentive Plan, non-qualified Stock Options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share. One third of such options vested on May 1, 1996, one third vest on May 1, 1997, and the remaining options vest on May 1, 1998. The Diker Option Agreement also provides, among other things, for repurchase of all of the shares held by him for fair market value as of a specified date upon certain conditions. Mr. Diker is a party to the Stockholders Agreement and any shares of Common Stock held by Mr. Diker will be subject to the terms of that agreement.

NOTE 19.  RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for the fiscal year ended December 31, 1997, the Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information About Capital Structure." The Company does not expect that adoption of these standards will have a material impact on the Company's financial position or results of operations.

NOTE 20.  CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating information presents:

     - Consolidating balance sheet as of December 31, 1996, and consolidating statements of income and cash flows for the period ended December 31, 1996.

     - Elimination entries necessary to combine the entities comprising AMF Bowling.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The Notes are jointly and severally guaranteed on a full and unconditional basis by AMF Group Holdings and by the first and second-tier subsidiaries of Bowling Worldwide, as follows (together with AMF Group Holdings, the "Guarantors"):

        AMF Bowling Centers Holdings Inc.
        AMF Bowling Holdings Inc.
        AMF Bowling, Inc.
        AMF Bowling Centers, Inc.
        Bush River Corporation
        King Louie Lenexa, Inc.
        AMF Beverage Company of Oregon, Inc.
        AMF Beverage Company of W. VA., Inc.
        AMF Worldwide Bowling Centers Holdings Inc.
        AMF Bowling Centers (Aust) International Inc.
        AMF Bowling Centers (Canada) International Inc.
        AMF BCO-France One, Inc.
        AMF BCO-France Two, Inc.
        AMF Bowling Centers Spain Inc.
        AMF Bowling Centers (Hong Kong) International Inc.
        AMF Bowling International Inc.
        AMF Bowling Mexico Holding, Inc.
        Boliches AMF, Inc.
        AMF BCO - UK One, Inc.
        AMF BCO - UK Two, Inc.
        AMF Bowling Centers China, Inc.
        AMF BCO - China, Inc.
        AMF Bowling Centers Switzerland Inc.

     The following third-tier subsidiaries of Bowling Worldwide, all of which are wholly owned subsidiaries of AMF Worldwide Bowling Centers Holdings Inc., have not provided guarantees (collectively, the "Non-Guarantors"):

        AMF Bowling
        Worthing North Properties Limited
        AMF Bowling France SNC
        AMF Bowling de Paris SNC
        AMF Bowling de Lyon La Part Dieu SNC
        Boliches y Compania
        Operadora Mexicana de Boliches, S.A.
        Promotora de Boliches, S.A. de C.V.
        Immeubles Obispado, S.A.
        Immeubles Minerva, S.A.
        Boliches Mexicano, S.A.
        AMF Bowling Centers (China) Company
        AMF Garden Hotel Bowling Center Company

                       AMF BOWLING, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                NON-
                                                GUARANTOR     GUARANTOR
                                                COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                               -----------    ---------    ------------    ------------
ASSETS
-------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents.................   $    39,660     $ 3,908       $     --       $    43,568
  Accounts and notes receivable, net of
     allowance for doubtful accounts........        41,266       1,359             --            42,625
  Accounts receivable -- intercompany.......         3,365       1,259         (4,624)               --
  Inventories...............................        39,609       1,392             --            41,001
  Deferred taxes and other..................         9,491       1,687             --            11,178
                                               -----------    --------       --------       -----------
          Total current assets..............       133,391       9,605         (4,624)          138,372
Notes receivable -- intercompany............         1,998       1,663         (3,661)               --
Property and equipment, net.................       599,706      30,139            951           630,796
Investment in subsidiaries..................        59,559          --        (59,559)               --
Goodwill and other assets...................       823,762       1,080             --           824,842
                                               -----------    --------       --------       -----------
          Total assets......................   $ 1,618,416     $42,487       $(66,893)      $ 1,594,010
                                               ===========    ========       ========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable..........................   $    30,198     $ 1,365       $     --       $    31,563
  Accounts payable -- intercompany..........           773       3,851         (4,624)               --
  Accrued expenses..........................        50,460       3,897             --            54,357
  Income taxes payable......................         1,676         600             --             2,276
  Long-term debt, current portion...........        42,376          --             --            42,376
                                               -----------    --------       --------       -----------
          Total current liabilities.........       125,483       9,713         (4,624)          130,572
Long-term debt..............................     1,048,877          --             --         1,048,877
Notes payable -- intercompany...............         1,663       1,998         (3,661)               --
Other long-term liabilities.................         1,851          --             --             1,851
Deferred income taxes.......................         2,828       1,067             --             3,895
                                               -----------    --------       --------       -----------
          Total liabilities.................     1,180,702      12,778         (8,285)        1,185,195
                                               -----------    --------       --------       -----------
Commitments and contingencies
Stockholders' equity:
  Common stock..............................           289       4,364         (4,229)              424
  Paid-in capital...........................       454,506      24,098        (49,578)          429,026
  Retained earnings (deficit)...............       (11,184)      4,826        (13,126)          (19,484)
  Equity adjustment from foreign
     currency translation...................        (5,897)     (3,579)         8,325            (1,151)
                                               -----------    --------       --------       -----------
          Total stockholders' equity........       437,714      29,709        (58,608)          408,815
                                               -----------    --------       --------       -----------
          Total liabilities and
            stockholders' equity............   $ 1,618,416     $42,487       $(66,893)      $ 1,594,010
                                               ===========    ========       ========       ===========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                NON-
                                                 GUARANTOR    GUARANTOR
                                                 COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                 ---------    ---------    ------------    ------------
Operating revenue.............................   $364,095      $21,768       $ (1,054)       $384,809
                                                 --------      -------        -------        --------
Operating expenses:
  Cost of goods sold..........................    127,623        3,566           (647)        130,542
  Bowling center operating expenses...........    112,318       11,780           (425)        123,673
  Selling, general, and administrative
     expenses.................................     33,444        1,626             --          35,070
  Depreciation and amortization...............     46,198        3,260            (72)         49,386
                                                 --------      -------        -------        --------
     Total operating expenses.................    319,583       20,232         (1,144)        338,671
                                                 --------      -------        -------        --------
     Operating income.........................     44,512        1,536             90          46,138
Nonoperating expenses:
  Interest expense............................     77,968           22             --          77,990
  Other (income) expense, net.................        (39)       1,029            922           1,912
  Interest income.............................     (5,480)        (268)            --          (5,748)
  Equity in loss of subsidiaries..............        499           --           (499)             --
                                                 --------      -------        -------        --------
     Total nonoperating expenses..............     72,948          783            423          74,154
                                                 --------      -------        -------        --------
     Income (loss) before income taxes........    (28,436)         753           (333)        (28,016)
     Provision (benefit) for income taxes.....     (9,703)       1,171             --          (8,532)
                                                 --------      -------        -------        --------
     Net loss.................................   $(18,733)     $  (418)      $   (333)       $(19,484)
                                                 ========      =======        =======        ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                    NON-
                                                    GUARANTOR     GUARANTOR
                                                    COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                   -----------    ---------    ------------    ------------
Cash flows from operating activities:
  Net loss......................................   $   (18,733)    $  (418)       $ (333)       $   (19,484)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization..............        46,198       3,260           (72)            49,386
     Deferred taxes.............................       (14,040)         --            --            (14,040)
     Amortization of bond discount..............        24,731          --            --             24,731
     Equity in loss of subsidiaries.............          (499)         --           499                 --
     Dividends from non-guarantor companies.....           922        (922)           --                 --
     Loss on the sale of property and equipment,
       net......................................           390          18            --                408
     Changes in assets and liabilities:
       Accounts and notes receivable............        (6,663)        159            --             (6,504)
       Receivables and payables -- affiliates...           399        (399)           --                 --
       Inventories..............................         1,830          32            --              1,862
       Other assets.............................        (3,334)       (582)          (94)            (4,010)
       Accounts payable and accrued
          expenses..............................        21,631         299            --             21,930
       Income taxes payable.....................           662        (245)           --                417
       Other long-term liabilities..............        18,918         217            --             19,135
                                                    ----------    --------        ------        -----------
     Net cash provided by operating
       activities...............................        72,412       1,419            --             73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired...................................    (1,454,213)      3,285            --         (1,450,928)
  Purchases of property and equipment...........       (15,930)     (1,011)           --            (16,941)
  Proceeds from sales of property and
     equipment..................................           584         170            --                754
                                                    ----------    --------        ------        -----------
     Net cash provided by (used in) investing
       activities...............................    (1,469,559)      2,444            --         (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred
     financing costs............................     1,059,277          --            --          1,059,277
  Payments on long-term debt....................       (38,875)         --            --            (38,875)
  Capital contribution..........................       420,750          --            --            420,750
  Payment of noncompete obligations.............        (2,892)         --            --             (2,892)
                                                    ----------    --------        ------        -----------
     Net cash provided by financing
       activities...............................     1,438,260          --            --          1,438,260
                                                    ----------    --------        ------        -----------
     Effect of exchange rates on cash...........        (1,453)         45            --             (1,408)
                                                    ----------    --------        ------        -----------
     Net increase in cash.......................        39,660       3,908            --             43,568
     Cash and cash equivalents at beginning of
       period...................................            --          --            --                 --
                                                    ----------    --------        ------        -----------
     Cash and cash equivalents at end of
       period...................................   $    39,660     $ 3,908        $   --        $    43,568
                                                    ==========    ========        ======        ===========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   JUNE 30,
                                                                                     1997
                                                                                  -----------
                                                                                  (UNAUDITED)

                                     ASSETS
Current assets:
  Cash and cash equivalents....................................................   $    16,640
  Accounts and notes receivable, net of allowance for doubtful accounts of
     $4,086....................................................................        57,120
  Inventories..................................................................        56,488
  Deferred taxes and other.....................................................        13,210
                                                                                   ----------
          Total current assets.................................................       143,458
Property and equipment, net....................................................       743,675
Deferred financing costs, net..................................................        40,151
Goodwill, net..................................................................       766,661
Other assets...................................................................        21,647
                                                                                   ----------
          Total assets.........................................................   $ 1,715,592
                                                                                   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................   $    32,757
  Accrued expenses.............................................................        54,550
  Income taxes payable.........................................................         4,553
  Note payable.................................................................        30,000
  Long-term debt, current portion..............................................        44,876
                                                                                   ----------
          Total current liabilities............................................       166,736
Long-term debt.................................................................     1,146,415
Other long-term liabilities....................................................         6,383
Deferred income taxes..........................................................         4,922
                                                                                   ----------
          Total liabilities....................................................     1,324,456
                                                                                   ----------
Commitments and contingencies
Stockholders' equity:
  Common stock (par value $.01, 60,000,000 shares authorized, 42,225,000 shares
     issued and outstanding)...................................................           422
  Paid-in capital..............................................................       428,528
  Retained deficit.............................................................       (31,648)
  Equity adjustment from foreign currency translation..........................        (6,166)
                                                                                   ----------
          Total stockholders' equity...........................................       391,136
                                                                                   ----------
          Total liabilities and stockholders' equity...........................   $ 1,715,592
                                                                                   ==========

The accompanying notes are an integral part of this consolidated balance sheet.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         AMF BOWLING, INC.
                                                                       ---------------------
                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                       ---------------------
                                                                         1997       1996(A)
                                                                       --------     --------
Operating revenue..................................................    $318,068     $ 73,423
                                                                       ---------    ---------
Operating expenses:
  Cost of goods sold...............................................      86,084       23,513
  Bowling center operating expenses................................     116,038       26,747
  Selling, general, and administrative expenses....................      30,172        7,518
  Depreciation and amortization....................................      43,424       11,650
                                                                       ---------    ---------
     Total operating expenses......................................     275,718       69,428
                                                                       ---------    ---------
     Operating income (loss).......................................      42,350        3,995
Nonoperating expenses (income):
  Interest expense.................................................      57,454       23,873
  Other expenses, net..............................................       2,368          323
  Interest income..................................................      (1,126)      (3,782)
                                                                       ---------    ---------
     Total nonoperating expenses...................................      58,696       20,414
                                                                       ---------    ---------
     Loss before income taxes......................................     (16,346)     (16,419)
     Benefit for income taxes......................................      (4,182)      (4,193)
                                                                       ---------    ---------
     Net loss......................................................    $(12,164)    $(12,226)
                                                                       =========    =========
Net loss per share.................................................    $   (.29)    $   (.32)
                                                                       =========    =========
Weighted average shares outstanding................................      42,274       38,306
                                                                       =========    =========

---------------

(a) For the period from the inception date of January 12, 1996 through June 30, 1996, which includes results of operations of the acquired business from May 1, 1996 through June 30, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        AMF BOWLING, INC.
                                                                      SIX MONTHS ENDED JUNE
                                                                               30,
                                                                     ------------------------
                                                                       1997         1996(A)
                                                                     ---------    -----------
Cash flows from operating activities:
  Net loss........................................................   $ (12,164)   $   (12,226)
  Adjustments to reconcile net income loss to net cash provided by operating activities:
     Depreciation and amortization................................      43,424         11,650
     Deferred income taxes........................................      (1,775)         5,871
     Amortization of bond discount................................      16,788          8,826
     Loss (gain) on the sale of property and equipment, net.......          94            (31)
     Changes in assets and liabilities:
       Accounts and notes receivable, net.........................     (17,942)        (3,678)
       Inventories................................................     (15,877)        (3,396)
       Other assets...............................................     (21,417)       (47,372)
       Accounts payable and accrued expenses......................       1,432         21,418
       Income taxes payable.......................................       2,257         (8,590)
       Other long-term liabilities................................      13,345           (517)
                                                                     ---------    -----------
     Net cash provided by (used in) operating activities..........       8,165        (28,045)
                                                                     ---------    -----------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash acquired...........    (122,165)    (1,333,048)
  Purchases of property and equipment.............................     (25,639)        (3,318)
  Proceeds from the sale of property and equipment................         268             86
                                                                     ---------    -----------
     Net cash used in investing activities........................    (147,536)    (1,336,280)
                                                                     ---------    -----------
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred financing costs...     133,500      1,029,930
  Payment on long-term debt.......................................     (20,250)          (233)
  Payments on notes payable -- stockholders, net..................          --             --
  Capital contribution............................................          --        380,250
  Repurchase of common stock......................................        (500)            --
  Distributions to stockholders...................................          --             --
  Noncompete obligations..........................................        (322)          (190)
                                                                     ---------    -----------
     Net cash provided by financing activities....................     112,428      1,409,757
                                                                     ---------    -----------
     Effect of exchange rates on cash.............................          15           (338)
                                                                     ---------    -----------
     Net (decrease) increase in cash..............................     (26,928)        45,094
     Cash and cash equivalents at beginning of period.............      43,568             --
                                                                     ---------    -----------
     Cash and cash equivalents at end of period...................   $  16,640    $    45,094
                                                                     =========    ===========

---------------
(a) For the period from the inception date of January 12, 1996, through June 30, 1996, which includes the cash flows of the acquired business from May 1, 1996 through June 30, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                       AMF BOWLING, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

NOTE 1.  ORGANIZATION

     The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods. The interim financial information and notes thereto should be read in conjunction with the April 30, 1996, and December 31, 1995 audited combined financial statements of AMF Bowling Group (the "Predecessor Company") and the December 31, 1996 audited consolidated financial statements of AMF Bowling, Inc. and subsidiaries included elsewhere in this Registration Statement. The results of operations for the six months ended June 30, 1997, are not necessarily indicative of results to be expected for the entire year.

     AMF Bowling, Inc. ("AMF Bowling") changed its name from AMF Holdings Inc. in 1997. AMF Bowling and its subsidiaries (collectively, the "Company" or "AMF") are principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 321 U.S. centers and 87 international centers ("Bowling Centers") as of June 30, 1997, and (ii) the manufacture and distribution of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international bowling center operators.

     AMF Bowling Worldwide, Inc., formerly named AMF Group Inc. ("Bowling Worldwide"), is a wholly owned subsidiary of AMF Group Holdings Inc. ("AMF Group Holdings"). AMF Group Holdings is a wholly owned subsidiary of AMF Bowling. AMF Group Holdings and Bowling Worldwide are Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the Acquisition (described below). AMF Group Holdings and AMF Bowling are holding companies only. The primary assets in each are comprised of investments in direct and/or indirect subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between AMF Group Holdings and the stockholders (the "Prior Owners") of the Predecessor Company, on May 1, 1996 (the "Closing Date"), AMF Group Holdings acquired the Predecessor Company through a stock purchase by AMF Group Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain and Switzerland (the "Acquisition"). AMF Group Holdings did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the Prior Owners).

     The purchase price for the Acquisition was approximately $1.37 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of Acquisition.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated results of operations of AMF Bowling have been presented for the six months ended June 30, 1997, and the period from the inception date of January 12, 1996 through June 30,

                       AMF BOWLING, INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

1996. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Goodwill

     As a result of the Acquisition and subsequent purchases of bowling centers discussed in "Note 9. Acquisitions", and in accordance with the purchase method of accounting for the Acquisition, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the dates of acquisition. Goodwill is being amortized over 40 years. Amortization expense was $9,860 for the six months ended June 30, 1997. Accumulated amortization at June 30, 1997 was $22,930.

  Earnings Per Share

     Net loss per share is calculated based on the actual weighted average shares outstanding. Outstanding stock options and warrants are not considered as their effect is antidilutive.

NOTE 3.  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED) (IN MILLIONS)

     Pro forma statements of income are presented on the following pages for the six months ended June 30, 1996, as if the Acquisition had occurred on January 1, 1996. AMF Bowling's pro forma statement of income for the six months ended June 30, 1996, is based on the Predecessor Company's statement of income for the four months ended April 30, 1996, AMF Bowling's statement of income for the period from the inception date of January 12, 1996 through June 30, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only, do not purport to be indicative of the actual results which occurred, and are not indicative of future results of operations.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

                                                                                             PRO FORMA
                                                                                           -------------
                                                           PREDECESSOR                          AMF
                                                             COMPANY                       BOWLING, INC.
                                                          --------------                   -------------
                                            AMF
                                       BOWLING, INC.       FOUR MONTHS                      SIX MONTHS
                                      ----------------        ENDED                            ENDED
                                        PERIOD ENDED      --------------     PRO FORMA     -------------
                                      JUNE 30, 1996(a)    APRIL 30, 1996    ADJUSTMENTS    JUNE 30, 1996
                                      ----------------    --------------    -----------    -------------
Operating revenue..................        $ 73.4             $164.9          $  (0.8)(b)     $ 237.5
                                           ------             ------           ------          ------
Operating expenses:
  Cost of goods sold...............          23.5               43.1             (0.1)(b)        66.5
  Bowling center operating
     expenses......................          26.7               80.2            (24.4)(b)(c)     82.5
  Selling, general, and
     administrative expenses.......           7.5               35.5            (20.3)(b)(c)     22.7
  Depreciation and amortization....          11.7               15.1              8.1(d)         34.9
                                           ------             ------           ------          ------
          Total operating
            expenses...............          69.4              173.9            (36.7)          206.6
                                           ------             ------           ------          ------
          Operating income
            (loss).................           4.0               (9.0)            35.9            30.9
Nonoperating expenses:
  Interest expense.................          23.9                4.5             23.8(e)         52.2
  Other expenses, net..............           0.3                0.7               --             1.0
  Interest income..................          (3.8)              (0.6)              --            (4.4)
                                           ------             ------           ------          ------
Income (loss) before income taxes..         (16.4)             (13.6)            12.1           (17.9)
Provision (benefit) for income
  taxes............................          (4.2)              (1.7)             1.5(f)         (4.4)
                                           ------             ------           ------          ------
          Net income (loss)........        $(12.2)            $(11.9)         $  10.6         $ (13.5)
                                           ======             ======           ======          ======
Net loss per share.................                                                           $ (0.35)
                                                                                               ======

---------------
(a) For the period from the inception date of January 12, 1996 through June 30, 1996, which includes results of the acquired business from May 1, 1996 through June 30, 1996.

(b) To reflect the impact of AMF Group Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Prior Owners in April 1996.

(d) To reflect the increase in depreciation and amortization expense from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of certain U.S. and international subsidiaries of AMF Bowling from S corporations to taxable corporations under the U.S. federal tax law upon consummation of the Acquisition.

                       AMF BOWLING, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

NOTE 4.  INVENTORIES

     Inventories at June 30, 1997, consist of the following:

                                                                    JUNE 30,
                                                                      1997
                                                                   -----------
                                                                   (UNAUDITED)

                Bowling Products, at FIFO:
                  Raw materials.................................     $13,603
                  Work in progress..............................       2,493
                  Finished goods and spare parts................      35,365
                Bowling Centers, at average cost:
                  Merchandise inventory.........................       5,027
                                                                     -------
                                                                     $56,488
                                                                     =======

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1997, consists of the following:

                                                                    JUNE 30,
                                                                      1997
                                                                   -----------
                                                                   (UNAUDITED)

                Land............................................    $ 103,004
                Buildings and improvements......................      306,848
                Equipment, furniture, and fixtures..............      386,580
                Other...........................................        9,993
                                                                     --------
                                                                      806,425
                Less: accumulated depreciation and
                  amortization..................................      (62,750)
                                                                     --------
                                                                    $ 743,675
                                                                     ========

     Depreciation and amortization expense related to property and equipment was $30,875 and $7,445 for the six months ended June 30, 1997 and 1996, respectively.

NOTE 6.  LONG-TERM DEBT

     Long-term debt at June 30, 1997, consists of the following:

                                                                   JUNE 30,
                                                                     1997
                                                                  -----------
                                                                  (UNAUDITED)

                Bank debt......................................   $   677,875
                Exchange senior subordinated notes.............       250,000
                Exchange senior subordinated discount notes....       291,446
                Mortgage and equipment notes...................         1,970
                                                                   ----------
                          Total debt...........................     1,221,291
                Current maturities.............................       (74,876)
                                                                   ----------
                          Total long-term debt.................   $ 1,146,415
                                                                   ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

     In May 1997, Bowling Worldwide amended the Bank Credit Agreement to increase the flexibility and borrowing capacity of its ongoing acquisition program. As a result, Bowling Worldwide increased the availability under the Acquisition Facility to $230.0 million. As of July 31, 1997, $144.0 million was outstanding under the Acquisition Facility.

     In July 1997, Bowling Worldwide entered into an interest rate cap agreement to reduce the interest rate risk of its Senior Debt. The notional amount of this cap is $100.0 million. Under the terms of this agreement, Bowling Worldwide receives payment if the three month LIBOR rises above 7.00 percent through March 31, 1998.

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition are amortized over the lives of the various types of debt. Bank financing costs are amortized over eight years and bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $2,530 for the six months ended June 30, 1997. Interest expense for the interest rate cap agreement was $911 for the six months ended June 30, 1997.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the Company's results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

NOTE 8.  EMPLOYEE BENEFIT PLANS

     The total number of options to purchase shares of Common Stock ("Stock Options") currently reserved and available for grant under the Stock Incentive Plan is 1,767,151. On June 11, 1997, the Executive Committee of AMF Bowling's Board of Directors approved the grant of Stock Options to participants of the Stock Incentive Plan to purchase a total of 366,000 shares of Common Stock at an exercise price of $10.00 per share. The number of Stock Options outstanding to senior management, other employees, and directors at June 30, 1997, after giving effect to the grant and to forfeited Stock Options, total 1,418,000 at an exercise price of $10.00 per share. In addition to Stock Options outstanding under the Stock Incentive Plan, 130,000 Stock Options granted to Douglas J. Stanard on May 1, 1996 were outstanding at June 30, 1997.

NOTE 9.  ACQUISITIONS

     On April 24, 1997, the Company completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operated 43 bowling centers in six states. The aggregate purchase price of the ARC acquisition was approximately $70 million, including repayment of certain debt and the purchase of related joint venture interests, and was funded from available borrowing under the Acquisition Facility. Between January 1, 1997 and June 30, 1997, the Company acquired 64 centers in the United States, seven centers in the United Kingdom, two centers in Australia, and certain

                       AMF BOWLING, INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

related assets and liabilities from several unrelated sellers including ARC. The aggregate purchase price was approximately $122.2 million, including certain adjustments and transaction costs, and was funded with $103.5 million from available borrowing under AMF Group's Acquisition Facility and the remainder from internally generated cash.

     In addition, between July 1, 1997, and September 23, 1997, the Company acquired 30 centers in the United States from five unrelated sellers. The aggregate purchase price was approximately $62.0 million, and was funded with $59.0 million from available borrowing under the Acquisition Facility and $3.0 million from internally generated cash. As a result of the acquisitions, and after giving effect to the construction of one center and the closing of six centers in 1997, the Company operated 352 U.S. centers and 87 international centers as of September 23, 1997.

     The Company has entered into purchase agreements regarding the acquisition of 15 additional U.S. centers from several unrelated sellers. The aggregate purchase price is expected to be approximately $28.7 million, and will be funded primarily with available borrowings under the Acquisition Facility and cash generated from operations.

     In April 1997, the Company entered into a joint venture arrangement with Hong Leong Corporation Limited, a Singapore-based conglomerate. Pursuant to the arrangement, the joint venture, to be owned 50% by the Company and 50% by Hong Leong, is expected to build and operate up to 20 bowling centers during the next three years. These bowling centers, the first of which is expected to open during 1997 in Tianjin, China, will be located in China, Indonesia, Malaysia, the Philippines, Thailand and Vietnam.

     In June 1997, the Company signed an agreement to enter into a joint venture arrangement with Playcenter S.A., a Sao Paulo-based amusement and entertainment company ("Playcenter"). Pursuant to the arrangement, the joint venture, to be owned 50% by the Company and 50% by Playcenter, is expected to build or assume ownership of, and operate, up to 39 bowling centers, in Brazil and Argentina during the next four years.

     The Company expects its total investments in the joint ventures with Hong Leong and Playcenter to be approximately $12 million and $14 million, respectively, and expects each joint venture to finance the construction and acquisition of bowling centers with financing that is non-recourse to the Company.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

NOTE 10.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operating bowling centers and manufacturing bowling and related products. Information concerning operations in these businesses for the six months ended June 30, 1997 and 1996, respectively, is presented below (in millions):

                                                                  AMF BOWLING, INC.
                        -----------------------------------------------------------------------------------------------------
                                                           SIX MONTHS ENDED JUNE 30, 1997
                        -----------------------------------------------------------------------------------------------------
                                BOWLING CENTERS                 BOWLING PRODUCTS
                        -------------------------------  -------------------------------
                         U.S.   INTERNATIONAL  SUBTOTAL   U.S.   INTERNATIONAL  SUBTOTAL   CORPORATE   ELIMINATIONS   TOTAL
                        ------  -------------  --------  ------  -------------  --------  -----------  ------------  --------
Revenue from
  unaffiliated
  customers............ $148.7     $  52.4     $  201.1  $ 47.7      $69.3       $117.0      $  --        $   --     $  318.1
Intersegment sales.....     --          --           --     5.3        2.4          7.7         --            --          7.7
Operating income
  (loss)...............   22.8         5.9         28.7    16.1        5.3         21.4       (8.4)          0.7         42.4
Identifiable assets....  729.0       306.1      1,035.1   615.7       58.2        673.9          6           0.6      1,715.6
Depreciation and
  amortization.........   25.1         9.2         34.3     9.3        0.6          9.9         --          (0.8)        43.4
Capital expenditures...   19.0         3.0         22.0     1.9        0.4          2.3        1.5          (0.2)        25.6
Research and
  development expense..     --          --           --     0.7         --          0.7         --            --          0.7

                                                                    AMF BOWLING, INC.
                             ------------------------------------------------------------------------------------------------
                                                              SIX MONTHS ENDED JUNE 30, 1996
                             ------------------------------------------------------------------------------------------------
                                    BOWLING CENTERS                 BOWLING PRODUCTS
                             ------------------------------  ------------------------------
                             U.S.   INTERNATIONAL  SUBTOTAL  U.S.   INTERNATIONAL  SUBTOTAL   CORPORATE   ELIMINATIONS  TOTAL
                             -----  -------------  --------  -----  -------------  --------  -----------  ------------  -----
Revenue from unaffiliated
  customers................. $23.3      $16.2       $ 39.5   $15.7      $18.2       $ 33.9      $  --        $   --     $73.4
Intersegment sales..........    --         --           --     0.6        1.3          1.9         --            --       1.9
Operating income (loss).....  (3.6)       2.3         (1.3)    4.5        1.2          5.7       (0.2)         (0.2)      4.0
Depreciation and
  amortization..............   6.2        2.6          8.8     3.0        0.1          3.1         --          (0.2)     11.7
Capital expenditures........   1.5        1.7          3.2     0.2        0.2          0.4         --          (0.3)      3.3
Research and development
  expense...................    --         --           --     1.1         --          1.1         --            --       1.1

                       AMF BOWLING, INC. AND SUBSIDIARIES

                                 JUNE 30, 1997

NOTE 11.  RECENT ACCOUNTING PRONOUNCEMENTS

        Effective for the fiscal year ended December 31, 1997, the Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information About Capital Structure." Effective for the fiscal year ended December 31, 1998, the Company is required to adopt SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." The Company does not expect that adoption of these standards will have a material impact on the Company's financial position or results of operations. The adoption of SFAS No. 130 by the Company will require reporting comprehensive income, which includes the foreign currency translation adjustment, in an alternative format prescribed by the standard.

NOTE 12.  CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating financial information presents:

        - Consolidating balance sheet as of June 30, 1997, and consolidating statements of income and cash flows for the six months ended June 30, 1997.

        - Elimination entries necessary to combine the entities comprising AMF Bowling.

     The Notes are jointly and severally guaranteed on a full and unconditional basis by AMF Group Holdings and by the first and second-tier subsidiaries of Bowling Worldwide. Third-tier subsidiaries of Bowling Worldwide have not provided guarantees.

                       AMF BOWLING, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  NON-
                                                  GUARANTOR     GUARANTOR
                                                  COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                  ----------    ---------    ------------    ------------
ASSETS
---------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents....................   $   15,651     $   989       $     --       $   16,640
  Accounts and notes receivable, net of
    allowance for doubtful accounts............       55,738       1,382             --           57,120
  Accounts receivable -- intercompany..........        2,889       4,609         (7,498)              --
  Inventories..................................       54,535       1,953             --           56,488
  Deferred taxes and other.....................       11,343       1,867             --           13,210
                                                  ----------     -------       --------       ----------
         Total current assets..................      140,156      10,800         (7,498)         143,458
Notes receivable -- intercompany...............        6,771      10,663        (17,434)              --
Property and equipment, net....................      702,932      39,712          1,031          743,675
Investment in subsidiaries.....................       26,099          --        (26,099)              --
Goodwill and other assets......................      821,781       6,678             --          828,459
                                                  ----------     -------       --------       ----------
         Total assets..........................   $1,697,739     $67,853       $(50,000)      $1,715,592
                                                  ==========     =======       ========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable.............................   $   30,786     $ 1,971       $     --       $   32,757
  Accounts payable -- intercompany.............           74       7,424         (7,498)              --
  Accrued expenses.............................       49,769       4,781             --           54,550
  Income taxes payable.........................        3,218       1,335             --            4,553
  Note payable.................................       30,000          --             --           30,000
  Long-term debt, current portion..............       44,876          --             --           44,876
                                                  ----------     -------       --------       ----------
         Total current liabilities.............      158,723      15,511         (7,498)         166,736
Long-term debt.................................    1,137,415       9,000             --        1,146,415
Notes payable -- intercompany..................        1,327      16,107        (17,434)              --
Other long-term liabilities....................        6,383          --             --            6,383
Deferred income taxes..........................        3,881       1,041             --            4,922
                                                  ----------     -------       --------       ----------
         Total liabilities.....................    1,307,729      41,659        (24,932)       1,324,456
                                                  ----------     -------       --------       ----------
Commitments and contingencies
Stockholders' equity:
  Common stock.................................           --       4,362         (3,940)             422
  Paid-in capital..............................      427,446      23,600        (22,518)         428,528
  Retained earnings (deficit)..................      (31,270)      3,769         (4,147)         (31,648)
  Equity adjustment from foreign currency
    translation................................       (6,166)     (5,537)         5,537           (6,166)
                                                  ----------     -------       --------       ----------
         Total stockholders' equity............      390,010      26,194        (25,068)         391,136
                                                  ----------     -------       --------       ----------
         Total liabilities and stockholders'
           equity..............................   $1,697,739     $67,853       $(50,000)      $1,715,592
                                                  ==========     =======       ========       ==========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NON-
                                                 GUARANTOR    GUARANTOR
                                                 COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                 ---------    ---------    ------------    ------------
Operating revenue.............................   $298,354      $20,625       $   (911)       $318,068
                                                 --------      -------        -------        --------
Operating expenses:
  Cost of goods sold..........................     83,875        2,818           (609)         86,084
  Bowling center operating expenses...........    105,290       10,938           (190)        116,038
  Selling, general, and administrative
     expenses.................................     28,714        1,458             --          30,172
  Depreciation and amortization...............     40,632        2,985           (193)         43,424
                                                 --------      -------        -------        --------
          Total operating expenses............    258,511       18,199           (992)        275,718
                                                 --------      -------        -------        --------
          Operating income....................     39,843        2,426             81          42,350
Nonoperating expenses (income):
  Interest expense............................     57,180          274             --          57,454
  Other (income) expense, net.................        (86)       1,127          1,327           2,368
  Interest income.............................       (948)        (178)            --          (1,126)
  Equity in earnings of subsidiaries..........        246           --           (246)             --
                                                 --------      -------        -------        --------
          Total nonoperating expenses.........     56,392        1,223          1,081          58,696
                                                 --------      -------        -------        --------
          Income (loss) before income taxes...    (16,549)       1,203         (1,000)        (16,346)
          Provision (benefit) for income
            taxes.............................     (5,617)       1,435             --          (4,182)
                                                 --------      -------        -------        --------
          Net loss............................   $(10,932)     $  (232)      $ (1,000)       $(12,164)
                                                 ========      =======        =======        ========

                       AMF BOWLING, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NON-
                                                 GUARANTOR    GUARANTOR
                                                 COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                 ---------    ---------    ------------    ------------
Cash flows from operating activities:
  Net loss....................................   $(10,932)     $  (232)      $ (1,000)      $  (12,164)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization............     40,632        2,985           (193)          43,424
     Deferred income taxes....................     (1,775)          --             --           (1,775)
     Amortization of bond discount............     16,788           --             --           16,788
     Equity in earnings of subsidiaries.......       (246)          --            246               --
     Loss on the sale of property and
       equipment, net.........................         94           --             --               94
     Changes in assets and liabilities:
       Accounts and notes receivable..........    (17,750)        (192)            --          (17,942)
       Receivables and
          payables -- affiliates..............     (4,502)       4,502             --               --
       Inventories............................    (15,383)        (494)            --          (15,877)
       Other assets...........................    (20,128)        (797)          (492)         (21,417)
       Accounts payable and accrued expenses..        (50)       1,482             --            1,432
       Income taxes payable...................      1,745          512             --            2,257
       Other long-term liabilities............     13,345           --             --           13,345
                                                 --------      -------        -------        ---------
     Net cash provided by (used in) operating
       activities.............................      1,838        7,766         (1,439)           8,165
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired.................................   (105,444)     (16,721)            --         (122,165)
  Purchases of property and equipment.........    (24,228)      (1,523)           112          (25,639)
  Proceeds from sale of property and
     equipment................................        268           --             --              268
                                                 --------      -------        -------        ---------
     Net cash provided by (used in) investing
       activities.............................   (129,404)     (18,244)           112         (147,536)
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     deferred financing costs.................    124,500        9,000                         133,500
  Payment on long-term debt...................    (20,250)          --             --          (20,250)
  Repurchase of common stock..................       (500)          --             --             (500)
  Dividend to Parent..........................          0       (1,327)         1,327                0
  Noncompete obligations......................       (322)          --             --             (322)
                                                 --------      -------        -------        ---------
     Net cash provided by financing
       activities.............................    103,428        7,673          1,327          112,428
                                                 --------      -------        -------        ---------
     Effect of exchange rates on cash.........        112          (97)            --               15
                                                 --------      -------        -------        ---------
     Net decrease in cash.....................    (24,026)      (2,902)            --          (26,928)
     Cash and cash equivalents at beginning of
       period.................................     39,677        3,891             --           43,568
                                                 --------      -------        -------        ---------
     Cash and cash equivalents at end of
       period.................................   $ 15,651      $   989       $     --       $   16,640
                                                 ========      =======        =======        =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors
and the Stockholders
AMF Bowling Group

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of AMF Bowling Group at April 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the period ended April 30, 1996 and for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Norfolk, Virginia
June 28, 1996

                               AMF BOWLING GROUP

                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                     APRIL 30,     DECEMBER 31,
                                                                       1996            1995
                                                                     ---------     ------------
                                     ASSETS
Current assets:
  Cash and cash equivalents.......................................   $  21,913       $  9,732
  Accounts and notes receivable, net of allowance for doubtful
     accounts of $3,110 and $3,373, respectively..................      33,887         39,026
  Accounts and notes receivable -- affiliates.....................         166          3,979
  Inventories.....................................................      43,296         39,821
  Prepaid expenses and other......................................       6,113          5,182
                                                                      --------       --------
          Total current assets....................................     105,375         97,740
Notes receivable -- affiliates....................................          --         22,941
Property and equipment, net.......................................     251,544        259,724
Other assets......................................................      18,330         19,973
                                                                      --------       --------
          Total assets............................................   $ 375,249       $400,378
                                                                      ========       ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................   $  23,670       $ 23,641
  Book overdrafts.................................................       5,724          2,362
  Accrued expenses and deposits...................................      34,916         30,328
  Accounts and notes payable -- affiliates........................          --          1,989
  Long-term debt, current portion.................................          10          1,084
  Income taxes payable............................................       1,757          7,129
                                                                      --------       --------
          Total current liabilities...............................      66,077         66,533
Long-term debt....................................................       1,958         19,550
Notes payable -- affiliates.......................................          --        146,727
Other liabilities.................................................       2,811          5,856
Deferred income taxes.............................................       1,429            174
                                                                      --------       --------
          Total liabilities.......................................      72,275        238,840
                                                                      --------       --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock....................................................         454          1,538
  Paid-in capital.................................................     251,770         63,781
  Retained earnings...............................................      52,302        101,080
  Equity adjustment from foreign currency translation.............      (1,552)        (3,400)
  Notes receivable stock subscription.............................          --         (1,461)
                                                                      --------       --------
          Total stockholders' equity..............................     302,974        161,538
                                                                      --------       --------
          Total liabilities and stockholders' equity..............   $ 375,249       $400,378
                                                                      ========       ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Operating revenues:
  Sales of products and services.......................   $ 164,371      $563,998     $515,426
  Revenue from operating lease activities..............         573           926        2,360
                                                           --------      --------     --------
          Total operating revenues.....................     164,944       564,924      517,786
                                                           --------      --------     --------
Operating expenses:
  Cost of sales, excluding depreciation of $791,
     $2,531, and $1,691, respectively..................      43,118       184,129      196,043
  Bowling center operations............................      80,156       166,465      115,147
  Selling, general and administrative..................      35,557        50,778       57,142
  Depreciation and amortization........................      15,097        39,139       24,776
                                                           --------      --------     --------
          Total operating expenses.....................     173,928       440,511      393,108
                                                           --------      --------     --------
          Operating (loss) income......................      (8,984)      124,413      124,678
Nonoperating income (expenses):
  Interest expense.....................................      (4,504)      (15,711)      (7,394)
  Other expenses, net..................................        (692)       (1,043)      (1,188)
  Interest income......................................         611         2,184          526
  Foreign currency transaction loss....................         (29)         (979)        (867)
                                                           --------      --------     --------
(Loss) income before income taxes......................     (13,598)      108,864      115,755
Income tax benefit (expense)...........................       1,731       (12,098)     (16,452)
                                                           --------      --------     --------
          Net (loss) income............................   $ (11,867)     $ 96,766     $ 99,303
                                                           ========      ========     ========

PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Net (loss) income before income taxes and pro forma
  adjustments..........................................   $ (13,598)     $108,864     $115,755
Pro forma C Corporation -- tax benefit (provision).....       5,065       (40,616)     (42,972)
                                                           --------      --------     --------
Pro forma net (loss) income............................   $  (8,533)     $ 68,248     $ 72,783
                                                           ========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Cash flows from operating activities:
  Net (loss) income....................................   $ (11,867)     $ 96,766     $ 99,303
  Adjustments to reconcile net (loss) income to net
     cash provided by operating activities:
     Depreciation and amortization.....................      15,097        39,139       24,776
     Deferred income taxes.............................         414          (830)         (19)
     Loss on sale of property and equipment, net.......          --           567          911
     Changes in assets and liabilities, net of effects
       from companies acquired:
       Accounts and notes receivable, net..............       4,784        10,630       (9,014)
       Receivables and payables -- affiliates..........       1,535         6,147        4,725
       Inventories.....................................      (3,631)       (5,996)      (1,411)
       Other assets and liabilities....................      (2,673)         (101)      (1,000)
       Accounts payable and accrued expenses...........       8,713       (18,741)       3,838
       Income taxes payable............................      (5,745)       (2,830)      (2,390)
                                                           --------      --------     --------
       Net cash provided by operating activities.......       6,627       124,751      119,719
                                                           --------      --------     --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired..........................................          --            --      (17,307)
  Purchase of property and equipment...................      (6,874)      (29,965)     (17,788)
  Proceeds from sales of property and equipment........          --         1,410        1,535
  Other................................................       2,989           229          941
                                                           --------      --------     --------
       Net cash used for investing activities..........      (3,885)      (28,326)     (32,619)
                                                           --------      --------     --------
Cash flows from financing activities:
  Payments on credit note agreements, net..............          --       (11,057)      (3,689)
  Distributions to stockholders........................     (36,721)      (71,851)     (78,170)
  Payment of long-term debt............................      (3,812)      (10,285)      (1,104)
  Payment for redemption of stock......................          --        (3,960)          --
  Proceeds (payments) on notes payable -- stockholders,
     net...............................................       1,236        (3,793)      (8,560)
  Capital contributions by stockholders................      24,805         8,329        2,109
  Collection of notes receivable -- affiliates.........      19,408            --           --
  Other................................................       3,988        (2,056)        (212)
                                                           --------      --------     --------
       Net cash provided by (used for) financing
          activities...................................       8,904       (94,673)     (89,626)
       Effect of exchange rates on cash................         535          (194)       2,759
                                                           --------      --------     --------
Net increase in cash...................................      12,181         1,558          233
Cash at beginning of period............................       9,732         8,174        7,941
                                                           --------      --------     --------
Cash at end of period..................................   $  21,913      $  9,732     $  8,174
                                                           ========      ========     ========

See Note 11 for supplemental disclosures to the Combined Statements of Cash
Flows.

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                 EQUITY
                                                               ADJUSTMENT
                                                              FROM FOREIGN                 TOTAL
                              COMMON    PAID-IN    RETAINED     CURRENCY               STOCKHOLDERS'
                               STOCK    CAPITAL    EARNINGS   TRANSLATION     OTHER       EQUITY
                              -------   --------   --------   ------------   -------   -------------
Balance,
  December 31, 1993.........  $ 1,536   $ 46,714   $ 45,573     $ (5,389)    $    --     $  88,434

  Net income................       --         --     99,303           --          --        99,303
  Distribution to
     stockholders...........       --         --    (78,170)          --          --       (78,170)
  Increase in equity
     adjustment from foreign
     currency translation...       --         --         --        2,087          --         2,087
  Capital contributions.....       --      2,109         --           --          --         2,109
  The Reece Corporation
     merger.................       --      9,184      9,459           --          --        18,643
  Other.....................       --        (32)        --           --          --           (32)
                              -------   --------   --------      -------     -------      --------
Balance,
  December 31, 1994.........    1,536     57,975     76,165       (3,302)         --       132,374

  Net income................       --         --     96,766           --          --        96,766
  Distribution to
     stockholders...........       --         --    (71,851)          --          --       (71,851)
  Redemption of stock.......       --     (3,960)        --           --          --        (3,960)
  Decrease in equity
     adjustment from foreign
     currency translation...       --         --         --          (98)         --           (98)
  Sale of stock.............        2      1,479         --           --      (1,479)            2
  Capital contributions.....       --      8,329         --           --          --         8,329
  Other.....................       --        (42)        --           --          18           (24)
                              -------   --------   --------      -------     -------      --------
Balance,
  December 31, 1995.........    1,538     63,781    101,080       (3,400)     (1,461)      161,538

  Net loss..................       --         --    (11,867)          --          --       (11,867)
  Distribution to
     stockholders...........       --         --    (36,721)          --          --       (36,721)
  Increase in equity
     adjustment from foreign
     currency translation...       --         --         --        1,665          --         1,665
  Payment of notes
     receivable
     officer/stockholder....       --         --         --           --       1,461         1,461
  Capital contributions.....      102    187,989         --           --          --       188,091
  Other.....................   (1,186)        --       (190)         183          --        (1,193)
                              -------   --------   --------      -------     -------      --------
Balance, April 30, 1996.....  $   454   $251,770   $ 52,302     $ (1,552)    $    --     $ 302,974
                              =======   ========   ========      =======     =======      ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 1 -- ORGANIZATION

     AMF Bowling Group ("the Combined Companies") consisted of the following entities:

S CORPORATIONS

- AMF Bowling, Inc. ("AMF Bowling")
- AMF Bowling Centers, Inc. ("AMF Bowling Centers")
- AMF Beverage Company of Oregon, Inc.
- King Louis Lenexa, Inc.
- AMF Bowling Centers (Aust) International Inc.
- AMF Bowling Centers (Canada) International Inc.
- AMF BCO - France One, Inc.
- AMF BCO - France Two, Inc.
- AMF Bowling Centers (Hong Kong) International Inc.
- AMF Bowling Centers International Inc. - Japan
- AMF Bowling Mexico Holding, Inc.
- Boliches AMF, Inc.
- AMF Bowling Centers II Inc. - Switzerland
- AMF BCO - U.K. One, Inc.
- AMF BCO - U.K. Two, Inc.
- AMF BCO - China, Inc.
- AMF Bowling Centers China, Inc.

OTHER

- AMF Catering Services Pty, Ltd.
- Bush River Corporation

     Pursuant to a Stock Purchase Agreement dated February 16, 1996 between AMF Group Holdings, Inc. and the stockholders of AMF Bowling Group (the "Combined Companies"), on May 1, 1996, AMF Group Holdings, Inc. (the "Company"), through its subsidiaries, acquired the Combined Companies in a stock purchase of all the outstanding stock of the separate domestic and foreign corporations that constitute substantially all of the Combined Companies and through the purchase of certain assets of the Combined Companies' bowling center operations in Spain and Switzerland. Prior to the acquisition, the Combined Companies were controlled by the Virginia Investment Trust.

     The Combined Companies operated bowling centers in the United States and in 9 foreign countries and manufactured and distributed a full line of bowling and leisure related products. The principal markets for bowling and leisure related equipment are domestic and foreign independent bowling center operators. The accompanying combined financial statements have been prepared for the purpose of presenting the financial position and results of operations of the bowling related operations of the various entities.

     The Company did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the sellers) and, accordingly, the April 30, 1996 combined financial statements exclude the assets of these centers. As a result of the acquisition, the Company, at May 1, 1996, owns or operates 205 of the Combined Companies' domestic bowling centers and 78 international bowling centers (205 domestic bowling centers and 80 international bowling centers at December 31, 1995). The purchase price for the acquisition was approximately $1,300,000, subject to certain postclosing adjustments, less approximately $2,000

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

representing debt of the Combined Companies which remained in place following the closing of the acquisition (the "Closing").

     The revaluation, in accordance with Accounting Principles Board Opinion No. 16, of the Combined Companies' assets and liabilities as a result of the Stock Purchase Agreement has not been reflected in the accompanying combined financial statements. In addition, no adjustments have been recorded to reflect any tax liability resulting from the stock purchase and the related Section 338(h)(10) election.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting and conform in all material respects to accounting principles generally accepted in the United States. The accompanying combined financial statements are stated in U.S. dollars. All significant intercompany and intracompany balances and transactions have been eliminated in the accompanying combined financial statements.

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, product warranty costs and litigation and claims. Actual results could differ from those estimates.

  Fiscal year

     The entities included in the accompanying combined financial statements operate on fiscal years ending on December 31, except for AMF Bowling Centers, which operated on a 52-week period ended on the last Sunday in December during 1994, and the Fair Lanes operation which operated on a fiscal period ended on December 29, 1994. For 1995, AMF Bowling Centers, including the acquired Fair Lanes operation, adopted a calendar month-end; accordingly, the results of operations for the period ended December 31, 1995 include AMF Bowling Centers' operations for the period December 26, 1994 (December 30, 1994 with respect to Fair Lanes operations) through December 31, 1995.

  Revenue recognition

     Revenue is generally recognized from the sale of products at the time the products are shipped. For larger contract orders, the Combined Companies generally require that customers submit a deposit as a condition of accepting the order. For nonaffiliate international sales, the Combined Companies generally require the customer to obtain a letter of credit prior to shipment.

  Warranty costs

     AMF Bowling offers warranties for its various products and provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

sold. Warranty expense aggregated approximately $1,313 for the four months ended April 30, 1996 and $2,748 and $4,963 for the years ended December 31, 1995 and 1994, respectively.

  Cash and cash equivalents

     For the purpose of the statement of cash flows, the Combined Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents.

  Inventories

     Manufacturing inventory is valued at the lower of cost or market, cost being determined using the last-in, first-out ("LIFO") method for domestic inventories and the first-in, first-out ("FIFO") method for foreign inventories.

     Bowling center inventory is valued at the lower of cost or market with the cost being determined using the actual or average cost method.

  Property and equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized to the property accounts. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the property accounts, and any gain or loss is recognized.

     Property and equipment are depreciated over their estimated useful lives using straight-line and accelerated methods. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

                Buildings and improvements....................  5 - 40 years
                Bowling and related equipment.................  5 - 10 years
                Manufacturing equipment.......................  2 - 7 years
                Furniture and fixtures........................  3 - 8 years

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 is effective for fiscal year 1996 for the Company. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The adoption of SFAS No. 121 did not have a material effect on the financial position or results of operations of the Company.

  Income taxes

     Certain of the Combined Companies included in the accompanying combined financial statements have elected S Corporation status under the Internal Revenue Code (see Note 1). As an S Corporation, the companies may be liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes are the responsibility of the Combined Companies' stockholders.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The foreign branches of the S Corporations and other foreign entities file income tax returns and pay taxes in their respective countries. The stockholders receive a tax credit, subject to certain limitations, in their U.S. federal income tax returns for foreign taxes paid by the foreign branches of the U.S. Corporation and certain other foreign entities.

     The Combined Companies account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS No. 109"). SFAS No. 109 mandates the liability method for computing deferred income taxes. Because the Combined Companies have elected S Corporation status, deferred income taxes are only provided with respect to state and foreign income taxes.

  Research and development costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amounts charged against income were approximately $875 for the four months ended April 30, 1996 and $3,600 and $3,075 for the years ended December 31, 1995 and 1994, respectively.

  Advertising costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amounts charged against income were approximately $3,575 for the four months ended April 30, 1996 and $12,250 and $10,400 for the years ended December 31, 1995 and 1994, respectively.

  Foreign currency

     In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," all assets and liabilities of the Combined Companies' foreign operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Revenues and expenses of foreign operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in nonlocal currencies. Adjustments resulting from the translation of financial statements of foreign operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying combined balance sheets. Gains and losses arising from transactions in foreign currencies are included as a separate item in the accompanying combined statement of operations.

  Fair value of financial instruments

     The carrying value of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value at April 30, 1996 and December 31, 1995 because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value as of April 30, 1996 and December 31, 1995 based upon market rates for similar instruments.

  Noncompete agreements

     The Combined Companies have certain noncompete agreements with individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8%-10%. The assets are included in other current and noncurrent assets and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations were $3,095 at April 30, 1996 and $3,300 at December 31, 1995.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Common stock

     The common stock account represents the aggregate number of shares outstanding for all the Combined Companies multiplied by the respective par value at each of the Combined Companies.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Combined Companies had related party transactions with several companies which are affiliated through common ownership and with certain of its officers, directors and stockholders. The majority of balances with affiliated companies were liquidated on or prior to April 30, 1996. Interest income and expense during the four months ended April 30, 1996 were not significant to the operating results of the Combined Companies. A summary of the significant balances and transactions with related parties follows.

     Accounts and notes receivable -- affiliates, including accrued interest, at April 30, 1996 and December 31, 1995 consisted of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     -------------
        Accounts receivable -- affiliates...................    $ 166         $   2,084
                                                                  ===           =======
        Notes receivable -- AMF Reece.......................    $  --         $  12,910
        Notes receivable -- stockholders....................       --            11,130
        Note receivable -- AMF Machinery Systems
          ("AMS")...........................................       --               796
                                                                  ---           -------
                                                                   --            24,836
        Current maturities..................................       --            (1,895)
                                                                  ---           -------
                                                                $  --         $  22,941
                                                                  ===           =======

     Notes receivable -- AMF Reece represented various notes, plus accrued and unpaid interest income, between AMF Bowling and AMF Reece, an affiliated company. The notes earned interest monthly based on the LIBOR rate plus .75%, which was 6.48% at December 31, 1995. Interest income was $762 for the year ended December 31, 1995.

     Notes receivable -- stockholders represented notes of $9,394 plus accrued and unpaid interest income, between the Combined Companies and its stockholders. Interest on the notes was at the LIBOR plus .75% rate, which was 6.48% at December 31, 1995. Interest income for the years ended December 31, 1995 and 1994 was $602 and $70, respectively.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Accounts and notes payable -- affiliates at April 30, 1996 and December 31, 1995 consisted of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     -------------
        Accounts payable -- stockholders....................     $--          $     322
        Accounts payable -- AMS.............................      --              1,619
        Accounts payable -- CCA Industries..................      --                 48
                                                                 ---            -------
                                                                 $--          $   1,989
                                                                 ===            =======
        Notes payable -- stockholders.......................     $--          $ 117,022
        Note payable -- Fair Lanes, Inc.....................      --             24,096
        Notes payable -- AMS................................      --              5,609
        Capital lease obligations -- Commonwealth
          Leasing Corporation ("CLC").......................      --                 --
                                                                 ---            -------
                                                                  --            146,727
        Current maturities..................................      --                 --
                                                                 ---            -------
        Long-term portion...................................     $--          $ 146,727
                                                                 ===            =======

     Notes payable -- stockholders included $88,323, plus accrued and unpaid interest, at December 31, 1995 of 9.5% of Fair Lanes, Inc. ("Fair Lanes") notes which were acquired by certain stockholders in conjunction with the acquisition of Fair Lanes. A portion of the notes were acquired by the stockholders as a result of the plan of reorganization (Note 14). The note balance included interest from the period July 15, 1994 through January 15, 1995 which was paid through the issuance of additional notes. The notes were assumed by AMF Bowling Centers in connection with the acquisition of the assets of Fair Lanes on July 2, 1995. The notes, originally payable in 2001, were paid prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the years ended December 31, 1995 and 1994 was approximately $8,053 and $1,900, respectively.

     Notes payable -- stockholders included $16,773, plus accrued and unpaid interest, on a $60,000 revolving line of credit between AMF Bowling Centers and its stockholders which originally matured on December 31, 1998. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest on the notes was at the lesser of the prime rate or the LIBOR rate plus 0.50% (6.23% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $562 and $1,922 for the years ended December 31, 1995 and 1994, respectively.

     Also, included in notes payable -- stockholders was a $1,943 note, plus accrued and unpaid interest, which represented the balance outstanding on a $16,000 revolving line of credit between AMF Bowling and its stockholders. Interest on the note was at the prime rate (8.50% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on this note was $179 for the year ended December 31, 1995.

     The average amount outstanding under the various lines of credit was $7,865 during fiscal 1995 and $34,733 during fiscal 1994. The maximum amount outstanding under these agreements was $21,246 during fiscal 1995 and $43,403 during fiscal 1994. The average interest rate on the outstanding debt was 7.5% during fiscal 1995 and 5.56% during fiscal 1994.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Note payable -- Fair Lanes related to the acquisition of Fair Lanes net assets by AMF Bowling Centers from the AMF stockholders. Interest on the note was at prime (8.50% at December 31, 1995). The note, originally payable on December 31, 1998, was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the year ended December 31, 1995 was $1,187.

     The notes payable of $5,609 to AMS consisted of various notes plus accrued and unpaid interest (at 8.5%-11%) and were payable on demand. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $417 and $380 for the years ended December 31, 1995 and 1994, respectively.

  Other related party transactions

     The Combined Companies were charged $512 for the four months ended April 30, 1996 and $1,622 and $1,198 for the years ended December 31, 1995 and 1994, respectively, in management fees for certain consulting and administrative services performed by affiliated companies.

     In May 1995, the Combined Companies began purchasing health insurance from CCA Industries, an affiliated company, on a fully insured basis. Total premiums for the four months ended April 30, 1996 were $411 and for the period from May 1995 to December 31, 1995 aggregated $889.

     During the year ended December 31, 1995, Fair Lanes acquired equipment which was leased from Commonwealth Leasing Corporation ("CLC"), an affiliated company, for $1,367. The difference between the capitalized lease obligation and the purchase price was treated as an adjustment of the notes payable -- Fair Lanes.

     The Combined Companies purchased used bowling equipment from CLC for $1,429 and $984 during the years ended 1995 and 1994, respectively.

     The Combined Companies charged service fees and sales commissions of $53 and $126 for the years ended December 31, 1995 and 1994, respectively, to Commonwealth Leasing Corporation, an affiliated company. These charges have been treated as reductions in selling, general and administrative expenses.

     The Combined Companies lease equipment from CCA Financial, an affiliated company. Rent expense was $203 for the four months ended April 30, 1996 and $444 and $550 for the years ended December 31, 1995 and 1994, respectively.

NOTE 4 -- INVENTORIES

     Inventories at April 30, 1996 and December 31, 1995 consist of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        Raw materials.......................................   $ 10,325       $ 10,590
        Work-in-progress....................................      2,084          1,522
        Finished goods and spare parts......................     28,661         24,920
        Merchandise inventory...............................      3,033          4,045
                                                                -------        -------
                                                                 44,103         41,077
        Inventory valuation reserves........................       (807)        (1,256)
                                                                -------        -------
                                                               $ 43,296       $ 39,821
                                                                =======        =======

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Inventories were determined using the following methods at April 30, 1996 and December 31, 1995:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        LIFO (Domestic manufacturing).......................   $ 27,128       $ 24,389
        FIFO (Foreign manufacturing)........................     13,135         11,387
        Other (Merchandise inventory).......................      3,033          4,045
                                                                -------        -------
                                                               $ 43,296       $ 39,821
                                                                =======        =======

     If LIFO inventories had been valued at current costs, they would have been greater by $2,527 at April 30, 1996 and $2,496 at December 31, 1995.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment at April 30, 1996 and December 31, 1995 consist of the following:

                                                            APRIL 30,     DECEMBER 31,
                                                              1996            1995
                                                            ---------     ------------
        Land............................................    $  25,891      $   25,692
        Buildings and improvements......................      143,147         138,448
        Equipment, furniture and fixtures...............      256,308         251,936
        Construction in progress........................          110           1,925
                                                            ---------       ---------
                                                              425,456         418,001
        Less: accumulated depreciation and
          amortization..................................     (173,912)       (158,277)
                                                            ---------       ---------
                                                            $ 251,544      $  259,724
                                                            =========       =========

     Depreciation expense was $14,523 for the four months ended April 30, 1996 and $37,889 and $23,184 for the years ended December 31, 1995 and 1994, respectively.

NOTE 6 -- ACCRUED EXPENSES AND DEPOSITS

     Accrued expenses and deposits at April 30, 1996 and December 31, 1995 consist of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        Accrued compensation................................   $  9,714       $  7,152
        League bowling accounts.............................      3,776          6,368
        Other...............................................     21,426         16,808
                                                              ---------      ---------
                                                               $ 34,916       $ 30,328
                                                              =========      =========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 7 -- LONG-TERM DEBT

     Long-term debt at April 30, 1996 and December 31, 1995 consisted of the following:

                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                               ---------     ------------
        Notes payable to bank -- guaranteed..................   $    --        $  3,764
        Mortgage and equipment notes.........................     1,968          14,469
        Industrial development bond..........................        --           1,354
        Other................................................        --           1,047
                                                                -------         -------
                                                                  1,968          20,634
        Current maturities...................................       (10)         (1,084)
                                                                -------         -------
        Long-term portion....................................   $ 1,958        $ 19,550
                                                                =======         =======

     Notes payable to bank -- guaranteed represented a credit agreement entered into between AMF Bowling Centers and a bank under which up to $32,750 could be borrowed. An additional $25,000 could be borrowed from one or more additional financial institutions. Interest was payable at a rate equal to the lesser of the prime rate or the LIBOR rate plus .50% (6.23% at December 31, 1995). The notes were secured by certain tangible personal property of AMF Bowling Centers and were guaranteed by certain stockholders. The agreement also required AMF Bowling Centers to meet certain financial covenants, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios. At December 31, 1995, AMF Bowling Centers was in violation of certain requirements which were subsequently waived by the bank through March 31, 1997. The notes payable were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     The mortgage and equipment notes were secured by first deeds of trust on various bowling centers. The notes generally required monthly payments and matured at various times through October 2008. Interest rates on these notes were generally fixed and ranged from 3% to 12%. The notes were repaid on or prior to April 30, 1996, except for one.

     The Industrial Development Bond was secured by a first deed of trust on one of the bowling centers. Interest on the bond was at a fluctuating rate based on the prime rate of the lending bank (6.947% at December 31, 1995). Monthly principal and interest payments were originally due through August 2001. The bond was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     AMF Bowling had an agreement with a bank under which up to $15,000 could be borrowed. This arrangement expired on April 30, 1996. There were no borrowings at December 31, 1995 under the agreement. Interest was payable monthly at the lower of the bank's prime rate or the adjusted LIBOR plus 0.50% (6.23% at December 31, 1995). This agreement required certain financial covenants to be met, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios.

     AMF Bowling had a $3,500 revolving credit line with a bank which was due to expire on June 30, 1996. No balance was outstanding at December 31, 1995. Interest on outstanding borrowings was payable quarterly at the lower of the bank's prime interest rate or the adjusted LIBOR rate plus 0.50% (6.23% at December 31, 1995). Under this line were two standby letters of credit with amounts outstanding at December 31, 1995 of $1,138, expiring on December 1, 1996, and of $12 expiring on August 19, 1996.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The average amount outstanding under the various lines of credit was $21,807 during fiscal 1995 and $4,801 during fiscal 1994. The maximum amount outstanding under these credit arrangements was $39,454 during fiscal 1995 and $27,334 during fiscal 1994. The average interest rate on these credit arrangements was 6.43% during fiscal 1995 and 6.06% during fiscal 1994.

     AMF Bowling had available a foreign exchange line of $5,000 and a letter of credit line of $1,000. No balances were outstanding at December 31, 1995. One standby letter of credit with an amount at December 31, 1995 of $535, which expired on January 18, 1996, and four import letters of credit totaling $142 were outstanding under these lines.

NOTE 8 -- INCOME TAXES

Income (loss) before income taxes consists of the following:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
        United States..........................   $  (7,757)     $ 77,931     $ 75,807
        Foreign................................      (5,841)       30,933       39,948
                                                   --------      --------     --------
                                                  $ (13,598)     $108,864     $115,755
                                                   ========      ========     ========

     The income tax benefit (provision) consists of the following:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
        CURRENT TAX BENEFIT (PROVISION)
        U.S. federal...........................    $    --       $     --     $     --
        State and local........................        205         (1,065)        (481)
        Foreign................................      1,940        (11,961)     (15,450)
                                                  --------       --------     --------
        Total current..........................      2,145        (13,026)     (15,931)
                                                  --------       --------     --------
        DEFERRED TAX BENEFIT (PROVISION)
        U.S. federal...........................         --             --           --
        State and local........................         --             32           --
        Foreign................................       (414)           896         (521)
                                                  --------       --------     --------
        Total deferred.........................       (414)           928         (521)
                                                  --------       --------     --------
        Total benefit (provision)..............    $ 1,731       $(12,098)    $(16,452)
                                                  ========       ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        DEFERRED TAX ASSETS
        Current assets......................................   $    815       $  1,198
        Noncurrent assets...................................        799            799
                                                                -------        -------
        Total deferred tax assets...........................      1,614          1,997
                                                                -------        -------
        DEFERRED TAX LIABILITIES
        Noncurrent liabilities..............................     (1,429)        (1,998)
                                                                -------        -------
        Total deferred tax liabilities......................     (1,429)        (1,998)
                                                                -------        -------
        Net deferred tax assets (liabilities)...............   $    185       $     (1)
                                                                =======        =======

     The primary determination of the deferred tax assets are book accruals not deductible for tax purposes, such as the allowance for bad debts, inventory reserves and various other accruals. Deferred tax liabilities are a result of accelerated depreciation methods used for tax purposes.

     The benefit (provision) for income taxes differs from the amount computed by applying the statutory rate of 35% for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 to income (loss) before income taxes. The principal reasons for this difference are as follows:

                                                  FOUR MONTHS          YEARS ENDED
                                                     ENDED            DECEMBER 31,
                                                   APRIL 30,      ---------------------
                                                     1996           1995         1994
                                                  -----------     --------     --------
        Tax benefit (provision) at
          federal statutory rate................    $ 4,759       $(38,102)    $(40,514)
        (Increase) decrease in rates resulting
          from:
          S Corporation election for U.S.
             federal tax purposes...............     (4,759)        38,102       40,514
          State and local taxes.................        205         (1,033)        (481)
          Foreign income taxes..................      1,526        (11,065)     (15,971)
                                                   --------       --------     --------
          Total.................................    $ 1,731       $(12,098)    $(16,452)
                                                   ========       ========     ========

  Pro forma provision for income taxes (unaudited)

     As a result of the Stock Purchase Agreement, the Combined Companies will no longer be treated as an S Corporation for income tax purposes in the United States and in certain state jurisdictions.

     Accordingly, the combined statements of operations include a pro forma adjustment for income taxes which would have been recorded if the Combined Companies had not been an S Corporation, based on tax laws in effect during these periods. The pro forma adjustment was computed separately for each entity and then combined, except for purposes of computing the utilization of foreign tax credits related to the worldwide bowling center operations, the domestic and worldwide bowling center operations were considered in the aggregate.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Pro forma income tax benefit (provision) is as follows:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
                                                 (UNAUDITED)          (UNAUDITED)
        CURRENT
        U.S. federal.........................      $ 3,222       $(26,404)    $(24,368)
        State and local......................          329         (3,491)      (3,730)
        Foreign..............................        1,940        (11,961)     (15,450)
                                                    ------       --------     --------
        Total current........................        5,491        (41,856)     (43,548)
                                                    ------       --------     --------
        DEFERRED
        U.S. federal.........................          (85)           317          979
        State and local......................           73             27          118
        Foreign..............................         (414)           896         (521)
                                                    ------       --------     --------
        Total deferred.......................         (426)         1,240          576
                                                    ------       --------     --------
        Total provision (benefit)............      $ 5,065       $(40,616)    $(42,972)
                                                    ======       ========     ========

     Temporary differences and carryforwards which give rise to pro forma deferred tax assets and liabilities at April 30, 1996 and December 31, 1995 are as follows:

                                                             APRIL 30,      DECEMBER 31,
                                                               1996             1995
                                                            -----------     ------------
                                                            (UNAUDITED)     (UNAUDITED)
        DEFERRED TAX ASSETS
        Current assets..................................      $ 3,851         $  6,178
        Noncurrent assets...............................          192            7,124
                                                              -------          -------
        Total deferred tax assets.......................        4,043           13,302
                                                              -------          -------
        DEFERRED TAX LIABILITIES
        Noncurrent liabilities..........................       (6,170)          (2,707)
                                                              -------          -------
        Total deferred tax liabilities..................       (6,170)          (2,707)
                                                              -------          -------
        Net deferred tax liabilities....................      $(2,127)        $ 10,595
                                                              =======          =======

     Pro forma deferred income taxes relate primarily to timing differences between financial and income tax reporting for depreciation and certain accruals which are not currently deductible for income tax purposes.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     A reconciliation of the Combined Companies' pro forma United States income tax benefit (provision) computed by applying the statutory United States federal income tax rate of 35% to the Combined Companies' income (loss) before income taxes is presented in the following table:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
                                                 (UNAUDITED)          (UNAUDITED)
        Tax benefit (provision) at federal
          statutory rate.....................      $ 4,759       $(38,102)    $(40,514)
        (Increase) decrease in rates
          resulting from:
          State and local taxes, net.........          402         (2,272)      (2,304)
          Foreign income taxes...............        1,526        (11,065)     (15,971)
          Foreign tax credits................       (1,526)        11,065       15,971
          Other business credits.............           --             --           79
          Nondeductible items................          (91)          (171)        (134)
          Environmental tax..................           --           (102)        (103)
          Other..............................           (5)            31            4
                                                   -------       --------     --------
                                                   $ 5,065       $(40,616)    $(42,972)
                                                   =======       ========     ========

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Combined Companies lease certain facilities and equipment under operating leases which expire at various dates through 2011. These leases generally contain renewal options and require the Combined Companies to pay taxes, insurance, maintenance and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $293 for the four months ended April 30, 1996 and $1,517 and $1,275 for the years ended December 31, 1995 and 1994, respectively.

     Future minimum rental payments under the operating lease agreements are as follows:

                PERIOD ENDING
                DECEMBER 31,
                -----------------------------------------------
                1996 (eight months)............................    $ 15,200
                1997...........................................      14,900
                1998...........................................      12,800
                1999...........................................      10,900
                2000...........................................       8,900
                Thereafter.....................................      49,600
                                                                   --------
                                                                   $112,300
                                                                   ========

     Total rent expense under operating leases aggregated approximately $7,487 for the four months ended April 30, 1996 and $19,250 and $15,650 for the years ended December 31, 1995 and 1994, respectively.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Litigation and claims

     AMF Bowling's Pins and Lanes division was the defendant in an administrative proceeding related to a labor dispute. This claim was resolved in favor of the division during 1995 and the related reserve of approximately $1,100 was reversed.

     AMF Bowling terminated its Korean distributorship agreement. The Korean distributor filed suit against the company in Korea seeking an injunction against AMF Bowling's Seoul Korea branch to prevent AMF Bowling from selling bowling and bowling related products in Korea. The Korean Court dismissed the suit on jurisdiction grounds subsequent to year-end. Such a decision is subject to an appeal.

     On January 10, 1996, the Korean distributor filed a second suit in the Supreme Court of the State of New York against AMF Bowling and AMF Bowling Centers. The suit alleges a number of complaints related to the conduct and termination of the Korean distributorship agreement and alleges that the defendants caused the Korean distributor's insolvency. The Korean distributor is seeking compensatory damages of at least $41,759 and punitive damages of at least $100,000 or ten times the amount of compensatory damages awarded, whichever is greater, under each of seven causes of action set forth in the suit.

     Management believes that the Korean distributorship agreement was properly terminated. Management intends to vigorously defend against this claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations. Under terms of the sale agreement (Note 1), the current AMF shareholders have agreed to indemnify the buyers for any loss related to this litigation.

     On March 5, 1996, the defendant in an action entitled Northland Bowl and Sports Center, Inc. and Recreation Associates, II v. Golden Giant, Inc., d/b/a Golden Giant Building System, Court of Common Pleas, Centre County, Pa. (Index No. 96-75), asserted a third-party claim against AMF Bowling and other parties. Defendant, Golden Giant, a construction company, was previously named as defendant by a bowling center (not owned or operated by the Combined Companies) in connection with the collapse of the center's roof in early 1994. Golden Giant has now named AMF Bowling, charging it with negligence and breach of implied warranty for installing scoring monitors (four years before the roof collapsed) on a portion of the building that allegedly could not adequately support the additional weight of the equipment. The bowling center plaintiff claims total damages in amounts exceeding $3,500, and Golden Giant asserts that, if plaintiff is entitled to any recovery, it should be in whole or part against AMF Bowling.

     AMF Bowling is involved in two patent infringement suits. The plaintiff in the first case, a competitor of AMF Bowling's Century division, obtained a summary judgment on the issue of liability in December 1994. The court recently issued an order which will permit AMF to appeal. The plaintiff claims damages in the range of $3,000 to $9,000. A trial on damages will not occur unless and until the liability issue is resolved against AMF Bowling. Management intends to vigorously contest the claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations.

     The second patent infringement suit relates to AMF Bowling's Pins and Lanes division. Management has settled this claim for $250 during the four months ended April 30, 1996.

     AMF Bowling Centers and AMF Bowling are defendants in a wrongful death suit related to an employee. The employee's estate is seeking compensatory damages up to $3,000 plus $3,000 in punitive damages. However, the plaintiff's counsel has verbally offered to settle the case for $350.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

Management expects to vigorously contest the claim and believes the resolution of such claim will not have a significant effect on the Combined Companies' combined financial position or results of operations.

     In addition, the Combined Companies are involved in certain other lawsuits and claims arising out of normal business operations. The majority of these relate to accidents at the Combined Companies' bowling centers. Management believes that the ultimate resolution of such matters will not materially affect the Combined Companies' results of operations or financial position.

     While the ultimate outcome of the litigation and claims against the Combined Companies cannot presently be determined, management believes the Combined Companies have made adequate provision for possible losses. At April 30, 1996 and December 31, 1995, the Combined Companies had recorded reserves aggregating approximately $2,900 and $2,800, respectively, for litigation and claims.

NOTE 10 -- EMPLOYEE BENEFIT PLANS AND BONUS

     The Combined Companies have a defined contribution 401(k) plan to which domestic employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Combined Companies can, at their option, match a discretionary percentage of employee contributions and make an additional contribution as determined by their Board of Directors. Contributions vest 100% after a five-year period. The amounts charged to expense under this plan were approximately $410 for the four months ended April 30, 1996 and $1,122 and $901 for the years ended December 31, 1995 and 1994, respectively.

     One of the Combined Companies has a Stock Performance Plan (the "Plan") for certain key employees. Under the terms of the Plan, eligible employees earn Stock Performance Units as a result of the Company meeting certain operating performance conditions, as defined by the Plan, relating to (1) sales, (2) cash flow and (3) operating results. Benefits under the Plan vest over a five-year period and will be paid in installments over a ten-year period without interest (or less if specified by the Company's Board of Directors) upon the termination of an eligible employee. The Plan can be terminated or amended at any time by the Company's Board of Directors. The amount charged to expense under this plan was approximately $1,479 for the four months ended April 30, 1996 and $622 and $311 for the years ended December 31, 1995 and 1994, respectively. The agreement contains a provision which would accelerate the payout of the benefits from ten years to five years upon a change-of-control event and would require that interest be paid on the unpaid balance. On April 30, 1996, the Combined Companies made payments of $3,085 related to these plans and the plans were terminated.

     Certain of the Combined Companies' foreign operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee and employer funding. Each company has provided pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $291 for the four months ended April 30, 1996 and $806 and $701 for the years ended December 31, 1995 and 1994.

     On April 30, 1996, the Combined Companies paid bonuses and special payments to employees, former employees and former directors of $43,760 in recognition of their services.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 11 -- SUPPLEMENTAL DISCLOSURES TO THE COMBINED STATEMENTS OF CASH FLOWS

                                                       FOUR MONTHS       YEARS ENDED
                                                          ENDED         DECEMBER 31,
                                                        APRIL 30,    -------------------
                                                          1996        1995        1994
                                                       -----------   -------     -------
    Cash paid during the year for:
      Interest.......................................   $  12,862    $ 5,909     $ 4,306
      Income taxes...................................   $   5,359    $16,922     $17,593
    Noncash capital contribution by the stockholders:
      Debt forgiveness...............................   $ 163,184    $    --     $    --

NOTE 12 -- BUSINESS SEGMENTS

     The Combined Companies operate in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Revenues from unaffiliated customers
      Bowling centers
         Domestic..................................   $  75,000    $192,400     $121,600
         International.............................      33,500      99,900      103,800
      Manufacturing................................      56,400     272,600      292,400
                                                       --------    --------     --------
                                                      $ 164,900    $564,900     $517,800
                                                       ========    ========     ========
    Intersegment sales
      Bowling centers
         Domestic..................................   $      --    $     --     $     --
         International.............................          --          --           --
      Manufacturing................................       4,600      13,900        9,300
                                                       --------    --------     --------
                                                      $   4,600    $ 13,900     $  9,300
                                                       ========    ========     ========
    Operating (loss) income
      Bowling centers
         Domestic..................................   $   3,600    $ 26,500     $ 17,600
         International.............................      (2,500)     23,700       26,400
      Manufacturing................................      (9,600)     75,700       80,900
      Eliminations.................................        (500)     (1,500)        (200)
                                                       --------    --------     --------
                                                      $  (9,000)   $124,400     $124,700
                                                       ========    ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                      --------     --------     --------
    Identifiable assets
      Bowling centers
         Domestic..................................   $ 218,300    $224,500
         International.............................      65,400      64,600
      Manufacturing................................     101,500     119,800
      Eliminations.................................     (10,000)     (8,500)
                                                       --------    --------
                                                      $ 375,200    $400,400
                                                       ========    ========
    Depreciation and amortization expense
      Bowling centers
         Domestic..................................   $  11,800    $ 29,100     $ 14,700
         International.............................       2,500       7,500        7,100
      Manufacturing................................       1,200       3,600        3,700
      Eliminations.................................        (400)     (1,000)        (700)
                                                       --------    --------     --------
                                                      $  15,100    $ 39,200     $ 24,800
                                                       ========    ========     ========
    Capital expenditures
      Bowling centers
         Domestic..................................   $   5,100    $ 17,800     $ 10,400
         International.............................       2,300      10,200        4,300
      Manufacturing................................         400       4,500        4,100
      Eliminations.................................        (900)     (2,500)      (1,000)
                                                       --------    --------     --------
                                                      $   6,900    $ 30,000     $ 17,800
                                                       ========    ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 13 -- GEOGRAPHIC SEGMENTS

     Information about the Combined Companies' operations in different geographic areas for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Net operating revenue:
      United States................................   $ 103,800    $371,400     $296,300
      Japan........................................      13,700      50,300       58,200
      Hong Kong....................................      14,000      40,800       55,100
      Korea........................................       5,800       6,000           --
      Australia....................................      14,700      47,100       43,900
      United Kingdom...............................       7,300      26,100       27,600
      Mexico.......................................       2,100       7,800       15,300
      Sweden.......................................       1,200      10,000        9,700
      Canada.......................................         300         600          700
      Spain........................................       1,000       2,700        2,600
      Other European countries.....................       5,200      16,000       17,700
      China........................................         400          --           --
      Eliminations.................................      (4,600)    (13,900)      (9,300)
                                                      ---------    ---------    ---------
                                                      $ 164,900    $564,900     $517,800
                                                      =========    =========    =========

     Net operating revenues for the United States manufacturing operation has been reduced by approximately $21,500 for the four months ended April 30, 1996 and $61,000 and $69,200 for the years ended December 31, 1995 and 1994, respectively, to reflect the elimination of intercompany sales between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Operating (loss) income
      United States................................   $  (2,900)   $ 92,200     $ 83,300
      Japan........................................      (1,400)      8,800       13,300
      Hong Kong....................................         800       6,200        5,200
      Korea........................................        (300)     (1,200)          --
      Australia....................................      (1,300)     13,300       12,000
      United Kingdom...............................      (1,100)      2,400        3,700
      Mexico.......................................        (200)      1,500        4,300
      Sweden.......................................        (500)      1,500        1,700
      Canada.......................................          --          --           --
      Spain........................................        (100)       (100)         300
      Other European countries.....................      (1,300)      1,300        1,100
      China........................................        (200)         --           --
      Eliminations.................................        (500)     (1,500)        (200)
                                                      ---------    ---------    ---------
                                                      $  (9,000)   $124,400     $124,700
                                                      =========    =========    =========

     Operating (loss) income for the United States manufacturing operation has been reduced by approximately $1,300 for the four months ended April 30, 1996 and $900 and $1,600 for the years ended December 31, 1995 and 1994, respectively, to reflect the elimination of intercompany gross profit between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                                                                APRIL 30,   DECEMBER 31,
                                                                  1996          1995
                                                                ---------   ------------
    Identifiable assets
      United States...........................................  $ 290,400     $311,300
      Japan...................................................     17,200       22,100
      Hong Kong...............................................      7,700        8,500
      Korea...................................................      4,500        2,900
      Australia...............................................     34,800       31,600
      United Kingdom..........................................     12,200       11,800
      Mexico..................................................      5,100        4,500
      Sweden..................................................      2,200        2,600
      Canada..................................................        900        1,200
      Spain...................................................        200        2,000
      Other European countries................................      7,700        8,400
      China...................................................      2,300        2,000
      Eliminations............................................    (10,000)      (8,500)
                                                                ---------    ---------
                                                                $ 375,200     $400,400
                                                                =========    =========

     Identifiable assets for the foreign sales and service branches have been reduced by approximately $5,700 at April 30, 1996 and $4,400 at December 31, 1995 to reflect the elimination of

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

intercompany gross profit in inventory between the domestic manufacturing operations and the manufacturing foreign sales and service branches.

NOTE 14 -- BUSINESS COMBINATIONS

     Effective December 31, 1994, The Reece Corporation, a related company, was merged into AMF Bowling. The merger was accounted for at historical cost as a capital contribution. The Reece Corporation activities for 1995 and 1994 were not material to the combined financial statements.

     Effective August 31, 1994, AMF Bowling acquired certain assets and liabilities of Legendary Billiards, Inc. ("Legendary") for $215. Legendary is a manufacturer of billiard cues. The acquisition was accounted for under the purchase method, and the results of operations are included in the financial statements from the date of acquisition.

     Pro forma results of operations for the Legendary acquisition have not been presented because the effects of this acquisition were not material.

     Fair Lanes, Inc. ("Fair Lanes") operated 106 bowling centers in the United States and Puerto Rico. On June 22, 1994, Fair Lanes and its parent Fair Lanes Entertainment, Inc. ("FLE"), each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). Fair Lanes' operating subsidiaries did not file for Chapter 11 protection. At the time of filing, liabilities subject to compromise consisted of Fair Lanes' $138,000 senior secured notes, which were publicly traded, and FLE's debt in the form of $48,000 variable rate and zero coupon notes (these notes were also publicly traded). The Bankruptcy Court approved the plan of reorganization effective September 29, 1994 whereby the holders of FLE's $48,000 of notes received approximately 6% of Fair Lanes' equity and the holders of Fair Lanes' $138,000 of notes received approximately 94% of Fair Lanes' equity and $90,350 of new 9.5% notes. The former Fair Lanes' equityholders' interests were eliminated as a result of the reorganization. Through September 29, 1994, AMF's shareholders had purchased old Fair Lanes' and FLE's notes which resulted in the AMF shareholders obtaining approximately 56% of the voting shares of Fair Lanes. One other shareholder held approximately 35% of the new stock and the remaining 9% was held by other shareholders. The AMF shareholders were able to acquire the shares held by the 35% shareholder on January 7, 1996 and an additional 2% of the shares from other shareholders in open market purchases. On February 7, 1996, the AMF shareholders affected a cash merger and bought out the remaining shareholders.

     The Fair Lanes' acquisition was accounted for as a purchase. As a result of the relatively short acquisition period and the fact that the minority shareholders' interest was not affected for losses during the acquisition period, the combined financial statements include the results of operations for periods subsequent to September 29, 1994.

     The assets acquired and liabilities assumed were recorded at their estimated fair value as follows:

                Current assets..................................  $   3,059
                Property and equipment..........................    141,785
                Other assets....................................     12,643
                Current liabilities.............................    (22,672)
                Long-term liabilities...........................   (116,174)
                                                                  ----------
                Purchase price..................................  $  18,641
                                                                  ==========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The following summary presents unaudited pro forma combined results of operations as if the acquisition of Fair Lanes occurred at the beginning of 1994, and includes adjustments related to depreciation of fixed assets and interest expense on debt assuming the initial purchase price allocation occurred as of January 1, 1994. In addition, expenses related to the Chapter 11 reorganization have been eliminated. The pro forma results are for illustrative purposes only, and do not purport to be indicative of the actual results which would have occurred had the transaction been consummated as of January 1, 1994, nor are they indicative of future results of operations. The pro forma results do not reflect changes in the business which have occurred subsequent to the date of acquisition.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1994
                                                               ------------
                Operating revenue............................    $590,459
                Operating income.............................     113,411
                Income before income taxes...................      94,949

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 15 -- STOCKHOLDERS' EQUITY

                                                                   APRIL 30, 1996
                          ------------------------------------------------------------------------------------------------
                                                                                        EQUITY
                                                                                      ADJUSTMENT
                                                                                     FROM FOREIGN               TOTAL
                                        ISSUED AND    COMMON   PAID IN    RETAINED     CURRENCY             STOCKHOLDERS'
                          AUTHORIZED   OUTSTANDING    STOCK    CAPITAL    EARNINGS   TRANSLATION    OTHER       EQUITY
                          ----------   ------------   ------   --------   --------   ------------   -----   --------------
AMF Bowling, Inc. ......     10,000        950.6689    $  1    $ 51,778   $15,639      $    593      $--       $ 68,011
AMF Bowling Centers,
  Inc. .................     15,000      9,485.1000       9     183,780     8,825            --       --        192,614
AMF Beverage Company of
  Oregon, Inc...........     10,000         94.8510      --          --        --            --       --             --
King Louie Lenexa,
  Inc. .................     30,000         94.8510      --          --        --            --       --             --
AMF Catering Services
  Pty Ltd. .............    100,000    100,000.0000      82          --        --            --       --             82
AMF Bowling Centers
  (Aust) International,
  Inc. .................     10,000        948.5100       1         492    24,327         1,645       --         26,465
AMF Bowling Centers
  (Canada)
  International,
  Inc. .................     10,000        948.5100       1       2,109    (1,238)           85       --            957
AMF BCO - France One,
  Inc. .................     10,000      1,000.0000       1         220       533           (93)      --            661
AMF BCO - France Two,
  Inc. .................     10,000      1,000,0000       1         595     1,440          (250)      --          1,786
AMF Bowling Centers
  (Hong Kong)
  International,
  Inc. .................     10,000        948.5100       1         532     2,175            --       --          2,708
AMF Bowling Centers
  International, Inc. -
  Japan.................     10,000      9,485.1000      10       1,210     4,446           505       --          6,171
AMF Bowling Mexico
  Holding, Inc. ........      1,000         75.6972     322       1,856     2,563        (3,056)      --          1,685
Boliches AMF, Inc. .....     10,000        100.0000       1         493       682          (814)      --            362
AMF Bowling Centers II
  Inc. - Switzerland....                                 --          --       205           171       --            376
AMF BCO - U.K.
  One, Inc. ............     10,000        100.0000       1       1,597      (350)          (86)      --          1,162
AMF BCO - U.K.
  Two, Inc. ............     10,000        100.0000       1       4,357      (956)         (235)      --          3,167
AMF BCO - China,
  Inc. .................     10,000      1,000.0000       1         577      (159)           (4)      --            415
AMF Bowling Centers
  China, Inc. ..........     10,000      1,000.0000       1       2,174      (600)          (13)      --          1,562
Bush River Corporation..    100,000     18,895.1919      20          --        --            --       --             20
Eliminations............         --              --      --          --    (5,230)           --       --         (5,230)
                                                       ----    --------   -------      --------      ---       --------
Totals.............................................    $454    $251,770   $52,302      $ (1,552)     $--       $302,974
                                                       ====    ========   =======      ========      ===       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                DECEMBER 31, 1995
                       ----------------------------------------------------------------------------------------------------
                                                                                                 NOTES
                                                                                               RECEIVABLE        TOTAL
                                    ISSUED AND    COMMON   PAID IN   RETAINED    DEFERRED        STOCK       STOCKHOLDERS'
                       AUTHORIZED   OUTSTANDING   STOCK    CAPITAL   EARNINGS   TRANSLATION   SUBSCRIPTION       EQUITY
                       ----------   -----------   ------   -------   --------   -----------   ------------   --------------
AMF Bowling, Inc. ...     10,000       950.6689   $   1    $28,213   $ 54,463     $   593       $     --        $ 83,270
AMF Bowling Centers,
  Inc. ..............     15,000     9,485.1000       9     29,122     13,436          --           (726)         41,841
AMF Beverage Company
  of Oregon, Inc. ...     10,000        94.8510      --         --        382          --             --             382
King Louie Lenexa,
  Inc. ..............     30,000        94.8510      --         --        859          --             --             859
AMF Bowling Centers
  (Aust)
  International,
  Inc. ..............     10,000       948.5100       1        492     25,251         (74)          (503)         25,167
AMF Bowling Centers
  (Canada)
  International,
  Inc. ..............     10,000       948.5100       1      2,109     (1,286)         85             --             909
AMF BCO - France One,
  Inc. ..............     10,000     1,000.0000       1         31        681         (44)            --             669
AMF BCO - France Two,
  Inc. ..............     10,000     1,000,0000       1         83      1,842        (119)            --           1,807
AMF Bowling Centers
  (Hong Kong)
  International,
  Inc. ..............     10,000       948.5100       1         57      2,420          --            (62)          2,416
AMF Bowling Centers
  International,
  Inc. - Japan.......     10,000     9,485.1000      10        156      4,285         611           (170)          4,892
AMF Bowling Mexico
  Holding, Inc. .....      1,000        75.6972   1,507        226      2,753      (3,258)            --           1,228
Boliches AMF,
  Inc. ..............     10,000       100.0000       1         60        814        (815)            --              60
AMF Bowling Centers
  II Inc. -
  Switzerland........      1,000       100.0000       1         --        617          61             --             679
AMF BCO - U.K. One,
  Inc. ..............     10,000       100.0000       1        129       (186)       (113)            --            (169)
AMF BCO - U.K. Two,
  Inc. ..............     10,000       100.0000       1        352       (509)       (310)            --            (466)
AMF BCO - China,
  Inc. ..............     10,000     1,000.0000       1        577        (97)         (4)            --             477
AMF Bowling Centers
  China, Inc. .......     10,000     1,000.0000       1      2,174       (367)        (13)            --           1,795
Bush River
  Corporation........    100,000    18,895.1919      --         --        230          --             --             230
Eliminations.........         --             --      --         --     (4,508)         --             --          (4,508)
                                                  ------   -------   --------     -------       --------        --------
Totals.........................................   $1,538   $63,781   $101,080     $(3,400)      $ (1,461)       $161,538
                                                  ======   =======   ========     =======       ========        ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 16 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On February 16, 1996, the stockholders of the Combined Companies executed a Stock Purchase Agreement, subject to certain closing conditions, to sell the stock and certain assets of the individual companies to AMF Group Holdings, Inc., through its subsidiaries. On May 1, 1996, the sale transaction was completed.

     In conjunction with the acquisition of the Combined Companies, AMF Bowling Worldwide, Inc., a subsidiary of AMF Group Holdings, Inc. formerly named AMF Group Inc., issued Senior Subordinated Notes and Senior Subordinated Discount Notes on March 21, 1996. On May 1, 1996, AMF Bowling Worldwide, Inc., executed a bank credit agreement and certain additional subsidiaries of AMF Bowling Worldwide, Inc., became guarantors of the Senior Subordinated Notes and the Senior Subordinated Discount Notes. These financing arrangements provide for guarantees by the following companies which became indirect subsidiaries of AMF Bowling Worldwide, Inc., which is the borrower and issuer of the notes evidencing such indebtedness. Guarantor companies include the following:

     - AMF Bowling Centers, Inc.

     - Bush River Corporation

     - King Louie Lenexa, Inc.

     - AMF Beverage Company of Oregon, Inc.

     - AMF Bowling, Inc.

     - AMF Bowling Centers (Aust) International Inc.

     - AMF Bowling Centers (Canada) International Inc.

     - AMF BCO - France One, Inc.

     - AMF BCO - France Two, Inc.

     - AMF Bowling Centers (Hong Kong) International Inc.

     - AMF Bowling Centers International Inc. (Japan)

     - AMF Bowling Mexico Holding, Inc.

     - Boliches AMF, Inc.

     - AMF BCO - U.K. One, Inc.

     - AMF BCO - U.K. Two, Inc.

     - AMF BCO - China, Inc.

     - AMF Bowling Centers China, Inc.

     Included with the guarantor companies at April 30, 1996 are AMF Bowling Centers Switzerland Inc. and AMF Bowling Centers Spain Inc., newly formed subsidiaries of AMF Bowling Worldwide, Inc., which, respectively, purchased assets of one bowling center and two bowling centers from AMF Bowling Centers II, Inc. (Switzerland) and AMF Bowling S.A., former subsidiary of AMF Bowling Mexico Holding, Inc.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Included with the guarantor companies at December 31, 1995 and 1994 is AMF Bowling Centers II, Inc. (Switzerland) which sold assets of one bowling center, as discussed above, to a newly formed subsidiary of AMF Bowling Worldwide, Inc., which became a guarantor.

     Non-guarantor companies at April 30, 1996 include the following foreign subsidiaries of certain guarantor companies:

     - AMF Bowling (Unlimited)

     - Worthington North Properties Limited

     - AMF Bowling France SNC

     - AMF Bowling de Paris SNC

     - AMF Bowling de Lyon La Part Dieu SNC

     - Boliches y Compania

     - Operadora Mexicana de Boliches, S.A.

     - Promotora de Boliches, S.A. de C.V.

     - Immeubles Obispado, S.A.

     - Immeubles Minerva, S.A.

     - Boliches Mexicano, S.A.

     - AMF Bowling Centers (China) Company

     - AMF Garden Hotel Bowling Center Company

     Included in the non-guarantor companies at December 31, 1995 and 1994 is AMF Bowling S.A. which sold assets of two bowling centers in Spain to a newly formed subsidiary of AMF Bowling Worldwide, Inc., which became a guarantor company.

     The following condensed combining information presents:

     - Condensed combining balance sheets as of April 30, 1996 and December 31, 1995 and the related condensed combining statements of operations and of cash flows for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994.

     - Elimination entries necessary to combine the entities comprising the Combined Companies.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                        FOUR MONTHS ENDED APRIL 30, 1996

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 18,628     $ 3,285      $     --     $ 21,913
  Accounts and notes receivable, net of allowance
     for doubtful accounts.......................    32,316       1,571            --       33,887
  Accounts and notes receivable -- affiliates....     2,463         380        (2,677)         166
  Inventories....................................    41,831       1,465            --       43,296
  Prepaid expenses and other.....................     4,856       1,257            --        6,113
                                                   --------     -------       -------     --------
          Total current assets...................   100,094       7,958        (2,677)     105,375
Property and equipment, net......................   241,968      10,518          (942)     251,544
Investment in subsidiaries.......................    10,643          --       (10,643)          --
Other assets.....................................    17,399         931            --       18,330
                                                   --------     -------       -------     --------
          Total assets...........................  $370,104     $19,407      $(14,262)    $375,249
                                                   ========     =======       =======     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $ 21,760     $ 1,910      $     --     $ 23,670
  Book overdrafts................................     5,724          --            --        5,724
  Accrued expenses and deposits..................    32,185       2,731            --       34,916
  Accounts and notes payable -- affiliates.......        14       2,663        (2,677)          --
  Long-term debt, current portion................        10          --            --           10
  Income taxes payable...........................     1,078         679            --        1,757
                                                   --------     -------       -------     --------
          Total current liabilities..............    60,771       7,983        (2,677)      66,077
Long-term debt...................................     1,958          --            --        1,958
Other liabilities................................     2,811          --            --        2,811
Deferred income taxes............................       648         781            --        1,429
                                                   --------     -------       -------     --------
          Total liabilities......................    66,188       8,764        (2,677)      72,275
                                                   --------     -------       -------     --------
Commitments and contingencies
Stockholders' equity:
  Common stock...................................       454       3,940        (3,940)         454
  Paid-in capital................................   251,770       5,003        (5,003)     251,770
  Retained earnings..............................    53,244       6,247        (7,189)      52,302
  Equity adjustment from foreign currency
     translation.................................    (1,552)     (4,547)        4,547       (1,552)
                                                   --------     -------       -------     --------
          Total stockholders' equity.............   303,916      10,643       (11,585)     302,974
                                                   --------     -------       -------     --------
          Total liabilities and stockholders'
            equity...............................  $370,104     $19,407      $(14,262)    $375,249
                                                   ========     =======       =======     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                          YEAR ENDED DECEMBER 31, 1995

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents....................    $  8,843     $   889      $     --     $  9,732
  Accounts and notes receivable, net of
     allowance for doubtful accounts...........      37,499       1,527            --       39,026
  Accounts and notes
     receivable -- affiliates..................       4,477       7,465        (7,963)       3,979
  Inventories..................................      38,042       1,779            --       39,821
  Prepaid expenses and other...................       3,944       1,238            --        5,182
                                                   --------     -------      --------     --------
          Total current assets.................      92,805      12,898        (7,963)      97,740
Notes receivable -- affiliates.................      22,941          --            --       22,941
Property and equipment, net....................     250,637      10,582        (1,495)     259,724
Other assets...................................      29,869         822       (10,718)      19,973
                                                   --------     -------      --------     --------
          Total assets.........................    $396,252     $24,302      $(20,176)    $400,378
                                                   ========     =======      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................    $ 22,313     $ 1,403      $    (75)    $ 23,641
  Book overdrafts..............................       2,362          --            --        2,362
  Accrued expenses and deposits................      28,203       2,125            --       30,328
  Accounts and notes payable -- affiliates.....       1,821       7,033        (6,865)       1,989
  Long-term debt, current portion..............       1,084          --            --        1,084
  Income taxes payable.........................       5,930       1,199            --        7,129
                                                   --------     -------      --------     --------
          Total current liabilities............      61,713      11,760        (6,940)      66,533
Long-term debt.................................      19,550          --            --       19,550
Notes payable -- affiliates....................     146,639       1,076          (988)     146,727
Other liabilities..............................       5,282         748            --        6,030
                                                   --------     -------      --------     --------
          Total liabilities....................     233,184      13,584        (7,928)     238,840
                                                   --------     -------      --------     --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock.................................       1,538       3,941        (3,941)       1,538
  Paid-in capital..............................      63,781       4,153        (4,153)      63,781
  Retained earnings............................     102,610       7,300        (8,830)     101,080
  Equity adjustment from foreign currency
     translation...............................      (3,400)     (4,676)        4,676       (3,400)
  Notes receivable stock subscription..........      (1,461)         --            --       (1,461)
                                                   --------     -------      --------     --------
          Total stockholders' equity...........     163,068      10,718       (12,248)     161,538
                                                   --------     -------      --------     --------
          Total liabilities and stockholders'
            equity.............................    $396,252     $24,302      $(20,176)    $400,378
                                                   ========     =======      ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                        FOUR MONTHS ENDED APRIL 30, 1996

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
Operating revenue:
  Sales of products and services...............    $154,500     $10,731       $ (860)     $164,371
  Revenue from operating lease activities......         323         250           --           573
                                                   --------     -------        -----      --------
          Total operating revenues.............     154,823      10,981         (860)      164,944
                                                   --------     -------        -----      --------
Operating expenses:
  Cost of goods sold, excluding depreciation of
     $791......................................      42,242       1,445         (569)       43,118
  Bowling center operations....................      71,289       8,985         (118)       80,156
  Selling, general and administrative..........      34,875         682           --        35,557
  Depreciation and amortization................      14,380         802          (85)       15,097
                                                   --------     -------        -----      --------
          Total operating expenses.............     162,786      11,914         (772)      173,928
                                                   --------     -------        -----      --------
          Operating loss.......................      (7,963)       (933)         (88)       (8,984)
Nonoperating income (expenses):
  Interest expense.............................      (4,501)         (3)          --        (4,504)
  Other expenses, net..........................        (634)        (58)          --          (692)
  Interest income..............................         574          37           --           611
  Equity in earnings of subsidiaries...........        (707)         --          707            --
  Foreign currency transaction gain (loss).....        (179)        150           --           (29)
                                                   --------     -------        -----      --------
Loss before income taxes.......................     (13,410)       (807)         619       (13,598)
Income tax benefit.............................       1,631         100           --         1,731
                                                   --------     -------        -----      --------
          Net loss.............................    $(11,779)    $  (707)      $  619      $(11,867)
                                                   ========     =======        =====      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                NON-
                                              GUARANTOR      GUARANTOR                       COMBINED
                                              COMPANIES      COMPANIES      ELIMINATIONS     COMPANIES
                                              ----------     ----------     ------------     ---------
Operating revenues:
  Sales of products and services............   $ 532,349      $ 34,197        $ (2,548)      $563,998
  Revenue from operating lease activities...         926            --              --            926
                                                --------       -------         -------       --------
          Total operating revenues..........     533,275        34,197          (2,548)       564,924
                                                --------       -------         -------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $2,531.................................     180,980         4,730          (1,581)       184,129
  Bowling center operations.................     149,535        16,930              --        166,465
  Selling, general and administrative.......      47,218         4,046            (486)        50,778
  Depreciation and amortization.............      36,723         2,650            (234)        39,139
                                                --------       -------         -------       --------
          Total operating expenses..........     414,456        28,356          (2,301)       440,511
                                                --------       -------         -------       --------
          Operating income..................     118,819         5,841            (247)       124,413
Nonoperating income (expenses):
  Interest expense..........................     (15,569)         (142)             --        (15,711)
  Other expenses, net.......................        (600)         (443)             --         (1,043)
  Interest income...........................       1,837           347              --          2,184
  Equity in earnings of subsidiaries........       3,444            --          (3,444)            --
  Foreign currency transaction loss.........        (465)         (514)             --           (979)
                                                --------       -------         -------       --------
Income before income taxes..................     107,466         5,089          (3,691)       108,864
Income tax expense..........................      10,453         1,645              --         12,098
                                                --------       -------         -------       --------
          Net income........................   $  97,013      $  3,444        $ (3,691)      $ 96,766
                                                ========       =======         =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                NON-
                                              GUARANTOR      GUARANTOR                       COMBINED
                                              COMPANIES      COMPANIES      ELIMINATIONS     COMPANIES
                                              ----------     ----------     ------------     ---------
Operating revenues:
  Sales of products and services............   $ 478,056      $ 40,930        $ (3,560)      $515,426
  Revenue from operating lease activities...         969         1,391              --          2,360
                                                --------       -------         -------       --------
          Total operating revenues..........     479,025        42,321          (3,560)       517,786
                                                --------       -------         -------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $1,691.................................     191,250         6,694          (1,901)       196,043
  Bowling center operations.................      97,898        18,718          (1,469)       115,147
  Selling, general and administrative.......      52,392         4,750              --         57,142
  Depreciation and amortization.............      21,606         3,343            (173)        24,776
                                                --------       -------         -------       --------
          Total operating expenses..........     363,146        33,505          (3,543)       393,108
                                                --------       -------         -------       --------
          Operating income..................     115,879         8,816             (17)       124,678
Nonoperating income (expenses):
  Interest expense..........................      (7,164)         (230)             --         (7,394)
  Other expenses, net.......................      (1,188)           --              --         (1,188)
  Interest income...........................         231           295              --            526
  Equity in earnings of subsidiaries........       5,179            --          (5,179)            --
  Foreign currency transaction loss.........        (654)         (213)             --           (867)
                                                --------       -------         -------       --------
Income before income taxes..................     112,283         8,668          (5,196)       115,755
Income tax expense..........................      12,963         3,489              --         16,452
                                                --------       -------         -------       --------
          Net income........................   $  99,320      $  5,179        $ (5,196)      $ 99,303
                                                ========       =======         =======       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                        FOUR MONTHS ENDED APRIL 30, 1996

                                                               NON-
                                                GUARANTOR    GUARANTOR                    COMBINED
                                                COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net loss....................................  $(11,072)     $  (707)      $    (88)     $(11,867)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization............    14,380          802            (85)       15,097
     Deferred income taxes....................       435          (21)            --           414
     Equity in earnings of subsidiaries.......      (707)          --            707            --
     Changes in assets and liabilities:
       Accounts and notes receivable, net.....     4,821          (37)            --         4,784
       Receivables and
          payables -- affiliates..............       593          942             --         1,535
       Inventories............................    (3,655)          24             --        (3,631)
       Other assets and liabilities...........    (3,476)         (34)           837        (2,673)
       Accounts payable and accrued
          expenses............................     7,634        1,079             --         8,713
       Income taxes payable...................    (5,442)        (303)            --        (5,745)
                                                --------      -------        -------      --------
       Net cash provided by operating
          activities..........................     3,511        1,745          1,371         6,627
                                                --------      -------        -------      --------
Cash flows from investing activities:
  Purchase of property and equipment..........    (6,046)      (1,001)           173        (6,874)
  Other.......................................     2,989           --             --         2,989
                                                --------      -------        -------      --------
       Net cash used for investing
          activities..........................    (3,057)      (1,001)           173        (3,885)
                                                --------      -------        -------      --------
Cash flows from financing activities:
  Distributions to stockholders...............   (36,721)        (622)           622       (36,721)
  Payment of long-term debt...................    (3,812)          --             --        (3,812)
  Proceeds from notes payable -- stockholders,
     net......................................     1,236           --             --         1,236
  Capital contributions by stockholders.......    24,805        2,252         (2,252)       24,805
  Collection of notes
     receivable -- affiliates.................    19,408           --             --        19,408
  Other.......................................     3,902           --             86         3,988
                                                --------      -------        -------      --------
       Net cash provided by financing
          activities..........................     8,818        1,630         (1,544)        8,904
       Effect of exchange rates on cash and
          cash equivalents....................       330          205             --           535
                                                --------      -------        -------      --------
Net increase in cash and cash equivalents.....     9,602        2,579             --        12,181
Cash and cash equivalents at beginning of
  period......................................     9,026          706             --         9,732
                                                --------      -------        -------      --------
Cash and cash equivalents at end of period....  $ 18,628      $ 3,285       $     --      $ 21,913
                                                ========      =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                               NON-
                                                GUARANTOR    GUARANTOR                    COMBINED
                                                COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net income..................................  $ 97,013      $ 3,444       $ (3,691)     $ 96,766
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Equity in earnings of subsidiaries.......    (3,444)          --          3,444            --
     Dividends from non-guarantor companies...     3,133           --         (3,133)           --
     Depreciation and amortization............    36,661        2,682           (204)       39,139
       Deferred income taxes..................       215       (1,045)            --          (830)
       Loss on sale of property and equipment,
          net.................................       567           --             --           567
       Changes in assets and liabilities, net
          of effects from companies acquired:
          Accounts and notes receivable,
            net...............................    11,864       (1,234)            --        10,630
          Receivables and
            payables -- affiliates............     7,262       (1,115)            --         6,147
          Inventories.........................    (5,596)        (400)            --        (5,996)
          Other assets and liabilities........    (2,484)        (369)         2,752          (101)
          Accounts payable and accrued
            expenses..........................   (19,187)         446             --       (18,741)
          Income taxes payable................    (2,039)        (791)            --        (2,830)
                                                --------      -------        -------      --------
          Net cash provided by operating
            activities........................   123,965        1,618           (832)      124,751
                                                --------      -------        -------      --------
Cash flows from investing activities:
  Purchase of property and equipment..........   (26,411)      (4,005)           451       (29,965)
  Proceeds from sales of property and
     equipment................................       494          916             --         1,410
  Other.......................................       229           --             --           229
                                                --------      -------        -------      --------
          Net cash used for investing
            activities........................   (25,688)      (3,089)           451       (28,326)
                                                --------      -------        -------      --------
Cash flows from financing activities:
  Dividends to guarantor companies............        --       (3,133)         3,133            --
  Payments on credit note agreements, net.....   (11,057)          --             --       (11,057)
  Distributions to stockholders...............   (71,851)          --             --       (71,851)
  Payment of long-term debt...................   (10,605)         320             --       (10,285)
  Payment for redemption of stock --..........    (3,960)          --             --        (3,960)
     stockholders, net........................    (4,882)       1,089             --        (3,793)
  Capital contributions by stockholders.......     8,329           --             --         8,329
  Capital contributions from guarantor........        --        2,752         (2,752)           --
  Other.......................................    (2,056)          --             --        (2,056)
                                                --------      -------        -------      --------
          Net cash (used for) provided by
            financing activities..............   (96,082)       1,028            381       (94,673)
          Effect of exchange rates on cash....        (5)        (189)            --          (194)
                                                --------      -------        -------      --------
Net increase (decrease) in cash and cash
  equivalents.................................     2,190         (632)            --         1,558
Cash at beginning of year.....................     6,653        1,521             --         8,174
                                                --------      -------        -------      --------
Cash at end of year...........................  $  8,843      $   889       $     --      $  9,732
                                                ========      =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                    COMBINED
                                                   COMPANIES   COMPANIES    ELIMINATIONS    COMPANIES
                                                   --------    ---------    ------------    --------
Cash flows from operating activities:
  Net income....................................   $ 99,320     $ 5,179       $ (5,196)     $ 99,303
  Adjustments to reconcile net income to net
     cash provided by operating activities:
  Equity in earnings of subsidiaries............     (5,179)         --          5,179            --
  Dividends from non-guarantor companies........      5,084          --         (5,084)           --
  Depreciation and amortization.................     21,606       3,343           (173)       24,776
     Deferred income taxes......................       (104)         85             --           (19)
     Loss on sale of property and equipment,
       net......................................        911          --             --           911
     Changes in assets and liabilities, net of
       effects from companies acquired:
       Accounts and notes receivable, net.......     (9,325)        311             --        (9,014)
       Receivables and payables -- affiliates...      3,692       1,033             --         4,725
       Inventories..............................     (1,369)        (42)            --        (1,411)
       Other assets.............................       (864)       (136)            --        (1,000)
       Accounts payable and accrued expenses....      3,929         (91)            --         3,838
       Income taxes payable.....................     (3,207)        817             --        (2,390)
                                                   --------     -------        -------      --------
       Net cash provided by operating
          activities............................    114,494      10,499         (5,274)      119,719
                                                   --------     -------        -------      --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired...................................    (17,307)         --             --       (17,307)
  Purchase of property and equipment............    (16,692)     (1,286)           190       (17,788)
  Proceeds from sales of property and
     equipment..................................      1,494          41             --         1,535
  Other.........................................        941          --             --           941
                                                   --------     -------        -------      --------
          Net cash used for investing
            activities..........................    (31,564)     (1,245)           190       (32,619)
                                                   --------     -------        -------      --------
Cash flows from financing activities:
  Dividends to guarantor companies..............         --      (5,084)         5,084            --
  Payments on credit note agreements, net.......     (3,689)         --             --        (3,689)
  Distributions to stockholders.................    (78,170)         --             --       (78,170)
  Payment of long-term debt.....................       (740)       (364)            --        (1,104)
  Proceeds (payments) on notes payable --
     stockholders, net..........................     (4,989)     (3,571)            --        (8,560)
  Capital contributions by stockholders.........      2,109          --             --         2,109
  Other.........................................       (212)         --             --          (212)
                                                   --------     -------        -------      --------
          Net cash used for financing
            activities..........................    (85,691)     (9,019)         5,084       (89,626)
          Effect of exchange rates on cash......      2,488         271             --         2,759
                                                   --------     -------        -------      --------
Net increase (decrease) in cash and cash
  equivalents...................................       (273)        506             --           233
Cash at beginning of year.......................      6,926       1,015             --         7,941
                                                   --------     -------        -------      --------
Cash at end of year.............................   $  6,653     $ 1,521             --      $  8,174
                                                   ========     =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 17 -- SUBSEQUENT EVENT (UNAUDITED)

     On October 10, 1996, AMF Bowling Centers, Inc., completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. pursuant to an Asset Purchase Agreement, dated as of September 10, 1996.

     The purchase was approximately $106,500, including certain adjustments and transaction costs. It was funded with approximately $40,000 from the sale of equity by AMF Group Holdings Inc., a wholly-owned subsidiary of AMF Holdings Inc., to its institutional stockholders and one of its directors and with $66,500 from available borrowing under the Company's Acquisition Facility.

     The April 30, 1996 combined financial statements do not reflect any adjustments or cost associated with the acquisition.

                               AMF BOWLING, INC.
                      SELECTED QUARTERLY DATA (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                               AMF BOWLING, INC.
                              --------------------
    1997 QUARTERS ENDED       MARCH 31    JUNE 30
----------------------------  ---------   --------
Operating revenue...........   $ 157.6     $160.5
Gross profit................     119.5      112.4
Operating income............      29.7       12.7
Income (loss) before income
  taxes.....................       1.2      (17.6)
Net income..................       0.1      (12.3)
Net income (loss) per
  share.....................        --      (0.29)

                                                                               AMF BOWLING, INC.
                                 PREDECESSOR COMPANY       ---------------------------------------------------------
                                ----------------------                    PRO FORMA
                                             ONE MONTH     TWO MONTHS      QUARTER
    1996 QUARTERS ENDED         MARCH 31     APRIL 30       JUNE 30        JUNE 30      SEPTEMBER 30     DECEMBER 31
----------------------------    --------     ---------     ----------     ---------     ------------     -----------
Operating revenue...........     $123.3       $  41.6        $ 73.4        $ 114.8         $131.8          $ 179.6
Gross profit................       92.6          29.2          49.9           78.9           86.8            117.6
Operating income (loss).....       27.9         (36.9)          4.0            5.3           14.3             27.8
Income (loss) before income
  taxes.....................       24.3         (37.9)        (15.8)         (18.1)         (12.2)             0.7
Net income (loss)...........       21.6         (33.4)        (11.9)         (13.6)          (5.3)            (2.1)
Net income (loss) per
  share.....................                                  (0.31)         (0.36)         (0.14)           (0.05)

                                               PREDECESSOR COMPANY
                              -----------------------------------------------------
    1995 QUARTERS ENDED       MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
----------------------------  --------     -------     ------------     -----------
Operating revenue...........   $156.9      $ 138.3        $130.4          $ 139.3
Gross profit................    109.4         90.6          84.6             96.2
Operating income............     41.7         26.8          22.1             33.8
Income before income
  taxes.....................     37.5         23.5          17.8             30.2
Net income..................     34.2         19.7          14.9             27.9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
AMF Bowling Centers, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss, of cash flows and of stockholder's equity present fairly, in all material respects, the financial position of Fair Lanes, Inc. (Debtor-in-Possession) and its subsidiaries at September 29, 1994 and June 30, 1994, and the results of their operations and their cash flows for the three months ended September 29, 1994 and the year ended June 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Fair Lanes' management. Our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     For the period June 22, 1994 through September 29, 1994, Fair Lanes, Inc. operated as a debtor-in-possession pursuant to Chapter 11 of the United States Bankruptcy Code. On September 20, 1994, the creditors approved and the Bankruptcy Court confirmed a plan or reorganization, with an effective date of September 29, 1994, whereby Fair Lanes' Senior Secured Noteholders gained ownership and voting control of the majority of Fair Lanes' common stock. As a result of the change of control, Fair Lanes, Inc. will adjust the carrying values of its assets and liabilities to their estimated fair values as of September 30, 1994, taking into consideration the effects of the plan of reorganization. The accompanying consolidated financial statements do not reflect these adjustments and, accordingly, the carrying value of Fair Lanes, Inc.'s assets and liabilities will change from those reported in the accompanying consolidated balance sheet as of September 29, 1994, as disclosed in Note 3.

     As discussed in Note 12, Fair Lanes, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective June 25, 1993.

PRICE WATERHOUSE LLP

Norfolk, Virginia
January 23, 1996

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                    SEPTEMBER 29,     JUNE 30,
                                                                        1994            1994
                                                                    -------------     --------
                                                                    (SEE NOTE 3)
                              ASSETS
Current assets:
  Cash and cash equivalents.......................................    $   3,419       $  4,005
  Receivables, net of allowance...................................          153            166
  Inventories.....................................................        2,192          2,001
  Prepaid expenses and other assets...............................        1,880          2,324
                                                                       --------       --------
     Total current assets.........................................        7,644          8,496
Property and equipment, net.......................................      178,002        179,860
Value of acquired leases, net.....................................       13,521         13,821
Other assets......................................................        3,548          3,758
                                                                       --------       --------
                                                                      $ 202,715       $205,935
                                                                       ========       ========
               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Borrowings on line-of-credit....................................    $   3,500       $     --
  Current maturities of long-term debt and obligations under
     capital leases...............................................        2,109          2,332
  Accounts payable................................................        8,223          6,242
  Accrued expenses and other liabilities..........................        9,334          7,026
                                                                       --------       --------
     Total current liabilities....................................       23,166         15,600
                                                                       --------       --------
Long-term liabilities:
  Long-term debt, less current maturities.........................       12,924         13,135
  Obligations under capital leases, less current maturities.......        7,189          7,414
  Deferred income taxes...........................................           --          4,276
  Other...........................................................        5,175          3,542
                                                                       --------       --------
     Total long-term liabilities..................................       25,288         28,367
                                                                       --------       --------
Liabilities subject to compromise under reorganization
  proceedings.....................................................      151,975        151,975
                                                                       --------       --------
     Total liabilities............................................      200,429        195,942
                                                                       --------       --------
Commitments and contingencies
Stockholder's equity:
  Common stock -- $.01 par value per share, 1,000 shares, issued
     and outstanding..............................................           --             --
  Additional paid-in capital......................................       45,023         45,023
  Accumulated deficit.............................................      (45,739)       (37,999)
  Advances from Entertainment.....................................        3,002          2,969
                                                                       --------       --------
     Total stockholder's equity...................................        2,286          9,993
                                                                       --------       --------
                                                                      $ 202,715       $205,935
                                                                       ========       ========

   The accompanying notes are an integral part of these financial statements.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF LOSS
                           (IN THOUSANDS OF DOLLARS)

                                                                    THREE MONTHS
                                                                        ENDED         YEAR ENDED
                                                                    SEPTEMBER 29,      JUNE 30,
                                                                        1994             1994
                                                                    -------------     ----------
Operating revenue.................................................    $  19,376        $101,759
Operating expenses:
  Cost of merchandise sold........................................        2,032          10,321
  Selling, general and administrative expenses....................       25,425          94,049
                                                                          -----          ------
                                                                         27,457         104,370
                                                                          -----          ------
          Operating loss..........................................       (8,081)         (2,611)
Interest expense..................................................       (2,654)        (20,157)
Other income (expense), net.......................................            7          (2,918)
                                                                          -----          ------
  Loss before reorganization costs, income tax benefit (provision)
     and cumulative effect of accounting change...................      (10,728)        (25,686)
Reorganization costs..............................................       (1,288)         (5,377)
                                                                          -----          ------
  Loss before income tax benefit and cumulative effect of
     accounting change............................................      (12,016)        (31,063)
Income tax benefit................................................        4,276          11,804
                                                                          -----          ------
  Loss before cumulative effect of accounting change..............       (7,740)        (19,259)
Cumulative effect of accounting change............................           --           3,902
                                                                          -----          ------
          Net loss................................................    $  (7,740)       $(15,357)
                                                                          =====          ======

   The accompanying notes are an integral part of these financial statements.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                    THREE MONTHS
                                                                        ENDED         YEAR ENDED
                                                                    SEPTEMBER 29,      JUNE 30,
                                                                        1994             1994
                                                                    -------------     ----------
Cash flows from operating activities:
  Net loss........................................................     $(7,740)        $(15,357)
  Adjustments to reconcile net loss to net cash used for operating activities:
     Depreciation and amortization................................       3,583           15,026
     Amortization of deferred charges.............................          32              754
     Loss on disposal of assets...................................          --            2,632
     Loss on equity investments...................................          --            1,132
     Noncash reorganization costs.................................          --            3,618
     Deferred income taxes........................................      (4,276)         (11,914)
     Cumulative effect of change in method of accounting for
      income taxes................................................          --           (3,902)
     Changes in assets and liabilities:
       Decrease (increase) in receivables.........................          13              (68)
       Increase in inventories....................................        (191)            (387)
       (Increase) decrease in prepaid expenses and other assets...         444             (902)
       Increase (decrease) in accounts payable and accrued
        expenses..................................................       4,289           (5,695)
       Accrued interest with respect to liabilities subject to
        compromise................................................       1,757           13,975
       Other......................................................        (123)             (86)
                                                                       -------         --------
          Net cash used for operating activities..................      (2,212)          (1,174)
                                                                       -------         --------
Cash flows from investing activities:
  Purchases of property and equipment.............................      (2,404)          (5,453)
  Proceeds from sales of property and equipment...................          --            6,534
  Other...........................................................       1,156              435
                                                                       -------         --------
          Net cash provided by (used for) investing activities....      (1,248)           1,516
                                                                       -------         --------
Cash flows from financing activities:
  Proceeds from short-term borrowings.............................       3,500            6,000
  Principal payments of indebtedness and obligations under capital
     leases.......................................................        (659)          (8,757)
  Dividends paid to Bowling.......................................          --           (1,565)
  Advances from Entertainment.....................................          33            5,380
  Other...........................................................          --             (101)
                                                                       -------         --------
          Net cash provided by financing activities...............       2,874              957
                                                                       -------         --------
Net increase (decrease) in cash and cash equivalents..............        (586)           1,299
Cash and cash equivalents at beginning of year....................       4,005            2,706
                                                                       -------         --------
Cash and cash equivalents at end of year..........................     $ 3,419         $  4,005
                                                                       =======         ========
Cash paid during the period for:
  Interest........................................................     $   889         $ 11,602
                                                                       =======         ========
  Income taxes....................................................     $    --         $    110
                                                                       =======         ========

   The accompanying notes are an integral part of these financial statements.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                               ADDITIONAL                   ADVANCES          TOTAL
                                                PAID-IN     ACCUMULATED     (TO) FROM     STOCKHOLDER'S
                                                CAPITAL       DEFICIT     ENTERTAINMENT      EQUITY
                                               ----------   -----------   -------------   -------------
Balance at June 24, 1993.....................   $ 45,023     $ (21,077)      $(2,411)       $  21,535
  Net loss for the year ended June 30,
     1994....................................         --       (15,357)           --          (15,357)
  Dividends..................................         --        (1,565)           --           (1,565)
  Advances from Entertainment, net...........         --            --         5,380            5,380
                                                 -------      --------       -------         --------
Balance at June 30, 1994.....................     45,023       (37,999)        2,969            9,993
  Net loss for the three months ended
     September 29, 1994......................         --        (7,740)           --           (7,740)
  Advances from Entertainment................         --            --            33               33
                                                 -------      --------       -------         --------
Balance at September 29, 1994................   $ 45,023     $ (45,739)      $ 3,002        $   2,286
                                                 =======      ========       =======         ========

   The accompanying notes are an integral part of these financial statements.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

NOTE 1 -- BUSINESS

     At September 29, 1994 and June 30, 1994, Fair Lanes, Inc.
(Debtor-in-Possession) and subsidiaries (Fair Lanes) operated 106 bowling centers, containing 3,876 lanes, located in sixteen states and Puerto Rico.

     Prior to Fair Lanes' emergence from bankruptcy, Fair Lanes was a wholly-owned subsidiary of Fair Lanes Bowling, Inc. (Bowling), which was a wholly-owned subsidiary of Fair Lanes Entertainment, Inc. (Debtor-in-Possession) (Entertainment). Fair Lanes' assets represented substantially all of the operating assets of Bowling and Entertainment. Effective with the emergence from bankruptcy proceedings, Entertainment, Bowling and Fair Lanes, Inc. were merged into one entity and a change in control occurred (see Notes 2 and 3).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared on the accrual basis of accounting utilizing guidance provided by American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Statements by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). On September 29, 1994, in accordance with Fair Lanes' Plan of Reorganization (the "Plan") dated July 15, 1994, control of the majority of Fair Lanes' common stock transferred to the holders of Fair Lanes' Senior Secured Notes. The revaluation of Fair Lanes' assets and liabilities as a result of this reorganization and change in control has not been reflected in the accompanying consolidated balance sheet as of September 29, 1994 (see Note 3).

     The consolidated financial statements include the accounts of Fair Lanes and all of its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

     Fair Lanes reports on a 52-53 week year ending on the last Thursday of June. Fiscal year 1994 consisted of 53 weeks. The three-month period ended September 29, 1994 consisted of 13 weeks.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates affect the reported amounts of expenses during current and subsequent reporting periods, and actual results could differ from such estimates.

CASH AND CASH EQUIVALENTS

     Cash in excess of daily requirements is invested in marketable securities consisting of commercial paper and bank repurchase agreements with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the consolidated balance sheets and consolidated statements of cash flows.

INVENTORIES

     Inventories (principally food, beverage and pro shop merchandise) are valued at the lower of cost or market with cost being determined by the first-in first-out method.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation, including amortization of property under capital leases, is provided by the straight-line method over the estimated useful lives of the assets as follows:

                          ASSETS CLASS                             USEFUL LIVES
        -------------------------------------------------    ------------------------
        Buildings........................................    30-40 years
        Machinery and equipment..........................    4-20 years
        Leasehold improvements and property under capital
          leases.........................................    Shorter of the estimated
                                                             useful lives or terms of
                                                             leases

     Additions and major improvements are capitalized and included in the property accounts; the cost of routine maintenance and repairs is charged to expense as incurred. Upon sale or other disposal of depreciable assets, the related cost and accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income.

VALUE OF ACQUIRED LEASES

     Value of acquired leases result from purchase accounting adjustments assigning values to favorable bowling center capital and operating lease obligations and are being amortized over the remaining lives of the leases. These leases have an average remaining life of approximately 10 years as of September 29, 1994.

DEFERRED FINANCING COSTS

     Costs incurred to obtain financing are deferred and amortized over the lives of the related debt using the interest method. During the year ended June 30, 1994, Fair Lanes wrote off the unamortized deferred financing costs associated with the Senior Secured Notes (see Note 9).

DEFERRED INCOME TAXES

     At June 25, 1993, Fair Lanes adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109), which required, among other things, a change from the deferred method to the asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred income taxes are generally recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     Under the deferred method applied in prior periods, deferred income taxes were recognized for income and expense items that were reported in different periods for financial reporting and income tax purposes based on the tax rates applicable in the period of the calculations and were not adjusted for subsequent changes in tax laws or rates.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

NOTE 3 -- REORGANIZATION PLAN AND LIQUIDITY

     During the year ended June 30, 1994, Fair Lanes' cash resources were insufficient to meet its debt service obligations with respect to the $138,000 of 11 7/8% Senior Secured Notes due August 15, 1997 (Senior Secured Notes). Accordingly, management and the Board of Directors of Fair Lanes determined that it was in the best interest of Fair Lanes to suspend interest payments on its Senior Secured Notes commencing with the February 15, 1994 interest payment and to pursue a negotiated restructuring of Fair Lanes' capital structure.

     Management of Fair Lanes and committees representing certain Senior Secured Noteholders of Fair Lanes and certain security holders of Entertainment agreed in principle to support the Plan. On June 22, 1994 (Petition Date), Fair Lanes and Entertainment filed a combined voluntary petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Maryland, Baltimore Division (the Bankruptcy Court). Accordingly, for the period June 22, 1994 through September 29, 1994, Fair Lanes was operating as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court. As a Debtor-in-Possession, Fair Lanes could not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court, after notice and hearing.

     Liabilities subject to compromise in the accompanying consolidated balance sheets represent Fair Lanes' liabilities as of the Petition Date subject to adjustment in the reorganization process and consist of the Senior Secured Notes of $138,000 and accrued interest thereon from August 16, 1993 to June 22, 1994 of $13,975. Fair Lanes defaulted on the February 15, 1994 interest payment and stopped accruing interest on the Senior Secured Notes as of the Petition Date. Under the contractual terms of the agreement, accrued interest on the Senior Secured Notes at June 30, 1994 was $14,339. The Senior Secured Notes were issued at a discount which was being amortized on the interest method over the term of the loan. The unamortized discount at June 22, 1994 was approximately $444 and was written off (see Note 9).

     The Plan was approved by the creditors and confirmed by the Bankruptcy Court on September 20, 1994 and was effective September 29, 1994. The confirmed plan provided for the following:

CLAIMS OF THE FAIR LANES' SENIOR SECURED AND ENTERTAINMENT'S VARIABLE RATE AND ZERO COUPON NOTEHOLDERS

     The $138,000 of Senior Secured Notes were exchanged for a new issue of $90,350 Senior Secured Notes (New Senior Secured Notes) and 94% of new Fair Lanes' common stock. The New Senior Secured Notes bear interest at 9.5%.

     Entertainment had $36,844 of variable rate notes and $7,375 of zero coupon notes (accreted value) outstanding as of the Petition Date. Under the Plan, such amounts were settled with the issuance of the remaining 6% of the new Fair Lanes' common stock and warrants to purchase additional shares of the new Fair Lanes' common stock. These warrants were not exercised and were subsequently canceled.

OTHER GENERAL CLAIMS

     Other obligations of Fair Lanes were to be settled in full. Substantially all remaining liabilities were obligations of Fair Lanes' subsidiaries and include trade debt, mortgage debt and capital lease obligations. Such obligations were unaffected by the bankruptcy and the Plan.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

COMMON STOCK

     The common stockholders of Fair Lanes and Entertainment received no shares in the new Fair Lanes stock. As part of the transaction, Entertainment and Bowling were merged into Fair Lanes.

NEW SENIOR SECURED NOTES

     The New Senior Secured Notes may be redeemed at any time on or after July 15, 1997 and prior to maturity (July 15, 2001) at the option of Fair Lanes, either in whole or in part, at redemption prices defined in the Indenture, together with interest accrued to the date of redemption. However, at any time prior to July 15, 1997, Fair Lanes may redeem up to $30,000 of the initial principal amount of the New Senior Secured Notes from the net proceeds of one or more underwritten public offerings of equity securities of Fair Lanes, at a redemption price equal to 108.5% of the principal amount thereof plus accrued and unpaid interest to the redemption date, provided that at least $60,000 of the principal amount of New Senior Secured Notes remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such public offering. In addition, Fair Lanes may be required to offer to repurchase the New Senior Secured Notes upon the occurrence of a "change of control" event as described in the Indenture.

     The New Senior Secured Notes are secured by a pledge of all of the outstanding shares of capital stock of each of Fair Lanes' operating subsidiaries and require semiannual interest payments in January and July of each year. Interest began accruing on the New Senior Secured Notes from July 15, 1994 (date of Plan's filing) and is included from this date to September 29, 1994 in the accompanying consolidated statement of loss.

OTHER PLAN COMPONENTS

     Upon the emergence of Fair Lanes from bankruptcy proceedings, an unrelated third party acquired majority ownership of Fair Lanes' common stock through its prior ownership of the 11 7/8% bonds. Shortly thereafter, this third party obtained 100% ownership of Fair Lanes' stock in a transaction accounted for by the purchase method as of September 30, 1994. The following table summarizes the adjustments required to record the reorganization and change in control:

                                                        DEBT        FAIR VALUE
                                          ACTUAL      DISCHARGE     ADJUSTMENTS     PRO FORMA
                                         --------     ---------     -----------     ---------
    Current assets.....................  $  7,644     $      --      $  (2,715)     $   4,929
    Property, plant and equipment,
      net..............................   178,002            --        (36,217)       141,785
    Value of acquired leases, net......    13,521            --         (2,180)        11,341
    Other assets.......................     3,548            --         (2,246)         1,302
                                         --------      --------       --------       --------
                                         $202,715     $      --      $ (43,358)     $ 159,357
                                         ========      ========       ========       ========
    Current liabilities................  $ 23,166     $      --      $   1,376      $  24,542
    Long-term debt.....................   172,088       (61,625)            --        110,463
    Other long-term liabilities........     5,175            --            536          5,711
    Stockholder's equity...............     2,286        61,625        (45,270)        18,641
                                         --------      --------       --------       --------
                                         $202,715     $      --      $ (43,358)     $ 159,357
                                         ========      ========       ========       ========

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 29, 1994 and June 30, 1994.

                                                                SEPTEMBER 29,     JUNE 30,
                                                                    1994            1994
                                                                -------------     ---------
    Land and improvements.....................................    $  53,630       $  53,626
    Buildings.................................................       98,130          97,645
    Machinery and equipment...................................       62,461          61,210
    Leasehold improvements....................................        9,036           8,772
    Leased property under capital leases                             13,610          13,610
                                                                -------------      --------
                                                                    236,867         234,863
    Less -- accumulated depreciation and amortization.........       58,865          55,003
                                                                -------------      --------
                                                                  $ 178,002       $ 179,860
                                                                =============      ========

     Depreciation expense, including property under capital leases, was $3,209 and $13,865 for the three months ended September 29, 1994 and the year ended June 30, 1994, respectively.

NOTE 5 -- ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following at September 29, 1994 and June 30, 1994:

                                                                  SEPTEMBER 29,     JUNE 30,
                                                                      1994            1994
                                                                  -------------     --------
    Insurance...................................................     $ 1,547         $ 1,547
    Payroll.....................................................       1,949           2,330
    Property taxes..............................................       2,040           1,489
    Reorganization costs........................................       2,280           1,293
    Other.......................................................       1,518             367
                                                                  -------------     --------
                                                                     $ 9,334         $ 7,026
                                                                  =============     ========

NOTE 6 -- SHORT-TERM BORROWINGS

     In July 1993, Fair Lanes obtained a $6,000 seasonal loan from a principal vendor which was repaid in December 1993.

     In August 1994, Fair Lanes entered into a $4,000 line of credit agreement with a bank. Borrowings under the line bear interest at the bank's prime rate plus 1% and are secured by certain equipment of Fair Lanes' subsidiaries. Interest is payable monthly. Subsequent to September 29, 1994, this line of credit was repaid in full.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

NOTE 7 -- OTHER INDEBTEDNESS

     Other long-term debt secured by mortgages on real property and equipment, exclusive of capital lease obligations, consists of the following at September 29, 1994 and June 30, 1994:

                                                                 SEPTEMBER 29,     JUNE 30,
                                                                     1994            1994
                                                                 -------------     --------
    9% to 9 3/4% to 1997-2002..................................     $ 3,839        $  3,939
    10% to 10 1/2% to 1998-2007................................       1,482           1,501
    11% to 11 3/4% to 1998-2000................................       7,741           7,774
    Other......................................................         735             794
                                                                    -------         -------
                                                                     13,797          14,008
    Less current maturities....................................         873             873
                                                                    -------         -------
                                                                    $12,924        $ 13,135
                                                                    =======         =======

     Annual maturities of other long-term debt for each of the five fiscal years subsequent to September 29, 1994 are as follows:

        Nine months ending June 1995......................................  $    667
        Year ending June 1996.............................................       958
        Year ending June 1997.............................................     1,043
        Year ending June 1998.............................................     2,236
        Year ending June 1999.............................................     4,990
        Thereafter........................................................     3,903
                                                                             -------
                                                                            $ 13,797
                                                                             =======

     At September 29, 1994, the carrying value of property and equipment securing mortgages on real property and equipment was approximately $31,800.

     The estimated fair values of other long-term debt approximate the carrying values.

NOTE 8 -- ADVANCES FROM ENTERTAINMENT

     During fiscal 1994, Fair Lanes obtained approximately $5,380 in cash advances from Entertainment which was used primarily for operating needs. The payables reported in the consolidated balance sheets of $3,002 and $2,969 at September 29, 1994 and June 30, 1994, respectively, are net of prior year amounts advanced to Entertainment for costs paid by Fair Lanes on behalf of Entertainment. The Plan, described in Note 3, did not provide for repayment of the net advances from Entertainment, and Fair Lanes has reflected the net advances as an addition to equity.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

NOTE 9 -- REORGANIZATION COSTS

     Reorganization costs for the three months ended September 29, 1994 and the year ended June 30, 1994 consist of the following:

                                                            THREE MONTHS
                                                                ENDED         YEAR ENDED
                                                            SEPTEMBER 29,      JUNE 30,
                                                                1994             1994
                                                            -------------     ----------
        Professional fees.................................     $ 1,288          $1,759
        Write-off unamortized discount and deferred
          financing costs associated with pre-petition
          debt............................................          --           3,618
                                                                ------          ------
                                                               $ 1,288          $5,377
                                                                ======          ======

NOTE 10 -- COMMITMENTS

     Fair Lanes occupies various premises subject to long-term leases. In addition to minimum annual rentals, certain leases provide for additional rents based on a percentage of sales in excess of specified amounts. The majority of the leases require Fair Lanes to pay all real estate taxes and to maintain adequate insurance coverage in addition to other terms that vary with the individual leases.

     In addition, Fair Lanes leases automatic scoring and computerized control center equipment installed in certain bowling centers under capital lease agreements, which expire on various dates during 1996 to 1999.

     Future minimum lease payments under capital leases, noncancellable operating leases and operating subleases are as follows at September 29, 1994:

                                                                           OPERATING
                                                           CAPITAL   ---------------------
                                                           LEASES    LEASES      SUBLEASES
                                                           -------   -------     ---------
    FISCAL YEAR
    Nine months ending June 1995.........................  $ 2,059   $ 2,227       $  65
    Year ending June 1996................................    2,655     2,584          83
    Year ending June 1997................................    2,316     2,292          83
    Year ending June 1998................................    2,175     1,648          83
    Year ending June 1999................................    1,275     1,292          52
    Thereafter...........................................      104     5,650         551
                                                           -------   -------        ----
    Total minimum lease payments.........................   10,584   $15,693       $ 917
                                                                     =======        ====
    Less amount representing interest....................   (2,159)
                                                           -------
      Obligations under capital leases...................  $ 8,425
                                                           =======

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

     Accumulated depreciation and amortization includes accumulated amortization of $7,241 and $6,809 on property leased under capital leases at September 29, 1994 and June 30, 1994, respectively.

     Rent expense consists of the following:

                                                                  THREE MONTHS
                                                                      ENDED       YEAR ENDED
                                                                  SEPTEMBER 29,    JUNE 30,
                                                                      1994           1994
                                                                  -------------   ----------
    Minimum rentals.............................................      $ 732         $2,834
    Contingent rentals..........................................        254          2,002
    Less sublease rentals.......................................        (19)           (74)
                                                                       ----         ------
                                                                      $ 967         $4,762
                                                                       ====         ======

NOTE 11 -- PENSION AND PROFIT SHARING PLANS

     Fair Lanes had a defined benefit pension plan covering substantially all employees. The benefits were based on years of service and the employees' highest compensation during five consecutive years in the last 10 years of employment. Fair Lanes' funding policy was to contribute annually the amount that could be deducted for federal income tax purposes, assuming a 30-year amortization of the unfunded accrued liability. Subsequent to the reorganization of Fair Lanes, the defined benefit plan was frozen.

     The following table sets forth the plan's funded status and the prepaid pension cost included in the consolidated balance sheets at September 29, 1994 and June 30, 1994 based upon calculations made by consulting actuaries. Fair Lanes obtains actuarial studies on an annual basis and an updated study for the three months ended September 29, 1994 was not warranted.

    Actuarial present value of obligations:
      Accumulated benefit obligation including vested benefits of $7,339......  $ 7,537
                                                                                   ----
    Projected benefit obligation for services rendered to date................  $(8,597)
    Plan assets at fair value, primarily listed stocks, corporate bonds and
      U.S. government obligations.............................................    7,752
                                                                                   ----
    Plan assets (less than) in excess of projected benefit obligation.........     (845)
    Unrecognized prior service costs..........................................     (764)
    Unrecognized net gain from past experience different from that assumed and
      effect of changes in assumptions........................................    1,757
                                                                                   ----
    Prepaid pension costs included in other assets                              $   148
                                                                                   ====

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

     Net periodic pension cost, as determined by consulting actuaries, included the following for the year ended June 30, 1994. Pension expense for the three months ended September 29, 1994 was estimated to be $94.

                                                                               YEAR ENDED
                                                                                JUNE 30,
                                                                                  1994
                                                                               ----------
    Service costs -- benefits earned during the period.......................    $  357
    Interest cost on projected benefit obligation............................       545
    Actual return on plan assets.............................................       145
    Net amortization and deferral............................................      (731)
                                                                                   ----
                                                                                 $  316
                                                                                   ====

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 6.46% and 4.5% in 1994. The expected long-term rate of return on assets was 8%.

     Fair Lanes has a profit sharing plan which covers substantially all employees with at least one year of service. Generally, contributions are made at the discretion of the Board of Directors. No contributions were made by Fair Lanes for the three months ended September 29, 1994 or the year ended June 30, 1994.

NOTE 12 -- INCOME TAXES

     Fair Lanes files consolidated federal income tax returns with Entertainment and prior to fiscal 1994 recorded its provision for federal income taxes for financial reporting purposes in accordance with a tax allocation agreement with Entertainment and Bowling. Such agreement provides that Fair Lanes will record as expense its share of the federal income taxes payable by the consolidated group in an amount that is based upon the ratio of the taxable income of Fair Lanes and its subsidiaries to the taxable income of the consolidated group.

     At June 25, 1993, Fair Lanes adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," which required Fair Lanes to record its income tax provisions on a stand alone basis using the asset and liability method to account for deferred income taxes. The cumulative effect of this change in accounting method as of the date of adoption was to increase stockholder's equity by $3,902. The change in accounting method required Fair Lanes to restate the carrying values of assets acquired in prior business combinations by increasing such values by approximately $18,000. The increase in carrying values increased the loss before income tax benefit for the year ended June 30, 1994 by $1,522 due to additional depreciation expense and a reduction of the gain on sales of bowling centers. In addition, the change in accounting allowed Fair Lanes to recognize a deferred income tax benefit of $11,914 related to the net operating loss for the year ended June 30, 1994. Prior years' financial statements were not restated to apply the provisions of SFAS No. 109.

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

The tax effect of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax liability relate to the following:

                                                                SEPTEMBER 29,     JUNE 30,
                                                                    1994            1994
                                                                -------------     --------
    Deferred tax assets:
      Net operating loss carryforward.........................    $  16,300       $ 13,400
      Accrued interest and deferred financing costs...........        7,458          6,883
      Obligations under long-term consulting and noncompete
         agreements...........................................        1,100          1,053
      Other...................................................        3,741          3,460
                                                                     ------         ------
              Gross deferred tax assets.......................       28,599         24,796
      Gross deferred tax asset valuation allowance............         (290)            --
                                                                     ------         ------
              Gross deferred tax assets, net..................       28,309         24,796
                                                                     ------         ------
    Deferred tax liabilities:
      Property and equipment and leasehold interest, primarily
         due to differences in basis from business
         combinations and depreciation and amortization.......      (27,898)       (28,358)
      Other...................................................         (411)          (714)
                                                                     ------         ------
         Gross deferred tax liabilities.......................      (28,309)       (29,072)
                                                                     ------         ------
         Net deferred tax liability...........................    $      --       $ (4,276)
                                                                     ======         ======

     The income tax benefit for the three months ended September 29, 1994 and the year ended June 30, 1994 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                                THREE MONTHS
                                                                    ENDED         YEAR ENDED
                                                                SEPTEMBER 29,      JUNE 30,
                                                                    1994             1994
                                                                -------------     ----------
    Expected tax benefit......................................     $ 4,085         $ 10,561
    (Increase) reduction income tax benefit resulting from:
      State and local tax benefit, net of federal taxes.......         481            1,243
      Change in deferred tax asset valuation allowance........        (290)              --
                                                                    ------          -------
                                                                   $ 4,276         $ 11,804
                                                                    ======          =======

                    FAIR LANES, INC. (DEBTOR-IN-POSSESSION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

     The income tax benefit (provision) consists of the following:

                                                                THREE MONTHS
                                                                    ENDED         YEAR ENDED
                                                                SEPTEMBER 29,      JUNE 30,
                                                                    1994             1994
                                                                -------------     ----------
    Federal
      Current.................................................     $    --         $     --
      Deferred................................................       3,826            9,940
                                                                    ------          -------
                                                                     3,826            9,940
                                                                    ------          -------
    State
      Current.................................................          --             (110)
      Deferred................................................         450            1,974
                                                                    ------          -------
                                                                       450            1,864
                                                                    ------          -------
                                                                   $ 4,276         $ 11,804
                                                                    ======          =======

     The provisions for current state income taxes result from certain of Fair Lanes' subsidiaries having taxable income in certain states. At June 30, 1994, the consolidated group had a net operating loss carryforward available to reduce future federal taxable income for income tax reporting purposes of approximately $65,400, of which approximately $35,200 relates to Fair Lanes. Such amounts expire in various amounts during the years 2002 to 2009. The Plan discussed in
Note 3 could have a significant effect on the amount and availability of net operating loss carryforwards available to offset taxable income after the date of the reorganization.

NOTE 13 -- OBLIGATIONS OF ENTERTAINMENT

     In fiscal 1994, Fair Lanes distributed dividends to Bowling of $1,565. Bowling distributed such amounts to Entertainment to enable it to pay interest due on the variable rate notes.

NOTE 14 -- LITIGATION

     Fair Lanes is subject to various lawsuits in the ordinary course of its business, including employment-related matters. In the opinion of management, none of the pending actions will have a material impact on Fair Lanes' financial position or results of operations.

NOTE 15 -- BOWLING CENTER DISPOSITIONS

     In the fourth quarter of fiscal 1993, Fair Lanes elected not to exercise lease renewal options on two bowling centers. In the first quarter of fiscal 1994, Fair Lanes entered into a swap transaction in which it exchanged four bowling centers in North Carolina for two bowling centers in each of Florida and Texas. The swap transaction was accounted for at book value and, accordingly, no gain or loss was recognized. Fair Lanes also sold four additional bowling centers during the first quarter of fiscal 1994. The sale resulted in a loss of $640 which is included in other income (expense), net in fiscal 1994.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
BCA & Affiliates

     We have audited the accompanying balance sheet of BCA & Affiliates as of August 31, 1996, and the related statement of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BCA & Affiliates as of August 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Todres & Sheiffer

Westbury, New York
December 4, 1996

                                BCA & AFFILIATES

                                 BALANCE SHEET
                                AUGUST 31, 1996

                                           ASSETS
Current assets:
  Cash and cash equivalents...................................................   $   598,000
  Accounts receivable.........................................................       203,000
  Inventories.................................................................       642,000
  Prepaid expenses............................................................       509,000
                                                                                 -----------
          Total current assets................................................     1,952,000
Property, plant and equipment -- net (Notes 1 and 2)..........................    42,892,000
Other assets (Note 8).........................................................       613,000
                                                                                 -----------
                                                                                 $45,457,000
                                                                                 ===========

                     LIABILITIES AND EXCESS OF ASSETS OVER LIABILITIES
Liabilities:
  Current liabilities:
     Accounts payable and accrued expenses....................................   $ 2,156,000
     Current portion of long-term debt (Note 3)...............................    17,901,000
     Bank line of credit (Note 4).............................................     4,677,000
     Capital lease obligation (Note 5)........................................       811,000
                                                                                 -----------
          Total current liabilities...........................................    25,545,000
Long-term liabilities:
  Long-term debt (Note 3).....................................................            --
                                                                                 -----------
          Total liabilities...................................................    25,545,000
  Contingencies (Note 6)......................................................            --
  Excess of assets over liabilities...........................................    19,912,000
                                                                                 -----------
                                                                                 $45,457,000
                                                                                 ===========

                       See notes to financial statements

                                BCA & AFFILIATES

                              STATEMENT OF INCOME
                           YEAR ENDED AUGUST 31, 1996

Revenues:
  Bowling.....................................................................   $63,818,000
  Other.......................................................................       178,000
                                                                                 -----------
          Total revenues......................................................    63,996,000
  Cost of sales...............................................................     7,219,000
                                                                                 -----------
          Gross profit........................................................    56,777,000
                                                                                 -----------
Operating expenses:
  Payroll and related costs...................................................    17,522,000
  Parts and supplies..........................................................     4,270,000
  Repairs and maintenance.....................................................     1,301,000
  Occupancy costs.............................................................     7,239,000
  Promotional and marketing...................................................     4,531,000
  Insurance and other costs...................................................     3,215,000
  General and administrative -- home office...................................     6,146,000
  Interest....................................................................     2,003,000
                                                                                 -----------
          Total operating expenses............................................    46,227,000
                                                                                 -----------
Income before depreciation expense............................................    10,550,000
Depreciation expense..........................................................     7,093,000
                                                                                 -----------
          Net income..........................................................   $ 3,457,000
                                                                                 ===========

                       See notes to financial statements

                                BCA & AFFILIATES

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED AUGUST 31, 1996

Cash Flows from Operating Activities:
  Net income..................................................................   $ 3,457,000
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization............................................     7,093,000
     (Increase) decrease in:
       Accounts receivable....................................................        75,000
       Inventories............................................................       (19,000)
       Prepaid expenses.......................................................       (51,000)
       Other..................................................................        55,000
     Increase (decrease) in:
       Accounts payable and accrued expenses..................................      (554,000)
                                                                                 -----------
  Net cash from operating activities..........................................    10,056,000
                                                                                 -----------
Cash Flows for Investing Activities:
  Additions to property, plant and equipment, net.............................    (4,997,000)
                                                                                 -----------
Net cash used for investing activities........................................    (4,997,000)
                                                                                 -----------
Cash flows for financing activities:
  Principal payments on long-term debt........................................    (1,661,000)
  Transfers to home office....................................................    (3,075,000)
                                                                                 -----------
  Net cash used for financing activities......................................    (4,736,000)
                                                                                 -----------
Net increase in cash and cash equivalents.....................................       323,000
Cash and cash equivalents at beginning of year................................       275,000
                                                                                 -----------
Cash and cash equivalents at end of year......................................   $   598,000
                                                                                 ===========
Supplemental Schedule of Cash Flow Information:
  Cash paid during the year for:
     Interest.................................................................   $ 2,003,000
                                                                                 ===========
     Income taxes.............................................................   $   183,000
                                                                                 ===========

                       See notes to financial statements

                                BCA & AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 1996

  DESCRIPTION OF THE BUSINESS

  ORGANIZATION

     The financial statements of BCA and Affiliates (the "Company") consists of the operations of 50 bowling centers, one golf course, and certain related recreational activities. BCA is a division of Charan Industries, Inc. The affiliates of BCA include two partnerships which are owned primarily by the principal shareholders of Charan Industries, Inc.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers cash in the operating bank accounts, overnight investments, and money market accounts to be cash and cash equivalents.

  INVENTORIES

     Inventories consists of food, liquor, and various bowling equipment at the lower of cost (first-in, first-out method) or market.

  PROPERTY, PLANT AND EQUIPMENT

     Depreciation for financial reporting is computed using the straight-line method over the estimated useful life of the asset beginning in the year of acquisition. Accelerated methods are used for income tax reporting. When assets are disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. The installment sales method for reporting gains is used where applicable.

  LEASES

     Leases which meet certain criteria are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the lease term. Such assets are amortized evenly over the related lease terms or their economic lives. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

  INCOME TAXES

     On September 1, 1988 the Charan Industries, Inc. elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Under those provisions, Charan Industries, Inc. is not subject to federal corporate income taxes, other than on certain types of transactions. The stockholders are liable for individual federal and state income taxes on their proportionate shares of Charan's income. Accordingly, there is no provision for income taxes for BCA & Affiliates.

  ALLOCATION OF GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses of Charan Industries, Inc. (consisting primarily of home office payroll costs, rent, professional fees, and general insurance) are allocated to the company on the basis of revenues, which approximate 90% of the total amount, unless the expenses are specifically related to either bowling or non-bowling activities. Interest expense for the term loan is

                                BCA & AFFILIATES
allocated to the Company on the basis of the proportional values of the collateralized assets between non-bowling and bowling assets. All other interest expense is specific to the bowling operation.

  EXCESS OF ASSETS OVER LIABILITIES

     The excess of assets over liabilities represents the net asset value of BCA and Affiliates. Charan Industries, Inc. and two partnerships primarily owned by the shareholders of Charan Industries, Inc., own the equity interests in BCA and affiliates.

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

     The estimated useful lives of the various classes of fixed assets are as follows:

        Buildings and building improvements.............................    31.5 years
        Bowling lanes and equipment.....................................       7 years
        Pinspotter equipment............................................       7 years
        Restaurant and bar equipment....................................       7 years
        Furniture, fixtures and other equipment.........................     3-7 years
        Leasehold improvements..........................................    31.5 years

     Property, plant and equipment consists of the following:

        Land........................................................    $   5,072,000
        Buildings...................................................       33,533,000
        Bowling lanes/pinspotters...................................       23,574,000
        Other equipment.............................................       43,187,000
                                                                         ------------
                                                                          105,366,000
        Less: Accumulated depreciation..............................      (62,474,000)
                                                                         ------------
                                                                        $  42,892,000
                                                                         ============

     Leased property under capital leases included in property, plant and equipment is as follows:

        Land and buildings -- bowling properties.........................   $815,000
        Less: accumulated amortization...................................    268,000
                                                                            --------
                                                                            $547,000
                                                                            ========

NOTE 3 -- LONG-TERM DEBT

     Long-term debt consists of the following:

        Bowling properties:
          various 7% - 10% debt instruments requiring monthly payments of interest and principal maturing at various dates
             through 2007.............................................   $ 4,324,000
        (A) Term loans:
             Two term loans with independent banks. Bank prime rate
             requiring quarterly payments through May, 2000...........    13,577,000
                                                                         -----------
                                                                          17,901,000
        Less: Current portion of long-term debt.......................    17,901,000
                                                                         -----------
                  Total...............................................   $         0
                                                                         ===========

                                BCA & AFFILIATES

     The total long-term principal balance of $17,901,000 is classified as a current liability since all debt attributable to bowling was repaid in October 1996. See Note 9 in connection with the sale of the Company.

     (A) On May 27, 1993 Charan Industries, Inc. borrowed $35,500,000, the proceeds of which were used for the refinancing of existing debt in the amount of $28,675,000, with the balance used for working capital. The borrowing consisted of two separate term loan agreements executed simultaneously with two independent banking institutions. The principal amount of each term loan was $23,000,000 and $12,500,000. The term notes require twenty-eight quarterly principal payments the first of which was paid on August 31, 1993 with succeeding quarterly installments due on the last day of each succeeding November, February, and May thereafter until May 31, 2000 when the principal amount of $14,200,000 shall be due and payable together with any remaining interest. Interest is payable monthly at each bank's prime rate. The term notes are secured by first mortgages upon certain assets. The loan agreements contain covenants, that the Company maintain certain minimum requirements of net worth, debt to equity ratio and certain other earnings and cash flow ratios. At August 31, 1996 the balance of $29,349,000 was allocated to BCA & Affiliates on the basis of the collateralized assets pledged resulting in a balance outstanding to the Company totaling $13,577,000.

NOTE 4 -- BANK LINE OF CREDIT

     On May 27, 1993, Charan Industries, Inc. entered into a three-year revolving credit agreement which enables the Company to borrow up to $5,000,000 through October 1996. Interest is payable monthly at the bank prime rate. The note is secured by first mortgages on certain assets. The loan agreement contains covenants requiring the Company to satisfy certain minimum requirements of net worth, debt to equity, earnings and cash flow rates.

     This facility was utilized to the extent of $4,677,000 for the year ended August 31, 1996.

NOTE 5 -- LEASES

     The Company is committed under a number of long-term leases expiring at various dates through the year 2058. Certain operating leases contain provisions for a percentage of gross sales to be paid as rent, should sales exceed an agreed amount, otherwise base rents are to be paid. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. The following is a schedule of future minimum lease payments for all noncancellable leases together with the present value of the net minimum lease payments for capital leases.

                                                             CAPITAL       OPERATING
        FISCAL YEAR                                           LEASES         LEASES
        -------------------------------------------------   ----------     ----------
        1997.............................................   $   98,000     $1,220,000
        1998.............................................       98,000      1,193,000
        1999.............................................       98,000      1,138,000
        2000.............................................       98,000        984,000
        2001.............................................       98,000        444,000
        2002 and thereafter..............................    3,990,000      4,949,000
                                                            ----------     ----------
        Total minimum lease payments.....................    4,480,000     $9,928,000
                                                                           ==========
        Less imputed interest............................    3,669,000
                                                            ----------
        Present value of minimum lease payments..........   $  811,000
                                                            ==========

                                BCA & AFFILIATES

     Total rent expense for the years ended August 31, 1996 amounted to $1,785,000.

NOTE 6 -- CONTINGENCIES

     The Company is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a materially adverse effect on the Company's financial position.

NOTE 7 -- 401(K) RETIREMENT/PROFIT SHARING PLAN

     In January 1991, Charan Industries, Inc. established a 401(K) Retirement Profit Sharing Plan. The Board of Directors established a matching contribution equal to a maximum of 50% of the first 2% of the employee contribution. The profit sharing plan contribution is subject to annual determination and is not mandatory.

NOTE 8 -- OTHER ASSETS

     Other assets are as follows:

        Non-compete agreements (net).....................................   $485,000
        Mortgage acquisition costs (net).................................     53,000
        Other............................................................     75,000
                                                                            --------
                                                                            $613,000
                                                                            ========

     Non-compete agreements and mortgage acquisition costs are shown net of amortization.

NOTE 9 -- SUBSEQUENT EVENTS

     All of the assets of the Company were sold to AMF Bowling Centers Inc. on October 9, 1996, under the provisions of an asset purchase agreement dated September 10, 1996. A portion of the proceeds of the sale were used by the Company to satisfy its outstanding debt.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, AMF Bowling has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman Sachs, Morgan Stanley & Co. Incorporated, Cowen & Company and Schroder & Co. Inc. are acting as representatives, has severally agreed to purchase from AMF Bowling the respective number of shares of Common Stock set forth opposite its name below:

                                                                          NUMBER OF
                                                                          SHARES OF
                                                                            COMMON
                                  UNDERWRITER                               STOCK
        ----------------------------------------------------------------  ----------
        Goldman, Sachs & Co. ...........................................   1,728,000
        Morgan Stanley & Co. Incorporated...............................   1,728,000
        Cowen & Company.................................................   1,728,000
        Schroder & Co. Inc..............................................   1,728,000
        CIBC Oppenheimer Corp. .........................................     243,000
        A.G. Edwards & Sons, Inc. ......................................     243,000
        EVEREN Securities, Inc. ........................................     243,000
        PaineWebber Incorporated........................................     243,000
        Salomon Brothers Inc............................................     243,000
        Smith Barney Inc. ..............................................     243,000
        Wasserstein Perella Securities, Inc. ...........................     243,000
        Wheat First Butcher Singer......................................     243,000
        Advest, Inc.....................................................     129,600
        Dain Bosworth Incorporated......................................     129,600
        Davenport & Company LLC.........................................     129,600
        Gruntal & Co., L.L.C. ..........................................     129,600
        Interstate/Johnson Lane Corporation.............................     129,600
        Jefferies & Company, Inc. ......................................     129,600
        Edward D. Jones & Co., L.P. ....................................     129,600
        Ladenburg, Thalmann & Co. Inc. .................................     129,600
        McDonald & Company Securities, Inc. ............................     129,600
        Principal Financial Securities, Inc. ...........................     129,600
        Raymond James & Associates, Inc. ...............................     129,600
        Roney & Co., LLC................................................     129,600
        Scott & Stringfellow, Inc. .....................................     129,600
        Stephens Inc. ..................................................     129,600
        Tucker Anthony Incorporated.....................................     129,600
                                                                          ----------
                  Total.................................................  10,800,000
                                                                          ==========

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $.72 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     AMF Bowling has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 2,700,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Morgan Stanley & Co. International Limited, Cowen International L.P. and J. Henry Schroder & Co. Limited.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     AMF Bowling has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,620,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 10,800,000 shares of Common Stock offered hereby. AMF Bowling has granted the International Underwriters a similar option to purchase up to an aggregate of 405,000 additional shares of Common Stock.

     AMF Bowling and certain of its existing stockholders (who in the aggregate hold 44,005,000 shares of the Common Stock) have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of AMF Bowling (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for shares of Common Stock or any securities which are substantially similar to the shares of the Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the concurrent U.S. and International Offerings.

     Prior to this offering, there has been no public market for the shares. The initial public offering price was negotiated among AMF Bowling and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were AMF Bowling's historical performance, estimates of the business potential and earnings prospects of AMF Bowling, an assessment of AMF Bowling's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Common Stock has been approved for listing on the NYSE under the symbol "PIN" subject to official notice of issuance.

     AMF Bowling has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

     In connection with the Offerings, the U.S. Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the U.S. Underwriters of a greater number of shares of Common Stock than they are required to purchase from AMF Bowling in the Offerings. The U.S. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), AMF Bowling may be deemed an affiliate of Goldman Sachs. The Offerings are being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated has served in such role and has recommended a price in compliance with the requirements of Rule 2720. In connection with the Offerings, Morgan Stanley & Co. Incorporated, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the U.S. Underwriters may not confirm sales to any discretionary account without the prior written approval of the customer.

     Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, L.P., are directors of AMF Bowling, and Mr. Friedman is Chairman of AMF Bowling. See "Management" and "Certain Transactions".

     At the request of the Company, the Underwriters have reserved for sale, at the initial offering price, up to 85,000 shares offered hereby for directors, officers and employees of the Company and certain other persons designated by the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

===============================================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    3
Forward-Looking Statements.............    3
Prospectus Summary.....................    5
Risk Factors...........................   13
Use of Proceeds........................   18
Dividend Policy........................   18
Capitalization.........................   19
Dilution...............................   20
Pro Forma Consolidated Financial
  Statements...........................   21
Selected Financial Data................   22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   24
Business...............................   39
Management.............................   52
Principal Stockholders.................   60
Certain Transactions...................   64
Description of Capital Stock...........   65
Description of Certain Indebtedness....   68
Shares Eligible for Future Sale........   73
Validity of Shares.....................   75
Experts................................   75
Index to Financial Statements..........  F-1
Underwriting...........................  U-1

    THROUGH AND INCLUDING NOVEMBER 28, 1997 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===============================================================================

===============================================================================

                               13,500,000 SHARES

                               AMF BOWLING, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                               ------------------

                                   [AMF LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                                COWEN & COMPANY

                              SCHRODER & CO. INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

===============================================================================

           Description of Artwork for Purposes of the AMF Prospectus
           ---------------------------------------------------------


(Front Fold-Out Cover)

Artwork depicts (i) map of AMF bowling center locations (ii) the AMF logo and
(iii) people bowling.



(Back Cover Page)

Artwork depicts AMF logo and various AMF bowling products.